UNITED STATES

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SPECTRA ENERGY CORP

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

PROXY STATEMENT OF SPECTRA ENERGY CORP	PROSPECTUS OF ENBRIDGE INC.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Spectra Energy Corp:

On September 5, 2016, Spectra Energy Corp (which we refer to as “Spectra Energy”) entered into an Agreement and Plan of Merger (which, as may be amended, we refer to as the “merger agreement”) with Enbridge Inc. (which we refer to as “Enbridge”) and Sand Merger Sub, Inc., a direct wholly owned subsidiary of Enbridge (which we refer to as “Merger Sub”). The merger agreement provides for the combination of Spectra Energy and Enbridge through a stock-for-stock merger, after which Spectra Energy will become a direct wholly owned subsidiary of Enbridge (which we refer to as the “merger”).

If the merger is completed, you will receive 0.984 of an Enbridge common share for each share of Spectra Energy common stock that you own (which we refer to as the “merger consideration”). This exchange ratio is fixed and will not be adjusted to reflect changes in the price of Spectra Energy common stock or Enbridge common shares prior to the completion of the merger. The Enbridge common shares issued in connection with the merger will be listed on the New York Stock Exchange (which we refer to as the “NYSE”) and the Toronto Stock Exchange (which we refer to as the “TSX”).

The value of the merger consideration will fluctuate with the market price of Enbridge common shares. You should obtain current share price quotations for Spectra Energy common stock and Enbridge common shares. Spectra Energy common stock is listed on the NYSE under the ticker symbol “SE,” and Enbridge common shares are listed on the NYSE and the TSX under the ticker symbol “ENB.” Based on the closing price of Enbridge common shares on the NYSE of $40.99 on September 2, 2016, the last trading day before the public announcement of the merger agreement on September 6, 2016, the exchange ratio represented approximately $40.33 in Enbridge common shares for each share of Spectra Energy common stock. Based on the closing price of Enbridge common shares on the NYSE of $42.07 on November 10, 2016, the latest practicable date before the date of this proxy statement/prospectus, the exchange ratio represented approximately $41.40 in Enbridge common shares for each share of Spectra Energy common stock.

Your vote is very important, regardless of the number of shares you own. The merger cannot be completed without Spectra Energy stockholders adopting the merger agreement. Spectra Energy is holding a special meeting of its stockholders (which we refer to as the “special meeting”) to vote on the adoption of the merger agreement. More information about Spectra Energy, Enbridge, the merger agreement, the merger and the special meeting is contained in this proxy statement/prospectus. We encourage you to read this document carefully before voting, including the section entitled “Risk Factors,” beginning on page 25. Regardless of whether you plan to attend the special meeting, please take the time to vote your shares in accordance with the instructions contained in this document.

The Spectra Energy board of directors unanimously recommends that Spectra Energy stockholders vote “FOR” the adoption of the merger agreement.

Sincerely,	Sincerely,

Gregory L. Ebel	Al Monaco
Chairman, President and Chief Executive Officer	President and Chief Executive Officer
Spectra Energy Corp	Enbridge Inc.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION, NOR ANY U.S. STATE OR CANADIAN PROVINCIAL OR TERRITORIAL SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The securities to be issued in connection with the merger are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is November 14, 2016 and it is first being mailed to Spectra Energy stockholders on or about November 15, 2016.

ADDITIONAL INFORMATION

Spectra Energy and Enbridge file annual, quarterly and other reports, proxy statements and other information with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”). This proxy statement/prospectus incorporates by reference important business and financial information about Spectra Energy and Enbridge from documents that are not included in or delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, see the section entitled “Where You Can Find Additional Information.” You can obtain copies of the documents incorporated by reference into this proxy statement/prospectus, without charge, from the SEC’s website at http://www.sec.gov or on the Canadian System for Electronic Document Analysis and Retrieval (which we refer to as “SEDAR”), the Canadian equivalent of the SEC’s system, at http://www.sedar.com.

You may also obtain copies of documents filed by Spectra Energy with the SEC from Spectra Energy’s website at http://www.spectraenergy.com under the tab “Investors” and then under the heading “Publications & SEC Filings” and copies of documents filed by Enbridge with the SEC and SEDAR from Enbridge’s website at http://www.enbridge.com under the tab “Investment Center” and then under the heading “Reports and Financial Info—Reports & Filings.”

You can also request copies of such documents incorporated by reference into this proxy statement/prospectus (excluding all exhibits, unless an exhibit has specifically been incorporated by reference into this proxy statement/prospectus), without charge, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Spectra Energy Corp 5400 Westheimer Court Houston, Texas 77056 Attention: Investor Relations Telephone: 1-713-627-4610	Enbridge Inc. 200, 425 1st Street S.W. Calgary, Alberta, Canada T2P 3L8 Attention: Investor Relations Telephone: 1-800-481-2804

In addition, if you have questions about the merger or the special meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Innisfree M&A Incorporated, Spectra Energy’s proxy solicitor, at the following address and telephone numbers:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, NY 10022

1-877-800-5185 (toll-free from the U.S. and Canada)

1-412-232-3651 (from other locations)

You will not be charged for any of the documents that you request. If you would like to request documents, please do so by December 8, 2016 (which is five business days before the date of the special meeting) in order to receive them before the special meeting.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form F-4 (File No. 333-213764) filed with the SEC by Enbridge, constitutes a prospectus of Enbridge under Section 5 of the U.S. Securities Act of 1933, as amended (which we refer to as the “U.S. Securities Act”) with respect to the Enbridge common shares to be issued to Spectra Energy stockholders pursuant to the Agreement and Plan of Merger, dated as of September 5, 2016, among Spectra Energy, Enbridge and Merger Sub.

This proxy statement/prospectus also constitutes a notice of meeting and a proxy statement of Spectra Energy under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (which we refer to as the “U.S. Exchange Act”) with respect to the special meeting, at which Spectra Energy stockholders will be asked to consider and vote on, among other matters, a proposal to adopt the merger agreement.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated November 14, 2016. The information contained in this proxy statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the mailing of this proxy statement/prospectus to Spectra Energy stockholders nor the issuance by Enbridge of common shares pursuant to the merger agreement will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which it is unlawful to make any such offer or solicitation in such jurisdiction.

The information concerning Enbridge contained in, or incorporated by reference into, this proxy statement/prospectus has been provided by Enbridge, and information concerning Spectra Energy contained in, or incorporated by reference into, this proxy statement/prospectus has been provided by Spectra Energy.

Unless otherwise specified, currency amounts referenced in this proxy statement/prospectus are in U.S. dollars.

CURRENCY EXCHANGE RATE DATA

The following table shows, for the years and dates indicated, certain information regarding the Canadian dollar/U.S. dollar exchange rate. The information is based on the noon exchange rate as reported by the Bank of Canada. Such exchange rate on November 10, 2016 was C$1.3475 = US$1.00.

	Period End	Average(1)	Low	High
Year ended December 31, (C$ per US$)
2015	1.3840	1.2787	1.1728	1.3990
2014	1.1601	1.1045	1.0614	1.1643
2013	1.0636	1.0299	0.9839	1.0697
2012	0.9949	0.9996	0.9710	1.0418
2011	1.0170	0.9891	0.9449	1.0604

			Low	High
Month ended, (C$ per US$)
October 2016			1.3104	1.3403
September 2016			1.2843	1.3248
August 2016			1.2775	1.3180
July 2016			1.2844	1.3225
June 2016			1.2695	1.3091
May 2016			1.2548	1.3136

(1)	The average of the noon buying rates during the relevant period.

NOTICE OF SPECIAL MEETING OF COMMON STOCKHOLDERS TO BE HELD ON

DECEMBER 15, 2016

To the Stockholders of Spectra Energy Corp:

A special meeting (which we refer to as the “special meeting”) of stockholders of Spectra Energy Corp, a Delaware corporation (which we refer to as “Spectra Energy”), will be held at 2:00 p.m., local time, on December 15, 2016, at Spectra Energy’s headquarters at 5400 Westheimer Court, Houston, Texas for the following purposes:

•	to consider and vote on a proposal (which we refer to as the “merger proposal”) to adopt the Agreement and Plan of Merger, dated as of September 5, 2016 (which, as may be amended, we refer to as the “merger agreement”), among Spectra Energy, Enbridge Inc., a Canadian corporation (which we refer to as “Enbridge”), and Sand Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Enbridge (which we refer to as “Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into Spectra Energy, with Spectra Energy surviving the merger as a wholly owned subsidiary of Enbridge (which we refer to as the “merger”); and

•	to consider and vote on a proposal (which we refer to as the “advisory compensation proposal”) to approve, on an advisory (non-binding) basis, certain specified compensation that will or may be paid by Spectra Energy to its named executive officers that is based on or otherwise relates to the merger.

A copy of the merger agreement is attached as Annex A to the proxy statement/prospectus accompanying this notice. The merger proposal, the advisory compensation proposal and the related transactions are described in detail in the accompanying proxy statement/prospectus, which you should read before you vote. If the proposal to adopt the merger agreement is not approved by the Spectra Energy stockholders, the merger will not be completed.

Your vote is very important. To ensure your representation at the special meeting, complete and return the enclosed proxy card or submit your proxy by telephone or the Internet. Please submit a proxy promptly whether or not you expect to attend the special meeting. Submitting a proxy now will not prevent you from revoking the proxy and voting in person at the special meeting. If your shares are held in the name of a bank, broker or other nominee, follow the instructions on the voting instruction card furnished to you by such bank, broker or other nominee.

The Spectra Energy board of directors has fixed the close of business on November 7, 2016 as the record date for determination of the stockholders entitled to vote at the special meeting or any adjournment or postponement thereof. Only stockholders of record as of the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the special meeting will be available for a period of 10 days prior to the special meeting at the offices of Spectra Energy, located at 5400 Westheimer Court, Houston, Texas 77056, for inspection by any stockholder, for any purpose germane to the special meeting, during usual business hours. The stockholder list will also be available at the special meeting for examination by any stockholder present at the special meeting. In accordance with the Spectra Energy by-laws, the special meeting may be adjourned by the presiding officer at the special meeting.

The Spectra Energy board of directors unanimously recommends that Spectra Energy stockholders vote “FOR” the merger proposal and “FOR” the advisory compensation proposal.

By Order of the Board of Directors,

Reggie Hedgebeth

General Counsel, Corporate Secretary and Chief Ethics and Compliance Officer

Houston, Texas

YOUR VOTE IS VERY IMPORTANT

PLEASE VOTE ON THE ENCLOSED PROXY CARD NOW EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING. YOU CAN VOTE BY SIGNING, DATING AND RETURNING YOUR PROXY CARD BY MAIL IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES, OR BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU DO ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU ARE A STOCKHOLDER OF RECORD AS OF THE RECORD DATE OR HAVE A LEGAL PROXY FROM A STOCKHOLDER OF RECORD AS OF THE RECORD DATE. IF YOU DO NOT SUBMIT YOUR PROXY, INSTRUCT YOUR BROKER HOW TO VOTE YOUR SHARES OR VOTE IN PERSON AT THE SPECIAL MEETING ON THE MERGER PROPOSAL, IT WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE MERGER PROPOSAL.

If your shares are held in “street name” by a bank, broker or other nominee and you wish to vote in person at the special meeting, you must obtain a legal proxy from your bank, broker or other nominee and present it to the inspector of election with your ballot when you vote at the special meeting. Please also bring to the special meeting your account statement evidencing your beneficial ownership of Spectra Energy common stock as of the record date and valid government-issued photo identification.

The accompanying proxy statement/prospectus provides a detailed description of the merger agreement, the merger, the merger proposal and the related agreements and transactions. We urge you to read the accompanying proxy statement/prospectus, including any documents incorporated by reference into the accompanying proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the merger, the merger proposal, the other proposals or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus or need help voting your shares, please contact Spectra Energy’s proxy solicitor at the address and telephone numbers listed below:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, NY 10022

1-877-800-5185 (toll-free from the U.S. and Canada)

1-412-232-3651 (from other locations)

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FREQUENTLY USED TERMS

This proxy statement/prospectus generally does not use technical defined terms, but a few frequently used terms may be helpful for you to have in mind at the outset. Unless otherwise specified or if the context so requires, the following terms have the meanings set forth below for purposes of this proxy statement/prospectus:

“Canadian exchange offer” refers to the offer by Enbridge to each Canadian Spectra Energy stockholder to purchase all of the shares of Spectra Energy common stock held by such Canadian Spectra Energy stockholder in exchange for the merger consideration.

“Canadian Spectra Energy stockholder” refers to each holder of Spectra Energy common stock who is (i) a resident of Canada for the purposes of the Canadian Tax Act or (ii) a partnership, at least one partner of which is a resident of Canada for the purposes of the Canadian Tax Act.

“closing date” refers to the date on which the merger is completed.

“effective time” refers to the time on the closing date at which the merger becomes effective as specified in the certificate of merger of Spectra Energy and Merger Sub to be filed with the Secretary of State of the State of Delaware.

“Enbridge” refers to Enbridge Inc., a Canadian corporation.

“Enbridge board recommendation” refers to the recommendation of the Enbridge board of directors for the Enbridge shareholders to vote to approve the Enbridge common share issuance in connection with the merger and the by-law amendment.

“Enbridge shareholders” refers to the holders of Enbridge common shares, without par value.

“exchange agent” refers to a nationally recognized financial institution or trust company selected by Enbridge with Spectra Energy’s prior approval.

“exchange ratio” refers to 0.984 of a validly issued, fully paid and non-assessable Enbridge common share for each share of Spectra Energy common stock.

“merger” refers to the proposed merger of Merger Sub with and into Spectra Energy, pursuant to which Spectra Energy will survive the merger as a direct wholly owned subsidiary of Enbridge.

“merger agreement” refers to the Agreement and Plan of Merger, dated as of September 5, 2016, among Spectra Energy, Enbridge and Merger Sub, as it may be amended.

“merger consideration” refers to the conversion of each issued and outstanding share of Spectra Energy common stock immediately prior to the effective time (other than any shares owned directly by Enbridge, Merger Sub, or Spectra Energy, and in each case that are not owned on behalf of third parties) into the right to receive 0.984 of a validly issued, fully paid and non-assessable Enbridge common share.

“Merger Sub” refers to Sand Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Enbridge.

“record date” refers to the close of business in New York, New York on November 7, 2016. Only holders of Spectra Energy common stock as of the record date will be entitled to vote at the special meeting and any adjournment or postponement thereof.

“special meeting” refers to the special meeting of Spectra Energy stockholders to be held on December 15, 2016.

“Spectra Energy” refers to Spectra Energy Corp, a Delaware corporation.

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“Spectra Energy board recommendation” refers to the recommendation of the Spectra Energy board of directors for the Spectra Energy stockholders to vote to adopt the merger agreement.

“Spectra Energy stockholders” refers to the holders of Spectra Energy common stock, par value $0.001 per share.

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger and matters to be addressed at the special meeting. These questions and answers may not address all questions that may be important to you. To better understand these matters, and for a description of the legal terms governing the merger, you should carefully read this entire proxy statement/prospectus, including the attached annexes, as well as the documents that have been incorporated by reference into this proxy statement/prospectus. For more information, see the section entitled “Where You Can Find Additional Information.”

Q:	Why am I receiving this proxy statement/prospectus?

A:	On September 5, 2016, Spectra Energy entered into the merger agreement with Enbridge and Merger Sub providing for, among other things, the merger of Merger Sub with and into Spectra Energy, pursuant to which Spectra Energy will survive the merger as a direct wholly owned subsidiary of Enbridge (which we refer to in such capacity as the “surviving corporation”). You are receiving this proxy statement/prospectus in connection with the solicitation by the Spectra Energy board of directors of proxies of Spectra Energy stockholders to vote in favor of the merger proposal and the advisory compensation proposal.

Spectra Energy is holding a special meeting to obtain the stockholder approval necessary to adopt the merger agreement, among other matters. Approval of the merger proposal by Spectra Energy stockholders is required for the completion of the merger. Spectra Energy stockholders are also being asked to consider and vote on a proposal to approve, on an advisory (non-binding) basis, certain specified compensation that will or may be paid by Spectra Energy to its named executive officers that is based on or otherwise relates to the merger (the advisory compensation proposal). Spectra Energy’s named executive officers are identified under the section entitled “The Merger Proposal—Interests of Spectra Energy’s Directors and Executive Officers in the Merger.”

In addition, the merger cannot be completed unless Enbridge shareholders approve the issuance of Enbridge common shares in connection with the merger, which we refer to as the “Enbridge common share issuance,” and an amendment to the by-laws of Enbridge as set forth in Exhibit A to the merger agreement, which we refer to as the “by-law amendment.” Enbridge will be holding a special meeting of its shareholders (which we refer to as the “Enbridge special meeting”) to vote on the proposals necessary to complete the merger and other matters to be considered by the Enbridge shareholders at such special meeting. Enbridge will separately prepare a management information circular in accordance with applicable Canadian securities and corporate laws, which we refer to as the “management information circular,” and distribute such management information circular to its shareholders in connection with the Enbridge special meeting.

This proxy statement/prospectus constitutes both a proxy statement of Spectra Energy and a prospectus of Enbridge. It is a proxy statement because the Spectra Energy board of directors is soliciting proxies from its stockholders. It is a prospectus because Enbridge will issue to Spectra Energy stockholders its common shares as consideration for the exchange of outstanding shares of Spectra Energy common stock in the merger.

Your vote is very important. We encourage you to submit a proxy to have your shares of Spectra Energy common stock voted as soon as possible.

Q:	What is the proposed transaction?

A:	If the merger proposal is approved by Spectra Energy stockholders and the other conditions to the completion of the merger contained in the merger agreement are satisfied or waived, Merger Sub will merge with and into Spectra Energy. Spectra Energy will survive the merger as a direct wholly owned subsidiary of Enbridge.

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Q:	What will I receive as a Spectra Energy stockholder if the merger is completed?

A:	Under the terms of the merger agreement, if the merger is completed, each share of Spectra Energy common stock (other than shares of Spectra Energy common stock owned directly by Enbridge, Merger Sub or Spectra Energy, and in each case not held on behalf of third parties), which we refer to as “eligible shares,” will be automatically converted into the right to receive 0.984 of a validly issued, fully paid and non-assessable Enbridge common share, which we refer to as the “merger consideration.”

No fractional Enbridge common shares will be issued upon the conversion of Spectra Energy common stock. All fractional Enbridge common shares that a holder of eligible shares would be otherwise entitled to receive pursuant to the merger agreement will be aggregated and rounded to three decimal places. Any holder of eligible shares otherwise entitled to receive a fractional Enbridge common share will be entitled to receive a cash payment, without interest, in lieu of any such fractional share, which payment will be calculated by the exchange agent and will represent such holder’s proportionate interest in an Enbridge common share based on the average (rounded to the nearest thousandth) of the closing trading prices of Enbridge common shares on the NYSE, as reported by the NYSE for the 10 trading days ending on, and including, the trading day that is three trading days prior to the date on which the merger is completed, which we refer to as the “closing date.” No holder of eligible shares will be entitled by virtue of the right to receive cash in lieu of fractional Enbridge common shares to any dividends, voting rights or any other rights in respect of any fractional Enbridge common share.

Based on the closing price of Enbridge common shares on the NYSE on September 2, 2016, the last full trading day before the announcement of the merger agreement, the per share value of Spectra Energy common stock implied by the merger consideration was $40.33. Based on the closing price of Enbridge common shares on the NYSE on November 10, 2016, the most recent practicable date prior to the date of this proxy statement/prospectus, the per share value of Spectra Energy common stock implied by the merger consideration was $41.40. The implied value of the merger consideration will fluctuate, however, as the market price of Enbridge common shares fluctuates, because the merger consideration that is payable per share of Spectra Energy common stock is a fixed fraction of an Enbridge common share. As a result, the value of the merger consideration that Spectra Energy stockholders will receive upon the completion of the merger could be greater than, less than or the same as the value of the merger consideration on the date of this proxy statement/prospectus or at the time of the special meeting. Accordingly, you are encouraged to obtain current stock price quotations for Spectra Energy common stock and Enbridge common shares before deciding how to vote with respect to the merger proposal. Spectra Energy common stock trades on the NYSE under the ticker symbol “SE” and Enbridge common shares trade on the NYSE and the TSX under the ticker symbol “ENB.” The price of Enbridge common shares on the NYSE is reported in U.S. dollars, while the price of Enbridge common shares on the TSX is reported in Canadian dollars.

Q:	When and where is the special meeting?

A:	The special meeting will be held at 2:00 p.m., local time, on December 15, 2016, at Spectra Energy’s headquarters at 5400 Westheimer Court, Houston, Texas.

Q:	Who is entitled to vote at the special meeting?

A:	Only holders of Spectra Energy common stock as of the close of business in New York, New York on November 7, 2016, which is the record date for the special meeting, are entitled to vote at the special meeting and any adjournment or postponement thereof. As of the record date, there were 701,520,044 shares of Spectra Energy common stock outstanding. Each outstanding share of Spectra Energy common stock is entitled to one vote on each matter coming before Spectra Energy stockholders at the special meeting.

Q:	Who may attend the special meeting?

A:

If you are a Spectra Energy stockholder of record, you may attend the special meeting and vote in person the stock you hold directly in your name. If you choose to do that, you must present valid government-issued

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photo identification at the special meeting, such as a driver’s license or passport. If you want to vote in person at the special meeting and you hold Spectra Energy common stock in “street name” through a bank, broker or other nominee, you must present valid government-issued photo identification, such as a driver’s license or passport, and a legal proxy obtained from your bank, broker or other nominee and present it to the inspector of election with your ballot when you vote at the special meeting. Please also bring to the special meeting your account statement evidencing your beneficial ownership of Spectra Energy common stock as of the record date. Follow the instructions from your bank, broker or other nominee, or contact your bank, broker or other nominee to request a proxy. If you vote in person at the special meeting, you will revoke any prior proxy you may have submitted.

Q:	What am I being asked to vote on?

A:	You are being asked to vote on the following proposals:

•	Merger Proposal: to adopt the merger agreement, pursuant to which Merger Sub will merge with and into Spectra Energy. Spectra Energy will survive the merger as a direct wholly owned subsidiary of Enbridge; and

•	Advisory Compensation Proposal: to approve, on an advisory (non-binding) basis, certain specified compensation that will or may be paid by Spectra Energy to its named executive officers that is based on or otherwise relates to the merger.

The approval of the merger proposal is a condition to the obligations of Spectra Energy and Enbridge to complete the merger. The approval of the advisory compensation proposal is not a condition to the obligations of Spectra Energy or Enbridge to complete the merger and is not binding on Spectra Energy or Enbridge following the merger.

Q:	What vote is required to approve each proposal?

A:	The approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Spectra Energy common stock. The approval of the advisory compensation proposal requires the affirmative vote of holders of a majority of the shares of Spectra Energy common stock that are present at the special meeting in person or by proxy and are entitled to vote on the advisory compensation proposal.

Q:	How does the Spectra Energy board of directors recommend that I vote?

A:	The Spectra Energy board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Spectra Energy and its stockholders, and has approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger.

Accordingly, the Spectra Energy board of directors recommends that you vote:

•	“FOR” the merger proposal; and

•	“FOR” the advisory compensation proposal.

For a discussion of each proposal, see the sections entitled “The Merger Proposal—Spectra Energy’s Reasons for the Merger; Recommendation of the Spectra Energy Board of Directors,” and “The Advisory Compensation Proposal.”

Q:	If my Spectra Energy common stock is represented by physical stock certificates, should I send my stock certificates now?

A:	No. After the merger is completed, you will receive a transmittal form with instructions for the surrender of your Spectra Energy common stock certificates. Please do not send your stock certificates with your proxy card.

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Q:	How do I vote my shares?

A:	If you are a Spectra Energy stockholder of record, you may vote by:

(1)	Internet, by going to the website site shown on your proxy card and following the instructions outlined on the secured website using certain information provided on your proxy card or voting instruction form.

(2)	QR Code, by scanning the QR code shown on your proxy card to vote with your mobile device.

(3)	Telephone, by using the toll-free number shown on your proxy card, or by following the instructions on your proxy card.

(4)	Written Proxy, if you received your proxy materials by mail, you may submit your written proxy by completing the proxy card enclosed with those materials and signing, dating and returning your proxy card by mail in the enclosed return envelope, which requires no additional postage if mailed in the United States.

(5)	Attending the Special Meeting, and voting in person if you are a Spectra Energy stockholder of record or if you are a beneficial owner and have a legal proxy from the Spectra Energy stockholder of record.

If your shares are held in “street name” by a bank, broker or other nominee, you should have received a voting instruction form from your bank, broker or other nominee and you should follow the instructions given by that institution. If you are a “street name” owner and have a legal proxy from the stockholder of record, you may vote in person at the special meeting.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Spectra Energy common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Spectra Energy common stock is called a “proxy card.”

Q:	If I am not going to attend the special meeting, should I return my proxy card or otherwise vote my shares?

A:	Yes. Completing, signing, dating and returning the proxy card by mail or submitting a proxy by calling the toll-free number shown on the proxy card or submitting a proxy by visiting the website shown on the proxy card ensures that your shares will be represented and voted at the special meeting, even if you otherwise do not attend.

Q:	If my shares are held in “street name” by my bank, broker or other nominee, will the bank, broker or other nominee vote my shares for me?

A:	A bank, broker or other nominee will vote your shares only if you provide instructions to the bank, broker or other nominee on how to vote. You should follow the directions provided by your bank, broker or other nominee regarding how to instruct the bank, broker or other nominee to vote your shares.

If you fail to instruct your bank, broker or other nominee how to vote, that failure will have the same effect as a vote “AGAINST” the merger proposal. If you submit an instruction to your bank, broker or other nominee that fails to vote “FOR” the advisory compensation proposal, it will have the same effect as a vote “AGAINST” the advisory compensation proposal. If you fail to submit any instruction to your bank, broker or other nominee, it will have no effect on the advisory compensation proposal, assuming that a quorum is otherwise present.

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Q:	Can I change my vote?

A:	Yes. If you are a Spectra Energy stockholder of record and have properly completed and submitted your proxy card or proxy by telephone or the Internet, you can change your vote in any of the following ways:

•	Sending a written notice (bearing a date later than the date of the proxy) stating that you revoke your proxy to Spectra Energy at 5400 Westheimer Court, Houston, Texas 77056, Attn: Corporate Secretary;

•	Submitting a valid, later-dated proxy by mail, telephone or the Internet; or

•	Attending the special meeting and voting your shares by ballot in person. Please note that simply attending the special meeting will not revoke a proxy.

If you choose to revoke your proxy by written notice or submit a later-dated proxy, you must do so by 11:59 pm on December 14, 2016.

If your shares are held in “street name” by your bank, broker or other nominee and you have directed such bank, broker or other nominee to vote your shares, you should instruct such bank, broker or other nominee to change your vote and follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote.

Q:	What if I do not vote?

A:	If you fail to submit your proxy, fail to vote your shares, abstain from voting or fail to instruct your broker, bank or other nominee how to vote, that failure will have the same effect as a vote “AGAINST” the merger proposal.

If you abstain from voting or submit an instruction to your bank, broker or other nominee that fails to vote “FOR” the advisory compensation proposal, it will have the same effect as a vote “AGAINST” the advisory compensation proposal. If you fail to submit any instruction to your bank, broker or other nominee, it will have no effect on the advisory compensation proposal, assuming that a quorum is otherwise present.

If you submit your proxy card but do not indicate how you want to vote on a particular proposal, your proxy will be counted as a vote “FOR” that proposal.

Q:	What should I do now?

A:	After carefully reading and considering the information contained in this proxy statement/prospectus, you should submit a proxy by mail, by telephone or the Internet to vote your shares as soon as possible so that your shares will be represented and voted at the special meeting. You should follow the instructions set forth on the enclosed proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of a bank, broker or other nominee.

Q:	What constitutes a quorum?

A:	A quorum is the number of shares that must be present, in person or by proxy, in order for business to be transacted at a stockholder meeting of Spectra Energy. The required quorum for the special meeting is a majority of the shares entitled to vote as of the record date. All shares represented at the special meeting in person or by proxy (including those voted by telephone or the Internet) will be counted toward the quorum. Shares held by Spectra Energy stockholders who mark their proxy card “ABSTAIN,” vote “ABSTAIN” by telephone or the Internet, instruct their bank, broker or other nominee to vote shares held in “street name” to “ABSTAIN” or appear at the special meeting without otherwise voting their shares will be treated as shares represented at the meeting for purposes of determining the presence of a quorum. Shares held by Spectra Energy stockholders who do not attend the special meeting and do not submit a proxy, vote by telephone or the Internet or give voting instructions with respect to their shares will not be treated as represented at the special meeting for purposes of determining the presence of a quorum.

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Spectra Energy common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the bank, broker or nominee, and Spectra Energy common stock with respect to which the beneficial owner otherwise fails to vote, will not be considered present and entitled to vote at the special meeting for the purpose of determining the presence of a quorum.

Q:	Is my vote important?

A:	Yes. Your vote is very important. The merger cannot be completed without the approval of the merger proposal by Spectra Energy stockholders. The approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Spectra Energy common stock entitled to vote at the special meeting. The Spectra Energy board of directors recommends that you vote “FOR” the approval of the merger proposal.

Q:	What happens if I transfer or sell my shares of Spectra Energy common stock before the special meeting or before completion of the merger?

A:	The record date is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer or sell your shares of Spectra Energy common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting. However, if you are a Spectra Energy stockholder, you will have transferred the right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares of Spectra Energy common stock through the effective time of the merger.

Q:	What if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus, the proxy card or the voting instruction form. This can occur if you hold your shares in more than one brokerage account, if you hold shares directly as a holder of record and also in “street name,” or otherwise through another holder of record, and in certain other circumstances. If you receive more than one set of voting materials, please vote or return each set separately in order to ensure that all of your shares are voted.

Q:	Where can I find the voting results of the special meeting?

A:	The preliminary voting results will be announced at the special meeting. In addition, within four business days following certification of the final voting results, Spectra Energy intends to file the final voting results with the SEC on a Current Report on Form 8-K.

Q:	What will happen if the merger proposal is not approved?

A:	As a condition to the completion of the merger, Spectra Energy stockholders must approve the merger proposal. If the merger proposal is not approved by the Spectra Energy stockholders, the merger will not be completed. The completion of the merger is not conditioned or dependent upon the approval of the advisory compensation proposal.

Q:	Why am I being asked to approve, on an advisory (non-binding) basis, the advisory compensation proposal?

A:	The SEC has adopted rules that require Spectra Energy to seek an advisory (non-binding) vote on certain specified compensation that will or may be paid by Spectra Energy to its named executive officers that is based on or otherwise relates to the merger.

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Q:	What happens if the advisory compensation proposal is not approved?

A:	This vote is advisory and non-binding, and the merger is not conditioned or dependent upon the approval of the advisory compensation proposal. However, Spectra Energy and Enbridge value the opinions of Spectra Energy stockholders and Enbridge expects to consider the outcome of the vote, along with other relevant factors, when considering future executive compensation, assuming the merger is completed.

Q:	How will Spectra Energy’s directors and executive officers vote on the merger proposal?

A:	It is expected that the Spectra Energy directors and executive officers who are Spectra Energy stockholders will vote “FOR” the merger proposal and “FOR” the advisory compensation proposal, although none of them has entered into any agreement requiring them to do so.

As of the record date for the special meeting, the directors and executive officers of Spectra Energy owned, in the aggregate, approximately 1,357,263 shares of Spectra Energy common stock, representing less than 1% of the shares of Spectra Energy common stock then outstanding and entitled to vote at the special meeting.

Q:	Do any of Spectra Energy’s directors or executive officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A:	Yes. In considering the recommendation of the Spectra Energy board of directors with respect to the merger proposal, you should be aware that Spectra Energy’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Spectra Energy stockholders generally. The Spectra Energy board of directors was aware of those interests and considered them, among other matters, in approving the merger agreement, the merger, and the other transactions contemplated by the merger agreement. For a discussion of Spectra Energy’s directors’ or executive officers’ interests in the merger that may differ from or be in addition to your interests as a stockholder, see the section entitled “The Merger Proposal—Interests of Spectra Energy’s Directors and Executive Officers in the Merger.”

Q:	Is the obligation of each of Spectra Energy and Enbridge to complete the merger subject to any conditions?

A:

Yes. Completion of the merger is subject to the satisfaction or waiver of a number of conditions as set forth in the merger agreement, including, among others, (i) the adoption of the merger agreement by an affirmative vote of the holders of a majority of all of the outstanding shares of Spectra Energy common stock entitled to vote at the special meeting, (ii) the approval of each of the issuance of Enbridge common shares in connection with the merger and the by-law amendment by a majority of the votes cast in respect of such matters by holders of Enbridge common shares present in person or represented by proxy at the Enbridge special meeting, (iii) the approval for listing on the NYSE and the TSX of the Enbridge common shares to be issued to Spectra Energy stockholders in connection with the merger, subject to official notice of issuance, (iv) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, which we refer to as the “HSR Act,” (v) either the issuance of an advance ruling certificate, expiry or termination of the applicable waiting period, or waiver of the obligation to give notice, (and, in the case of expiry, termination or waiver, also being advised in writing by the Commissioner of Competition that he does not intend to make an application) under the Competition Act (Canada), R.S.C. 1985, c. C-34, and the regulations promulgated thereunder, which we refer to as the “Competition Act (Canada),” (vi) approval under the Canada Transportation Act (Canada), S.C. 1996, c.10, and the regulations promulgated thereunder, which we refer to as the “Canada Transportation Act,” (vii) approval by the Committee on Foreign Investment in the United States (which we refer to as “CFIUS”), (viii) the absence of any law, injunction or other order that prohibits the completion of the merger, (ix) the absence of proceedings by certain governmental antitrust entities relating to the merger or the other transactions

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contemplated by the merger agreement that could subject Spectra Energy or Enbridge or any of their respective subsidiaries, directors, officers or employees to criminal or quasi-criminal penalties or material monetary sanctions, (x) the registration statement of which this proxy statement/prospectus forms a part having been declared effective by the SEC, and (xi) other customary closing conditions, including the accuracy of each party’s representations and warranties (subject to specified materiality qualifiers), and each party’s material compliance with its covenants and agreements contained in the merger agreement. For a more detailed discussion of the conditions to the completion of the merger, see the section entitled “The Merger Agreement—Conditions that Must Be Satisfied or Waived for the Merger to Occur.”

Q:	Will the Enbridge common shares to be issued to me at the completion of the merger be traded on an exchange?

A:	Yes. It is a condition to the completion of the merger that the Enbridge common shares to be issued to Spectra Energy stockholders in connection with the merger be approved for listing on the NYSE and the TSX, subject to official notice of issuance. Therefore, at the effective time of the merger, all Enbridge common shares received by Spectra Energy stockholders in connection with the merger will be listed on both the TSX and the NYSE under the ticker symbol “ENB” and may be traded by shareholders on either exchange.

Enbridge common shares received by Spectra Energy stockholders in connection with the merger will be freely transferable except for shares issued to any stockholder deemed to be an “affiliate” of Enbridge for purposes of U.S. federal securities law. For more information, see the section entitled “The Merger Proposal—Restrictions on Resales of Enbridge Common Shares Received in the Merger.”

Q:	Do you expect the merger to be taxable to me?

A:	It is intended that, for United States federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and will not result in gain recognition to Spectra Energy stockholders pursuant to Section 367(a) of the Code (assuming that, in the case of any such holder who would be treated as a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Enbridge following the merger, such holder enters into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8) (which we refer to as the “Intended Tax Treatment”). However, the completion of the merger is not conditioned upon the receipt of an opinion of counsel to the effect that the merger will qualify for the Intended Tax Treatment. In addition, neither Spectra Energy nor Enbridge intends to request a ruling from the IRS regarding the United States federal income tax consequences of the merger. Accordingly, no assurance can be given that the IRS will not challenge the Intended Tax Treatment or that a court would not sustain such a challenge.

Assuming the merger qualifies for the Intended Tax Treatment, the United States federal income tax consequences to U.S. holders (as defined herein) of Spectra Energy common stock generally are as follows:

•	A U.S. holder of Spectra Energy common stock receiving Enbridge common shares in exchange for Spectra Energy common stock pursuant to the merger will not recognize any gain or loss, except for any gain or loss that may result from the receipt by such holder of cash in lieu of fractional Enbridge common shares.

•	A U.S. holder of Spectra Energy common stock who receives cash in lieu of a fractional Enbridge common share pursuant to the merger generally will be treated as having received such fractional share in the merger and then as having received cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate tax basis in the Spectra Energy common stock surrendered which is allocable to the fractional share.

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A Canadian Resident Holder (as defined in the section entitled “The Merger Proposal—Certain Canadian Federal Income Tax Consequences of the Merger and the Canadian Exchange Offer”) who disposes of his, her or its Spectra Energy common stock for Enbridge common shares pursuant to the merger will generally realize a capital gain (or capital loss) equal to the amount by which the fair market value of the Enbridge common shares received (and any cash received in lieu of a fractional Enbridge common share) exceeds (or is less than) the adjusted cost base of the Canadian Resident Holder’s Spectra Energy common stock determined immediately before the disposition and any reasonable costs of disposition.

However, a Canadian Resident Holder who disposes of his, her or its Spectra Energy common stock in consideration for Enbridge common shares pursuant to the Canadian exchange offer and files a valid tax election under Section 85 of the Income Tax Act (Canada) and all regulations promulgated thereunder from time to time, which we refer to as the “Canadian Tax Act,” jointly with Enbridge in accordance with the merger agreement and the Canadian Tax Act, may, wholly or partly defer the recognition of any capital gain that might otherwise arise on the disposition, to the extent and subject to the rules and restrictions in the Canadian Tax Act.

A Non-Canadian Resident Holder (as defined in the section entitled “The Merger Proposal—Certain Canadian Federal Income Tax Consequences of the Merger and the Canadian Exchange Offer”) will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition of Spectra Energy common stock pursuant to the merger, or on a subsequent disposition of Enbridge common shares acquired in the merger, unless the relevant share is “taxable Canadian property,” and is not “treaty-protected property” (as those terms are defined in the Canadian Tax Act) of the Non-Canadian Resident Holder, at the time of the disposition.

You should read the sections entitled “The Merger Proposal—Certain U.S. Federal Income Tax Consequences” and “The Merger Proposal—Certain Canadian Federal Income Tax Consequences of the Merger and the Canadian Exchange Offer” and consult your own tax advisors regarding the United States federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Q:	Are there risks associated with the merger?

A:	Yes. There are important risks involved. Before making any decision on whether and how to vote, you are urged to read carefully and in its entirety the section entitled “Risk Factors.”

Q:	Do I have appraisal or dissenters’ rights for my Spectra Energy common stock in connection with the merger?

A:	No. Under applicable Delaware law, Spectra Energy stockholders are not entitled to any appraisal or dissenters’ rights in connection with the merger.

Q:	When will the merger be completed?

A:	Spectra Energy and Enbridge are working to complete the merger as quickly as possible. In addition to regulatory approvals, and assuming that the merger proposal is approved by Spectra Energy stockholders at the special meeting, other important conditions to the completion of the merger exist. Assuming the satisfaction of all necessary conditions, Spectra Energy and Enbridge expect to complete the merger in the first quarter of 2017. The merger agreement contains an outside date and time of 5:00 p.m. Eastern Time on March 31, 2017 for the completion of the merger, which may be extended by intervals of three months, up to a date not beyond December 29, 2017, by either Spectra Energy or Enbridge in certain circumstances, which we refer to as the “outside date.” For a discussion of the conditions to the completion of the merger, see the sections entitled “The Merger Proposal—Regulatory Approvals Required for the Merger” and “The Merger Agreement—Conditions that Must Be Satisfied or Waived for the Merger to Occur.”

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Q:	What happens if the merger is not completed?

A:	If the merger is not completed for any reason, you will not receive any consideration for your Spectra Energy common stock, and Spectra Energy will remain an independent public company with Spectra Energy common stock being traded on the NYSE.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	Spectra Energy will bear all costs and expenses in connection with the solicitation of proxies from its stockholders, except that Spectra Energy and Enbridge have agreed to share equally the expenses of printing and mailing this proxy statement/prospectus and all filing fees payable to the SEC in connection with this proxy statement/prospectus. In addition to the solicitation of proxies by mail, Spectra Energy will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Spectra Energy common stock and secure their voting instructions, if necessary. Spectra Energy will reimburse the banks, brokers and other record holders for their reasonable expenses in taking those actions. Spectra Energy has also made arrangements with Innisfree M&A Incorporated to assist in soliciting proxies and in communicating with Spectra Energy stockholders and estimates that it will pay Innisfree M&A Incorporated a fee of approximately $25,000 plus reasonable out-of-pocket fees and expenses for these services. Proxies may also be solicited by Spectra Energy’s directors, officers and other employees through the mail or by telephone, the Internet, fax or other means, but no additional compensation will be paid to these persons.

Q:	What is “householding”?

A:	The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits Spectra Energy, with your permission, to send a single notice of meeting and, to the extent requested, a single set of this proxy statement/prospectus to any household at which two or more stockholders reside if Spectra Energy believes they are members of the same family. This rule is called “householding,” and its purpose is to help reduce printing and mailing costs of proxy materials. A number of brokerage firms have instituted householding. If you and members of your household have multiple accounts holding Spectra Energy common stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this proxy statement/prospectus or wish to revoke your decision to household. These options are available to you at any time.

Q:	Is the exchange ratio subject to adjustment based on changes in the prices of Spectra Energy common stock or Enbridge common shares? Can it be adjusted for any other reason?

A:	As merger consideration, you will receive a fixed number of Enbridge common shares, not a number of shares that will be determined based on a fixed market value. The market value of Enbridge common shares and the market value of Spectra Energy common stock at the effective time may vary significantly from their respective values on the date that the merger agreement was executed or at other dates, such as the date of this proxy statement/prospectus or the date of the special meeting. Stock price changes may result from a variety of factors, including changes in Enbridge’s or Spectra Energy’s respective businesses, operations or prospects, regulatory considerations, and general business, market, industry or economic conditions. The exchange ratio will not be adjusted to reflect any changes in the market value of Enbridge common shares or market value of Spectra Energy common stock. Therefore, the aggregate market value of the Enbridge common shares that you are entitled to receive at the time that the merger is completed could vary significantly from the value of such shares on the date of this proxy statement/prospectus or the date of the special meeting.

However, the merger consideration will be equitably adjusted to provide you and Enbridge with the same economic effect as contemplated by the merger agreement in the event of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger or other similar transaction involving Spectra Energy common stock or Enbridge common shares prior to the completion of the merger.

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Q:	Who can answer my questions?

A:	If you are a Spectra Energy stockholder and you have any questions about the merger or you would like to request additional documents, including copies of this proxy statement/prospectus, please contact Spectra Energy’s proxy solicitor:

INNISFREE M&A INCORPORATED 501 Madison Avenue, 20th Floor New York, NY 10022 1-877-800-5185 (toll-free from the U.S. and Canada) 1-412-232-3651 (from other locations)

Q:	Where can I find more information about Spectra Energy, Enbridge and the transactions contemplated by the merger agreement?

A:	You can find out more information about Spectra Energy, Enbridge and the transactions contemplated by the merger agreement by reading this proxy statement/prospectus and, with respect to Spectra Energy and Enbridge, from various sources described in the section entitled “Where You Can Find Additional Information.”

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SUMMARY

This summary highlights information contained elsewhere in this proxy statement/prospectus and may not contain all of the information that might be important to you. Spectra Energy and Enbridge urge you to read carefully the remainder of this proxy statement/prospectus, including the attached annexes, the documents incorporated by reference into this proxy statement/prospectus and the other documents to which Spectra Energy and Enbridge have referred you. You may obtain the information incorporated by reference in this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find Additional Information.” Each item in this summary includes a page reference to direct you to a more complete description of the topics presented in this summary.

Information about the Companies (page 112)

Enbridge Inc.

200, 425 1st Street S.W.

Calgary, Alberta, Canada T2P 3L8

1-403-231-3900

Enbridge was incorporated under the Companies Ordinance of the Northwest Territories and was continued under the Canada Business Corporations Act and the regulations thereunder, which we refer to as the “Canada Corporations Act.” Enbridge is a North American leader in delivering energy. As a transporter of energy, Enbridge operates, in Canada and the United States, the world’s longest crude oil and liquids transportation system. Enbridge also has significant and growing involvement in natural gas gathering, transmission and midstream businesses. As a distributor of energy, Enbridge owns and operates Canada’s largest natural gas distribution company and provides distribution services in Ontario, Quebec, New Brunswick and New York State. As a generator of energy, Enbridge has interests in nearly 2,000 MW of net renewable and alternative energy generating capacity which is operating, secured or under construction, and Enbridge continues to expand its interests in wind, solar and geothermal power. Enbridge employs nearly 11,000 people, primarily in Canada and the United States. Enbridge holds all of the common stock of Merger Sub, a direct wholly owned subsidiary formed in Delaware for the sole purpose of completing the merger.

Enbridge is a public company trading on both the TSX and the NYSE under the ticker symbol “ENB.” Enbridge’s principal executive offices are located at 200, 425 1st Street S.W., Calgary, Alberta, Canada T2P 3L8, and its telephone number is 1-403-231-3900.

Additional information about Enbridge can be found on its website at http://www.enbridge.com. The information contained in, or that can be accessed through, Enbridge’s website is not intended to be incorporated into this proxy statement/prospectus. For additional information about Enbridge, see the section entitled “Where You Can Find Additional Information.”

Sand Merger Sub, Inc.

c/o Enbridge Inc.

200, 425 1st Street S.W.

Calgary, Alberta, Canada T2P 3L8

1-403-231-3900

Merger Sub, a Delaware corporation and a direct wholly owned subsidiary of Enbridge, was formed solely for the purpose of facilitating the merger. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the merger, Merger Sub will be merged with and into Spectra Energy. As a result, Spectra Energy will survive the merger as a direct wholly owned subsidiary of Enbridge. Upon completion of the merger, Merger Sub will cease to exist as a separate entity.

Merger Sub’s principal executive offices are located at 200, 425 1st Street S.W., Calgary, Alberta, Canada T2P 3L8, and its telephone number is 1-403-231-3900.

Spectra Energy Corp

5400 Westheimer Court

Houston, Texas 77056

1-713-627-5400

Spectra Energy is a Delaware corporation. Spectra Energy, through its subsidiaries and equity affiliates, owns and operates a large and diversified portfolio of complementary natural gas-related energy assets and is one of North America’s leading natural gas infrastructure companies. Spectra Energy also owns and operates a crude oil pipeline system that connects Canadian and U.S. producers to refineries in the U.S. Rocky Mountain and Midwest regions. For over a century, Spectra Energy and its predecessor companies have developed critically important pipelines and related energy infrastructure connecting natural gas supply sources to premium markets. Spectra Energy currently operates in three key areas of the natural gas industry: gathering and processing, transmission and storage, and distribution. Spectra Energy provides transmission and storage of natural gas to customers in various regions of the northeastern and southeastern U.S., the Maritime Provinces in Canada, the Pacific Northwest in the U.S. and Canada, and in the Province of Ontario, Canada. Spectra Energy also provides natural gas sales and distribution services to retail customers in Ontario, and natural gas gathering and processing services to customers in western Canada. Spectra Energy also owns a 50% interest in DCP Midstream, LLC, based in Denver, Colorado, one of the leading natural gas gatherers in the U.S., and one of the largest U.S. producers and marketers of natural gas liquids.

Spectra Energy is a public company trading on the NYSE under the ticker symbol “SE.” Spectra Energy’s principal executive offices are located at 5400 Westheimer Court, Houston, Texas 77056, and its telephone number is 1-713-627-5400.

Additional information about Spectra Energy can be found on its website at http://www.spectraenergy.com. The information contained in, or that can be accessed through, Spectra Energy’s website is not intended to be incorporated into this proxy statement/prospectus. For additional information about Spectra Energy, see the section entitled “Where You Can Find Additional Information.”

Risk Factors (page 25)

The merger and an investment in Enbridge common shares involve risks, some of which are related to the merger. In considering the merger, you should carefully consider the information about these risks set forth under the section entitled “Risk Factors,” together with the other information included or incorporated by reference in this proxy statement/prospectus.

The Merger and the Merger Agreement (page 114)

The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement, at the effective time, Merger Sub, a direct wholly owned subsidiary of Enbridge, will merge with and into Spectra Energy. As a result, Spectra Energy will continue as the surviving corporation in the merger, become a direct wholly owned subsidiary of Enbridge and cease to be a publicly traded company. The terms and conditions of the merger are contained in the merger agreement, which is described in this proxy statement/prospectus and attached to this proxy statement/prospectus as Annex A. You are encouraged to read the merger agreement carefully, as it is the legal document that governs the merger. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement.

Merger Consideration (page 115)

Upon the terms and subject to the conditions set forth in the merger agreement, each share of Spectra Energy common stock issued and outstanding immediately prior to the effective time (other than Spectra Energy common stock owned directly by Enbridge, Merger Sub or Spectra Energy, and in each case not held on behalf of third parties) will be converted into, and become exchangeable for, 0.984 of a validly issued, fully paid and non-assessable Enbridge common share (the merger consideration). For a full description of the treatment of Spectra Energy options, phantom units, performance stock units and other equity-based awards, see the sections entitled “The Merger Agreement—Treatment of Spectra Energy Equity Awards” and “The Merger Agreement—Merger Consideration.”

Spectra Energy Board of Directors’ Recommendation (page 34)

After careful evaluation of the merger agreement and the transactions contemplated thereby, at a special meeting of the Spectra Energy board of directors, the Spectra Energy board of directors unanimously (i) determined that the merger agreement and the transactions contemplated by the merger agreement were fair to, and in the best interests of, Spectra Energy and its stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, (iii) directed that the merger agreement be submitted to a vote at a meeting of Spectra Energy stockholders, and (iv) resolved, subject to the terms of the merger agreement, to recommend that Spectra Energy stockholders vote to adopt the merger agreement.

The Spectra Energy board of directors recommends that Spectra Energy stockholders vote “FOR” the merger proposal and “FOR” the advisory compensation proposal. For the factors considered by the Spectra Energy board of directors in reaching this decision, see the section entitled “The Merger Proposal—Spectra Energy’s Reasons for the Merger; Recommendation of the Spectra Energy Board of Directors.”

Comparative Per Share Market Price Information (page 21)

The following table presents the closing price per Enbridge common share on the TSX and the NYSE and the closing price per share of Spectra Energy common stock on the NYSE on (a) September 2, 2016, the last full trading day prior to the public announcement of the merger agreement, and (b) November 10, 2016, the last practicable trading day prior to the mailing of this proxy statement/prospectus. This table also shows the implied value of the merger consideration payable for each share of Spectra Energy common stock, which was calculated by multiplying the closing price of Enbridge common shares on the NYSE on those dates by the exchange ratio.

Date	Enbridge common shares TSX	Enbridge common shares NYSE	Spectra Energy common stock NYSE	Equivalent value of merger consideration per share of Spectra Energy common stock based on price of Enbridge common shares on NYSE
	(C$)	(US$)	(US$)	(US$)
September 2, 2016	$53.25	$40.99	$36.15	$40.33
November 10, 2016	$56.64	$42.07	$41.03	$41.40

Opinions of Spectra Energy’s Financial Advisors (page 56)

Opinion of BMO Capital Markets Corp.

Spectra Energy has retained BMO Nesbitt Burns Inc. (which we refer to as “BMO Nesbitt Burns”) as a financial advisor in connection with the merger. In connection with this engagement, BMO Capital Markets Corp. (which we refer to, together with BMO Nesbitt Burns and its other affiliates other than in connection with BMO Capital Markets Corp.’s opinion, as “BMOCM”), delivered a written opinion, dated September 5, 2016, to the Spectra Energy board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio provided for pursuant to the merger agreement. The full text of BMOCM’s written opinion, dated September 5, 2016, to the Spectra Energy board of directors, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex B to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. The description of BMOCM’s opinion set forth below is qualified in its entirety by reference to the full text of BMOCM’s opinion. BMOCM’s opinion was prepared at the request and for the benefit and use of the Spectra Energy board of directors (in its capacity as such) in connection with its evaluation of the exchange ratio from a financial point of view and did not address any other terms, aspects or implications of the merger. BMOCM expressed no opinion as to the relative merits of the merger or any other transactions or business strategies discussed by the Spectra Energy board of directors as alternatives to the merger or the decision of the Spectra Energy board of directors to proceed with the merger. BMOCM’s opinion does not constitute a recommendation as to any action the Spectra Energy board of directors should take on any aspect of the merger or the other transactions contemplated by the merger agreement or otherwise and is not a recommendation as to how any director should vote or act with respect to the merger or any other matter. BMOCM’s opinion also does not constitute a recommendation to any security holder as to how such holder should vote or act with respect to the merger or any other matter.

Opinion of Citigroup Global Markets Inc.

Spectra Energy also has engaged Citigroup Global Markets Inc. (which we refer to as “Citi”) as a financial advisor in connection with the merger. In connection with this engagement, Citi delivered a written opinion, dated September 5, 2016, to the Spectra Energy board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio provided for pursuant to the merger agreement. The full text of Citi’s written opinion, dated September 5, 2016, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex C to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. The description of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the Spectra Energy board of directors (in its capacity as such) in connection with its evaluation of the exchange ratio from a financial point of view and did not address any other terms, aspects or implications of the merger. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Spectra Energy to effect or enter into the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Spectra Energy or the effect of any other transaction in which Spectra Energy might engage or consider. Citi’s opinion is not intended to be and does not constitute a recommendation to any security holder as to how such security holder should vote or act on any matters relating to the merger or otherwise.

The Special Meeting (page 34)

Date, Time and Place of the Special Meeting

The special meeting will be held at 2:00 p.m., local time, on December 15, 2016, at Spectra Energy’s headquarters at 5400 Westheimer Court, Houston, Texas.

Record Date and Outstanding Shares of Spectra Energy Common Stock

Only Spectra Energy stockholders of record as of the close of business on November 7, 2016, which is the record date, will be entitled to receive notice of, and to vote at, the special meeting or at any adjournment or postponement thereof.

As of the close of business on the record date, there were 701,520,044 shares of Spectra Energy common stock issued and outstanding and entitled to vote at the special meeting. Each Spectra Energy stockholder is entitled to one vote for each share of Spectra Energy common stock owned as of the record date.

A complete list of Spectra Energy stockholders entitled to vote at the special meeting will be available for inspection at Spectra Energy’s principal place of business during regular business hours for a period of no less than 10 days before the special meeting and during the special meeting at the Spectra Energy Corp Headquarters, 5400 Westheimer Court, Houston, Texas 77056.

Quorum

A majority of the shares entitled to vote must be present in person or by proxy at the special meeting in order to constitute a quorum. If you submit a properly executed proxy card or vote by telephone or the Internet, your shares will be considered part of the quorum.

Abstentions will be deemed present and entitled to vote at the special meeting for the purpose of determining the presence of a quorum. Spectra Energy common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the bank, broker or other nominee, and Spectra Energy common stock with respect to which the beneficial owner otherwise fails to vote, will not be considered present and entitled to vote at the special meeting for the purpose of determining the presence of a quorum.

If a quorum is not present or if there are not sufficient votes for the approval of the merger proposal, Spectra Energy expects that the special meeting will be adjourned to solicit additional proxies. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

Required Vote to Approve the Merger Proposal

Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Spectra Energy common stock entitled to vote at the special meeting. Therefore, if you do not vote your Spectra Energy common stock, abstain from voting or fail to instruct your bank, broker or other nominee to vote on the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.

Required Vote to Approve the Advisory Compensation Proposal

Approval, on an advisory (non-binding) basis, of the advisory compensation proposal requires the affirmative vote of holders of a majority of the shares of Spectra Energy common stock that are present at the special meeting in person or by proxy and are entitled to vote on the advisory compensation proposal. Therefore, if you abstain from voting or submit an instruction to your bank, broker or other nominee that fails to vote “FOR” the advisory compensation proposal, it will have the same effect as a vote “AGAINST” the advisory compensation proposal. If you fail to submit any instruction to your bank, broker or other nominee, you will not be counted as present for purposes of a quorum, and it will have no effect on the advisory compensation proposal, assuming that a quorum is otherwise present. The vote on the advisory compensation proposal will not be binding on Enbridge, Spectra Energy, the Spectra Energy board of directors or any of its committees.

Voting by Directors and Executive Officers

As of the record date, Spectra Energy directors and executive officers had the right to vote approximately 1,357,263 shares of Spectra Energy common stock, representing less than 1% of the shares of Spectra Energy common stock then outstanding and entitled to vote at the special meeting. It is expected that the Spectra Energy directors and executive officers who are Spectra Energy stockholders will vote “FOR” the merger proposal and “FOR” the advisory compensation proposal, although none of them has entered into any agreement requiring them to do so. As of November 7, 2016, Enbridge directors and executive officers beneficially owned approximately 890 shares of Spectra Energy common stock, which is less than 1% of the shares of Spectra Energy common stock then outstanding and entitled to vote.

The Enbridge Special Meeting and Shareholder Approval (page 94)

TSX rules require shareholder approval of a share issuance by a TSX-listed company (which we refer to as a “listed issuer”) if the number of securities issued or issuable in payment of the purchase price for an acquisition exceeds 25% of the number of securities of the listed issuer which are outstanding on a pre-acquisition, non-diluted basis. There were approximately 701,470,574 shares of Spectra Energy common stock outstanding as of September 13, 2016 and, pursuant to the terms of the merger agreement, which restricts stock issuances by Spectra Energy (subject to certain exceptions), at least 701,470,574 shares of Spectra Energy common stock are expected to be outstanding at the effective time. Accordingly, if the merger is completed, at least 690,247,044 Enbridge common shares will be issued in connection with the merger, representing approximately 42.38% of the issued and outstanding Enbridge common shares as of September 13, 2016. The actual number of Enbridge common shares to be issued pursuant to the merger agreement will be determined immediately prior to the effective time based on the exchange ratio, the number of shares of Spectra Energy common stock outstanding at such time and the number of Spectra Energy stock options, phantom units, performance stock units and other equity-based awards. Accordingly, an ordinary resolution of Enbridge shareholders is required to approve the issuance of Enbridge common shares to Spectra Energy stockholders in connection with the merger. In addition, an ordinary resolution of Enbridge shareholders is required to approve the by-law amendment, as required by the terms of the merger agreement. Enbridge will be holding the Enbridge special meeting to vote on the proposals necessary to complete the merger and other matters to be considered by the Enbridge shareholders at such special meeting. Enbridge will separately prepare the management information circular in accordance with applicable Canadian securities and corporate laws and distribute such management information circular to its shareholders in connection with the Enbridge special meeting.

Listing of Enbridge Common Shares (page 87)

The completion of the merger is conditioned upon the approval for listing of Enbridge common shares issuable pursuant to the merger agreement on the TSX and the NYSE, subject to official notice of issuance.

Delisting and Deregistration of Spectra Energy Common Stock (page 87)

As promptly as practicable after the effective time (and in any event no more than 10 days after the effective time), the Spectra Energy common stock currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the U.S. Exchange Act.

Offer to Persons Resident in Canada for Purposes of the Income Tax Act (page 116)

Pursuant to the merger agreement, Enbridge will make an offer solely to each holder of Spectra Energy common stock who is (i) a resident of Canada for the purposes of the Canadian Tax Act or (ii) a partnership at least one partner of which is a resident of Canada for the purposes of the Canadian Tax Act, which we refer to as a “Canadian Spectra Energy stockholder,” to purchase all Spectra Energy common stock held by such Canadian Spectra Energy stockholder in exchange for the merger consideration. The foregoing offer is referred to in this proxy statement/prospectus as the “Canadian exchange offer.” Completion of the Canadian exchange offer is subject to the satisfaction or waiver of the conditions to the completion of the merger in accordance with the terms of the merger agreement. The Canadian exchange offer will be completed immediately prior to the effective time. Spectra Energy common stock held by a Canadian Spectra Energy stockholder who does not participate in the Canadian exchange offer in accordance with its terms will, upon completion of the merger, be converted into, and become exchangeable for, the merger consideration as described in the section entitled “The Merger Agreement—Merger Consideration.”

As required by the merger agreement, this proxy statement/prospectus includes instructions detailing how Canadian Spectra Energy stockholders can participate in the Canadian exchange offer and the terms and conditions of the Canadian exchange offer. For more information, see the section entitled “The Merger Proposal—Certain Canadian Federal Income Tax Consequences of the Merger and the Canadian Exchange Offer.”

Certain U.S. Federal Income Tax Consequences (page 97)

It is intended that, for United States federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and will not result in gain recognition to Spectra Energy stockholders pursuant to Section 367(a) of the Code (assuming that, in the case of any such holder who would be treated as a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Enbridge following the merger, such holder enters into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8). However, the completion of the merger is not conditioned upon the receipt of an opinion of counsel to the effect that the merger will qualify for the Intended Tax Treatment. In addition, neither Spectra Energy nor Enbridge intends to request a ruling from the IRS regarding the United States federal income tax consequences of the merger. Accordingly, no assurance can be given that the IRS will not challenge the Intended Tax Treatment or that a court would not sustain such a challenge.

Assuming the merger qualifies for the Intended Tax Treatment, the United States federal income tax consequences to U.S. holders of Spectra Energy common stock generally are as follows:

•	A U.S. holder of Spectra Energy common stock receiving Enbridge common shares in exchange for Spectra Energy common stock pursuant to the merger will not recognize any gain or loss, except for any gain or loss that may result from the receipt by such holder of cash in lieu of fractional Enbridge common shares.

•	A U.S. holder of Spectra Energy common stock who receives cash in lieu of a fractional Enbridge common share pursuant to the merger generally will be treated as having received such fractional share in the merger and then as having received cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate tax basis in the Spectra Energy common stock surrendered which is allocable to the fractional share.

You should read the section entitled “The Merger Proposal—Certain U.S. Federal Income Tax Consequences” and consult your own tax advisors regarding the United States federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Certain Canadian Federal Income Tax Consequences of the Merger and the Canadian Exchange Offer (page 102)

A Canadian Resident Holder (as defined in the section entitled “The Merger Proposal—Certain Canadian Federal Income Tax Consequences of the Merger and the Canadian Exchange Offer”) who disposes of his, her or its Spectra Energy common stock for Enbridge common shares pursuant to the merger will generally realize a capital gain (or capital loss) equal to the amount by which the fair market value of the Enbridge common shares received (and any cash received in lieu of a fractional Enbridge common share) exceeds (or is less than) the adjusted cost base of the Canadian Resident Holder’s Spectra Energy common stock determined immediately before the disposition and any reasonable costs of disposition.

However, a Canadian Resident Holder who disposes of his, her or its Spectra Energy common stock in consideration for Enbridge common shares pursuant to the Canadian exchange offer and files a valid tax election under Section 85 of the Canadian Tax Act jointly with Enbridge in accordance with the merger agreement and the Canadian Tax Act, may, wholly or partly defer the recognition of any capital gain that might otherwise arise on the disposition, to the extent and subject to the rules and restrictions in the Canadian Tax Act.

A Non-Canadian Resident Holder (as defined in the section entitled “The Merger Proposal—Certain Canadian Federal Income Tax Consequences of the Merger and the Canadian Exchange Offer”) will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition of Spectra Energy common stock pursuant to the merger, or on a subsequent disposition of Enbridge common shares acquired in the merger, unless the relevant share is “taxable Canadian property,” and is not “treaty-protected property” (as those terms are defined in the Canadian Tax Act) of the Non-Canadian Resident Holder, at the time of the disposition.

For more information, see the section entitled “The Merger Proposal—Certain Canadian Federal Income Tax Consequences of the Merger and the Canadian Exchange Offer.”

Accounting Treatment of the Merger (page 95)

In accordance with accounting principles generally accepted in the United States (which we refer to as “U.S. GAAP”), Enbridge will account for the merger using the acquisition method of accounting for business combinations. For a more detailed discussion of the accounting treatment of the merger, see the section entitled “The Merger Proposal—Accounting Treatment of the Merger.”

Treatment of Spectra Energy Equity Awards (page 117)

Options

At the effective time, each outstanding Spectra Energy option, whether vested or unvested, will automatically be converted into an option to purchase, on the same terms and conditions as were applicable immediately prior to the effective time, a number of Enbridge common shares on the terms specified in the merger agreement.

Phantom Units

At the effective time, each outstanding Spectra Energy phantom unit, whether vested or unvested, will automatically be adjusted to represent a phantom unit, on the same terms and conditions as were applicable immediately prior to the effective time, denominated in Enbridge common shares on the terms specified in the merger agreement.

Post-2015 Performance Stock Units

At the effective time, each outstanding Spectra Energy performance stock unit granted after December 31, 2015 will automatically be adjusted to represent a service-based stock unit, on the same terms and conditions (including service vesting terms, but with any performance-based vesting conditions deemed satisfied based on actual performance through the effective time in the case of performance stock units granted in 2016, and based on target, in the case of performance stock units granted in 2017) as were applicable immediately prior to the effective time, denominated in Enbridge common shares on the terms specified in the merger agreement.

2014 and 2015 Performance Stock Units

At the effective time, each outstanding Spectra Energy performance stock unit granted in the 2014 or 2015 calendar years will automatically be cancelled and converted into the right to receive a number of Enbridge common shares on the terms specified in the merger agreement.

Other Awards

At the effective time of the merger, each right of any kind, contingent or accrued, to acquire or receive Spectra Energy common stock or benefits measured by the value of Spectra Energy common stock, and each award of any kind consisting of Spectra Energy common stock that may be held, awarded, outstanding, payable or reserved for issuance under Spectra Energy’s benefit plans other than Spectra Energy options, Spectra Energy phantom units, and Spectra Energy performance stock units, will automatically be adjusted to represent a right to acquire or receive benefits, on the same terms and conditions, as were applicable immediately prior to the effective time of the merger, measured by the value of Enbridge common shares on terms specified in the merger agreement.

For a description of the treatment of Spectra Energy equity awards, see the section entitled “The Merger Agreement—Treatment of Spectra Energy Equity Awards.”

Regulatory Approvals Required for the Merger (page 95)

To complete the merger, Spectra Energy and Enbridge must make certain filings, submissions and notices to obtain required authorizations, approvals, consents or expiration or termination of waiting periods from U.S. and Canadian governmental and regulatory bodies, including antitrust and other regulatory authorities. Spectra Energy and Enbridge are not currently aware of any material governmental filings, authorizations, approvals or consents that are required prior to the parties’ completion of the merger other than those described in the section entitled “The Merger Proposal—Regulatory Approvals Required for the Merger.”

Completion of the merger is subject to antitrust review in the United States and Canada. Under the HSR Act and the rules promulgated thereunder, the merger cannot be completed until the parties to the merger agreement have given notification and furnished information to the Federal Trade Commission, which we refer to as the “FTC,” and the Antitrust Division of the U.S. Department of Justice, which we refer to as the “DOJ,” and until the applicable waiting period (or any extension of the waiting period) has expired or has been terminated.

The merger cannot be completed until the parties to the merger agreement have given notifications and furnished information to the Canadian Competition Bureau and until any of the following occurs, which we refer to as the “Competition Act (Canada) clearance”: (i) the issuance of an advance ruling certificate by the Commissioner of Competition pursuant to section 102 of the Competition Act (Canada), (ii) Spectra Energy and Enbridge have given the notice required under section 114 of the Competition Act (Canada) and the applicable waiting period under section 123 of the Competition Act (Canada) (or any extension of the waiting period) has expired or has been terminated, or (iii) the obligation to give the requisite notice has been waived pursuant to paragraph 113(c) of the Competition Act (Canada), and, in the case of (ii) or (iii), Enbridge has been advised in writing by the Commissioner of Competition that he does not intend to make an application under section 92 of the Competition Act (Canada).

On October 3, 2016, Spectra Energy and Enbridge each filed a pre-merger notification and report form under the HSR Act.

On October 3, 2016, Spectra Energy and Enbridge each filed pre-merger notifications and Enbridge filed a request for an advance ruling certificate under the Competition Act (Canada). On November 2, 2016, Spectra Energy and Enbridge received a request for additional information and documentary material from the FTC, which we refer to as a “Second Request,” and a Supplementary Information Request from the Canadian Competition Bureau in connection with the FTC’s and Canadian Competition Bureau’s reviews, respectively, of the merger. The Second Request was issued under the notification requirements of the HSR Act and the Supplementary Information Request was issued under the Competition Act (Canada). Issuance of the Second Request and the Supplementary Information Request is a standard part of the regulatory process. The effect of the Second Request and the Supplementary Information Request is to extend the waiting period under the HSR Act and Competition Act (Canada), respectively, until thirty days after Spectra Energy and Enbridge have substantially complied with the Second Request and the Supplementary Information Request, unless that period is terminated earlier by the FTC or the Canadian Competition Bureau, respectively. Spectra Energy and Enbridge are continuing to work closely and cooperatively with the FTC and Canadian Competition Bureau as the agencies conduct their review of the merger.

The merger agreement provides for Spectra Energy and Enbridge to file a joint voluntary notice with CFIUS pursuant to the Defense Protection Act of 1950, as amended, which we refer to as the “DPA.” Under the terms of the merger agreement, completion of the merger is subject to the satisfaction or waiver of the condition that Enbridge will have received the CFIUS clearance (as described in the sections entitled “The Merger Proposal—Regulatory Approvals Required for the Merger” and “The Merger Agreement—Filings; Other Actions; Notification”).

On October 11, 2016, Spectra Energy and Enbridge submitted a draft joint voluntary notice with CFIUS. On November 2, 2016, Spectra Energy and Enbridge submitted the final joint voluntary notice with CFIUS. Spectra Energy and Enbridge are awaiting confirmation from CFIUS that it has accepted the parties’ joint voluntary notice.

Completion of the merger is also subject to written approval by the Minister of Transport under the Canada Transportation Act (Canada), which we refer to as the “Canada Transportation Act approval.” Enbridge filed a notification with the Minister of Transport under the Canada Transportation Act (Canada) on October 7, 2016.

The merger agreement requires Spectra Energy and Enbridge to cooperate and use (and cause their respective subsidiaries to use) their reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable to complete the merger as soon as reasonably practicable. Enbridge must take any and all steps, including divestitures, necessary to obtain antitrust approval for the merger and Spectra Energy must take divestiture actions to assist Enbridge in complying with this obligation (with all such actions being contingent on the completion of the merger), except that neither Spectra Energy nor Enbridge is required to take any divestiture action with respect to the Texas Eastern Transmission pipeline, the Enbridge Canadian Mainline System, or the Enbridge U.S. Mainline System, respectively. Spectra Energy and Enbridge must agree to any action, condition or restriction required by CFIUS in order to receive the CFIUS clearance as promptly as reasonably practicable.

Although Spectra Energy and Enbridge believe that they will receive the required authorizations and approvals described above to complete the merger, there can be no assurance as to the timing of these consents and approvals, Enbridge’s or Spectra Energy’s ultimate ability to obtain such consents or approvals (or any additional consents or approvals that may otherwise become necessary), or the conditions or limitations that such approvals may contain or impose.

Appraisal or Dissenters’ Rights (page 97)

Under applicable Delaware law, Spectra Energy stockholders are not entitled to any appraisal or dissenters’ rights in connection with the merger.

Conditions to the Merger (page 135)

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following mutual conditions:

•	adoption of the merger agreement by Spectra Energy stockholders;

•	approval of the issuance of Enbridge common shares in connection with the merger by the Enbridge shareholders;

•	approval of the Enbridge common shares to be issued in the merger for listing on the NYSE and the TSX, subject to official notice of issuance;

•	expiration or early termination of the waiting period applicable to the completion of the merger under the HSR Act;

•	receipt of the Competition Act (Canada) clearance;

•	receipt of the Canada Transportation Act approval;

•	Enbridge’s receipt of the CFIUS clearance;

•	the absence of any court or other governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any injunction (whether temporary, preliminary or permanent) that is in effect and enjoins, makes illegal or otherwise prohibits completion of the merger;

•	the absence of any federal, state, provincial, local or foreign court or governmental entity with jurisdiction over enforcement of any antitrust laws as defined in the merger agreement (which we refer to as a “governmental antitrust entity”) with rate making authority over Union Gas Limited and Enbridge Gas Distribution Inc. and their respective natural gas businesses having commenced and not withdrawn, or the staff of such governmental antitrust entity formally recommend in writing the commencement of (which recommendation has not been withdrawn), and pursued (which pursuit is ongoing), any proceeding before a court or governmental entity relating to the merger or the other transactions contemplated by the merger agreement that could subject any of Enbridge, Spectra Energy, their respective subsidiaries or any of their directors, officers or employees to criminal or quasi-criminal penalties or monetary sanctions, which in the case of monetary sanctions are material to the person subject thereto; and

•	the registration statement of which this proxy statement/prospectus forms a part having been declared effective in accordance with the provisions of the U.S. Securities Act, no stop order suspending the effectiveness of the registration statement having been issued and remains in effect, and no proceedings for that purpose having been commenced by the SEC, unless subsequently withdrawn.

The obligations of Enbridge and Merger Sub to complete the merger are subject to the satisfaction or waiver of further conditions, including:

•	the accuracy of the representations and warranties of Spectra Energy contained in the merger agreement as of the date of the merger agreement and as of the closing date (other than representations that by their terms speak specifically as of another date), subject to the materiality standards provided in the merger agreement;

•	Spectra Energy having performed in all material respects the obligations required to be performed by it under the merger agreement at or prior to the closing; and

•	Enbridge’s receipt of a certificate of the chief executive officer or the chief financial officer of Spectra Energy, certifying that the conditions set forth in the two bullets directly above have been satisfied.

The obligation of Spectra Energy to complete the merger is subject to the satisfaction or waiver of further conditions, including:

•	the accuracy of the representations and warranties of Enbridge and Merger Sub contained in the merger agreement as of the date of the merger agreement and as of the closing date (other than representations that by their terms speak specifically as of another date), subject to the materiality standards provided in the merger agreement;

•	each of Enbridge and Merger Sub having performed in all material respects the obligations required to be performed by it under the merger agreement at or prior to the closing;

•	Enbridge having received and delivered a copy to Spectra Energy of the resignations of such number of Enbridge directors as is necessary to include five Spectra Energy designees on its 13-person board of directors as of the effective time, and Enbridge having taken all necessary action, such that the Spectra Energy designees are appointed to the Enbridge board of directors, subject only to, and with effectiveness immediately upon, the occurrence of the effective time;

•	Spectra Energy’s receipt of a certificate of the chief executive officer or the chief financial officer of Enbridge, certifying that the conditions set forth in the three bullets directly above have been satisfied; and

•	due approval of the by-law amendment by the Enbridge board of directors and the Enbridge shareholders and the by-law amendment being in effect immediately prior to the effective time.

No Solicitation (page 124)

The merger agreement generally restricts Spectra Energy’s and Enbridge’s ability to: (i) initiate, solicit, propose, knowingly encourage or take any action to knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an “acquisition proposal” (as defined in the section entitled “The Merger Agreement—No Solicitation”); (ii) engage in, continue or otherwise participate in any discussions with or negotiations relating to any acquisition proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal (other than to state that the terms of the merger agreement prohibit such discussions); or (iii) provide any non-public information to any person in connection with any acquisition proposal or any proposal or offer that would reasonably be expected to lead to an acquisition proposal.

However, under certain circumstances specified in the merger agreement, Spectra Energy or Enbridge, as applicable, is permitted to furnish information with respect to it and its subsidiaries to third parties and participate in discussions or negotiations with such third parties in response to unsolicited acquisition proposals if, prior to taking such action, such party’s board of directors determines in good faith, after consultation with outside legal counsel, that (i) based on the information then available and after consultation with its financial advisor, such acquisition proposal either constitutes a “superior proposal” (as defined in the section entitled “The Merger Agreement—No Solicitation”) or could reasonably be expected to result in a superior proposal and (ii) the failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable law.

For further information, including what constitutes an “acquisition proposal” and a “superior proposal,” see the section entitled “The Merger Agreement—No Solicitation.”

Termination of the Merger Agreement (page 137)

Subject to conditions and circumstances described in the merger agreement, the merger agreement may be terminated as follows:

•	by mutual written consent of Spectra Energy and Enbridge;

•	by either Spectra Energy or Enbridge if the merger is not completed by 5:00 p.m. Eastern Time on March 31, 2017, subject to extension until December 29, 2017 in specified circumstances;

•	by either Spectra Energy or Enbridge if: (i) the “requisite Enbridge shareholder vote” (i.e., approval by a majority of the votes cast in respect of each of the by-law amendment and the issuance of Enbridge common shares pursuant to the merger agreement by holders of Enbridge common shares present in person or represented by proxy at the Enbridge special meeting) is not obtained or (ii) the “requisite Spectra Energy stockholder vote” (i.e., the adoption of the merger agreement by the holders of a majority of the outstanding shares of Spectra Energy common stock entitled to vote at the special meeting) is not obtained;

•	by either Spectra Energy or Enbridge if a governmental entity issues a final and non-appealable injunction permanently restraining or enjoining the completion of the merger;

•	by Enbridge if: (i) Spectra Energy breaches any of its representations or warranties or fails to perform any of the covenants or agreements under the merger agreement, and such breach or failure to perform (a) would give rise to the failure of a closing condition and (b) is incapable of being cured prior to the outside date or is not cured within the earlier of 60 days after the giving of notice thereof by Enbridge or the outside date, or (ii) prior to the time the requisite Spectra Energy stockholder vote is obtained, the Spectra Energy board of directors fails to include the Spectra Energy board recommendation in this proxy statement/prospectus that is filed and mailed to the Spectra Energy stockholders, makes a change of recommendation, or fails to recommend, within 10 business days after the commencement of a tender or exchange offer by a third party for outstanding shares of Spectra Energy common stock, against acceptance of such tender or exchange offer; or

•	by Spectra Energy if: (i) Enbridge or Merger Sub breaches any of its representations or warranties or fails to perform any of the covenants or agreements under the merger agreement, and such breach or failure to perform (a) would give rise to the failure of a closing condition and (b) is incapable of being cured prior to the outside date or is not cured within the earlier of 60 days after the giving of notice thereof by Spectra Energy or the outside date, or (ii) prior to the time the requisite Enbridge shareholder vote is obtained, the Enbridge board of directors fails to include the Enbridge board recommendation in the management information circular that is filed and mailed by Enbridge to Enbridge shareholders, makes a change of recommendation, or fails to recommend, within 10 business days after the commencement of a tender or exchange offer by a third party for outstanding Enbridge common shares, against acceptance of a tender or exchange offer.

Your Rights as an Enbridge Shareholder Will Be Different from Your Rights as a Spectra Energy Stockholder (page 155)

Upon the completion of the merger, each share of Spectra Energy common stock (other than Spectra Energy common stock owned directly by Enbridge, Merger Sub or Spectra Energy, and in each case not held on behalf of third parties) issued and outstanding immediately prior to the effective time will be converted into the right to receive the merger consideration, consisting of 0.984 of a validly issued, fully paid and non-assessable Enbridge common share. As a result, Spectra Energy stockholders will become Enbridge shareholders and, as such, their rights will be governed principally by the Canada Corporations Act, and Enbridge’s articles of continuance and by-laws, each as amended. These rights differ from the existing rights of Spectra Energy stockholders, which are governed principally by Delaware law and Spectra Energy’s certificate of incorporation and by-laws. For a summary of the material differences between the rights of Enbridge shareholders and the existing rights of Spectra Energy stockholders, see the section entitled “Comparison of Rights of Enbridge Shareholders and Spectra Energy Stockholders.”

Interests of Spectra Energy’s Directors and Executive Officers in the Merger (page 87)

In considering the recommendation of the Spectra Energy board of directors with respect to the merger agreement, you should be aware that Spectra Energy’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Spectra Energy’s stockholders generally. Interests of directors and executive officers that may differ from or be in addition to the interests of Spectra Energy’s stockholders generally include:

•	The merger agreement provides for the accelerated vesting of Spectra Energy performance stock units granted in 2014 or 2015 and the conversion of other Spectra Energy equity awards into corresponding awards with respect to Enbridge common shares.

•	Spectra Energy’s executive officers are parties to change in control agreements with Spectra Energy that provide for severance benefits in the event of certain qualifying terminations of employment in connection with or following the merger.

•	Under the merger agreement, Spectra Energy is permitted to determine the pre-closing 2017 bonus entitlement for each continuing employee who participates in a Spectra Energy annual bonus plan based on the greater of deemed performance at target levels and actual performance extrapolated through the end of 2017, pro rata based on the number of days in the 2017 year that have elapsed prior to the effective time.

•	Certain of Spectra Energy’s executive officers will become eligible for benefits under supplemental executive retirement plans and retiree medical plans upon a qualifying termination of employment.

•	Spectra Energy’s directors and executive officers are entitled to continued indemnification and insurance coverage, for a period of six years following the effective time, under the merger agreement.

•	Five members of the Spectra Energy board of directors will be appointed to serve on the Enbridge board of directors as of the effective time, and Gregory L. Ebel, Spectra Energy’s Chairman, Chief Executive Officer, and President will be appointed to serve as non-executive Chairman of the Enbridge board of directors as of the effective time.

•	From the effective time until the first meeting of the Enbridge board of directors following the 2020 annual shareholders meeting of Enbridge, Enbridge will provide, without charge, to the non-executive Chairman of the Enbridge board of directors (i) use of Enbridge’s aircraft for business flights to board meetings and for other business conducted on behalf of Enbridge, (ii) office space, (iii) information technology support, (iv) administrative support, and (v) reimbursement for tax preparation services.

These interests are discussed in more detail in the section entitled “The Merger Proposal—Interests of Spectra Energy’s Directors and Executive Officers in the Merger.” The Spectra Energy board of directors was aware of the different or additional interests described herein and considered these interests along with other matters in approving and adopting the merger agreement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

From time to time, Enbridge and Spectra Energy make written or oral forward-looking statements within the meaning of certain securities laws, including the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995 and any applicable Canadian securities legislation. This proxy statement/prospectus, including information incorporated by reference into this proxy statement/prospectus, may contain forward-looking statements, including, for example, but not limited to, statements about management expectations, natural gas and crude oil supply and demand dynamics, strategic objectives, strategic opportunities, growth opportunities, business prospects, regulatory proceedings, transaction synergies and other benefits of the merger, and other similar matters. Forward-looking statements are not statements of historical facts and represent only Enbridge’s or Spectra Energy’s beliefs regarding future performance, which is inherently uncertain. Forward-looking statements are typically identified by words such as “anticipates,” “believes,” “budgets,” “could,” “estimates,” “expects,” “forecasts,” “foresees,” “goal,” “intends,” “likely,” “may,” “might,” “plans,” “projects,” “schedule,” “should,” “target,” “will,” or “would” and similar expressions, although not all forward-looking information contains these identifying words.

By their very nature, forward-looking statements require Enbridge and Spectra Energy to make assumptions and are subject to inherent risks and uncertainties that give rise to the possibility that Enbridge’s or Spectra Energy’s predictions, forecasts, projections, expectations or conclusions will not prove to be accurate, that Enbridge’s or Spectra Energy’s assumptions may not be correct and that Enbridge’s or Spectra Energy’s objectives, strategic goals and priorities will not be achieved. Spectra Energy and Enbridge caution readers not to place undue reliance on these statements, as a number of important factors could cause actual results to differ materially from the expectations expressed in such forward-looking statements. These factors include, but are not limited to, the possibility that the merger does not close when expected or at all because required regulatory, stockholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all; that Spectra Energy and Enbridge may be required to modify the terms and conditions of the merger agreement to achieve regulatory or stockholder or shareholder approval, or that the anticipated benefits of the merger are not realized as a result of such things as the strength or weakness of the economy and competitive factors in the areas where Spectra Energy and Enbridge do business; general business and economic conditions in Canada, the U.S. and other countries in which Spectra Energy or Enbridge conduct business; the impact of the movement of the Canadian dollar relative to other currencies, particularly the U.S. dollar; the effects of competition in the markets in which Spectra Energy or Enbridge operate; the impact of changes in the laws and regulations regulating the oil and gas industries or affecting domestic and foreign operations; judicial or regulatory judgments and legal proceedings; ability to successfully integrate the two companies; success in retaining the services of executives, key personnel and other employees that the combined company needs to realize all of the anticipated benefits of the merger; the risk that expected synergies and benefits of the merger will not be realized within the expected time frame or at all; reputational risks; the outcome of various litigation and proceedings in which Enbridge or Spectra Energy are involved and the adequacy of reserves maintained therefor; and other factors that may affect future results of Spectra Energy or Enbridge, including changes in trade policies, timely development and introduction of new products and services, changes in tax laws, technological and regulatory changes, and adverse developments in general market, business, economic, labor, regulatory and political conditions.

Spectra Energy and Enbridge caution that the foregoing list of important factors is not exhaustive and other factors could also adversely affect the completion of the merger and the future results of Spectra Energy or Enbridge. The forward-looking statements speak only as of the date of this proxy statement/prospectus, in the case of forward-looking statements contained in this proxy statement/prospectus, or the dates of the documents incorporated by reference into this proxy statement/prospectus, in the case of forward-looking statements made in those incorporated documents. When relying on Enbridge’s or Spectra Energy’s forward-looking statements to make decisions with respect to Enbridge and Spectra Energy, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Except as required by applicable law or regulation, Spectra Energy and Enbridge do not undertake to update any forward-looking statement, whether written or oral, to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

For additional information about factors that could cause Enbridge’s and Spectra Energy’s results to differ materially from those described in the forward-looking statements, please see the section entitled “Risk Factors” as well as in the reports that Spectra Energy and Enbridge have filed with the SEC and SEDAR, as applicable, described in the section entitled “Where You Can Find Additional Information.”

All written or oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Enbridge, Spectra Energy or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SPECTRA ENERGY

The following selected historical consolidated financial data prepared in accordance with U.S. GAAP is derived from Spectra Energy’s audited consolidated financial statements for the years ended December 31, 2015, 2014, 2013, 2012 and 2011 and unaudited consolidated financial statements for the nine months ended September 30, 2016 and 2015. The information set forth below is only a summary that you should read together with the historical audited consolidated financial statements of Spectra Energy and the related notes, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Spectra Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and quarterly reports on Form 10-Q for the three months ended March 31, 2016, June 30, 2016 and September 30, 2016, respectively, that Spectra Energy previously filed with the SEC and that are incorporated by reference into this proxy statement/prospectus. Historical results are not necessarily indicative of any results to be expected in the future. For more information, see the section entitled “Where You Can Find Additional Information.”

	For the Nine Months Ended September 30,		For the Year Ended December 31,
(U.S. dollars in millions; except per-share amounts)	2016	2015	2015	2014	2013	2012	2011
Statements of Operations
Operating revenues	$3,618	$3,918	$5,234	$5,903	$5,518	$5,075	$5,351
Operating income	1,186	1,336	1,433	1,924	1,666	1,575	1,763
Income from continuing operations	812	648	460	1,283	1,159	1,045	1,257
Net income—noncontrolling interests	234	189	264	201	121	107	98
Net income—controlling interests	578	459	196	1,082	1,038	940	1,184
Ratio of Earnings to Fixed Charges	2.8	3.1	3.1	3.6	2.9	2.8	3.4
Common Stock Data
Earnings per share from continuing operations
Basic	$0.84	$0.68	$0.29	$1.61	$1.55	$1.44	$1.78
Diluted	0.83	0.68	0.29	1.61	1.55	1.43	1.77
Earnings per share
Basic	0.84	0.68	0.29	1.61	1.55	1.44	1.82
Diluted	0.83	0.68	0.29	1.61	1.55	1.43	1.81
Dividends per share	1.215	1.11	1.48	1.375	1.22	1.145	1.06

	As at September 30,		As at December 31,
	2016	2015	2015	2014	2013	2012	2011
Balance Sheets
Total assets	$35,937	$33,259	$32,923	$33,998	$33,486	$30,544	$28,096
Long-term debt including capital leases, less current maturities	13,094	12,898	12,892	12,727	12,441	10,610	10,104

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ENBRIDGE

The following selected historical consolidated financial data prepared in accordance with U.S. GAAP is derived from Enbridge’s audited consolidated financial statements for the years ended December 31, 2015, 2014, 2013, 2012 and 2011 and unaudited consolidated financial statements for the nine months ended September 30, 2016 and 2015. The information set forth below is only a summary that you should read together with the historical audited consolidated financial statements of Enbridge and the related notes, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Enbridge’s amended consolidated financial statements for the fiscal year ended December 31, 2015 filed on Form 6-K on May 12, 2016 and Enbridge’s unaudited interim condensed consolidated financial statements and related notes included in exhibits to Enbridge’s Form 6-K furnished to the SEC for the nine months ended September 30, 2016 on November 3, 2016, each of which is incorporated by reference into this proxy statement/prospectus. The selected historical financial data of Enbridge as of December 31, 2013, 2012 and 2011, and for the years ended December 31, 2013, 2012 and 2011 have been derived from Enbridge’s audited consolidated financial statements for such years, which have not been incorporated by reference into this proxy statement/prospectus. Historical results are not necessarily indicative of any results to be expected in the future. For more information, see the section entitled “Where You Can Find Additional Information.”

	For the Nine Months Ended September 30,		For the Year Ended December 31,
Consolidated Statements of Earnings	2016	2015	2015	2014	2013	2012	2011
(millions of Canadian dollars; except per share amounts)
Revenue	25,222	24,880	33,794	37,641	32,918	24,660	26,789
Earnings before interest and taxes(1)	2,814	794	1,635	3,302	1,560	2,027	2,940
Earnings/(loss) from continuing operations	1,462	(535)	(159)	1,562	490	1,015	1,489
Earnings/(loss)	1,462	(535)	(159)	1,608	494	936	1,221
Earnings/(loss) attributable to Enbridge common shareholders	1,411	(415)	(37)	1,154	446	602	801
Earnings/(loss) per common share attributable to Enbridge common shareholders
Continuing Operations	1.56	(0.49)	(0.04)	1.34	0.55	0.88	1.08
Discontinued Operations	—	—	—	0.05	—	(0.10)	(0.01)

	1.56	(0.49)	(0.04)	1.39	0.55	0.78	1.07
Diluted earnings/(loss) per common share attributable to Enbridge common shareholders
Continuing Operations	1.55	(0.49)	(0.04)	1.32	0.55	0.87	1.06
Discontinued Operations	—	—	—	0.05	—	(0.10)	(0.01)

	1.55	(0.49)	(0.04)	1.37	0.55	0.77	1.05
Dividends declared per share	1.59	1.395	1.86	1.40	1.26	1.13	0.98
Dividends declared per share—USD(2)	1.20	1.11	1.45	1.27	1.22	1.13	0.99

(1)	Enbridge reports earnings before interest (which we refer to as “EBIT”) as an alternative performance measure. EBIT is a non-GAAP measure. Management of Enbridge believes the presentation of EBIT gives useful information to investors as it provides consistency, facilitates period to period comparisons and insight into the performance of Enbridge. While EBIT is frequently used by investors and securities analysts in their evaluations of companies, EBIT and similar non-GAAP measures have limitations as analytical tools and investors should not consider them in isolation or as a substitute for an analysis of Enbridge’s results of operations as reported under U.S. GAAP. For a reconciliation of EBIT to earnings see Note 4 of the notes to Enbridge’s Amended Consolidated Financial Statements on Form 6-K for the fiscal year ended December 31, 2015 and Note 3 of the notes to Enbridge’s unaudited interim condensed consolidated financial statements filed on Form 6-K for the nine months ended September 30, 2016, which are incorporated by reference into this proxy statement/prospectus.

(2)	Converted into U.S. dollars using the average noon exchange rate as reported by the Bank of Canada for each of the respective periods.

	As at September 30,		As at December 31,
Consolidated Statements of Financial Position	2016	2015	2015	2014	2013	2012	2011
(millions of Canadian dollars; number of shares in millions)
Total Assets	83,682	81,570	84,515	72,741	57,568	46,800	41,494
Total Long-term debt(1)	35,552	38,927	39,391	33,307	22,357	20,203	19,251
Net assets(2)	23,490	21,204	22,339	21,050	18,563	14,504	11,255
Share Capital
Preference shares	6,515	6,515	6,515	6,515	5,141	3,707	1,056
Common shares	10,262	7,219	7,391	6,669	5,744	4,732	3,969
Number of common shares outstanding	938	864	868	852	831	805	781

(1)	Excludes current maturities.
(2)	Defined as Total Assets minus Total Liabilities.

SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following selected unaudited pro forma condensed consolidated financial data was prepared using the acquisition method of accounting for business combinations under U.S. GAAP, with Enbridge being the accounting and legal acquirer. The following information should be read in conjunction with the respective audited consolidated financial statements of Spectra Energy and Enbridge for the year ended December 31, 2015, including the respective notes thereto, and the respective unaudited consolidated financial statements of Spectra Energy and Enbridge for the nine months ended September 30, 2016, which are incorporated by reference into this proxy statement/prospectus.

The selected unaudited pro forma condensed consolidated statements of earnings for the nine months ended September 30, 2016 and for the year ended December 31, 2015 have been prepared to give effect to the merger as if it occurred on January 1, 2015. The selected unaudited pro forma condensed consolidated statement of financial position as at September 30, 2016 has been prepared to give effect to the merger as if it had occurred on September 30, 2016.

The selected pro forma condensed consolidated financial data, which is preliminary in nature, has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma combined financial information of the combined company and the accompanying notes appearing in the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Statements.” The unaudited pro forma condensed consolidated financial statements have been presented in accordance with SEC Regulation S-X Article 11 for illustrative purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the selected unaudited pro forma condensed consolidated financial data does not purport to project the future financial position or operating results of the combined company.

Unaudited Pro Forma Condensed Consolidated Statements of Earnings	For the Nine Months Ended September 30, 2016	For the Year Ended December 31, 2015
(millions of Canadian dollars; except per share amounts)
Revenue	30,005	40,487
Earnings before interest and taxes	4,703	3,242
Earnings/(loss) from continuing operations	2,612	501
Earnings/(loss)	2,612	501
Earnings/(loss) attributable to Enbridge common shareholders	2,252	285
Earnings/(loss) per common share attributable to Enbridge common shareholders	1.41	0.19
Diluted earnings/(loss) per common share attributable to Enbridge common shareholders	1.40	0.18

Unaudited Pro Forma Condensed Consolidated Statements of Financial Position	As at September 30, 2016
(millions of Canadian dollars; number of shares in millions)
Total Assets	159,748
Total Long-term debt(1)	54,654
Net assets	66,405
Share Capital
Preference shares	6,515
Common shares	48,363
Number of common shares outstanding	1,628

(1)	Excludes current maturities.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Enbridge common shares are currently listed on the TSX and the NYSE under the ticker symbol “ENB” and Spectra Energy common stock is currently listed on the NYSE under the ticker symbol “SE.”

The table below sets forth, for the periods indicated, the per share high and low sales prices for Enbridge common shares as reported on the TSX and the NYSE and for Spectra Energy common stock as reported on the NYSE. Numbers have been rounded to the nearest whole cent.

	Enbridge Common Shares TSX			Enbridge Common Shares NYSE		Spectra Energy Common Stock NYSE
	High		Low	High	Low	High	Low
	(in C$)			(in US$)		(in US$)
Annual information for the past five calendar years
2015	66.14		40.17	54.43	29.19	38.47	21.43
2014	65.13		45.45	57.19	41.08	43.12	32.50
2013	49.17		41.74	48.41	39.69	37.11	26.86
2012	43.05		35.39	43.34	34.42	32.27	26.55
2011	62.98	(1)	28.27	37.47	27.23	31.33	22.80
Quarterly information for the past two years and subsequent quarters
2016
Fourth Quarter (through November 10, 2016)	59.18		54.17	45.09	40.44	43.71	39.17
Third Quarter	59.19		50.76	45.77	38.58	44.00	35.28
Second Quarter	55.05		48.73	43.49	37.02	36.65	28.84
First Quarter	51.31		40.03	39.40	27.43	31.22	23.29
2015
Fourth Quarter	57.84		40.17	44.17	29.19	30.55	21.43
Third Quarter	59.76		47.74	47.08	35.54	32.84	25.22
Second Quarter	66.14		54.92	54.43	44.74	38.47	32.19
First Quarter	63.66		52.68	51.76	44.00	36.90	32.43
2014
Fourth Quarter	65.13		47.43	57.19	42.14	40.00	32.50
Third Quarter	56.87		49.96	51.95	46.79	43.12	38.55
Second Quarter	53.73		50.12	49.25	45.40	42.61	37.17
First Quarter	50.35		45.45	45.57	41.08	38.73	34.23

(1)	Reflects share price prior to 2-for-1 stock split of Enbridge common shares approved by Enbridge shareholders on May 11, 2011.

The above table shows only historical data. The data may not provide meaningful information to Spectra Energy stockholders in determining whether to adopt the merger agreement. Spectra Energy stockholders are urged to obtain current market quotations for Spectra Energy common stock and Enbridge common shares and to review carefully the other information contained in, or incorporated by reference into, this proxy statement/prospectus, when considering whether to adopt the merger agreement. For more information, see the section entitled “Where You Can Find Additional Information.”

The following table presents the closing price per share of Enbridge common shares on the TSX and the NYSE and of Spectra Energy common stock on the NYSE on (a) September 2, 2016, the last full trading day prior to the public announcement of the signing of the merger agreement, and (b) November 10, 2016, the last practicable trading day prior to the mailing of this proxy statement/prospectus. This table also shows the implied value of the merger consideration payable for each share of Spectra Energy common stock, which was calculated by multiplying the closing price of Enbridge common shares on the NYSE on those dates by the exchange ratio.

Date	Enbridge common shares TSX	Enbridge common shares NYSE	Spectra Energy common stock NYSE	Equivalent value of merger consideration per share of Spectra Energy stock based on price of Enbridge common shares on NYSE
	(C$)	(US$)	(US$)	(US$)
September 2, 2016	53.25	40.99	36.15	40.33
November 10, 2016	56.64	42.07	41.03	41.40

Spectra Energy stockholders will not receive the merger consideration until the merger is completed, which may occur a substantial period of time after the special meeting, or not at all. There can be no assurance as to the trading prices of Spectra Energy common stock or Enbridge common shares at the time of the completion of the merger. The market prices of Spectra Energy common stock and Enbridge common shares are likely to fluctuate prior to completion of the merger and cannot be predicted. We urge you to obtain current market quotations for both Spectra Energy common stock and Enbridge common shares.

The table below sets forth the dividends declared per Enbridge common share and the dividends declared per share of Spectra Energy common stock for the periods indicated.

	Enbridge	Spectra Energy
	(C$)	(US$)
Nine Months Ended September 30, 2016	1.59	1.215
Year Ended December 31,
2015	1.86	1.48
2014	1.40	1.375
2013	1.26	1.22
2012	1.13	1.145
2011	0.98	1.06

UNAUDITED HISTORICAL COMPARATIVE PER SHARE DATA

The following tables present, as of the dates and for the periods indicated, selected historical, pro forma and pro forma equivalent per share financial information for Enbridge common shares and Spectra Energy common stock. You should read this information in conjunction with, and the information is qualified in its entirety by (i) the consolidated financial statements of Enbridge and notes thereto incorporated by reference into this proxy statement/prospectus, (ii) the consolidated financial statements of Spectra Energy and notes thereto incorporated by reference into this proxy statement/prospectus, and (iii) the financial information contained in the “Unaudited Pro Forma Condensed Consolidated Financial Statements” and notes thereto included elsewhere in this proxy statement/prospectus. For information about the filings incorporated by reference in this proxy statement/prospectus, see the section entitled “Where You Can Find Additional Information.”

The following pro forma information has been prepared in accordance with the rules and regulations of the SEC and accordingly includes the effects of acquisition accounting. It does not reflect cost savings, synergies or certain other adjustments that may result from the merger. This information is presented for illustrative purposes only. You should not rely on the pro forma combined or equivalent pro forma amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results.

The following tables assume the issuance of 690 million Enbridge common shares in connection with the merger, which is the number of shares issuable by Enbridge in connection with the merger assuming the merger was completed on November 4, 2016 and based on the number of outstanding shares of Spectra Energy common stock at that time. As discussed in this proxy statement/prospectus, the actual number of Enbridge common shares issuable in the merger will be adjusted based on the number of shares of Spectra Energy common stock outstanding at the completion of the merger. The pro forma data in the tables assume that the merger occurred on January 1, 2015 for income statement purposes and on September 30, 2016 for balance sheet purposes, and that the merger is accounted for as a business combination.

Enbridge Common Shares	Nine Months Ended September 30, 2016	Year Ended December 31, 2015
	(C$)	(C$)
Basic earnings (loss) per common share
Historical	1.56	(0.04)
Pro forma combined	1.41	0.19
Diluted earnings (loss) per common share
Historical	1.55	(0.04)
Pro forma combined	1.40	0.18
Dividends declared per common share
Historical	1.59	1.86
Pro forma combined	3.17	3.72
Book value per common share at period end
Historical	10.94	8.51
Pro forma combined	30.32	29.84

The unaudited equivalent pro forma per share combined information for Spectra Energy set forth below shows the effect of the merger from the perspective of a Spectra Energy stockholder. The information was calculated by multiplying the unaudited pro forma combined per share data for Enbridge common shares (converted into U.S. dollars using the average noon exchange rate as reported by the Bank of Canada for the year ended December 31, 2015 and the nine months ended September 30, 2016, except for book value per common share, converted into U.S. dollars using the noon exchange rate as reported by the Bank of Canada on September 30, 2016 and December 31, 2015) by the exchange ratio of 0.984.

Spectra Energy Common Stock	Nine Months Ended September 30, 2016	Year Ended December 31, 2015
	(US$)	(US$)
Basic earnings per common share
Historical	0.84	0.29
Equivalent pro forma combined	1.07	0.14
Diluted earnings per common share
Historical	0.83	0.29
Equivalent pro forma combined	1.06	0.14
Dividends declared per common share
Historical	1.215	1.48
Equivalent pro forma combined	2.40	2.91
Book value per common share at period end
Historical	16.29	14.20
Equivalent pro forma combined	22.93	23.34

RISK FACTORS

You should consider carefully the following risk factors, as well as the other information set forth in and incorporated by reference into this proxy statement/prospectus, before making a decision on the merger proposal or the advisory compensation proposal. As an Enbridge shareholder following completion of the merger, you will be subject to all risks inherent in the business of Enbridge in addition to the risks relating to Spectra Energy. The market value of your Enbridge common shares will reflect the performance of the business relative to, among other things, that of the competitors of Enbridge and Spectra Energy and general economic, market and industry conditions. The value of your investment may increase or may decline and could result in a loss. You should carefully consider the following factors as well as the other information contained in and incorporated by reference into this proxy statement/prospectus. For information about the filings incorporated by reference in this proxy statement/prospectus, see the section entitled “Where You Can Find Additional Information.”

Risks Relating to the Merger

Because the market value of Enbridge common shares that Spectra Energy stockholders will receive in the merger may fluctuate, Spectra Energy stockholders cannot be sure of the market value of the merger consideration that they will receive in the merger.

As merger consideration, Spectra Energy stockholders will receive a fixed number of Enbridge common shares, not a number of shares that will be determined based on a fixed market value. The market value of Enbridge common shares and the market value of Spectra Energy common stock at the effective time may vary significantly from their respective values on the date that the merger agreement was executed or at other dates, such as the date of this proxy statement/prospectus or the date of the special meeting. Stock price changes may result from a variety of factors, including changes in Enbridge’s or Spectra Energy’s respective businesses, operations or prospects, regulatory considerations and general business, market, industry or economic conditions. The exchange ratio will not be adjusted to reflect any changes in the market value of Enbridge common shares, the comparative value of the Canadian dollar and U.S. dollar or market value of the Spectra Energy common stock. Therefore, the aggregate market value of the Enbridge common shares that a Spectra Energy stockholder is entitled to receive at the time that the merger is completed could vary significantly from the value of such shares on the date of this proxy statement/prospectus, the date of the special meeting or the date on which a Spectra Energy stockholder actually receives its Enbridge common shares.

Upon completion of the merger, Spectra Energy stockholders will become Enbridge shareholders, and the market price for Enbridge common shares may be affected by factors different from those that historically have affected Spectra Energy.

Upon completion of the merger, Spectra Energy stockholders will become Enbridge shareholders. Enbridge’s businesses differ from those of Spectra Energy, and accordingly, the results of operations of Enbridge will be affected by some factors that are different from those currently affecting the results of operations of Spectra Energy. For a discussion of the businesses of Spectra Energy and Enbridge and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to in the section entitled “Where You Can Find Additional Information.”

Certain rights of Spectra Energy stockholders will change as a result of the merger.

Upon completion of the merger, Spectra Energy stockholders will no longer be stockholders of Spectra Energy, a Delaware corporation, but will be shareholders of Enbridge, a Canadian corporation. There will be certain differences between your current rights as a Spectra Energy stockholder, on the one hand, and the rights to which you will be entitled as an Enbridge shareholder, on the other hand. For a more detailed discussion of the differences in the rights of Spectra Energy stockholders and Enbridge shareholders, see the section entitled “Comparison of Rights of Enbridge Shareholders and Spectra Energy Stockholders.”

There is no assurance when or if the merger will be completed.

The completion of the merger is subject to the satisfaction or waiver of a number of conditions as set forth in the merger agreement, including, among others, (i) the adoption of the merger agreement by an affirmative vote of the holders of a majority of all of the outstanding shares of Spectra Energy common stock entitled to vote at the special meeting, (ii) the approval of each of the issuance of Enbridge common shares in connection with the merger and the by-law amendment by a majority of the votes cast in respect of such matters by holders of Enbridge common shares present in person or represented by proxy at the Enbridge special meeting, (iii) the approval for listing on the NYSE and the TSX of the Enbridge common shares to be issued to Spectra Energy stockholders in connection with the merger, subject to official notice of issuance, (iv) the expiration or early termination of the applicable waiting period under the HSR Act, (v) receipt of the Competition Act (Canada) clearance, (vi) receipt of the Canada Transportation Act approval, (vii) approval by CFIUS, (viii) the absence of any law, injunction or other order that prohibits the completion of the merger, (ix) the absence of proceedings by certain governmental antitrust entities relating to the merger or the other transactions contemplated by the merger agreement that could subject Spectra Energy or Enbridge or any of their respective subsidiaries, directors, officers or employees to criminal or quasi-criminal penalties or material monetary sanctions, (x) the registration statement of which this proxy statement/prospectus forms a part having been declared effective by the SEC and (xi) other customary closing conditions, including the accuracy of each party’s representations and warranties (subject to specified materiality qualifiers), and each party’s material compliance with its covenants and agreements contained in the merger agreement. There can be no assurance as to when these conditions will be satisfied or waived, if at all, or that other events will not intervene to delay or result in the failure to complete the merger.

Spectra Energy and Enbridge have made various filings and submissions and are pursuing all required consents, orders and approvals in accordance with the merger agreement. No assurance can be given that the required consents, orders and approvals will be obtained or that the required conditions to the completion of the merger will be satisfied. Even if all such consents, orders and approvals are obtained and such conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such consents, orders and approvals. For example, these consents, orders and approvals may impose conditions on or require divestitures relating to the divisions, operations or assets of Spectra Energy and Enbridge or may impose requirements, limitations or costs or place restrictions on the conduct of Spectra Energy’s or Enbridge’s business, and if such consents, orders and approvals require an extended period of time to be obtained, such extended period of time could increase the chance that an adverse event occurs with respect to Spectra Energy or Enbridge. Such extended period of time also may increase the chance that other adverse effects with respect to Spectra Energy or Enbridge could occur, such as the loss of key personnel. Each party’s obligation to complete the merger is also subject to the accuracy of the representations and warranties of the other party (subject to certain qualifications and exceptions) and the performance in all material respects of the other party’s covenants under the merger agreement. As a result of these conditions, Spectra Energy and Enbridge cannot provide assurance that the merger will be completed on the terms or timeline currently contemplated, or at all. For more information, see the sections entitled “The Merger Proposal—Regulatory Approvals Required for the Merger” and “The Merger Agreement—Conditions that Must Be Satisfied or Waived for the Merger to Occur.”

The special meeting may take place before all of the required regulatory approvals have been obtained and before all conditions to such approvals, if any, are known. Notwithstanding the foregoing, if the merger proposal is approved by Spectra Energy stockholders, Spectra Energy and Enbridge would not be required to seek further approval of Spectra Energy stockholders, even if the conditions imposed in obtaining required regulatory approvals could have an adverse effect on Spectra Energy or Enbridge either before or after completing the merger.

The combined company may not realize all of the anticipated benefits of the merger.

Enbridge and Spectra Energy believe that the merger will provide benefits to the combined company as described elsewhere in this proxy statement/prospectus. However, there is a risk that some or all of the expected benefits of the merger may fail to materialize, or may not occur within the time periods anticipated by Enbridge and Spectra Energy. The realization of such benefits may be affected by a number of factors, including regulatory considerations and decisions, many of which are beyond the control of Enbridge and Spectra Energy. The challenge of coordinating previously independent businesses makes evaluating the business and future financial prospects of the combined company following the merger difficult. Spectra Energy and Enbridge have operated and, until completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on the ability to successfully integrate the operations of both companies in a manner that results in various benefits, including, among other things, an increase in the dividend, an expanded market reach and operating efficiencies, and that does not materially disrupt existing client relationships nor result in decreased revenues or dividends due to the full or partial loss of clients. The past financial performance of each of Spectra Energy and Enbridge may not be indicative of their future financial performance. Realization of the anticipated benefits in the merger will depend, in part, on the combined company’s ability to successfully integrate Spectra Energy and Enbridge’s businesses. The combined company will be required to devote significant management attention and resources to integrating its business practices and support functions. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the coordination of the two companies’ operations could have an adverse effect on the business, financial results, financial condition or the share price of the combined company following the merger. The coordination process may also result in additional and unforeseen expenses.

Failure to realize all of the anticipated benefits of the merger may impact the financial performance of the combined company, the price of the combined company’s common shares and the ability of the combined company to continue paying dividends on its common shares at rates consistent with current dividend guidance or at all. The declaration of dividends by the combined company will be at the discretion of its board of directors, which may determine at any time to cease paying dividends, lower the dividend rate or not increase the dividend rate.

The announcement and pendency of the merger could adversely affect each of Spectra Energy’s and Enbridge’s business, results of operations and financial condition.

The announcement and pendency of the merger could cause disruptions in and create uncertainty surrounding Spectra Energy’s and Enbridge’s business, including affecting Spectra Energy’s and Enbridge’s relationships with its existing and future customers, suppliers and employees, which could have an adverse effect on Spectra Energy’s or Enbridge’s business, results of operations and financial condition, regardless of whether the merger is completed. In particular, Spectra Energy and Enbridge could potentially lose important personnel as a result of the departure of employees who decide to pursue other opportunities in light of the merger. Spectra Energy and Enbridge could also potentially lose customers or suppliers, and new customer or supplier contracts could be delayed or decreased. In addition, each of Spectra Energy and Enbridge has expended, and continues to expend, significant management resources in an effort to complete the merger, which are being diverted from Spectra Energy’s and Enbridge’s day-to-day operations.

If the merger is not completed, Spectra Energy’s and Enbridge’s stock prices may fall to the extent that the current prices of Spectra Energy common stock and Enbridge common shares reflect a market assumption that the merger will be completed. In addition, the failure to complete the merger may result in negative publicity or a negative impression of Spectra Energy in the investment community and may affect Spectra Energy’s and Enbridge’s relationship with employees, customers, suppliers and other partners in the business community.

Spectra Energy and Enbridge will incur substantial transaction fees and costs in connection with the merger.

Spectra Energy and Enbridge have incurred and expect to incur additional material non-recurring expenses in connection with the merger and completion of the transactions contemplated by the merger agreement, including costs relating to obtaining required approvals and compensation change in control payments. Spectra Energy and Enbridge have incurred significant legal, advisory and financial services fees in connection with the process of negotiating and evaluating the terms of the merger. Additional significant unanticipated costs may be incurred in the course of coordinating the businesses of Spectra Energy and Enbridge after completion of the merger. Even if the merger is not completed, Spectra Energy and Enbridge will need to pay certain costs relating to the merger incurred prior to the date the merger was abandoned, such as legal, accounting, financial advisory, filing and printing fees. Such costs may be significant and could have an adverse effect on the parties’ future results of operations, cash flows and financial condition. In addition to its own fees and expenses, each of Spectra Energy and Enbridge may be required to reimburse the other party for its reasonable out-of-pocket expenses incurred in connection with the merger agreement, subject to a cap of $100 million, in the event the Spectra Energy stockholders or Enbridge shareholders, respectively, do not approve the matters required to be voted upon by Spectra Energy stockholders or Enbridge shareholders, respectively, and the merger agreement is terminated.

Significant demands will be placed on Spectra Energy and Enbridge as a result of the merger.

As a result of the pursuit and completion of the merger, significant demands will be placed on the managerial, operational and financial personnel and systems of Spectra Energy and Enbridge. Spectra Energy and Enbridge cannot assure you that their systems, procedures and controls will be adequate to support the expansion of operations following and resulting from the merger. The future operating results of the combined company will be affected by the ability of its officers and key employees to manage changing business conditions and to implement and expand its operational and financial controls and reporting systems in response to the merger.

Additional capital requirements.

Following completion of the merger, the combined company will require significant ongoing capital expenditures and, although Enbridge and Spectra Energy anticipate that the combined company will be able to fund these expenditures through usage of the combined company’s lines of credit and subsequent debt, equity or hybrid offerings, there can be no assurances that the combined company will be able to obtain financing on acceptable terms.

The credit rating of the combined company will be subject to ongoing evaluation.

The terms of the combined company’s financing will, in part, be dependent on the credit ratings assigned to its securities by independent credit rating agencies. The combined company’s ratings upon completion of the merger will reflect each rating organization’s opinion of the combined company’s financial strength, operating performance and ability to meet the obligations associated with its securities. The credit rating of the combined company will be subject to ongoing evaluation by credit rating agencies, and there can be no assurances that such ratings will be maintained in the future. Downgrades in the combined company’s ratings could adversely affect the combined company’s business, cash flows, financial condition, operating results and share and debt prices.

The unaudited pro forma condensed consolidated financial information of Spectra Energy and Enbridge is presented for illustrative purposes only and may not be indicative of the results of operations or financial condition of the combined company following the merger.

The unaudited pro forma condensed consolidated financial information included in this proxy statement/prospectus has been prepared using the consolidated historical financial statements of Enbridge and Spectra Energy, is presented for illustrative purposes only and should not be considered to be an indication of the results of operations or financial condition of the combined company following the merger. In addition, the pro forma combined financial information included in this proxy statement/prospectus is based in part on certain assumptions regarding the merger. These assumptions may not prove to be accurate, and other factors may affect the combined company’s results of operations or financial condition following the merger. Accordingly, the historical and pro forma financial information included in this proxy statement/prospectus does not necessarily represent the combined company’s results of operations and financial condition had Spectra Energy and Enbridge operated as a combined entity during the periods presented, or of the combined company’s results of operations and financial condition following completion of the merger. The combined company’s potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered by recently combined companies.

In preparing the pro forma financial information contained in this proxy statement/prospectus, Enbridge has given effect to, among other items, the completion of the merger, the payment of the merger consideration and the indebtedness of Enbridge on a consolidated basis after giving effect to the merger, including the indebtedness of Spectra Energy. The unaudited pro forma financial information does not reflect all of the costs that are expected to be incurred by Spectra Energy and Enbridge in connection with the merger. For more information, see the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Statements,” including the notes thereto.

While the merger agreement is in effect, Spectra Energy, Enbridge and their respective subsidiaries’ businesses are subject to restrictions on their business activities.

Under the merger agreement, Spectra Energy, Enbridge and their respective subsidiaries are subject to certain restrictions on the conduct of their respective businesses and generally must operate their respective businesses in the ordinary course prior to completing the merger (unless Spectra Energy or Enbridge obtains the other’s consent, as applicable, which is not to be unreasonably withheld, conditioned or delayed), which may restrict Spectra Energy’s and Enbridge’s ability to exercise certain of their respective business strategies. These restrictions may prevent Spectra Energy and Enbridge from pursuing otherwise attractive business opportunities, making certain investments or acquisitions, selling assets, engaging in capital expenditures in excess of certain agreed limits, incurring indebtedness or making changes to Spectra Energy’s and Enbridge’s respective businesses prior to the completion of the merger or termination of the merger agreement, as applicable. These restrictions could have an adverse effect on Spectra Energy’s and Enbridge’s respective businesses, financial results, financial condition or stock price.

In addition, the merger agreement prohibits Spectra Energy and Enbridge from (i) initiating, soliciting, proposing, knowingly encouraging or taking any action to knowingly facilitate, subject to certain exceptions set forth in the merger agreement, any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal, (ii) engaging in, continuing or otherwise participating in any discussions with or negotiations relating to any acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal or (iii) providing any non-public information to any person in connection with any acquisition proposal or any proposal or offer that would reasonably be expected to lead to an acquisition proposal. Spectra Energy may be required to pay Enbridge a termination fee of $1.0 billion if the merger agreement is terminated under the circumstances specified in the merger agreement, and Enbridge may be required to pay Spectra Energy a termination fee of C$1.75 billion if the merger agreement is terminated under the circumstances specified in the merger agreement.

These provisions may limit Spectra Energy’s ability to pursue offers from third parties that could result in greater value to Spectra Energy stockholders than the merger consideration. The termination fee may also discourage third parties from pursuing an alternative acquisition proposal with respect to Spectra Energy.

The termination of the merger agreement could negatively impact Spectra Energy.

If the merger is not completed for any reason, including as a result of Spectra Energy stockholders failing to approve the merger proposal, the ongoing businesses of Spectra Energy may be adversely affected and, without realizing any of the anticipated benefits of having completed the merger, Spectra Energy would be subject to a number of risks, including the following:

•	Spectra Energy may experience negative reactions from the financial markets, including a decline of its stock price (which may reflect a market assumption that the merger will be completed);

•	Spectra Energy may experience negative reactions from the investment community, its customers, regulators and employees and other partners in the business community;

•	Spectra Energy may be required to pay certain costs relating to the merger, whether or not the merger is completed; and

•	matters relating to the merger will have required substantial commitments of time and resources by Spectra Energy management, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to Spectra Energy had the merger not been contemplated.

If the merger agreement is terminated and the Spectra Energy board of directors seeks another merger, business combination or other transaction, Spectra Energy stockholders cannot be certain that Spectra Energy will find a party willing to offer equivalent or more attractive consideration than the merger consideration Spectra Energy stockholders would receive from Enbridge in the merger. If the merger agreement is terminated under the circumstances specified in the merger agreement, Spectra Energy may be required to pay Enbridge a termination fee of $1.0 billion or reimburse Enbridge for its reasonable and documented out-of-pocket expenses incurred in connection with the merger agreement subject to a cap of $100 million, depending on the circumstances surrounding the termination. If the merger agreement is terminated under the circumstances specified in the merger agreement, Enbridge may also be required to pay Spectra Energy a termination fee of C$1.75 billion or reimburse Spectra Energy for its reasonable and documented out-of-pocket expenses incurred in connection with the merger agreement subject to a cap of $100 million, depending on the circumstances surrounding the termination. If an expense reimbursement is paid by Spectra Energy or Enbridge and the Spectra Energy termination fee or Enbridge termination fee subsequently becomes due, then the amount of the Spectra Energy or Enbridge termination fee, as applicable, will be reduced by the amount of reimbursement expenses previously paid.

See the section entitled “The Merger Agreement—Termination of the Merger Agreement” for a more complete discussion of the circumstances under which the merger agreement could be terminated and when the termination fee and expense reimbursement may be payable by Spectra Energy or Enbridge, as applicable.

Directors and executive officers of Spectra Energy have interests in the merger that may differ from the interests of Spectra Energy stockholders generally, including, if the merger is completed, the receipt of financial and other benefits.

In considering the recommendation of the Spectra Energy board of directors, you should be aware that Spectra Energy’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Spectra Energy stockholders generally. These interests include, among others, potential severance benefits and other payments, the treatment of outstanding equity awards pursuant to the merger agreement, and rights to ongoing indemnification and insurance coverage. These interests are described in more detail in the section entitled “The Merger Proposal—Interests of Spectra Energy’s Directors and Executive Officers in the Merger.”

Except in specified circumstances, if the merger is not completed by 5:00 p.m. Eastern Time on March 31, 2017, subject to extension in specified circumstances by either Spectra Energy or Enbridge to December 29, 2017, either Spectra Energy or Enbridge may choose not to proceed with the merger.

Either Spectra Energy or Enbridge may terminate the merger agreement if the merger has not been completed by 5:00 p.m. Eastern Time on March 31, 2017. However, this right to terminate the merger agreement will not be available to Spectra Energy or Enbridge if the failure of such party to perform any of its obligations under the merger agreement has been the principal cause of or resulted in the failure of the merger to be complete on or before such time. The March 31, 2017 deadline is subject to extensions in intervals of three months by Spectra Energy or Enbridge to December 29, 2017 if all the conditions to closing (other than the conditions relating to the expiration or termination of the waiting period under the HSR Act, the receipt of the Competition Act (Canada) clearance, Canada Transportation Act approval and CFIUS clearance, and absence of legal restraints) have been satisfied or are capable of being satisfied at the time of extension. For more information, see the section entitled “The Merger Agreement—Termination of the Merger Agreement.”

The completion of the merger is not conditioned upon the receipt of an opinion of counsel to the effect that the merger will qualify for the Intended Tax Treatment and neither Spectra Energy nor Enbridge intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the merger.

It is intended that, for United States federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and will not result in gain recognition to Spectra Energy stockholders pursuant to Section 367(a) of the Code (assuming that, in the case of any such holder who would be treated as a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Enbridge following the merger, such holder enters into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8). However, the completion of the merger is not conditioned upon the receipt of an opinion of counsel to the effect that the merger will qualify for the Intended Tax Treatment. In addition, neither Spectra Energy nor Enbridge intends to request a ruling from the IRS regarding the United States federal income tax consequences of the merger. Accordingly, no assurance can be given that the IRS will not challenge the Intended Tax Treatment or that a court would not sustain such a challenge. You should read the section entitled “The Merger Proposal—Certain U.S. Federal Income Tax Consequences” and consult your own tax advisors regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances.

Future changes to U.S., Canadian and foreign tax laws could adversely affect the combined company.

The U.S. Congress, the Canadian House of Commons, the Organization for Economic Co-operation and Development, and other government agencies in jurisdictions where Enbridge and its affiliates do business have been focused on issues related to the taxation of multinational corporations. Specific attention has been paid to “base erosion and profit shifting,” where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result, the tax laws in the United States, Canada and other countries in which Enbridge and its affiliates do business could change on a prospective or retroactive basis, and any such change could adversely affect the combined company.

Enbridge expects to maintain its status as a “foreign private issuer” in the United States effectively until January 1, 2018 and thus will be exempt from a number of rules under the U.S. Exchange Act. On January 1, 2018, Enbridge expects to lose its status as a “foreign private issuer” in the United States, assuming that the merger closes in the first quarter of 2017, which could result in additional costs and expenses.

As a “foreign private issuer,” Enbridge is exempt from rules under the U.S. Exchange Act that impose disclosure requirements, as well as procedural requirements, for proxy solicitations under Section 14 of the U.S. Exchange Act. Enbridge’s officers, directors and principal shareholders are also exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the U.S. Exchange Act. In addition, Enbridge is permitted, under a multi-jurisdictional disclosure system adopted by the United States and Canada, to prepare its disclosure documents filed under the U.S. Exchange Act in accordance with Canadian disclosure requirements.

Once Enbridge loses its status as a foreign private issuer, it will be required to file annual, quarterly and current reports on Forms 10-K, 10-Q, and 8-K within the time periods required by the U.S. Exchange Act, which are significantly shorter than the time periods required of foreign private issuers for the less extensive periodic reporting required of them, and will have to mandatorily comply with U.S. federal proxy requirements. Enbridge would also become subject to Regulation FD of the U.S. Exchange Act, regulating the selective disclosure of non-public information, and Enbridge’s directors, senior management and affiliates would be subject to the disclosure and other requirements of Section 16 of the U.S. Exchange Act in respect of their ownership of and transactions in Enbridge securities. As a result, the regulatory and compliance costs to Enbridge under U.S. securities laws as a U.S. domestic issuer may be higher than those of a Canadian foreign private issuer eligible to use the multi-jurisdictional disclosure system.

Enbridge is organized under the laws of Canada and a substantial portion of its assets are, and many of its directors and officers reside, outside of the United States. As a result, it may not be possible for shareholders to enforce civil liability provisions of the securities laws of the United States in Canada.

Enbridge is organized under the laws of Canada. A substantial portion of Enbridge’s assets are located outside the United States, and many of Enbridge’s directors and officers and some of the experts named in this proxy statement/prospectus are residents of jurisdictions outside of the United States. As a result, it may be difficult for investors to effect service within the United States upon Enbridge and those directors, officers and experts, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of Enbridge and such directors, officers or experts under the U.S. federal securities laws. There is uncertainty as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of United States courts, of the civil liabilities predicated upon the U.S. federal securities laws.

Resales of Enbridge common shares following the merger may cause the market value of Enbridge common shares to decline.

Enbridge expects that it will issue up to approximately 690,295,723 Enbridge common shares at the effective time in connection with the merger. The issuance of these new shares and the sale of additional shares that may become eligible for sale in the public market from time to time could have the effect of depressing the market value for Enbridge common shares. The increase in the number of Enbridge common shares may lead to sales of such Enbridge common shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market value of, Enbridge common shares.

The market value of Enbridge common shares may decline as a result of the merger.

The market value of Enbridge common shares may decline as a result of the merger if, among other things, the combined company is unable to achieve the expected growth in earnings, or if the operational cost savings estimates in connection with the integration of Spectra Energy’s and Enbridge’s businesses are not realized or if the transaction costs related to the merger are greater than expected. The market value also may decline if the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by the market or if the effect of the merger on the combined company’s financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts.

Enbridge declares its dividend in Canadian dollars. However, Enbridge delivers payment to U.S. holders of Enbridge common shares in U.S. dollars. Fluctuations in the Canadian dollar/U.S. dollar exchange rate may impact the value of dividend payments received by U.S. holders of Enbridge common shares.

Enbridge declares its dividend in Canadian dollars. However, Enbridge delivers payment to U.S. holders of Enbridge common shares in U.S. dollars. The U.S. dollar value of any cash payment for declared dividends to a U.S. holder of Enbridge common shares will be converted into U.S. dollars using the noon exchange rate quoted by the Bank of Canada on the declared record date. Fluctuations in the Canadian dollar/U.S. dollar exchange rate may impact the value of any dividend payments received by U.S. holders of Enbridge common shares.

Spectra Energy and Enbridge may be targets of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the merger from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the merger, then that injunction may delay or prevent the merger from being completed. Following announcement of the merger, six putative class actions were filed by purported shareholders of Spectra Energy challenging the merger. The lawsuits include Paul Parshall v. Spectra Energy Corp, et al., 12809-CB, filed in the Court of Chancery for the State of Delaware, and Mary Lincoln v. Spectra Energy Corp, et al., 16-cv-03019, Joseph Koller v. Spectra Energy Corp, et al., 16-cv-03059, Joseph Costner v. Spectra Energy Corp et al., 16-cv-03065, John L. Williams v. Spectra Energy Corp et al., 16-cv-03069 and Joseph McMillan v. Spectra Energy Corp et al., 16-cv-03130, all filed in the United States District Court for the Southern District of Texas. For information regarding these class actions, see the section entitled “The Merger—Litigation Relating to the Merger” beginning on page 97 of this proxy statement/prospectus.

Risks Related to Spectra Energy’s Business

You should read and consider the risk factors specific to Spectra Energy’s business that will also affect the combined company after completion of the merger. These risks are described in Spectra Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which is incorporated by reference into this proxy statement/prospectus, and in other documents that are incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find Additional Information” for the location of information incorporated by reference into this proxy statement/prospectus.

Risks Related to Enbridge’s Business

You should read and consider the risk factors specific to Enbridge’s business that will also affect the combined company after completion of the merger. These risks are described in Enbridge’s amended consolidated financial statements for the fiscal year ended December 31, 2015 filed on Form 6-K on May 12, 2016, which is incorporated by reference into this proxy statement/prospectus, and in other documents that are incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find Additional Information” for the location of information incorporated by reference into this proxy statement/prospectus.

THE SPECIAL MEETING

Spectra Energy is providing this proxy statement/prospectus to Spectra Energy stockholders for the solicitation of proxies to be voted at the special meeting that Spectra Energy has called for the purposes described below. This proxy statement/prospectus is first being mailed to Spectra Energy stockholders on or about November 15, 2016 and provides Spectra Energy stockholders with the information they need to know about the merger and the proposals to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place of the Special Meeting

The special meeting will be held at 2:00 p.m., local time, on December 15. 2016, at Spectra Energy’s headquarters at 5400 Westheimer Court, Houston, Texas.

Purpose of the Special Meeting

At the special meeting, Spectra Energy stockholders will be asked to consider and vote on the following proposals, which we collectively refer to as the “proposals”:

•	Merger Proposal: to adopt the merger agreement, pursuant to which Merger Sub will merge with and into Spectra Energy. Spectra Energy will survive the merger as a direct wholly owned subsidiary of Enbridge; and

•	Advisory Compensation Proposal: to approve, on an advisory (non-binding) basis certain specified compensation that will or may be paid by Spectra Energy to its named executive officers that is based on or otherwise relates to the merger.

Recommendation of the Spectra Energy Board of Directors

After careful consideration, the Spectra Energy board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, Spectra Energy and its stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, (iii) directed that the merger agreement be submitted to a vote at a meeting of Spectra Energy stockholders and (iv) resolved to recommend that Spectra Energy stockholders vote to approve the proposals. The Spectra Energy board of directors unanimously recommends that Spectra Energy stockholders vote “FOR” the merger proposal and “FOR” the advisory compensation proposal. For more information, see the section entitled “The Merger Proposal—Spectra Energy’s Reasons for the Merger; Recommendation of the Spectra Energy Board of Directors.”

In considering the recommendation of the Spectra Energy board of directors with respect to the proposals, you should be aware that Spectra Energy’s directors and executive officers have interests that are different from, or in addition to, the interests of Spectra Energy stockholders generally. For more information, see the section entitled “The Merger Proposal—Interests of Spectra Energy’s Directors and Executive Officers in the Merger.”

Record Date and Outstanding Shares of Spectra Energy Common Stock

Only Spectra Energy stockholders of record as of the close of business on November 7, 2016 (the record date) will be entitled to receive notice of, and to vote at, the special meeting or at any adjournment or postponement thereof.

As of the close of business on the record date, there were 701,520,044 shares of Spectra Energy common stock issued and outstanding and entitled to vote at the special meeting. Each Spectra Energy stockholder is entitled to one vote for each share of Spectra Energy common stock owned as of the record date.

A complete list of Spectra Energy stockholders entitled to vote at the special meeting will be available for inspection at Spectra Energy’s principal place of business during regular business hours for a period of no less than 10 days before the special meeting and, during the special meeting, at the Spectra Energy Corp Headquarters, 5400 Westheimer Court, Houston, Texas 77056.

Quorum

A majority of the shares entitled to vote must be present in person or by proxy at the special meeting in order to constitute a quorum. If you submit a properly executed proxy card or vote by telephone or the Internet, you will be considered part of the quorum.

Abstentions will be deemed present and entitled to vote at the special meeting for the purpose of determining the presence of a quorum. Spectra Energy common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the bank, broker or other nominee, and Spectra Energy common stock with respect to which the beneficial owner otherwise fails to vote, will not be considered present and entitled to vote at the special meeting for the purpose of determining the presence of a quorum.

If a quorum is not present or if there are not sufficient votes for the approval of the merger proposal, Spectra Energy expects that the special meeting will be adjourned to solicit additional proxies. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

Required Vote

Required Vote to Approve the Merger Proposal

Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Spectra Energy common stock. Therefore, if you do not vote your shares of Spectra Energy common stock, abstain from voting or fail to instruct your bank, broker or other nominee to vote on the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.

Required Vote to Approve the Advisory Compensation Proposal

Approval, on an advisory basis, of the advisory compensation proposal requires the affirmative vote of holders of a majority of the shares of Spectra Energy common stock that are present at the special meeting in person or by proxy and are entitled to vote on the advisory compensation proposal. Therefore, if you abstain from voting or submit an instruction to your bank, broker or other nominee that fails to vote “FOR” the advisory compensation proposal, it will have the same effect as a vote “AGAINST” the advisory compensation proposal. If you fail to submit any instruction to your bank, broker or other nominee, you will not be counted as present for purposes of a quorum, and it will have no effect on the advisory compensation proposal, assuming that a quorum is otherwise present. The vote on the advisory compensation proposal will not be binding on Enbridge, Spectra Energy, the Spectra Energy board of directors or any of its committees.

Adjournment

In accordance with Spectra Energy’s by-laws, whether or not a quorum is present, a Spectra Energy officer presiding at the special meeting will have the power to adjourn the special meeting from time to time for the purpose of, among other things, soliciting additional proxies. If the special meeting is adjourned, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

In addition, the merger agreement provides that, if, on a date that is one business day prior to the scheduled date of the special meeting, Spectra Energy has not received proxies that are necessary to approve the merger proposal, whether or not a quorum is present, Spectra Energy is required to make one or more successive postponements or adjournments of the special meeting as long as the date of the special meeting is not postponed or adjourned more than 10 days in connection with any one postponement or adjournment or more than an aggregate of 20 days from the original date of the special meeting.

Voting by Directors and Executive Officers

As of the record date for the special meeting, the Spectra Energy directors and executive officers had the right to vote approximately 1,357,263 shares of Spectra Energy common stock, representing less than 1% of the shares of Spectra Energy common stock then outstanding and entitled to vote at the special meeting. It is expected that the Spectra Energy directors and executive officers who are Spectra Energy stockholders will vote “FOR” the merger proposal and “FOR” the advisory compensation proposal, although none of them has entered into any agreement requiring them to do so. As of November 7, 2016, Enbridge directors and executive officers beneficially owned approximately 890 shares of Spectra Energy common stock, which is less than 1% of the shares of Spectra Energy common stock then outstanding and entitled to vote.

Voting by Proxy or in Person

Voting and Submitting a Proxy for Spectra Energy Common Stock Held by Holders of Record

If you were a holder of record of Spectra Energy common stock at the close of business on the record date, you may vote in person by attending the special meeting or, to ensure that your shares are represented at the special meeting, you may authorize a proxy to vote by:

•	Internet, by going to the website shown on your proxy card and following the instructions outlined on the secured website using certain information provided on your proxy card or voting instruction form.

•	QR Code, by scanning the QR code shown on your proxy card to vote with your mobile device.

•	Telephone, by using the toll-free number shown on your proxy card, or by following the instructions on your proxy card.

•	Written Proxy, if you received your proxy materials by mail, you may submit your written proxy by completing the proxy card enclosed with those materials and signing, dating and returning your proxy card by mail in the enclosed return envelope, which requires no additional postage if mailed in the United States.

•	Attending the Special Meeting, and voting in person if you are a Spectra Energy stockholder of record or if you are a beneficial owner and have a legal proxy from the Spectra Energy stockholder of record.

When you submit a proxy by telephone or the Internet, your proxy is recorded immediately. We encourage you to submit your proxy using these methods whenever possible. If you submit a proxy by telephone or the Internet, please do not return your proxy card by mail.

All shares of Spectra Energy common stock represented by each properly executed and valid proxy received by 11:59 p.m. on December 14, 2016 will be voted in accordance with the instructions given on the proxy. If a Spectra Energy stockholder executes a proxy card without giving instructions, the Spectra Energy common stock represented by that proxy card will be voted “FOR” each of the proposals.

Your vote is very important, regardless of the number of shares you own. Accordingly, please submit your proxy by telephone, the Internet or mail, whether or not you plan to attend the special meeting in person. Proxies must be received by 11:59 p.m. on December 14, 2016.

Voting and Submitting a Proxy for Spectra Energy Common Stock Held in “Street Name”

If your Spectra Energy common stock is held in an account at a bank, broker or other nominee, you must instruct the bank, broker or other nominee on how to vote them by following the instructions that the bank, broker or other nominee provides to you with these proxy materials. Most banks, brokers and other nominees offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone, and by the Internet.

If you hold your Spectra Energy common stock in a brokerage account and you do not provide voting instructions to your broker, your shares will not be voted on any proposal because under the current rules of the NYSE brokers do not have discretionary authority to vote on the proposals. Since there are no items on the agenda that your broker has discretionary authority to vote upon, broker non-votes will not be counted as present at the special meeting for the purposes of determining a quorum if you fail to instruct your broker on how to vote on the proposals. Therefore, a broker non-vote will have the same effect as a vote “AGAINST” the merger proposal. If you submit an instruction to your bank, broker or other nominee that fails to vote “FOR” the advisory compensation proposal, it will have the same effect as a vote “AGAINST” the advisory compensation proposal. If you fail to submit any instruction to your bank, broker or other nominee, it will have no effect on the advisory compensation proposal, assuming that a quorum is otherwise present.

If you hold shares through a bank, broker or other nominee and wish to vote your shares in person at the special meeting, you must obtain a legal proxy from your bank, broker or other nominee and present it to the inspector of election with your ballot when you vote at the special meeting.

Revocability of Proxies and Changes to a Spectra Energy Stockholder’s Vote

If you are a stockholder of record, you may revoke your proxy and/or change your vote by:

•	submitting a valid, later-dated proxy by the Internet, telephone or mail;

•	sending a written notice (bearing a date later than the date of the proxy) stating that you revoke your proxy to Spectra Energy at 5400 Westheimer Court, Houston, Texas 77056, Attn: Corporate Secretary; or

•	attending the special meeting and voting by ballot in person (your attendance at the special meeting will not, without voting, revoke any proxy that you have previously given).

If you choose to revoke your proxy by written notice or submit a later-dated proxy, you must do so by 11:59 p.m. on December 14, 2016.

If your shares are held in “street name” by your bank, broker or other nominee and you have directed such bank, broker or other nominee to vote your shares, you should instruct such bank, broker or other nominee to change your vote and follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote.

Abstentions

If you mark your proxy or voting instructions to abstain, it will have the effect of voting “AGAINST” each of the merger proposal and the advisory compensation proposal.

Tabulation of Votes

The inspector of election at the special meeting will, among other matters, determine the number of shares of Spectra Energy common stock represented at the special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to the Spectra Energy stockholders.

Solicitation of Proxies; Expenses of Solicitation

Spectra Energy will bear all costs and expenses in connection with the solicitation of proxies from its stockholders, except that Spectra Energy and Enbridge have agreed to share equally the expenses of printing and mailing this proxy statement/prospectus and all filing fees payable to the SEC in connection with this proxy statement/prospectus. In addition to the solicitation of proxies by mail, Spectra Energy will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Spectra Energy common stock and secure their voting instructions, if necessary. Spectra Energy will reimburse the banks, brokers and other record holders for their reasonable expenses in taking those actions. Spectra Energy has also made arrangements with Innisfree M&A Incorporated to assist in soliciting proxies and in communicating with Spectra Energy stockholders and estimates that it will pay them a fee of approximately $25,000 plus reasonable out-of-pocket fees and expenses for these services. Proxies may also be solicited by Spectra Energy’s directors, officers and other employees through the mail or by telephone, the Internet, fax or other means, but no additional compensation will be paid to these persons.

Householding

The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits Spectra Energy, with your permission, to send a single notice of meeting and, to the extent requested, a single set of this proxy statement/prospectus to any household at which two or more stockholders reside if Spectra Energy believes they are members of the same family. This rule is called “householding,” and its purpose is to help reduce printing and mailing costs of proxy materials.

A number of brokerage firms have instituted householding. If you and members of your household have multiple accounts holding Spectra Energy common stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this proxy statement/prospectus or wish to revoke your decision to household. These options are available to you at any time.

Other Information

As of the date of this proxy statement/prospectus, the Spectra Energy board of directors knows of no other matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the special meeting, or any adjournments of the special meeting, that are set forth in the notice for such special meeting in accordance with the Spectra Energy by-laws and are proposed and are properly voted upon, the enclosed proxies will give the individuals that Spectra Energy stockholders name as proxies discretionary authority to vote the shares represented by these proxies as to any of these matters. However, those individuals will only exercise this discretionary authority with respect to matters that were unknown a reasonable time before the solicitation of proxies.

The matters to be considered at the special meeting are of great importance to Spectra Energy stockholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this proxy statement/prospectus and submit your proxy by telephone or the Internet or complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope. If you submit your proxy by telephone or the Internet, you do not need to return the enclosed proxy card.

Assistance

If you need assistance in completing your proxy card, have questions regarding the special meeting, or would like additional copies, without charge, of this proxy statement/prospectus, please contact Innisfree M&A Incorporated at 1-877-800-5185 (toll-free from the U.S. and Canada), or 1-412-232-3651 (from other locations).

THE MERGER PROPOSAL

This section of the proxy statement/prospectus describes the various aspects of the merger and related matters. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus, including the full text of the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, for a more complete understanding of the merger. In addition, important business and financial information about each of Spectra Energy and Enbridge is included in or incorporated by reference into this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, see the section entitled “Where You Can Find Additional Information.”

Transaction Structure

The merger agreement provides that, subject to the terms and conditions of the merger agreement, at the effective time, Merger Sub, a direct wholly owned subsidiary of Enbridge, will merge with and into Spectra Energy. As a result, Spectra Energy will survive the merger as a direct wholly owned subsidiary of Enbridge. The terms and conditions of the merger are contained in the merger agreement, which is described in this proxy statement/prospectus and attached to this proxy statement/prospectus as Annex A. You are encouraged to read the merger agreement carefully, as it is the legal document that governs the merger. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement.

Merger Consideration

Upon the completion of the merger, each share of Spectra Energy common stock issued and outstanding immediately prior to the effective time (other than Spectra Energy common stock owned directly by Enbridge, Merger Sub or Spectra Energy, and in each case not held on behalf of third parties) will be automatically converted into the right to receive 0.984 of a validly issued, fully paid and non-assessable Enbridge common share (the merger consideration).

Based on the number of shares of Spectra Energy common stock outstanding as of November 7, 2016, Enbridge will issue approximately 690,295,723 Enbridge common shares to Spectra Energy stockholders at the effective time pursuant to the merger agreement. The actual number of Enbridge common shares to be issued pursuant to the merger agreement will be determined at the effective time based on the exchange ratio, the number of shares of Spectra Energy common stock outstanding at such time and the number of Spectra Energy stock options, phantom units, performance stock units and other equity-based awards. Based on the number of shares of Spectra Energy common stock outstanding as of November 7, 2016, and the number of Enbridge common shares outstanding as of November 7, 2016, immediately after completion of the merger, former Spectra Energy stockholders would own approximately 42.38% of the outstanding Enbridge common shares.

Based on the closing price of Enbridge common shares on the NYSE on September 2, 2016, the last full trading day before the announcement of the merger agreement, the per share value of Spectra Energy common stock implied by the merger consideration was $40.33. Based on the closing price of Enbridge common shares on the NYSE on November 10, 2016, the most recent practicable date prior to the date of this proxy statement/prospectus, the per share value of Spectra Energy common stock implied by the merger consideration was $41.40. The implied value of the merger consideration will fluctuate, however, as the market price of Enbridge common shares fluctuates, because the merger consideration that is payable per share of Spectra Energy common stock is a fixed fraction of an Enbridge common share. As a result, the value of the merger consideration that Spectra Energy stockholders will receive upon the completion of the merger could be greater than, less than or the same as the value of the merger consideration on the date of this proxy statement/prospectus or at the time of the special meeting. Accordingly, you are encouraged to obtain current stock price quotations for Spectra Energy common stock and Enbridge common shares before deciding how to vote with respect to the approval of the merger agreement. Spectra Energy common stock trades on the NYSE under the ticker symbol “SE” and Enbridge common shares trade on the NYSE and the TSX under the ticker symbol “ENB.” The price of Enbridge common shares on the NYSE is reported in U.S. dollars, while the price of Enbridge common shares on the TSX is reported in Canadian dollars.

Background of the Merger

Each of the Spectra Energy board of directors and the Enbridge board of directors, each with their respective senior management, and with the assistance of their respective financial and legal advisors, from time to time have separately and independently reviewed and considered various potential strategic opportunities and alternatives in light of industry, regulatory and economic trends and developments.

As part of these reviews, both Spectra Energy and Enbridge have evaluated potential transactions to advance their respective strategic objectives of enhancing stockholder value, supporting dividend growth and better serving customers and employees. In furtherance of these objectives, in recent years, Spectra Energy senior management and Enbridge senior management have from time to time met with various industry executives, including each other, to discuss possible strategic transactions and have discussed sporadically with each other the idea of a possible business combination between the two companies. As part of each company’s strategic planning process, and in some instances based on these discussions, each of the Spectra Energy board of directors and the Enbridge board of directors had preliminarily considered possible transaction alternatives with other third parties. During 2015 and 2016, the Spectra Energy board of directors considered, and in some cases Spectra Energy management engaged in negotiations regarding, several potential strategic acquisitions/business combination transactions with third parties. These transactions were not pursued by the Spectra Energy board of directors for various reasons, including failure to reach an acceptable agreement with the potential counterparties. During 2015, the Enbridge board of directors considered potential strategic acquisitions/business combination transactions with third parties, however, the Enbridge board did not pursue any alternative transaction as the transactions considered did not fully meet Enbridge’s investment criteria including fit with strategy, industry fundamentals, and financial risk and reward considerations in a manner that would create shareholder value.

Enbridge’s senior management has considered or discussed the possibility of a business combination transaction between Enbridge and Spectra Energy periodically for at least the last 18 months. During this period, Enbridge’s senior management has continued to monitor and evaluate Spectra Energy and since November 2015, has provided periodic updates to the Enbridge board of directors, including presenting to the board on the possibility of a business combination transaction with Spectra Energy at Enbridge’s regularly scheduled board meetings in November and December 2015, as well as at the board meeting held in February 2016. Gov. James J. Blanchard disclosed that his law firm does work for Spectra Energy and he has participated in representing Spectra Energy. As a result of this conflict, Gov. Blanchard did not participate in these discussions or in any future meetings or discussions relating to a possible transaction with Spectra Energy.

On May 10 and 11, 2016, the Enbridge board of directors held a regularly scheduled meeting, which was also attended by certain of Enbridge’s senior management. During the meeting, the Enbridge board of directors and members of senior management reviewed the possibility of a business combination transaction between Enbridge and Spectra Energy, including the strong strategic fit, long term growth platform, short and long term financial benefits, cultural fit and view of the strategic strengths of Spectra Energy’s asset base. The Enbridge board of directors determined that Enbridge senior management should continue to analyze a potential business combination transaction with Spectra Energy and initiate discussions with Spectra Energy’s senior management about such a transaction.

On May 20, 2016, Mr. Al Monaco, the Chief Executive Officer of Enbridge, called Mr. Gregory L. Ebel, the Chairman and Chief Executive Officer of Spectra Energy, to inform Mr. Ebel that the Enbridge board of directors recently had discussed the possibility of combining Enbridge with Spectra Energy and the board’s view, which Mr. Monaco shared, that it was an appropriate time for both companies to consider a possible transaction. During the call, Mr. Ebel and Mr. Monaco discussed the strategic rationale for a possible transaction and agreed that their respective senior management teams would coordinate to schedule a meeting during the first week of June, at which Enbridge’s senior management would present preliminary parameters under which a possible transaction might occur. During the conversation, Mr. Ebel informed Mr. Monaco that the strategic rationale for a possible transaction was consistent with the discussions that the Spectra Energy board of directors also had on this topic from time to time. On May 27, 2016, Mr. Ebel informed the Spectra Energy directors of his discussion with Mr. Monaco and the upcoming meeting with Enbridge senior management.

On June 1, 2016, Mr. Monaco and Mr. Ebel, accompanied by each company’s Chief Financial Officer and Chief Development Officer, met in Denver, Colorado to further discuss a possible transaction. At the meeting, Enbridge senior management presented its view regarding the strategic rationale for a transaction between the two companies, including the potential synergies, value drivers and dividend payout assumptions for the combined company. Enbridge senior management also presented its preliminary proposal on the financial parameters of a possible transaction, which included a premium of approximately 10% to the NYSE trading price of Spectra Energy common stock, with approximately 90% of the consideration consisting of Enbridge common shares and the remainder of the consideration consisting of cash. Also during the meeting, Mr. Ebel and Mr. Monaco discussed governance matters for the combined company. Mr. Monaco indicated that Enbridge’s preliminary view was that Mr. Ebel would become non-executive Chairman of the board of directors of the combined company, Mr. Monaco would serve as the Chief Executive Officer of the combined company, that there would be proportionate director representation (based on approximate relative share ownership) on the board of the combined company and that the combined company’s management team would be selected with the objective of building the strongest possible management team. Mr. Ebel told Mr. Monaco that he would discuss Enbridge’s preliminary proposal and the strategic rationale for a potential transaction with the Spectra Energy board of directors. Following the meeting, Mr. Ebel informed the Spectra Energy board of directors that discussions with Enbridge were constructive, there appeared to be significant value that could be created by combining the two companies and he would provide a detailed update during the next Spectra Energy board meeting.

On June 13 and 14, 2016, the Spectra Energy board of directors held a regularly scheduled meeting, which was also attended on June 14 by Spectra Energy management and representatives of BMOCM and Wachtell, Lipton, Rosen & Katz (which we refer to as “Wachtell Lipton”), Spectra Energy’s outside counsel. During the meeting, Spectra Energy management and representatives of BMOCM provided a summary of the preliminary discussions between Spectra Energy and Enbridge senior management and the preliminary terms that Enbridge had proposed for a possible combination of the two companies, including the financial parameters of a possible transaction, the combined company’s potential dividend policy and the possible composition of the combined company’s board and management. Representatives of BMOCM reviewed Spectra Energy’s and Enbridge’s recent stock performance and discussed preliminary financial matters regarding the proposed transaction, including with respect to each company on a standalone and combined basis. Also at this meeting, representatives of Wachtell Lipton reviewed with the Spectra Energy directors their fiduciary duties in connection with considering a possible business combination involving the two companies. Following discussion regarding these topics, the consensus of the Spectra Energy board of directors was that management and Spectra Energy’s advisors should continue to engage in discussions with representatives of Enbridge regarding a possible business combination and should report to the board with updates regarding these discussions.

On June 16, 2016, Mr. Ebel informed Mr. Monaco that the Spectra Energy board of directors had authorized further discussions regarding a possible combination of Spectra Energy and Enbridge. Mr. Ebel informed Mr. Monaco that the Spectra Energy board was of the view that the premium and stock/cash consideration mix for Spectra Energy stockholders, dividend growth commitments and the governance structure of the combined company were important open points requiring further discussion.

On June 17, 2016, Spectra Energy and Enbridge entered into a confidentiality agreement, which included reciprocal standstill restrictions. Each of Spectra Energy and Enbridge subsequently provided the other party and certain of their respective representatives with due diligence information, including with respect to the long term growth prospects of each company and the specific opportunities that underpinned these prospects, assumptions related to the potential synergies available in a business combination transaction between Enbridge and Spectra Energy and the potential credit profile of the combined company. For the remainder of June and throughout July and August, representatives of Spectra Energy and Enbridge engaged in mutual due diligence investigations on these and other topics, which included meetings, conference calls and review of materials in electronic data rooms.

On June 28 and 29, 2016, the Enbridge board of directors held a regularly scheduled meeting, which was also attended by certain of Enbridge’s senior management. Mr. Monaco updated the Enbridge board of directors on the initial discussions with Spectra Energy senior management and the strategic rationale for the transaction, including Spectra Energy’s competitive position and long term growth outlook, the dividend growth assumptions for the combined company and the positive impact on access to equity capital and share price. Enbridge management also discussed the potential credit rating impact of the proposed transaction. Enbridge management then discussed the initial results of their due diligence review of Spectra Energy and potential next steps. The Enbridge board of directors and members of management present agreed that Mr. Monaco and other senior management should continue to explore a potential business combination with representatives of Spectra Energy and conduct further due diligence investigations. The Enbridge board of directors directed management to provide an update on these matters at the next board meeting.

On June 30, 2016, Mr. Monaco called Mr. Ebel and advised him that the Enbridge board of directors supported the strategic rationale for combining Spectra Energy and Enbridge. Mr. Monaco also indicated that the Enbridge board of directors was scheduled to meet again at the end of July, at which time he wished to update the Enbridge board on various transaction matters, including rating agency and regulatory considerations.

Between June 30, 2016 and July 29, 2016, the respective Spectra Energy and Enbridge management teams and advisors continued to have meetings and conference calls regarding due diligence, regulatory and other matters. On July 21, 2016, Mr. Monaco called Mr. Ebel to discuss the upcoming meeting of the Enbridge board of directors on July 26 and 27, 2016 and reaffirmed Enbridge’s continued interest in assessing a combination of the two companies.

On July 26 and 27, 2016, the Enbridge board of directors held a regularly scheduled meeting, which was also attended by certain of Enbridge’s senior management. During the meeting, Mr. Monaco updated the Enbridge board of directors on his conversations with Mr. Ebel regarding a possible transaction and Spectra Energy’s willingness to explore a potential combination of the two companies. During the meeting, the Enbridge board, with the assistance of Credit Suisse Securities (Canada), Inc., which we refer to as “Credit Suisse”, one of Enbridge’s financial advisors, reviewed and discussed financial aspects of a possible business combination transaction between Enbridge and Spectra Energy. The Enbridge board of directors and members of management present then discussed the terms and timing of a possible transaction, including the form of consideration, premium, regulatory approvals, deal protection mechanisms, governance and tax matters. The Enbridge board of directors authorized Mr. Monaco and management to continue discussions with representatives of Spectra Energy to assess the viability of the combination and if it could be achieved on acceptable terms. The board further authorized Mr. Monaco to provide a written non-binding proposal to Mr. Ebel detailing Enbridge’s proposed terms for a merger with Spectra Energy.

On July 28, 2016, Mr. Monaco called Mr. Ebel to confirm that, consistent with prior discussions, the Enbridge board of directors viewed the combination of the two companies favorably, subject to due diligence and acceptable terms being reached by the parties. Mr. Ebel communicated to Mr. Monaco that he and the Spectra Energy board of directors shared the same favorable view, and that the premium and cash/stock consideration mix for Spectra Energy stockholders, dividend growth commitments and governance structure of the combined company remained open issues that needed to be resolved by the parties.

On July 29, 2016, the Spectra Energy board of directors held a special meeting, which was also attended by Spectra Energy management and representatives of BMOCM and Wachtell Lipton. During the meeting, Mr. Ebel updated the Spectra Energy board of directors about his conversations with Mr. Monaco regarding a possible transaction and Enbridge’s continued interest in combining the two companies. Mr. Ebel also informed the directors that Enbridge indicated that it would submit to Spectra Energy a written non-binding proposal detailing its proposed terms for a possible business combination. Also at the meeting, members of Spectra Energy management provided an overview of Enbridge’s business and corporate structure and the potential credit rating impact of the proposed transaction. Representatives of BMOCM provided a capital markets and industry update, reviewed Spectra Energy’s and Enbridge’s recent stock performance and discussed certain updated preliminary financial matters regarding a proposed transaction. Following discussion regarding these topics, the Spectra Energy board of directors indicated its support for management and advisors to continue to engage in discussions with representatives of Enbridge and report back to the board with updates regarding these discussions.

Following the completion of the board meeting on July 29, 2016, Mr. Ebel called Mr. Monaco to reiterate that the premium and cash/stock consideration mix for Spectra Energy stockholders, anticipated dividend growth and governance structure of the combined company remained open issues that needed to be resolved by the parties.

Later in the day on July 29, 2016, Enbridge delivered a non-binding proposal letter to Spectra Energy, in which Enbridge proposed a merger with Spectra Energy. The letter, which was provided to the Spectra Energy directors on the same day, indicated that, further to the discussions which had occurred between the parties, the combined company would have a 12-member board, with the board Chairman and Chief Executive Officer roles to be split as previously discussed by the parties (with Mr. Ebel becoming the non-executive Chairman of the board of directors of the combined company and Mr. Monaco continuing to serve as the Chief Executive Officer of the combined company), the transaction consideration would consist primarily of stock with a low premium and the combined company would continue to have a major presence in Houston, Texas. The letter also indicated that Enbridge’s review of the proposed transaction suggested that the combined company was expected to be able to deliver annual dividend growth of 10% well into the next decade, while maintaining a conservative payout ratio.

On August 4, 2016, Mr. Monaco and Mr. Ebel discussed the proposed terms contained in Enbridge’s proposal letter and Mr. Ebel indicated that, among other things, the premium for Spectra Energy stockholders needed to exceed 10% in order for the transaction to be considered favorably by the Spectra Energy board of directors.

On August 5, 2016, the respective management teams of Spectra Energy and Enbridge, including the Chief Executive Officers of each company met, and with the assistance of representatives of Spectra Energy’s financial advisors, BMOCM and Citi, and Enbridge’s financial advisors, Credit Suisse and RBC Dominion Securities Inc., which we refer to as “RBC”, discussed possible transaction terms and certain financial matters, due diligence and value drivers for the combined company, including long term growth prospects and synergies. During this meeting, the Spectra Energy management team and the Enbridge management team discussed, among other things, the premium for the proposed transaction, the consideration mix for Spectra Energy stockholders, the size and composition of the combined company’s board, the role and tenure of the chairman of the board of directors of the combined company and matters regarding closing certainty, including the scope of each party’s covenants to obtain regulatory approvals. Spectra Energy management communicated to Enbridge management that, in addition to the resolution of the matters described above, a commitment to dividend growth of at least 10% per year as previously discussed was important to Spectra Energy’s willingness to pursue the proposed transaction.

On August 9, 2016, finance teams from Spectra Energy and Enbridge met to discuss various matters, including preparing for possible rating agency presentations, which were scheduled to occur in late August.

On August 15, 2016, the Spectra Energy board of directors held a special meeting, which was also attended by Spectra Energy management and representatives of BMOCM, Citi and Wachtell Lipton. During the meeting, Mr. Ebel and other members of Spectra Energy management discussed with the directors the outstanding transaction terms that Spectra Energy and Enbridge had been negotiating, including the premium and cash/stock consideration mix for Spectra Energy stockholders, dividend growth commitments, regulatory approvals, funding of interim operations, termination fees, board composition and tenure of the chairman of the board of directors of the combined company. Mr. Ebel and other members of management also discussed with the directors the results of the due diligence examination that had been undertaken to date, particularly regarding each company’s growth projects. Also during the meeting, representatives of BMOCM and Citi discussed potential timelines relating to the proposed transaction. Representatives of Wachtell Lipton reviewed with the Spectra Energy directors their fiduciary duties in connection with considering a possible business combination between the two companies. Following discussion regarding these topics, the Spectra Energy board of directors instructed management and advisors to continue to engage in negotiations with representatives of Enbridge regarding a possible business combination to achieve the best possible terms for the board’s review and report to the board with updates regarding these negotiations.

On August 19, 2016, Sullivan & Cromwell LLP (which we refer to as “Sullivan & Cromwell”), Enbridge’s outside U.S. counsel, sent a draft merger agreement to Wachtell Lipton. The draft merger agreement provided for, among other things, a part cash and part stock transaction, generally reciprocal obligations and rights with respect to the ability of each party to change its board recommendation, generally reciprocal termination rights and termination fee triggers, a termination fee of 4% of the transaction’s equity value payable by either party in specified circumstances, expense reimbursement if the other party’s shareholders voted against the transaction, a prohibition on each party’s ability to terminate the merger agreement in order to enter into a superior proposal prior to the completion of the stockholder meetings relating to the transaction, the extent of Enbridge’s obligations in connection with obtaining regulatory approvals, an appraisal rights closing condition and a 12-person combined company board, comprised of four Spectra Energy designees (including Spectra Energy’s Chief Executive Officer who would become non-executive Chairman of the board of directors of the combined company), and eight Enbridge designees (including Enbridge’s Chief Executive Officer who would continue to serve as the Chief Executive Officer of the combined company).

Between August 19, 2016 and August 27, 2016, the respective Spectra Energy and Enbridge management teams and advisors engaged in discussions about, among other matters, the terms of the draft merger agreement.

On August 22, 2016, the Enbridge board of directors held a telephonic meeting that was also attended by certain members of senior management, representatives of Sullivan & Cromwell, McCarthy Tétrault LLP (which we refer to as “McCarthy Tétrault”), Enbridge’s Canadian counsel, Credit Suisse and RBC. During the meeting, Mr. Monaco and members of senior management updated the Enbridge board of directors on the discussions that had occurred between the Enbridge and Spectra Energy management teams. Representatives of Enbridge’s outside legal counsel reviewed with the directors their fiduciary duties in connection with considering a possible business combination with Spectra Energy and certain process issues that should be considered. Representatives of Credit Suisse and RBC each also reviewed and discussed with the Enbridge board the recent stock performance of Enbridge and Spectra Energy and the potential market reaction to an announcement of a business combination transaction with Spectra Energy. The Enbridge board of directors and members of senior management present discussed long term growth prospects, dividend growth commitments, estimated annual cost synergies that could be derived in connection with the transaction, the proposed mix of consideration, consisting mostly of Enbridge common shares, and the potential impact of the proposed transaction on Enbridge’s credit ratings. Also at this meeting, Enbridge’s directors, senior management and representatives of Enbridge’s advisors discussed preliminary terms of the merger, including deal protection, regulatory approvals, governance of the combined company, certain interim operating covenants, transition planning and integration, and closing conditions. Following discussion on these topics, the Enbridge board of directors directed Enbridge’s senior management and advisors to continue to engage in negotiations with representatives of Spectra Energy regarding the terms of a possible business combination transaction.

On August 23, 2016, the Spectra Energy board of directors held a regularly scheduled meeting, which was also attended by Spectra Energy management and representatives of BMOCM, Citi and Wachtell Lipton. During the meeting, Spectra Energy management updated the Spectra Energy directors on the discussions that had occurred between the respective Spectra Energy and Enbridge management teams and discussed with the directors the outstanding transaction terms that the respective Spectra Energy and Enbridge management teams and advisors had been negotiating, including the premium and cash/stock consideration mix for Spectra Energy stockholders, certain tax matters, dividend growth commitments, regulatory approvals, closing conditions, interim operations considerations and board composition and other governance matters. Spectra Energy management also provided an update on and discussed with the directors the estimated potential synergies that could result from the proposed transaction and discussed the results of the due diligence examination that had been completed as of that time. Also during the meeting, representatives of BMOCM and Citi reviewed Spectra Energy’s and Enbridge’s recent stock performance and discussed updated preliminary financial matters regarding the proposed transaction, including with respect to each company on a standalone and combined basis, as well as certain credit rating agency considerations. Representatives of Wachtell Lipton reviewed with the Spectra Energy directors their fiduciary duties in connection with considering a possible business combination between the two companies. Following discussion regarding these topics, the Spectra Energy board of directors provided direction with respect to outstanding matters and requested management and advisors to continue to engage in negotiations with representatives of Enbridge and report to the board with updates regarding the progress of these negotiations.

On August 25 and August 26, 2016, the respective senior management of Enbridge and Spectra Energy, including Mr. Monaco and Mr. Ebel and each company’s Chief Financial Officer, participated in meetings with credit rating agencies, during which they discussed the proposed transaction, pro forma corporate, financial and governance structure and strengths of the combined company.

Between August 27, 2016 and September 5, 2016, Wachtell Lipton and Sullivan & Cromwell, along with Goodmans LLP, Spectra Energy’s Canadian counsel, and McCarthy Tétrault, exchanged multiple revised drafts of the merger agreement reflecting various discussions and the respective parties’ positions on open items, including the cash/stock consideration mix for Spectra Energy stockholders, tax-related matters, regulatory efforts requirements, conditionality, termination provisions, termination fee triggers and amounts, and governance provisions. Also during this period, the Spectra Energy and Enbridge management teams continued to negotiate the respective parties’ positions on these items and worked on preparing additional information for the rating agencies.

On August 28, 2016, the Spectra Energy board of directors held a special meeting, which was also attended by Spectra Energy management and representatives of BMOCM, Citi and Wachtell Lipton, and included Mr. Monaco for the opening segment of the meeting. Mr. Monaco presented to the Spectra Energy directors, among other matters, his vision for the combined company and responded to questions from Spectra Energy’s directors. After Mr. Monaco departed the meeting, Spectra Energy management and Spectra Energy’s legal and financial advisors updated the Spectra Energy directors on the discussions that had occurred between Spectra Energy and Enbridge management teams and discussed with the directors the outstanding transaction terms that they and the advisors had been negotiating. Also during the meeting, representatives of BMOCM and Citi reviewed Spectra Energy’s and Enbridge’s recent stock performance and discussed updated preliminary financial matters regarding the proposed transaction. Representatives of Wachtell Lipton reviewed with the Spectra Energy directors their fiduciary duties in connection with considering a possible business combination between the two companies and provided an overview of the terms of the draft merger agreement. In addition, Spectra Energy management and representatives of Wachtell Lipton discussed with the Spectra Energy directors employee compensation and benefits related matters. Following discussion regarding these topics, the Spectra Energy board of directors provided direction with respect to outstanding matters and requested management and advisors to continue negotiations and report to the board with updates regarding the progress of these negotiations.

Between August 28, 2016 and September 1, 2016, the respective Spectra Energy and Enbridge management and advisors continued to negotiate the remaining open transaction terms, particularly the exchange ratio that would determine the number of Enbridge common shares Spectra Energy stockholders would receive for their

Spectra Energy common stock, the cash/stock consideration mix for Spectra Energy stockholders, termination provisions and termination fee triggers, certain tax matters and governance terms.

On August 29, 2016, the Enbridge board of directors held a telephonic meeting that was also attended by certain of Enbridge’s senior management and representatives of Sullivan & Cromwell, Credit Suisse and RBC. During the meeting, members of senior management of Enbridge updated the Enbridge board of directors on the negotiations between the Enbridge and Spectra Energy management teams and their advisors, including outstanding transaction terms and open issues, which included premium and mix, regulatory approvals, board composition and other governance matters. Enbridge’s senior management also discussed Enbridge’s potential credit ratings in connection with a business combination transaction with Spectra Energy and planned discussions with the rating agencies. Enbridge senior management also discussed with Enbridge’s directors whether, given Spectra Energy’s preference for more stock as part of the merger consideration, Enbridge should consider proposing consideration consisting entirely of Enbridge common shares. Enbridge’s senior management then updated and discussed with the Enbridge board of directors that due diligence on Spectra Energy had effectively been completed and an updated financial analysis would be presented at the next board meeting. Following discussion regarding these topics, the Enbridge board of directors directed management and Enbridge’s advisors to continue to engage in negotiations with representatives of Spectra Energy and to report to the board with updates regarding the progress of these negotiations and feedback from the ratings agencies.

On September 1, 2016, representatives of Enbridge sent a revised proposal to Spectra Energy, which provided for an exchange ratio of 0.870 of an Enbridge common share plus $3.82 in cash for each share of Spectra Energy common stock, which represented an approximately 7% premium to the closing price of Spectra Energy common stock on August 31, 2016. The proposal indicated that the combined cash/stock consideration was equivalent to an exchange ratio of 0.966 of an Enbridge common share for each share of Spectra Energy common stock if it were an all-stock transaction. The proposal also provided for a reciprocal termination fee of 3.85% based on the respective equity values of Spectra Energy and Enbridge, but did not include proposals regarding the size and composition of the combined company’s board and committees. The proposal also indicated that it was subject to rating agency confirmation of Enbridge’s current credit ratings.

On September 2, 2016, following discussions with Spectra Energy management, representatives of Enbridge sent a revised proposal to Spectra Energy, which provided for an exchange ratio of 0.966 in a stock-for-stock merger, which represented a 9.53% premium to the closing price of Spectra Energy common stock on September 2, 2016. The proposal also provided for a reciprocal termination fee of 3.85% based on the respective equity values of Spectra Energy and Enbridge, but did not address the size and composition of the combined company’s board and committees. The proposal also indicated that it was subject to rating agency confirmation of Enbridge’s current credit ratings, which discussions remained ongoing.

On September 3, 2016, the Spectra Energy board of directors held a special meeting with Spectra Energy management and representatives of BMOCM, Citi and Wachtell Lipton to receive an update on and review the proposed terms and conditions of a possible transaction with Enbridge, which was now proposed to be an all-stock merger. Spectra Energy management provided an update on the negotiations and Enbridge’s September 2, 2016 revised proposal as well as additional information on due diligence and annual run-rate operating and financial cost synergies of $415 million (C$540 million) based on the combined company’s reduction in its general operations, administrative and other costs and increased purchasing power (excluding tax synergies in 2019). Representatives of BMOCM and Citi discussed with the Spectra Energy board of directors updated preliminary financial matters regarding the proposed transaction. Representatives of Wachtell Lipton reviewed with the Spectra Energy directors their fiduciary duties in connection with considering the merger and reviewed in detail the terms of the draft merger agreement, including the terms that remained subject to further negotiation. Following discussion regarding these topics, the Spectra Energy board of directors reiterated its support for the transaction with Enbridge and instructed management to continue negotiations with Enbridge, including to seek an increase of the exchange ratio and improvement of certain of the other terms discussed at this meeting, with another meeting of the Spectra Energy board of directors to be scheduled after more clarity was received from the rating agencies.

Following the September 3, 2016 Spectra Energy board meeting, Spectra Energy management sent a revised proposal to Enbridge, which provided for, among other things, an increase in the exchange ratio to 0.988 based on the closing price of Enbridge common shares on the NYSE on September 2, 2016, with an adjustment if the transaction was not to be announced by the opening of business on September 6, 2016 and the price of Enbridge common shares was to decline relative to the price of Spectra Energy common stock, a reduction in the termination fees to 3.5% of the respective equity values of Spectra Energy and Enbridge, Spectra Energy having five designees on the combined company’s 13-person board and proportional board committee representation.

On September 4, 2016, the Enbridge board of directors held a special meeting which was also attended by Enbridge management and representatives of Sullivan & Cromwell, McCarthy Tétrault, Credit Suisse and RBC. Enbridge management provided the Enbridge board of directors with an update on the most recent transaction negotiations. Representatives of Enbridge’s outside legal counsel reviewed with the Enbridge directors their fiduciary duties in connection with considering the merger and reviewed the terms of the draft merger agreement, including the terms that remained subject to further negotiation. The Enbridge board of directors, with the assistance of representatives of Credit Suisse and RBC then reviewed and discussed financial aspects of a possible business combination transaction between Enbridge and Spectra Energy. Members of Enbridge management reviewed with the directors the completed due diligence investigations on Spectra Energy and the feedback of the credit rating agencies on Enbridge’s credit ratings upon the closing of the proposed transaction, as well as anticipated annual run-rate operating and financial cost synergies of $415 million (C$540 million) based on the combined company’s reduction in its general operations, administrative and other costs and increased purchasing power (excluding tax synergies in 2019) and transaction costs of the proposed transaction. Following the discussion regarding these topics, Enbridge’s board of directors reiterated its support for the transaction with Spectra Energy and instructed Enbridge’s senior management and advisors to continue negotiations with Spectra Energy.

During the early morning hours on September 5, 2016, representatives of Sullivan & Cromwell sent a revised draft merger agreement to representatives of Wachtell Lipton, which provided for, among other things, a 0.980 exchange ratio, 3.5% termination fees based on the respective equity values of Spectra Energy and Enbridge and a 13-person combined company board, with five Spectra Energy designees. Thereafter, the parties and their respective legal advisors continued to negotiate the exchange ratio and finalize the remaining open terms of the draft merger agreement.

By the afternoon of September 5, 2016, the parties agreed to, among other things, submit for consideration by their respective boards of directors the terms of a transaction based on an exchange ratio of 0.984, which represented an implied value per share of Spectra Energy common stock of $40.33, based on the closing price of Enbridge common shares on the NYSE on September 2, 2016 (the last trading day prior to announcement of the merger), and an approximate 11.5% premium to the closing price of Spectra Energy common stock on the same date. In addition, the parties agreed to termination fees equal to 3.5% of the respective equity values of Spectra Energy and Enbridge, a 13-person combined company board, with five Spectra Energy designees, proportional representation of the Spectra Energy designees on each board committee and Mr. Ebel becoming the non-executive Chairman of the board of directors of the combined company. Enbridge management also received and shared with Spectra Energy management favorable feedback from the credit rating agencies regarding their view of Enbridge’s credit rating upon the closing of the proposed transaction. Specifically, the credit rating agencies indicated that the announcement of an all-stock merger with Spectra Energy would not have a negative impact on Enbridge’s credit ratings.

On September 5, 2016, the Enbridge board of directors held a special meeting with Mr. Ebel, who spoke with the Enbridge board of directors regarding Spectra Energy and his continued enthusiasm for the potential combination of the two companies, discussed Spectra Energy’s strategic approach, and shared his perspective on the benefits of the combination for all investors. Once Mr. Ebel departed, Enbridge management and representatives of Sullivan & Cromwell, McCarthy Tétrault, Credit Suisse and RBC joined the meeting. Enbridge management provided a review of the completed due diligence investigations on Spectra Energy and an update on the most recent transaction negotiations, including the proposed 0.984 exchange ratio. Representatives of Enbridge’s external legal counsel reviewed with the Enbridge directors their fiduciary duties in connection with considering the merger and then reviewed the principal terms of the merger agreement. The Enbridge board of directors, with the assistance of representatives of Credit Suisse and RBC then reviewed and discussed the financial aspects of the proposed transaction between Enbridge and Spectra Energy. Representatives of management discussed the possible effect of the transaction on Enbridge non-shareholder constituencies, including creditors, employees and communities. Based on the discussions and deliberations at the September 4, 2016 and September 5, 2016 board meetings and after considering the terms of the merger agreement and the other factors described under “The Merger Proposal—Enbridge’s Reasons for the Merger” the Enbridge board of directors (i) determined that the merger was in the best interests of Enbridge and Merger Sub, authorized and approved the merger agreement and resolved to recommend approval of the issuance of Enbridge common shares in connection with the merger and the by-law amendment to Enbridge shareholders and (ii) directed that the issuance of the Enbridge common shares to be issued in connection with the merger and the by-law amendment be submitted to the Enbridge stockholders for their approval. The Enbridge board of directors then authorized Enbridge’s senior management to finalize and execute the merger agreement on substantially the terms reviewed at the board meeting.

During the evening of September 5, 2016, the Spectra Energy board of directors held a special meeting at which Spectra Energy management and representatives of BMOCM, Citi and Wachtell Lipton were present. Spectra Energy management provided an update on the most recent transaction negotiations, including the proposed 0.984 exchange ratio, and management’s view that, based on positions taken by Enbridge, this was the maximum exchange ratio that Enbridge would be willing to agree to in the merger. Also at this meeting, representatives of BMOCM and Citi separately reviewed with the Spectra Energy board of directors the respective financial analyses of BMOCM and Citi of the exchange ratio and rendered BMOCM’s and Citi’s respective oral opinions, confirmed by delivery of written opinions, dated September 5, 2016, to the Spectra Energy board of directors to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the exchange ratio provided for pursuant to the merger agreement was fair, from a financial point of view, to holders of Spectra Energy common stock. Also at the meeting, representatives of Wachtell Lipton reviewed the draft merger agreement and provided an update on the proposed terms and conditions. Based on the discussions and deliberations at the September 3, 2016 and September 5, 2016 board meetings and after receiving Spectra Energy management’s favorable recommendation of the merger, the Spectra Energy board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were fair to, and in the best interests of, Spectra Energy and its stockholders, approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, authorized management to execute the merger agreement on behalf of Spectra Energy, directed that the merger agreement be submitted to a vote at a meeting of Spectra Energy stockholders, resolved to recommend that Spectra Energy stockholders vote to adopt the merger agreement and approved and authorized certain related matters.

Following the approvals by each of the Spectra Energy board of directors and Enbridge board of directors, Spectra Energy and Enbridge finalized and executed the merger agreement.

On the morning of September 6, 2016, Spectra Energy and Enbridge issued a joint press release announcing the merger agreement.

Board of Directors and Management of Enbridge after the Merger

Board of Directors

Pursuant to the merger agreement, as of the effective time, the Enbridge board of directors will consist of a total of 13 directors, comprised of eight directors designated by Enbridge and five directors designated by Spectra Energy. Mr. Al Monaco will serve as President and Chief Executive Officer of the combined company and Mr. Gregory L. Ebel will serve as non-executive Chairman of the board of directors of the combined company.

The remaining members of the Enbridge board of directors following completion of the merger have not yet been determined. Pursuant to the merger agreement, at least five business days prior to the closing date, Spectra Energy will designate five directors (including Mr. Ebel) from the Spectra Energy board of directors to be appointed to the Enbridge board of directors, which we refer to as the “Spectra Energy designees.” If any of the Spectra Energy designees was not a director of Spectra Energy as of the date of the merger agreement, Enbridge will have the right to consent to such designation (such consent not to be unreasonably withheld, conditioned or delayed). For more information, see the section entitled “The Merger Agreement—Effects of the Merger—Enbridge Governance and Other Matters.”

Information about Mr. Monaco is incorporated herein by reference from Enbridge’s Notice of 2016 Annual Meeting and Management Information Circular, filed with the SEC on Form 6-K on March 31, 2016. Information about Mr. Ebel is incorporated herein by reference from Spectra Energy’s Annual Report on 10-K filed with the SEC on February 25, 2016 and Definitive Proxy Statement for its 2016 Annual Meeting of Shareholders, filed with the SEC on March 16, 2016.

Management

Other than Mr. Monaco serving as President and Chief Executive Officer of Enbridge and as described below, the executive management team following the merger has not yet been determined. At the time of filing of this proxy statement/prospectus, the parties have announced the following appointments for the combined company to be effective as of the effective time:

•	Guy Jarvis, President, Liquids Pipelines & Major Projects;

•	William T. Yardley, President, Gas Transmission & Midstream; and

•	John Whelen, Executive Vice President & Chief Financial Officer.

Information about Mr. Jarvis and Mr. Whelen is incorporated herein by reference from Enbridge’s notice of 2016 Annual Meeting and Management Information Circular, filed with the SEC on Form 6-K on March 31, 2016.

The following is biographical information for Mr. Yardley: Mr. Yardley is 52 years old. He has served as Spectra Energy’s President, U.S. Transmission and Storage since January 2013. Prior to then, he served as Spectra Energy’s Group Vice President of Northeastern U.S. Assets and Operations since 2007. Mr. Yardley joined Spectra Energy in 2000 as general manager of marketing for Spectra Energy’s predecessor company, Duke Energy Gas Transmission. Prior to joining Spectra Energy, Mr. Yardley was employed by Boston Gas Company where he served as director of gas supply from 1991 to 1994, general manager of gas supply from 1994 to 1997, and vice president of marketing from 1997 to 2000. Mr. Yardley currently serves on the board of directors of Spectra Energy Partners GP, LLC (the general partner of the general partner of Spectra Energy Partners, LP) and is on the board of directors of the Interstate Natural Gas Association of America, the Northeast Gas Association and the United Way of Greater Houston and is a member of the Leadership Council of the American Gas Association.

Additional members of the executive management team of Enbridge following the merger will be communicated in due course.

Enbridge’s Reasons for the Merger

At its meeting held on September 5, 2016, after due consideration and consultation with Enbridge’s management and outside legal and financial advisors, the Enbridge board of directors unanimously approved, by all directors present, the merger agreement and the transactions contemplated thereby and authorized the issuance of Enbridge common shares pursuant to the merger agreement. In doing so, the Enbridge board of directors considered the business, assets, and liabilities, results of operations, financial performance, strategic direction and prospects of Spectra Energy and Enbridge, with a view to the best interests of Enbridge and its stakeholders, including shareholders, employees, debtholders and other creditors, customers, governments and the environment, among others. Gov. Blanchard recused himself from all deliberations relating to a possible transaction with Spectra Energy because his law firm does work for Spectra Energy and he has participated in representing Spectra Energy. In making its determination, the Enbridge board of directors considered a number of factors, including the following:

•	Enbridge expects that the combination of Enbridge’s and Spectra Energy’s respective businesses will add scale and substantial product and geographic diversity to Enbridge following completion of the merger, in particular balancing its oil transportation business with an equally sized gas transportation business, providing greater optionality and broader platforms for future growth;

•	Enbridge expects to more than double its total development project inventory, creating a secured growth program of approximately C$26 billion and a probability weighted backlog of unsecured projects of approximately C$48 billion, following completion of the merger;

•	Enbridge expects that the merger and resulting growth profile will support its predictable and growing available cash flow from operations per share in the range of 12% to 14% annually through 2019;

•	Enbridge expects that the merger and resulting growth profile will support future available cash flow from operations growth beyond 2019;

•	Enbridge expects that the merger and resulting available cash flow from operations per share will support annual dividend growth of 15% in 2017 and extends its year-over-year dividend growth outlook of 10% to 12% from 2018 through 2024;

•	Enbridge expects that, following completion of the merger, it will maintain a low risk commercial portfolio to support resilience in various market cycles;

•	Enbridge expects that the scale, quality and investor value proposition of Enbridge following completion of the merger will attract additional investor interest;

•	Enbridge expects that, following completion of the merger, it will have enhanced access to equity and debt capital;

•	Enbridge expects that the merger enhances the strength of its investment grade balance sheet;

•	the favorable feedback received from independent credit rating agencies with respect to the potential impact of the proposed transaction on Enbridge’s credit ratings;

•	Enbridge expects to realize operating and financial annual run-rate cost synergies of $415 million (C$540 million) based on the combined company’s reduction in its general operations, administrative and other costs and increased purchasing power (excluding tax synergies in 2019);

•	the belief that the seasoned management team at Spectra Energy will bring valuable talent to the operations of the combined company;

•	the belief that Enbridge and Spectra Energy have similar corporate cultures and values;

•	the fact that the exchange ratio is fixed and will not be adjusted for fluctuations in the market price of Enbridge common shares or Spectra Energy common stock;

•	the ability of Enbridge, in specified circumstances, to provide information to and to engage in discussions or negotiations with a third party that makes an unsolicited acquisition proposal, as further described in the section entitled “The Merger Agreement—No-Solicitation”;

•	the ability of the Enbridge board of directors, in specified circumstances, to change its recommendation to Enbridge shareholders concerning the merger, as further described in the section entitled “The Merger Agreement—Board of Directors Recommendations”;

•	other favorable terms of the merger agreement, including:

•	restrictions on Spectra Energy’s ability to solicit alternative business combination transactions and to provide confidential due diligence information to, or engage in discussions with, a third party interested in pursuing an alternative business combination transaction with Spectra Energy, as further discussed in the section entitled “The Merger Agreement—No-Solicitation”;

•	the obligation of Spectra Energy to pay Enbridge a termination fee of $1.0 billion upon termination of the merger agreement under specified circumstances;

•	the obligation of Spectra Energy to reimburse Enbridge for its out-of-pocket expenses, subject to a maximum amount of $100 million, if the merger agreement is terminated as a result of the failure to obtain the requisite Spectra Energy stockholder approval;

•	the requirement that Spectra Energy hold a stockholder vote on the adoption of the merger agreement, even though the Spectra Energy board of directors may have withdrawn or changed its recommendation, and the inability of Spectra Energy to terminate the merger agreement to enter into an agreement for a superior proposal prior to the completion of special meeting to vote on the adoption of the merger agreement; and

•	the probability that the conditions to the merger will be satisfied.

In connection with its deliberations relating to the merger, the Enbridge board of directors also considered potential risks and negative factors concerning the merger and the other transactions contemplated by the merger agreement, including the following:

•	the risk that the transaction might not be completed in a timely manner or at all;

•	the effect that the length of time from announcement until closing could have on the market price of Enbridge common shares, Enbridge’s operating results (particularly in light of the significant costs incurred in connection with the merger) and the relationships with Enbridge’s employees, shareholders, customers, suppliers, regulators, partners and others that do business with Enbridge;

•	the risk that the anticipated benefits of the merger will not be realized in full or in part, including the risk that expected synergies will not be achieved or not achieved in the expected time frame;

•	the risk that the regulatory approval process could result in undesirable conditions, impose burdensome terms or result in increased pre-tax transaction costs;

•	the risk of diverting the attention of Enbridge’s senior management from other strategic priorities to implement the merger and make arrangements for integration of Enbridge’s and Spectra Energy’s operations and infrastructure following the merger;

•	certain restrictions on the conduct of Enbridge’s business during the pendency of the transaction, including restrictions on Enbridge’s ability to solicit alternative business combination transactions, although the Enbridge board of directors believed that such restrictions were reasonable;

•	the inability of Enbridge to terminate the merger agreement to enter into an agreement for a superior proposal prior to the completion of the Enbridge special meeting to vote on the approval of the issuance of Enbridge common shares in connection with the merger and the Enbridge by-law amendment;

•	the potential impact on the market price of Enbridge common shares as a result of the issuance of the merger consideration to Spectra Energy stockholders; and

•	the risks described in the section entitled “Risk Factors.”

After consideration of these factors, the Enbridge board of directors determined that, overall, the potential benefits of the merger outweighed the potential risks.

The foregoing discussion of factors considered by the Enbridge board of directors is not intended to be exhaustive and may not include all the factors considered by the Enbridge board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Enbridge board of directors did not attempt to quantify, rank or otherwise assign any relative or specific weights to the factors that it considered in reaching its determination to approve the merger and the merger agreement. In addition, individual members of the Enbridge board of directors may have given differing weights to different factors. The Enbridge board of directors conducted an overall review of the factors described above and other material factors, including through discussions with, and inquiry of, Enbridge’s management and outside legal and financial advisors.

The foregoing description of Enbridge’s consideration of the factors supporting the merger is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Spectra Energy’s Reasons for the Merger; Recommendation of the Spectra Energy Board of Directors

The Spectra Energy board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were fair to, and in the best interests of, Spectra Energy and its stockholders and approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement. THE SPECTRA ENERGY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SPECTRA ENERGY STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

In evaluating the merger, the Spectra Energy board of directors consulted with Spectra Energy management, as well as Spectra Energy’s legal and financial advisors, and considered a number of factors, weighing both perceived benefits of the merger as well as potential risks of the merger.

The Spectra Energy board of directors considered the following factors that it believes support its determinations and recommendations:

Aggregate Value and Form of the Consideration

•	that the merger consideration had an implied value per share of Spectra Energy common stock of $40.33, based on the closing price of Enbridge common shares on the NYSE as of September 2, 2016 (the last trading day prior to announcement of the merger), which represented an approximate 11.5% premium to the closing price of Spectra Energy common stock on the same date. The Spectra Energy board of directors also took note of the course and history of the negotiations between Spectra Energy and Enbridge, which resulted in an increase in the exchange ratio to be received by Spectra Energy stockholders from the exchange ratio initially proposed by Enbridge, and the Spectra Energy board of directors believed, based on Enbridge’s positions during such negotiations, that the exchange ratio of 0.984 was the maximum exchange ratio that Enbridge would be willing to agree to in the merger;

•	that the merger consideration consists entirely of Enbridge common shares, which offers Spectra Energy stockholders the opportunity to participate in the future earnings, dividends and growth of the combined company, a company which the Spectra Energy board of directors considers to be an attractive investment for the reasons discussed below under “Strategic Considerations and Synergies”;

•	that the fixed exchange ratio provides certainty to the Spectra Energy stockholders as to their pro forma percentage ownership of approximately 43% of the combined company;

•	that the merger is expected to qualify as a “reorganization” within the meaning of the Code and that Spectra Energy stockholders’ receipt of Enbridge common shares in the merger is not expected to be taxable to them for U.S. federal income tax purposes, and that the transaction has also been structured to allow Canadian resident stockholders to participate in the transaction on a Canadian tax deferred basis;

Strategic Considerations and Synergies

•	that the combined company is expected to have annual dividend growth rate of 10% to 12% from 2018 through 2024, and an anticipated aggregate increase of approximately 15% in 2017 following the closing of the merger, while maintaining a conservative expected payout of 50% to 60% of available cash flow from operations;

•	that the combined company would have the scale, balance sheet strength, financial flexibility and free cash flow to fund future growth and improved ability to access the capital markets on more favorable terms, which would allow the combined company to be even more competitive in capturing strategic opportunities;

•	that the combined company would bring together many of the highest quality energy infrastructure assets in North America: liquids and gas pipelines; U.S. and Canadian midstream businesses; a top tier regulated utility portfolio; and a growing renewable power generation business;

•	that the combined company is expected to have the largest and most secure program of diversified organic growth projects in the industry, with secured project and risked development inventory of approximately $57 billion, with $20 billion currently in execution;

•	that Spectra Energy and Enbridge have similar business and operational models, talented management teams, common cultures and values, including shared commitment to safety, stewardship of the environment, meaningful stakeholder engagement and investing in communities;

•	that the merger is expected to result in annual run-rate cost synergies of $415 million, in addition to the approximately $200 million of tax savings that may be achieved through utilization of tax losses commencing in 2019;

•	information and discussions with Spectra Energy’s management, in consultation with BMOCM and Citi, regarding Enbridge’s business, results of operations, financial and market position, and Spectra Energy management’s expectations concerning the combined company’s business, financial prospects and synergies, and historical and current trading prices of Enbridge shares;

Opinions of Spectra Energy’s Financial Advisors

•	the separate opinions of BMOCM and Citi, each dated September 5, 2016, to the Spectra Energy board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio provided for pursuant to the merger agreement, which opinions were based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as more fully described below in the sections entitled “The Merger Proposal—Opinions of Spectra Energy’s Financial Advisors—Opinion of BMO Capital Markets Corp.” and “The Merger Proposal—Opinions of Spectra Energy’s Financial Advisors—Opinion of Citigroup Global Markets Inc.”;

Likelihood of Completion of the Merger

•	the likelihood that the merger will be completed, based on, among other things, the limited closing conditions to the completion of the merger and the strong commitment made by Enbridge to obtain regulatory approvals, as further described in the section entitled “The Merger Proposal—Regulatory Approvals Required for the Merger” and “The Merger Agreement—Filings; Other Actions; Notification”;

Governance Matters

•

that Mr. Ebel, the current Chairman, President and Chief Executive Officer of Spectra Energy, would become Chairman of the board of directors of the combined company until the termination of the 2020 annual shareholder meeting of the combined company and may continue to serve thereafter at the election of the combined company board, and Enbridge’s agreement to nominate and use its best efforts to obtain the election of Mr. Ebel as a director at each meeting of shareholders prior to the 2020 annual shareholder meeting of the combined company;

•	that the board of directors of the combined company would be composed of thirteen directors, of which five directors will be designated by Spectra Energy from the directors of Spectra Energy serving prior to the effective time of the merger (including Mr. Ebel), and Enbridge’s agreement to nominate and use its best efforts to obtain the election of four of the five Spectra Energy designees as directors of the combined company prior to the 2019 annual shareholder meeting of the combined company, and such designees may continue to serve thereafter at the election of the combined company board (the fifth Spectra Energy designee, Mr. Ebel, is required to be nominated as a director through until the termination of the 2020 annual shareholders meeting as described in the bullet immediately above);

•	that the Spectra Energy designees would be entitled to proportional representation on the committees of the combined company’s board of directors;

•	that the combined company’s by-laws would provide that the above described governance provisions can only be changed with the approval of at least 75% of the entire board of directors of the combined company;

Other Favorable Terms of the Merger Agreement

•	the ability of Spectra Energy, in specified circumstances, to provide information to and to engage in discussions or negotiations with a third party that makes an unsolicited acquisition proposal, as further described in the section entitled “The Merger Agreement—No-Solicitation”;

•	the ability of the Spectra Energy board of directors, in specified circumstances, to change its recommendation to Spectra Energy stockholders concerning the merger, as further described in the section entitled “The Merger Agreement—Spectra Energy and Enbridge Board Recommendation”;

•	the terms of the merger agreement that restrict Enbridge’s ability to solicit alternative business combination transactions and to provide confidential due diligence information to, or engage in discussions with, a third party interested in pursuing an alternative business combination transaction with Enbridge, as further discussed in the section entitled “The Merger Agreement—No-Solicitation”;

•	the obligation of Enbridge to pay Spectra Energy a termination fee of C$1.75 billion upon termination of the merger agreement under specified circumstances;

•	the obligation of Enbridge to reimburse Spectra Energy for its out-of-pocket expenses, subject to a maximum amount of $100 million, if the merger agreement is terminated as a result of the failure to obtain the requisite Enbridge shareholder approval; and

•	the requirement that Enbridge hold a shareholder vote on the approval of the issuance of Enbridge common shares in connection with the merger and the Enbridge by-law amendment, even though the Enbridge board of directors may have withdrawn or changed its recommendation, and the inability of Enbridge to terminate the merger agreement to enter into an agreement for a superior proposal prior to the completion of the Enbridge special meeting to vote on the approval of the Enbridge share issuance and by-law amendment.

The Spectra Energy board of directors also considered a variety of risks and other countervailing factors, including:

Fluctuations in Share Price

•

that the fixed exchange ratio would not adjust downwards to compensate for changes in the price of Spectra Energy common stock or Enbridge common shares prior to the consummation of the merger, and the terms of the merger agreement do not include termination rights triggered by a decrease in the value of Enbridge relative to the value of Spectra Energy. The Spectra Energy board of directors determined that the exchange ratio was appropriate and that the risks were acceptable in view of the relative historical trading values and financial performance of Spectra Energy and Enbridge;

Limitations on Spectra Energy’s Business Pending Completion of the Merger

•	the restrictions on the conduct of Spectra Energy’s business during the pendency of the transaction, which may delay or prevent Spectra Energy from undertaking business opportunities that may arise or may negatively affect Spectra Energy’s ability to attract and retain key personnel;

•	the terms of the merger agreement that restrict Spectra Energy’s ability to solicit alternative business combination transactions and to provide confidential due diligence information to, or engage in discussions with, a third party interested in pursuing an alternative business combination transaction, as further discussed in the section entitled “The Merger Agreement—No Solicitation,” although the Spectra Energy board of directors believed that such terms were reasonable;

•	the inability of Spectra Energy to terminate the merger agreement to enter into an agreement for a superior proposal prior to the completion of the Spectra Energy special meeting to vote on the adoption of the merger agreement;

Possible Disruption of Spectra Energy’s Business

•	the potential for diversion of management attention and employee attrition due to the possible effects of the announcement and pendency of the merger and the potential effects on customers and business relationships as a result of the merger;

Risks of Delays or Non-Completion

•	the amount of time it could take to complete the merger, including the fact that completion of the merger depends on factors outside of Spectra Energy’s control, and that there can be no assurance that the conditions to the merger will be satisfied even if the merger is approved by Spectra Energy stockholders;

•	the possibility of non-consummation of the merger and the potential consequences of non-consummation, including the potential negative impacts on Spectra Energy, its business and the trading price of its shares;

Uncertainties Following Closing

•	the difficulty and costs inherent in integrating large and diverse businesses and the risk that the potential synergies, dividend growth and other benefits expected to be obtained as a result of the merger might not be fully or timely realized;

Other Risks

•	the obligation of Spectra Energy to pay Enbridge a termination fee of $1.0 billion upon termination of the merger agreement under specified circumstances;

•	the obligation of Spectra Energy to reimburse Enbridge for its out-of-pocket expenses, subject to a maximum amount of $100 million, if the merger agreement is terminated as a result of the failure to obtain the requisite Spectra Energy stockholder approval; and

•	the risks and other considerations of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The Spectra Energy board of directors concluded that the uncertainties, risks and potentially negative factors relevant to the merger were outweighed by the potential benefits that it expected Spectra Energy and its stockholders would achieve as a result of the transaction.

In considering the recommendation of the Spectra Energy board of directors, you should be aware that directors and executive officers of Spectra Energy have interests in the proposed merger that are in addition to, or different from, any interests they might have as stockholders. For more information, see the section entitled “The Merger Proposal—Interests of Spectra Energy’s Directors and Executive Officers in the Merger.”

The foregoing discussion of the information and factors considered by the Spectra Energy board of directors includes the principal positive and negative factors considered by the Spectra Energy board of directors, is not intended to be exhaustive and may not include all of the factors considered by the Spectra Energy board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger, and the complexity of these matters, the Spectra Energy board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the merger agreement and to make its recommendations to the Spectra Energy stockholders. Rather, the Spectra Energy board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the Spectra Energy board of directors may have given differing weights to different factors. The Spectra Energy board of directors conducted an overall review of the factors described above.

Opinions of Spectra Energy’s Financial Advisors

Opinion of BMO Capital Markets Corp.

Spectra Energy has engaged BMO Nesbitt Burns, an affiliate of BMOCM, to act as a financial advisor in connection with the proposed merger. In connection with this engagement, the Spectra Energy board of directors requested that BMOCM evaluate the fairness, from a financial point of view, of the exchange ratio provided for pursuant to the merger agreement. On September 5, 2016, at a meeting of the Spectra Energy board of directors held to evaluate the proposed merger, BMOCM rendered an oral opinion, confirmed by delivery of a written opinion dated September 5, 2016, to the Spectra Energy board of directors to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken described in its opinion, the exchange ratio provided for pursuant to the merger agreement was fair, from a financial point of view, to holders of Spectra Energy common stock.

The full text of BMOCM’s written opinion, dated September 5, 2016, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex B to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. The description of BMOCM’s opinion set forth below is qualified in its entirety by reference to the full text of BMOCM’s opinion. BMOCM’s opinion was prepared at the request and for the benefit and use of the Spectra Energy board of directors (in its capacity as such) in connection with its evaluation of the exchange ratio from a financial point of view and did not address any other terms, aspects or implications of the merger. BMOCM expressed no opinion as to the relative merits of the merger or any other transactions or business strategies discussed by the Spectra Energy board of directors as alternatives to the merger or the decision of the Spectra Energy board of directors to proceed with the merger. BMOCM’s opinion does not constitute a recommendation as to any action the Spectra Energy board of directors should take on any aspect of the merger or the other transactions contemplated by the merger agreement or otherwise and is not a recommendation as to how any director should vote or act with respect to the merger or any other matter. BMOCM’s opinion also does not constitute a recommendation to any security holder as to how such holder should vote or act with respect to the merger or any other matter.

For purposes of its opinion, BMOCM reviewed an execution version of the merger agreement and assumed that the final form of the merger agreement would not differ in any material respects from the execution version reviewed by BMOCM. BMOCM assumed that all of the conditions to the merger would be satisfied, that the merger would be consummated on the terms reflected in the merger agreement and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that there would not be any delays, limitations, restrictions, conditions or other actions, including any divestitures, amendments or modifications, in the course of obtaining the necessary governmental, regulatory and third party approvals, consents, releases, waivers and agreements for the merger or otherwise that would be meaningful in any respect to BMOCM’s analyses or opinion. BMOCM also assumed that the merger would qualify as a reorganization within the meaning of Section 368(a) of the Code.

In arriving at its opinion, BMOCM reviewed, among other things:

•	an execution version of the merger agreement;

•	publicly available information concerning Spectra Energy and Enbridge, including Spectra Energy’s and its publicly traded subsidiaries’ Annual Reports on Form 10-K for the fiscal year ended December 31, 2015 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016 and June 30, 2016, and Enbridge’s and its publicly traded subsidiaries’ Annual Reports for the fiscal year ended December 31, 2015 and Quarterly Reports for the fiscal quarters ended March 31, 2016 and June 30, 2016;

•	financial and operating information with respect to the businesses, operations and prospects of Spectra Energy furnished to BMOCM by Spectra Energy, including financial projections of Spectra Energy prepared by the management of Spectra Energy;

•	financial and operating information with respect to the businesses, operations and prospects of Enbridge furnished to BMOCM by Spectra Energy and Enbridge, including financial projections of Enbridge prepared by the management of Enbridge as reviewed and approved by the management of Spectra Energy;

•	the strategic rationale for, and the potential cost savings and other strategic benefits (including the amount, timing and achievability thereof) anticipated by the management of Spectra Energy to result from the merger (which we refer to as the “expected benefits”);

•	a trading history of Spectra Energy common stock and Enbridge common shares for the 52-week period ended September 2, 2016, and a comparison of that trading history with those of other companies that BMOCM deemed relevant;

•	published estimates of research analysts with respect to the future financial performance and stock price targets of Spectra Energy, Enbridge and other companies that BMOCM deemed relevant;

•	a comparison of the historical financial results and present financial condition of Spectra Energy and Enbridge with each other and with those of other companies that BMOCM deemed relevant;

•	discounted cash flow analyses for Spectra Energy and Enbridge, both on a standalone basis (after taking into account net operating loss carryforwards and other tax attributes of Spectra Energy and Enbridge expected by the respective managements of Spectra Energy and Enbridge to be utilized by Spectra Energy and Enbridge (which we refer to as the “tax attributes”)) and pro forma for the merger (both before and after giving effect to the expected benefits), based on the financial projections and other information relating to Spectra Energy and Enbridge referred to above;

•	the relative contributions of Spectra Energy and Enbridge to certain financial metrics of the pro forma combined company, based on the financial projections and other information relating to Spectra Energy and Enbridge referred to above; and

•	selected macroeconomic and other commercial factors that BMOCM deemed relevant to Spectra Energy’s and Enbridge’s industry and prospects.

In addition, BMOCM had discussions with the senior management of Spectra Energy and Enbridge concerning their respective and combined businesses, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as BMOCM deemed appropriate.

In rendering its opinion, BMOCM assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it by Spectra Energy or its representatives or advisors, Enbridge or its representatives or advisors, or obtained by BMOCM from other sources. BMOCM did not independently verify (nor assumed any obligation to verify) any such information or undertake an independent valuation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of Spectra Energy, Enbridge or any other entity and BMOCM was not furnished with any such valuation or appraisal. BMOCM did not evaluate the solvency or fair value of Spectra Energy, Enbridge or any other entity under any state, provincial or federal laws relating to bankruptcy, insolvency or similar matters. With respect to financial projections relating to Spectra Energy and Enbridge (including with respect to the tax attributes) that BMOCM was directed to utilize in its analyses, BMOCM was advised by Spectra and Enbridge, and BMOCM assumed, without independent investigation, that they were reasonably prepared and reflected the best currently available estimates and good faith judgments of the managements of Spectra Energy and Enbridge, as applicable, as to the future financial performance of Spectra Energy and Enbridge, the expected benefits (including the amount, timing and achievability thereof) to result from or to be utilized as a result of, and the other pro forma financial impacts of, the merger and the other matters covered thereby. BMOCM assumed that the financial results, including the tax attributes and the expected benefits, reflected in such financial projections would be realized in the amounts and at the times projected. BMOCM expressed no opinion with respect to such projections, including the assumptions on which they are based. Furthermore, BMOCM did not assume any obligation to conduct, and has not conducted, any physical inspection of the properties or facilities of Spectra Energy or Enbridge. With respect to certain financial projections and other information prepared or publicly available in Canadian dollars, BMOCM utilized publicly available, or at Spectra Energy’s direction specified, Canadian dollar to United States dollar exchange rates and assumed, with Spectra Energy’s consent, that such exchange rates were reasonable to utilize for purposes of BMOCM’s analyses and that any currency or exchange rate fluctuations would not be meaningful in any respect to BMOCM’s analyses or opinion.

BMOCM relied upon the assessments of the managements of Spectra Energy and Enbridge as to, among other things, (i) growth, expansion and other projects of Spectra Energy and Enbridge, including with respect to the likelihood and timing thereof and assets, capital expenditures and other financial aspects involved, (ii) the potential impact on Spectra Energy and Enbridge of market, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the oil and gas and energy infrastructure industries, including commodity pricing and supply and demand for oil and gas, which are subject to significant volatility and which, if different than as assumed, could have a material impact on BMOCM’s analyses or opinion, (iii) existing and future contracts and relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key customers, producers and other commercial relationships of Spectra Energy and Enbridge and (iv) the ability to integrate the operations of Spectra Energy and Enbridge. BMOCM assumed, with Spectra Energy’s consent, that there would be no developments with respect to any such matters that would have an adverse effect on Spectra Energy, Enbridge or the merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to BMOCM’s analyses or opinion.

BMOCM’s opinion was necessarily based upon financial, economic, market and other conditions and circumstances as they existed and could be evaluated, and the information made available to BMOCM, as of the date of its opinion. BMOCM disclaimed any undertakings or obligations to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to BMOCM’s attention after the date of the opinion or to otherwise update, revise or reaffirm its opinion. As the Spectra Energy board of directors was aware, the credit, financial and stock markets, and the industries in which Spectra Energy and Enbridge operate, have experienced and continue to experience volatility and BMOCM expressed no opinion or view as to any potential effects of such volatility on Spectra Energy, Enbridge or the merger (including the contemplated benefits thereof).

BMOCM’s opinion related to the fairness, from a financial point of view, to holders of Spectra Energy common stock of the exchange ratio provided for pursuant to the merger agreement without regard to individual circumstances of specific holders of, or any rights, preferences, restrictions or limitations that may be attributable to, shares of Spectra Energy common stock or other securities of Spectra Energy and did not address proportionate allocation or relative fairness among holders of Spectra Energy common stock. In connection with BMO Nesbitt Burns’ engagement, it was not requested to, and it did not, undertake a third-party solicitation process on Spectra Energy’s behalf with respect to the acquisition of all or a part of Spectra Energy. BMOCM did not express any opinion on any terms (other than the exchange ratio to the extent specified in its opinion), aspects or implications of the merger, including, without limitation, the form or structure of the merger or any agreement, arrangement or understanding to be entered into in connection with or contemplated by the merger or otherwise. BMOCM’s opinion relates to the relative values of Spectra Energy and Enbridge. BMOCM’s opinion did not in any manner address the actual value of Enbridge common shares when issued in the merger or the prices at which Spectra Energy common stock or Enbridge common shares or any other securities will trade or otherwise be transferable at any time, including following the announcement or consummation of the merger. BMOCM is not an expert in, and its opinion did not address, any of the legal, regulatory, tax or accounting aspects of the merger, including, without limitation, whether or not the merger or the other transactions contemplated by the merger agreement constitute a change of control under any contract or agreement to which Spectra Energy, Enbridge or any of their respective affiliates is a party or may be subject or the tax consequences of the merger to holders of shares of Spectra Energy common stock. BMOCM relied solely on Spectra Energy’s legal, regulatory, tax and accounting advisors for such matters. In addition, BMOCM expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation of any officers, directors or employees of any parties to the merger, or class of such persons, relative to the exchange ratio or otherwise. BMOCM’s opinion was approved by a fairness opinion committee of BMOCM.

In preparing its opinion, BMOCM performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of BMOCM’s opinion or the analyses underlying, and factors considered in connection with, BMOCM’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. BMOCM arrived at its ultimate opinion based on the results of all analyses and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, BMOCM believes that the analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

In its analyses, BMOCM considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Spectra Energy and Enbridge. No company or business reviewed is identical or directly comparable to Spectra Energy or Enbridge and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies or business segments reviewed or the results from any particular analysis.

The estimates contained in BMOCM’s analyses and the ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, BMOCM’s analyses are inherently subject to substantial uncertainty.

Neither BMO Nesbitt Burns nor BMOCM was requested to, nor did either, recommend or determine the specific consideration payable in the merger. The type and amount of consideration payable in the merger were determined through negotiations between Spectra Energy and Enbridge and the decision to enter into the merger agreement was solely that of the Spectra Energy board of directors. BMOCM’s opinion was only one of many factors considered by the Spectra Energy board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Spectra Energy board of directors or Spectra Energy management with respect to the merger or the merger consideration.

Financial Analyses

The following is a summary of the material financial analyses prepared and reviewed with the Spectra Energy board of directors in connection with BMOCM’s opinion, dated September 5, 2016. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, BMOCM, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by BMOCM. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Neither BMO Nesbitt Burns nor BMOCM assumes responsibility if future results are different from those described, whether or not any such difference is material. In calculating implied exchange ratio reference ranges as reflected in the financial analyses described below, BMOCM (i) divided the low-end of the approximate implied per share equity value reference ranges derived for Spectra Energy from such analyses by the high-end of the approximate implied per share equity value reference ranges derived for Enbridge from such analyses in order to calculate the low-end of the implied exchange ratio reference ranges and (ii) divided the high-end of the approximate implied per share equity value reference ranges derived for Spectra Energy from such analyses by the low-end of the approximate implied per share equity value reference ranges derived for Enbridge from such analyses in order to calculate the high-end of the implied exchange ratio reference ranges. Approximate implied per share equity value reference ranges were rounded to the nearest $0.25 per share, other than such ranges derived from historical stock trading histories and publicly available research analysts’ price targets. Financial data for Spectra Energy and Enbridge utilized in the financial analyses described below were based on, among other things, financial projections of Spectra Energy prepared by the management of Spectra Energy (which we refer to in this section as the “Spectra Energy forecasts”) and financial projections of Enbridge prepared by the management of Enbridge as reviewed and approved by the management of Spectra Energy (which we refer to in this section as the “Enbridge forecasts”).

Selected Public Companies Analyses. BMOCM performed separate selected public companies analyses of each of Spectra Energy and Enbridge in which BMOCM reviewed certain financial and stock market information relating to Spectra Energy, Enbridge and the following seven companies that BMOCM considered generally relevant (which we collectively refer to, together with Spectra Energy and Enbridge, as the “selected companies”). BMOCM selected such companies given that, as is the case with Spectra Energy (approximate enterprise value of $44 billion) and Enbridge (approximate enterprise value of $83 billion), the selected companies are large publicly traded companies that directly or indirectly through affiliates own diversified energy infrastructure businesses or assets.

•	Energy Transfer Equity, L.P. (approximate enterprise value: $86 billion)

•	Enterprise Products Partners L.P. (approximate enterprise value: $80 billion)

•	Kinder Morgan, Inc. (approximate enterprise value: $90 billion)

•	ONEOK, Inc. (approximate enterprise value: $26 billion)

•	Plains All American Pipeline, L.P. (approximate enterprise value: $31 billion)

•	The Williams Companies, Inc. (approximate enterprise value: $56 billion)

•	TransCanada Corporation (approximate enterprise value: $71 billion)

BMOCM reviewed, among other information, closing stock or unit prices on September 2, 2016 as a multiple of calendar year 2016, calendar year 2017 and calendar year 2018 estimated distributable cash flow per share or unit and enterprise values, calculated as implied equity values based on closing stock or unit prices on September 2, 2016, plus total debt, preferred equity and minority interests (as applicable) and less cash and cash equivalents, as a multiple of calendar year 2016, calendar year 2017 and calendar year 2018 estimated earnings before interest, taxes, depreciation and amortization (which we refer to as “EBITDA”). BMOCM also reviewed calendar year 2016, calendar year 2017 and calendar year 2018 estimated dividend/distribution yields. Financial data for the selected companies were based on public filings and other publicly available information and, additionally, in the cases of Spectra Energy and Enbridge, the Spectra Energy forecasts and the Enbridge forecasts, respectively.

The overall low to high calendar year 2016, calendar year 2017 and calendar year 2018 estimated distributable cash flow per share or unit multiples, calendar year 2016, calendar year 2017 and calendar year 2018 estimated EBITDA multiples and calendar year 2016, calendar year 2017 and calendar year 2018 estimated dividend/distribution yields observed for the selected companies were as follows:

•	calendar year 2016 estimated distributable cash flow per share or unit multiples: 8.9x to 18.5x (with a median of 13.5x)

•	calendar year 2017 estimated distributable cash flow per share or unit multiples: 10.2x to 17.4x (with a median of 13.0x)

•	calendar year 2018 estimated distributable cash flow per share or unit multiples: 9.5x to 16.8x (with a median of 11.9x)

•	calendar year 2016 estimated EBITDA multiples: 12.4x to 15.5x (with a median of 14.7x)

•	calendar year 2017 estimated EBITDA multiples: 11.8x to 14.3x (with a median of 13.1x)

•	calendar year 2018 estimated EBITDA multiples: 10.6x to 13.7x (with a median of 11.9x)

•	calendar year 2016 estimated dividend/distribution yields: 8.8% to 2.3% (with a median of 5.1%)

•	calendar year 2017 estimated dividend/distribution yields: 7.7% to 2.3% (with a median of 4.9%)

•	calendar year 2018 estimated dividend/distribution yields: 7.7% to 2.7% (with a median of 5.3%)

BMOCM then applied the following selected ranges of calendar year 2016, calendar year 2017 and calendar year 2018 estimated distributable cash flow per share or unit multiples, calendar year 2016, calendar year 2017 and calendar year 2018 estimated EBITDA multiples and calendar year 2016, calendar year 2017 and calendar year 2018 estimated dividend/distribution yields derived from the selected companies to corresponding financial data for Spectra Energy based on the Spectra Energy forecasts and corresponding financial data for Enbridge based on the Enbridge forecasts:

•	calendar year 2016 estimated distributable cash flow per share or unit multiples: 13.5x to 18.5x

•	calendar year 2017 estimated distributable cash flow per share or unit multiples: 13.0x to 16.1x

•	calendar year 2018 estimated distributable cash flow per share or unit multiples: 11.9x to 16.8x

•	calendar year 2016 estimated EBITDA multiples: 14.7x to 15.5x

•	calendar year 2017 estimated EBITDA multiples: 13.1x to 14.3x

•	calendar year 2018 estimated EBITDA multiples: 11.9x to 13.7x

•	calendar year 2016 estimated dividend/distribution yields: 5.1% to 3.7%

•	calendar year 2017 estimated dividend/distribution yields: 4.9% to 4.0%

•	calendar year 2018 estimated dividend/distribution yields: 5.3% to 4.4%

These analyses indicated the following approximate implied per share equity value reference ranges for each of Spectra Energy and Enbridge based on calendar year 2016, calendar year 2017 and calendar year 2018 estimated distributable cash flow per share, calendar year 2016, calendar year 2017 and calendar year 2018 estimated EBITDA and calendar year 2016, calendar year 2017 and calendar year 2018 estimated dividends per share:

•	calendar year 2016 estimated distributable cash flow per share: $25.75 to $35.25 (Spectra Energy) and $42.75 to $58.75 (Enbridge)

•	calendar year 2017 estimated distributable cash flow per share: $29.00 to $36.00 (Spectra Energy) and $42.75 to $53.00 (Enbridge)

•	calendar year 2018 estimated distributable cash flow per share: $30.75 to $43.50 (Spectra Energy) and $45.25 to $64.25 (Enbridge)

•	calendar year 2016 estimated EBITDA: $32.50 to $35.75 (Spectra Energy) and $35.50 to $40.00 (Enbridge)

•	calendar year 2017 estimated EBITDA: $35.00 to $40.75 (Spectra Energy) and $32.25 to $39.25 (Enbridge)

•	calendar year 2018 estimated EBITDA: $32.00 to $41.00 (Spectra Energy) and $32.00 to $43.50 (Enbridge)

•	calendar year 2016 estimated dividends per share: $32.50 to $44.50 (Spectra Energy) and $32.00 to $43.75 (Enbridge)

•	calendar year 2017 estimated dividends per share: $37.00 to $44.75 (Spectra Energy) and $36.75 to $44.50 (Enbridge)

•	calendar year 2018 estimated dividends per share: $37.00 to $44.50 (Spectra Energy) and $37.50 to $45.25 (Enbridge)

Utilizing the approximate implied per share equity value reference ranges derived for Spectra Energy and Enbridge as described above, BMOCM calculated the following implied exchange ratio reference ranges, as compared to the exchange ratio:

Implied Exchange Ratio Reference Ranges Based On:

CY 2016E DCFPS	CY 2017E DCFPS	CY 2018E DCFPS	CY 2016E EBITDA	CY 2017E EBITDA	CY 2018E EBITDA	CY 2016E Dividends Per Share	CY 2017E Dividends Per Share	CY 2018E Dividends Per Share	Exchange Ratio
0.438x – 0.825x	0.547x – 0.842x	0.479x – 0.961x	0.813x – 1.007x	0.892x – 1.264x	0.736x – 1.281x	0.743x – 1.391x	0.831x – 1.218x	0.818x – 1.187x	0.984x

Discounted Cash Flow Analyses. BMOCM performed separate discounted cash flow analyses of Spectra Energy and Enbridge by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that Spectra Energy and Enbridge were forecasted to generate during the calendar year ending December 31, 2017 through the calendar year ending December 31, 2019 based on, in the case of Spectra Energy, the Spectra Energy forecasts, and, in the case of Enbridge, the Enbridge forecasts. For purposes of this analysis, (i) unlevered, after-tax free cash flows of Spectra Energy were calculated as estimated earnings before interest and taxes, plus depreciation and amortization, plus distributions from unconsolidated affiliates, plus other adjustments, less unlevered cash taxes, less capital expenditure, less increase in net working capital and less equity in earnings of unconsolidated affiliates and (ii) unlevered, after-tax free cash flows for Enbridge were calculated as estimated earnings before interest and taxes, plus depreciation and amortization, plus cash distributions from equity earnings, plus other adjustments, less unlevered cash taxes, less capital expenditure, less net change in working capital and less equity earnings. BMOCM calculated terminal values for Spectra Energy and Enbridge by applying to Spectra Energy’s and Enbridge’s respective estimated EBITDA for the calendar year ending December 31, 2019 a selected range of EBITDA terminal multiples of 13.5x to 14.5x based on BMOCM’s professional judgment and after taking into account, among other things, observed EBITDA trading multiples of the selected companies. The present values (as of December 31, 2016) of the cash flows and terminal values were then calculated using a selected range of discount rates of 5% to 7% derived from weighted average cost of capital calculations, which indicated a range of approximate implied terminal values for Spectra Energy and Enbridge of $41,036 million to $46,642 million and $83,370 million to $94,761 million, respectively. These analyses indicated approximate implied per share equity value reference ranges for Spectra Energy and Enbridge of $28.50 to $36.25 and $43.00 to $54.50, respectively, when discounted from December 31, 2016 to September 2, 2016 and after taking into account the present value (as of September 2, 2016) of Spectra Energy’s and Enbridge’s respective tax attributes of approximately $193 million and approximately $380 million, respectively, utilizing a discount rate of 8.75% derived from a cost of equity calculation.

Utilizing the approximate implied per share equity value reference ranges derived for Spectra Energy and Enbridge described above, BMOCM calculated the following implied exchange ratio reference range, as compared to the exchange ratio:

Implied Exchange Ratio Reference Range	Exchange Ratio
0.523x – 0.843x	0.984x

Relative Contributions Analysis. BMOCM performed a relative contributions analysis in which BMOCM reviewed the relative contributions of Spectra Energy and Enbridge, excluding any asset divestitures, to the combined company’s equity value (calculated utilizing Spectra Energy’s and Enbridge’s respective implied equity values based on closing stock prices on September 2, 2016) and calendar year 2017, calendar year 2018 and calendar year 2019 estimated EBITDA, adjusted for Spectra Energy’s and Enbridge’s respective capital structures, and calendar year 2017, calendar year 2018 and calendar year 2019 estimated adjusted cash flow from operations, adjusted to exclude equity allowances for funds used during construction. Financial data for Spectra Energy was based on the Spectra Energy forecasts, public filings and other publicly available information and financial data for Enbridge was based on the Enbridge forecasts, public filings and other publicly available information. This analysis implied approximate ownership percentages of holders of Spectra Energy common stock in the pro forma combined company of (i) 40% (and a corresponding implied exchange ratio of approximately 0.882x) based on relative equity value contributions, (ii) 43%, 41% and 36% (and corresponding implied exchange ratios of approximately 1.018x, 0.930x and 0.767x) based on relative calendar year 2017, calendar year 2018 and calendar year 2019 estimated EBITDA contributions, respectively, and (iii) 35%, 33% and 29% (and corresponding implied exchange ratios of approximately 0.728x, 0.674x and 0.549x) based on relative calendar year 2017, calendar year 2018 and calendar year 2019 estimated adjusted cash flow from operations contributions, respectively.

Utilizing the overall approximate implied ownership percentages of holders of Spectra Energy common stock in the pro forma combined company of 29% to 43% as described above, BMOCM calculated the following implied exchange ratio reference range, as compared to the exchange ratio:

Implied Exchange Ratio Reference Range	Exchange Ratio
0.549x – 1.018x	0.984x

Has/Gets Analysis. BMOCM reviewed the approximate implied per share equity value reference ranges derived for Spectra Energy in the discounted cash flow analysis of Spectra Energy described above as compared to approximate implied per share equity value reference ranges for the pro forma combined company, excluding any asset divestitures, derived from discounted cash flow analyses of the pro forma combined company, both before and after giving effect to the expected benefits, utilizing the methodologies described above in the section entitled “—Discounted Cash Flow Analyses” multiplied by the exchange ratio. Financial data for the pro forma combined company was based on the Spectra Energy forecasts, the Enbridge forecasts, public filings and other publicly available information. Utilizing this analysis, BMOCM calculated approximate implied pro forma per share equity values for holders of Spectra Energy common stock of $36.50 to $46.25 (before giving effect to the expected benefits) and $39.75 to $50.00 (after giving effect to the expected benefits), each as compared to the approximate implied per share equity value reference range derived for Spectra Energy from the discounted cash flow analysis of Spectra Energy described above in the section entitled “—Discounted Cash Flow Analyses” of $28.50 to $36.25.

Actual results achieved by Spectra Energy, Enbridge and the pro forma combined company may vary from forecasted results and such variations may be material.

Certain Informational Factors

BMOCM also observed certain additional factors that were not considered part of BMOCM’s financial analyses with respect to its opinion but were referenced for informational purposes, including, among other factors, the following:

•	the historical prices of Spectra Energy common stock and Enbridge common shares during the 52-week period ended September 2, 2016, which indicated a 52-week intraday low to high per share price range for Spectra Energy common stock and Enbridge common shares of $21.43 to $37.14 and $30.81 to $44.52, respectively, and an implied exchange ratio reference range of 0.481x to 1.205x as compared to the exchange ratio of 0.984x;

•	one-year forward price targets for Spectra Energy common stock and Enbridge common shares as reflected in publicly available equity research analysts’ reports, which indicated a target price range (discounted to present value (as of September 2, 2016) utilizing a discount rate based on a selected cost of equity of 8.75%) for Spectra Energy common stock and Enbridge common shares of approximately $28.51 to $37.70 and $33.97 to $45.29, respectively, and an implied exchange ratio reference range of 0.481x to 1.205x as compared to the exchange ratio of 0.984x; and

•	historical exchange ratios of Spectra Energy common stock and Enbridge common shares during the 52-week period ended September 2, 2016, which indicated overall low to high implied exchange ratios during such 52-week period of 0.652x to 0.930x (with a mean of 0.781x) as compared to the exchange ratio of 0.984x.

Miscellaneous

Spectra Energy has agreed to pay BMO Nesbitt Burns and/or certain of its affiliates for services in connection with the proposed merger an aggregate fee of $30 million, of which a portion was payable upon delivery of BMOCM’s opinion, a portion was payable upon the execution of the merger agreement and $25 million is payable contingent upon consummation of the merger. In addition, Spectra Energy has agreed to reimburse BMO Nesbitt Burns and its affiliates for reasonable expenses, including reasonable fees and expenses of counsel, incurred in connection with BMO Nesbitt Burns’ engagement and to indemnify BMO Nesbitt Burns and such affiliates against certain liabilities, including liabilities under federal securities laws, arising out of BMO Nesbitt Burns’ engagement.

As the Spectra Energy board of directors was aware, at Spectra Energy’s request in connection with the merger, BMOCM and/or certain of its affiliates expect to act as joint lead arranger and joint bookrunner for, and a lender under, a new senior unsecured credit facility of Spectra Energy, proceeds of which are expected to fund ordinary course capital expenditures and general corporate purposes, for which services BMOCM and such affiliates expect to receive aggregate fees currently estimated to be approximately $3.5 million. As the Spectra Energy board of directors also was aware, BMOCM and/or certain of its affiliates in the past have provided, currently are providing and in the future may provide certain financial advisory, investment banking, commercial banking, corporate finance and other services unrelated to the merger to Spectra Energy, Enbridge and/or certain of their respective affiliates for which BMOCM and such affiliates received and may receive compensation. Specifically, from January 1, 2014 to the date of BMOCM’s opinion, BMOCM and/or certain of its affiliates provided financial advisory, investment banking and commercial banking services to Spectra Energy and certain of its affiliates in connection with the following transactions, for which services BMOCM and such affiliates received and expect to receive compensation: (i) financial advisor to Spectra Energy in connection with potential acquisition transactions, (ii) various capital markets transactions, including (a) co-manager for a preferred share financing for Westcoast Energy Inc. (which we refer to as “Westcoast Energy”) in the amount of C$300 million, which was completed in August 2016, (b) joint bookrunner for a preferred share financing for Westcoast Energy, in the amount of C$115 million, which was completed in December 2015, (c) co-manager for three medium term note financings for Westcoast Energy, in the amounts of C$300 million and C$50 million, which were completed in December 2015, and C$350 million, which was completed in September 2014, (d) joint bookrunner for four medium term note financings for Union Gas Limited (which we refer to as “Union Gas”) in the amounts of C$250 million and C$250 million, which were completed in May 2016, and C$200 million and C$250 million, which were completed in June 2014, and (e) co-manager for two medium term note financings for Union Gas, in the amounts of C$200 million and C$250 million, which were completed in September 2015, and (iii) various commercial banking transactions, including (a) a lender under certain credit facilities of Spectra Energy and Spectra Energy Partners, LP, (b) co-documentation agent for, and a lender under, a revolving credit facility of Westcoast Energy and (c) joint bookrunner, co-lead arranger and administrative agent for, and a lender under, a revolving credit facility of Union Gas, for which services described in clauses (i) through (iii) above BMOCM and its affiliates received during the period from January 1, 2014 to the date of BMOCM’s opinion aggregate fees of approximately C$5 million from Spectra Energy and/or its affiliates.

Further, from January 1, 2014 to the date of BMOCM’s opinion, BMOCM and/or certain of its affiliates provided financial advisory, investment banking and commercial banking services to Enbridge and certain of its affiliates in connection with the following transactions, for which services BMOCM and such affiliates received and expect to receive compensation: (i) financial advisor to Enbridge and certain of its affiliates, including related joint committees, in connection with certain potential or completed acquisition or disposition transactions, including financial advisor to joint committees of the independent trustees of Enbridge Commercial Trust and the independent directors of Enbridge Income Fund Holdings Inc. (which we refer to as “Enbridge Income Fund Holdings”) in connection with the transfer of Enbridge’s Canadian liquids pipelines business and certain renewable energy assets to Enbridge Income Fund, which was completed in September 2015, and the acquisition by Enbridge Income Fund of a portfolio of natural gas and diluent pipeline interests from Enbridge, which was completed in November 2014, (ii) various capital markets transactions, including (a) co-manager for two medium term note financings for Enbridge, in the amounts of C$400 million and C$500 million, which were completed in March 2014, (b) co-manager for a floating rate note financing for Enbridge, in the amount of C$500 million, which was completed in March 2014, (c) co-manager for four preferred share financings for Enbridge, in the amounts of C$275 million, C$350 million, C$500 million and C$275 million, which were completed in September 2014, July 2014, May 2014 and March 2014, respectively, (d) co-manager for two common share financings for Enbridge, in the amounts of C$2.3 billion and C$400 million, which were completed in March 2016 and June 2014, respectively, (e) joint bookrunner for two medium term note financings for Enbridge Income Fund in the amounts of C$250 million and C$500 million, which were completed in November 2014, (f) joint bookrunner for a floating rate note financing for Enbridge Income Fund, in the amount of C$330 million, which was completed in November 2014, (g) co-manager for a subscription receipt financing for Enbridge Income Fund Holdings in the amount of C$337 million, which was completed in October 2014, (h) joint bookrunner for two common share financings for Enbridge Income Fund Holdings, in the amounts of C$575 million and C$700 million, which were completed in April 2016 and November 2015, respectively, (i) co-manager for six medium term note financings for Enbridge Gas Distribution Inc., in the amounts of C$300 million, which was completed in August 2016, and C$170 million and C$400 million, which were completed in September 2015, and C$215 million and C$215 million, which were completed in August 2014, and C$300 million, which was completed in April 2014, and (j) joint bookrunner for four medium term note financings for Enbridge Pipelines Inc. (which we refer to as “Enbridge Pipelines”) in the amounts of C$400 million and C$400 million, which were completed in August 2016, and C$400 million and C$600 million, which were completed in

September 2015, and (iii) various commercial banking transactions, including (a) co-lead arranger, co-bookrunner and co-documentation agent for, and a lender under, a revolving credit facility of Enbridge and joint bookrunner and co-lead arranger for, and a lender under, a term loan facility of Enbridge, (b) joint lead arranger, joint bookrunner and administrative agent for, and a lender under, a revolving credit facility of Enbridge Income Fund, (c) co-lead arranger and joint bookrunner for, and a lender under, a revolving credit facility of Enbridge (US) Inc., (d) co-lead arranger and co-documentation agent for, and a lender under, a commercial paper facility of Enbridge Pipelines and (e) a lender under various other credit facilities of Enbridge and certain of its affiliates, for which services described in clauses (i) through (iii) above BMOCM and its affiliates received during the period from January 1, 2014 to the date of BMOCM’s opinion aggregate fees of approximately C$60 million from Enbridge and/or its affiliates. In addition, BMOCM or one or more of its affiliates provide hedging, cash management and trade finance services to Enbridge and certain of its affiliates.

BMOCM and/or certain of its affiliates provide a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including, without limitation, derivative securities, of Spectra Energy, Enbridge or their respective affiliates for their own account and for the accounts of customers.

Spectra Energy selected BMO Nesbitt Burns to act as a financial advisor in connection with the proposed merger based on BMO Nesbitt Burns’ reputation, experience and familiarity with Spectra Energy and its businesses. BMO Nesbitt Burns is an internationally recognized investment banking firm and BMO Nesbitt Burns and/or certain of its affiliates, as part of their investment banking businesses, are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, corporate and other purposes.

Opinion of Citigroup Global Markets Inc.

Spectra Energy also has engaged Citi to act as a financial advisor in connection with the proposed merger. In connection with Citi’s engagement, the Spectra Energy board of directors requested that Citi evaluate the fairness, from a financial point of view, of the exchange ratio provided for pursuant to the merger agreement. On September 5, 2016, at a meeting of the Spectra Energy board of directors held to evaluate the proposed merger, Citi rendered an oral opinion, confirmed by delivery of a written opinion dated September 5, 2016, to the Spectra Energy board of directors to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken described in its opinion, the exchange ratio provided for pursuant to the merger agreement was fair, from a financial point of view, to holders of Spectra Energy common stock.

The full text of Citi’s written opinion, dated September 5, 2016, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex C to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. The description of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the Spectra Energy board of directors (in its capacity as such) in connection with its evaluation of the exchange ratio from a financial point of view and did not address any other terms, aspects or implications of the merger. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Spectra Energy to effect or enter into the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Spectra Energy or the effect of any other transaction in which Spectra Energy might engage or consider. Citi’s opinion is not intended to be and does not constitute a recommendation to any security holder as to how such security holder should vote or act on any matters relating to the proposed merger or otherwise.

In arriving at its opinion, Citi:

•	reviewed an execution version of the merger agreement;

•	held discussions with certain senior officers, directors and other representatives of Spectra Energy and certain senior officers and other representatives of Enbridge concerning the businesses, operations and prospects of Spectra Energy and Enbridge;

•	reviewed certain publicly available and other business and financial information relating to Spectra Energy and Enbridge provided to or discussed with Citi by the respective managements of Spectra Energy and Enbridge, including certain internal financial forecasts and other information and data relating to Spectra Energy prepared by the management of Spectra Energy and certain financial forecasts and other information and data relating to Enbridge prepared by the management of Enbridge as reviewed and approved by the management of Spectra Energy, and also was provided with certain information and data relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Spectra Energy to result from the merger;

•	reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things, current and historical market prices of Spectra Energy common stock and Enbridge common shares, the financial condition and historical and projected cash flows and other operating data of Spectra Energy and Enbridge and the capitalization of Spectra Energy and Enbridge;

•	analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Spectra Energy and Enbridge;

•	evaluated certain potential pro forma financial effects of the merger relative to Spectra Energy on a standalone basis and on Enbridge utilizing the financial forecasts and other information and data relating to Spectra Energy and Enbridge and the potential strategic implications and operational benefits referred to above; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the managements and other representatives of Spectra Energy and Enbridge that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to the financial forecasts and other information and data that Citi was directed to utilize in its analyses (including estimates as to the tax attributes of Spectra Energy and Enbridge as expected by the respective managements of Spectra Energy and Enbridge to be utilized by Spectra Energy and Enbridge), Citi was advised by the respective managements of Spectra Energy and Enbridge and assumed, with Spectra Energy’s consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements, as applicable, as to the future financial performance of Spectra Energy and Enbridge, the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the respective managements of Spectra Energy and Enbridge, as applicable, to result from or to be utilized as a result of, and the potential pro forma financial effects of, the merger and the other matters covered thereby. Citi assumed, with Spectra Energy’s consent, that the financial results, including with respect to the potential strategic implications and operational benefits anticipated to result from or to be utilized as a result of the merger, reflected in such financial forecasts and other information and data would be realized in the amounts and at the times projected. With respect to certain financial forecasts and other information and data prepared or publicly available in Canadian dollars, Citi utilized publicly available, or at Spectra Energy’s direction specified, Canadian dollar to United States dollar exchange rates and assumed, with Spectra Energy’s consent, that such exchange rates were reasonable to utilize for purposes of Citi’s analyses and that any currency or exchange rate fluctuations would not be meaningful in any respect to Citi’s analyses or opinion.

Citi relied, at Spectra Energy’s direction, upon the assessments of the managements of Spectra Energy and Enbridge as to, among other things, (i) growth, expansion and other projects of Spectra Energy and Enbridge, including with respect to the likelihood and timing thereof and assets, capital expenditures and other financial aspects involved, (ii) the potential impact on Spectra Energy and Enbridge of market, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the oil and gas and energy infrastructure industries, including commodity pricing and supply and demand for oil and gas, which are subject to significant volatility and which, if different than as assumed, could have a material impact on Citi’s analyses or opinion, (iii) existing and future contracts and relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key customers, producers and other commercial relationships of Spectra Energy and Enbridge and (iv) the ability to integrate the operations of Spectra Energy and Enbridge. Citi assumed, with Spectra Energy’s consent, that there would be no developments with respect to any such matters that would have an adverse effect on Spectra Energy, Enbridge or the merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Citi’s analyses or opinion.

Citi did not make, and it was not provided with, an independent evaluation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of Spectra Energy, Enbridge or any other entity and Citi did not make any physical inspection of the properties or assets of Spectra Energy, Enbridge or any other entity. Citi assumed, with Spectra Energy’s consent, that the merger would be consummated in accordance with its terms and in compliance with all applicable laws, relevant documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that there would not be any delays, limitations, restrictions, conditions or other actions, including any divestitures, amendments or modifications, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the merger or otherwise that would be meaningful in any respect to Citi’s analyses or opinion. Citi also assumed that the merger would qualify as a reorganization within the meaning of Section 368(a) of the Code. Citi’s opinion, as set forth therein, relates to the relative values of Spectra Energy and Enbridge. Citi did not express any view or opinion as to the actual value of Enbridge common shares when issued in the merger or the prices at which Spectra Energy common stock, Enbridge common shares or any other securities may trade or otherwise be transferable at any time, including following the announcement or consummation of the merger. Representatives of Spectra Energy advised Citi, and Citi further assumed, that the final terms of the merger agreement did not vary materially from those set forth in the execution version reviewed by Citi. Citi did not express any view or opinion with respect to accounting, tax, regulatory, legal or similar matters, including the tax consequences of the merger to holders of shares of Spectra Energy common stock, and relied, with Spectra Energy’s consent, upon the assessments of representatives of Spectra Energy as to such matters.

Citi’s opinion addressed the fairness, from a financial point of view and as of the date of such opinion, of the exchange ratio (to the extent expressly specified in the opinion) without regard to individual circumstances of specific holders of, or any rights, preferences, restrictions or limitations that may be attributable to, shares of Spectra Energy common stock or other securities of Spectra Energy and did not address proportionate allocation or relative fairness among holders of Spectra Energy common stock. Citi’s opinion did not address any other terms, aspects or implications of the merger, including, without limitation, the form or structure of the merger or any agreement, arrangement or understanding to be entered into in connection with or contemplated by the merger or otherwise. In connection with its engagement, Citi was not requested to, and it did not, undertake a third-party solicitation process on behalf of Spectra Energy with respect to the acquisition of all or a part of Spectra Energy. Citi expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other payments to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the exchange ratio or otherwise. Citi’s opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citi as of the date of its opinion. Although subsequent developments may affect its opinion, Citi is not obligated to update, revise or reaffirm its opinion. As the Spectra Energy board of directors was aware, the credit, financial and stock markets, and the industries in which Spectra Energy and

Enbridge operate, have experienced and continue to experience volatility and Citi expressed no opinion or view as to any potential effects of such volatility on Spectra Energy, Enbridge or the merger (including the contemplated benefits thereof). The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi’s opinion or the analyses underlying, and factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Citi believes that the analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Spectra Energy and Enbridge. No company, business or transaction reviewed is identical or directly comparable to Spectra Energy or Enbridge or the merger and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, business segments or transactions reviewed or the results from any particular analysis.

The estimates contained in Citi’s analyses and the ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the merger. The type and amount of consideration payable in the merger were determined through negotiations between Spectra Energy and Enbridge and the decision to enter into the merger agreement was solely that of the Spectra Energy board of directors. Citi’s opinion was only one of many factors considered by the Spectra Energy board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Spectra Energy board of directors or Spectra Energy management with respect to the merger or the merger consideration.

Financial Analyses

The following is a summary of the material financial analyses prepared and reviewed with the Spectra Energy board of directors in connection with Citi’s opinion, dated September 5, 2016. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Citi assumes no responsibility if future results are different from those described, whether or not any such difference is material. In calculating implied exchange ratio reference ranges as reflected in the financial analyses described below, Citi (i) divided the low-end of the selected approximate implied per share equity value reference ranges derived for Spectra Energy from such analyses by the high-end of the selected approximate implied per share equity value reference ranges derived for Enbridge from such analyses in order to calculate the low-end of the implied exchange ratio reference ranges and (ii) divided the high-end of the selected approximate implied per share equity value reference ranges derived for Spectra Energy from such analyses by the low-end of the selected approximate implied per share equity value reference ranges derived for Enbridge from such analyses in order to calculate the high-end of the implied exchange ratio reference ranges. Approximate implied per share equity value reference ranges were rounded to the nearest $0.25 per share, other than such ranges derived from historical stock trading histories and merger of equals premiums. For purposes of the financial analyses described below, references to “EBITDA” mean earnings before interest, taxes, depreciation and amortization, adjusted for equity allowances for funds used under construction, cash distributions from unconsolidated affiliates and equity in earnings in unconsolidated affiliates (as applicable). Financial data for Spectra Energy and Enbridge utilized in the financial analyses described below were based on, among other things, internal forecasts and estimates relating to Spectra Energy prepared by the management of Spectra Energy (which we refer to in this section as the “Spectra Energy forecasts”) and forecasts and estimates relating to Enbridge prepared by the management of Enbridge as reviewed and approved by the management of Spectra Energy (which we refer to in this section as the “Enbridge forecasts”).

Selected Public Companies Analyses. Citi performed separate selected public companies analyses of Spectra Energy both on a consolidated and sum-of-the-parts basis and Enbridge on a consolidated basis in which Citi reviewed certain financial and stock market information relating to Spectra Energy, Enbridge and the selected publicly traded companies listed below.

In its selected public companies analysis of Spectra Energy on a consolidated basis, Citi reviewed certain financial and stock market information relating to Spectra Energy and the following eight selected companies that Citi considered generally relevant (which we refer to as the “Spectra Energy selected midstream companies”). Citi selected such companies given that, as is the case with Spectra Energy (approximate enterprise value of $43.4 billion), the selected companies are large publicly traded companies that directly or indirectly through affiliates own diversified midstream energy operations.

•	Enbridge Inc. (approximate enterprise value: $85.0 billion)

•	Energy Transfer Equity, L.P. (approximate enterprise value: $96.7 billion)

•	Enterprise Products Partners L.P. (approximate enterprise value: $80.3 billion)

•	Kinder Morgan, Inc. (approximate enterprise value: $89.5 billion)

•	ONEOK, Inc. (approximate enterprise value: $26.3 billion)

•	Plains All American Pipeline, L.P. (approximate enterprise value: $31.7 billion)

•	The Williams Companies, Inc. (approximate enterprise value: $56.1 billion)

•	TransCanada Corporation (approximate enterprise value: $71.3 billion)

Citi reviewed, among other information, enterprise values, calculated as implied equity values based on closing stock or unit prices on September 2, 2016, plus consolidated total debt, preferred equity and minority interests (as applicable) and less consolidated cash and cash equivalents, as a multiple of calendar year 2016, calendar year 2017 and calendar year 2018 estimated EBITDA and closing stock or unit prices on September 2, 2016 as a multiple of calendar year 2016, calendar year 2017 and calendar year 2018 estimated after-tax cash available for dividends per share or unit. Citi also reviewed calendar year 2016, calendar year 2017 and calendar year 2018 estimated dividend yields. Financial data of the Spectra Energy selected midstream companies were based on publicly available Wall Street research analysts’ consensus estimates, public filings and other publicly available information. Financial data of Spectra Energy was based on publicly available Wall Street research analysts’ consensus estimates and the Spectra Energy forecasts.

The overall low to high calendar year 2016, calendar year 2017 and calendar year 2018 estimated EBITDA multiples, estimated after-tax cash available for dividends per share or unit multiples and estimated dividend yields observed for the Spectra Energy selected midstream companies (with observed median multiples and dividend yields inclusive of publicly available Wall Street research analysts’ consensus estimates for Spectra Energy and observed low and median dividend yields exclusive of Kinder Morgan, Inc. and The Williams Companies, Inc. given announced reductions in dividends) were as follows:

•	calendar year 2016 estimated EBITDA multiple: 12.3x to 15.6x (with a median of 14.5x)

•	calendar year 2017 estimated EBITDA multiple: 12.0x to 14.4x (with a median of 13.1x)

•	calendar year 2018 estimated EBITDA multiple: 10.8x to 13.7x (with a median of 12.0x)

•	calendar year 2016 estimated cash available for dividends per share or unit multiple: 10.9x to 14.9x (with a median of 13.0x)

•	calendar year 2017 estimated cash available for dividends per share or unit multiple: 10.1x to 14.3x (with a median of 12.2x)

•	calendar year 2018 estimated cash available for dividends per share or unit multiple: 9.3x to 17.0x (with a median of 11.4x)

•	calendar year 2016 estimated dividend yields: 3.8% to 7.7% (with a median of 5.1%)

•	calendar year 2017 estimated dividend yields: 4.2% to 7.7% (with a median of 5.1%)

•	calendar year 2018 estimated dividend yields: 4.6% to 7.7% (with a median of 5.3%)

Citi noted that the calendar year 2016, calendar year 2017 and calendar year 2018 estimated EBITDA multiples for Spectra Energy were 15.3x, 13.3x and 12.3x, respectively, the calendar year 2016, calendar year 2017 and calendar year 2018 estimated cash available for dividends per share multiples for Spectra Energy were 18.5x, 16.1x and 16.8x, respectively, and the calendar year 2016, calendar year 2017 and calendar year 2018 estimated dividend yields for Spectra Energy were 4.5%, 4.9% and 5.3%, respectively, in each case based on publicly available Wall Street research analysts’ consensus estimates. Citi then applied the following selected ranges of calendar year 2016, calendar year 2017 and calendar year 2018 estimated EBITDA multiples, estimated cash available for dividends per share multiples and estimated dividend yields derived from the Spectra Energy selected midstream companies to corresponding data of Spectra Energy based on the Spectra Energy forecasts:

•	calendar year 2016 estimated EBITDA multiple: 14.5x to 15.6x

•	calendar year 2017 estimated EBITDA multiple: 13.1x to 14.4x

•	calendar year 2018 estimated EBITDA multiple: 12.0x to 13.7x

•	calendar year 2016 estimated cash available for dividends per share multiple: 13.0x to 18.5x

•	calendar year 2017 estimated cash available for dividends per share multiple: 12.2x to 16.1x

•	calendar year 2018 estimated cash available for dividends per share multiple: 11.4x to 17.0x

•	calendar year 2016 estimated dividend yields: 5.1% to 3.8%

•	calendar year 2017 estimated dividend yields: 5.1% to 4.2%

•	calendar year 2018 estimated dividend yields: 5.3% to 4.6%

This analysis indicated an average selected approximate implied per share equity value reference range for Spectra Energy of $32.50 to $41.00.

Citi also performed a sum-of-the-parts analysis of Spectra Energy to observe an approximate implied overall per share equity value reference range for Spectra Energy based on approximate implied values for Union Gas, Spectra Energy’s Western Canada Transmission & Processing business (which we refer to as “Western Canada”), Spectra Energy’s 50% equity interest in DCP Midstream, LLC (which we refer to as “DCP Midstream”), Spectra Energy’s general partner interests and related incentive distribution rights (which we collectively refer to as “GP/IDRs”) in Spectra Energy Partners, and Spectra Energy Partners common units representing limited partner interests (which we refer to as “SEP common units”) owned by Spectra Energy.

In evaluating Union Gas, Citi reviewed certain financial and stock market information, as applicable, relating to Union Gas and the following 12 selected companies that Citi considered generally relevant as publicly traded companies that are U.S. local distribution and Canadian utility companies (which we refer to as the “Spectra Energy selected gas distribution companies”):

•	Atmos Energy Corporation

•	Emera Incorporated

•	Fortis Inc.

•	Hydro One Limited

•	New Jersey Resources Corporation

•	NiSource Inc.

•	Northwest Natural Gas Company

•	ONE Gas, Inc.

•	South Jersey Industries, Inc.

•	Southwest Gas Corporation

•	Spire Inc.

•	WGL Holdings, Inc.

Citi reviewed, among other information, enterprise values as a multiple of calendar year 2016, calendar year 2017 and calendar year 2018 estimated EBITDA. Financial data of the Spectra Energy selected gas distribution companies were based on publicly available Wall Street research analysts’ consensus estimates, public filings and other publicly available information. Financial data of Union Gas was based on the Spectra Energy forecasts.

The overall low to high calendar year 2016, calendar year 2017 and calendar year 2018 estimated EBITDA multiples observed for the Spectra Energy selected gas distribution companies were 8.2x to 17.1x (with a median of 11.2x), 7.8x to 12.5x (with a median of 10.6x) and 7.5x to 11.7x (with a median of 9.8x), respectively. Citi then applied selected ranges of calendar year 2016, calendar year 2017 and calendar year 2018 estimated EBITDA multiples derived from the Spectra Energy selected gas distribution companies of 11.2x to 12.9x, 10.6x to 12.2x and 9.8x to 11.7x, respectively, to corresponding data of Union Gas based on the Spectra Energy forecasts. This analysis indicated a selected approximate implied value reference range for Union Gas of $5.48 billion to $6.36 billion.

In evaluating Western Canada, Citi reviewed certain financial and stock market information, as applicable, relating to Western Canada and the following six selected companies that Citi considered generally relevant as publicly traded Canadian companies with operations in the diversified midstream energy industry (which we refer to as the “Spectra Energy selected Canadian midstream companies”):

•	AltaGas Ltd.

•	Inter Pipeline Ltd.

•	Keyera Corp.

•	Pembina Pipeline Corporation

•	TransCanada Corporation

•	Veresen Inc.

Citi reviewed, among other information, enterprise values as a multiple of calendar year 2016, calendar year 2017 and calendar year 2018 estimated EBITDA. Financial data of the Spectra Energy selected Canadian midstream companies were based on publicly available Wall Street research analysts’ consensus estimates, public filings and other publicly available information. Financial data of Western Canada was based on the Spectra Energy forecasts.

The overall low to high calendar year 2016, calendar year 2017 and calendar year 2018 estimated EBITDA multiples observed for the Spectra Energy selected Canadian midstream companies were 12.9x to 17.3x (with a median of 14.5x), 12.1x to 13.8x (with a median of 13.3x) and 10.6x to 13.1x (with a median of 11.5x), respectively. Citi then applied selected ranges of calendar year 2016, calendar year 2017 and calendar year 2018 estimated EBITDA multiples derived from the Spectra Energy selected Canadian midstream companies of 12.9x to 17.3x, 12.1x to 13.8x and 10.6x to 13.1x, respectively, to corresponding data of Western Canada based on the Spectra Energy forecasts. This analysis indicated a selected approximate implied value reference range for Western Canada of $6.147 billion to $7.636 billion.

In evaluating Spectra Energy’s 50% equity interest in DCP Midstream, Citi reviewed certain financial and stock market information, as applicable, relating to DCP Midstream and the following six selected companies that Citi considered generally relevant as publicly traded companies that are general partners of affiliated master limited partnerships with operations in the diversified midstream energy industry (which we refer to as the “Spectra Energy selected GP companies”):

•	Energy Transfer Equity, L.P.

•	EnLink Midstream, LLC

•	NuStar GP Holdings, LLC

•	ONEOK, Inc.

•	The Williams Companies, Inc.

•	Western Gas Equity Partners, LP

Citi reviewed, among other information, enterprise values as a multiple of calendar year 2016, calendar year 2017 and calendar year 2018 estimated total cash flow of the Spectra Energy selected GP companies on an after-tax basis. Financial data of the Spectra Energy selected GP companies were based on publicly available Wall Street research analysts’ consensus estimates, public filings and other publicly available information. Financial data of DCP Midstream was based on the Spectra Energy forecasts. Financial data of Spectra Energy was based on publicly available Wall Street research analysts’ consensus estimates and the Spectra Energy forecasts.

The overall low to high calendar year 2016, calendar year 2017 and calendar year 2018 estimated total cash flow multiples observed for the Spectra Energy selected GP companies (with observed median multiples inclusive of publicly available Wall Street research analysts’ consensus estimates for Spectra Energy) were 11.7x to 20.4x (with a median of 14.8x), 11.6x to 18.9x (with a median of 14.5x) and 10.7x to 15.1x (with a median of 14.0x), respectively. Citi noted that the calendar year 2016, calendar year 2017 and calendar year 2018 estimated total cash flow multiples for Spectra Energy were 18.0x, 16.0x and 14.3x, respectively, based on publicly available Wall Street research analysts’ consensus estimates. Citi then applied selected ranges of calendar year 2016, calendar year 2017 and calendar year 2018 estimated total cash flow multiples derived from the Spectra

Energy selected GP companies of 11.7x to 14.8x, 11.6x to 14.5x and 10.7x to 14.0x, respectively, to corresponding data for DCP Midstream’s distribution of total cash flow to Spectra Energy based on the Spectra Energy forecasts. This analysis indicated a selected approximate implied value reference range for Spectra Energy’s 50% equity interest in DCP Midstream of $1.134 billion to $1.443 billion.

In evaluating Spectra Energy’s GP/IDRs in Spectra Energy Partners, Citi reviewed certain financial and stock market information relating to Spectra Energy Partners and the Spectra Energy selected GP companies. Citi reviewed, among other information, GP values, calculated as enterprise values less the value of assets other than GP/IDRs, as a multiple of calendar year 2016, calendar year 2017 and calendar year 2018 estimated GP/IDR cash flow on an after-tax basis. Financial data of the Spectra Energy selected GP companies were based on publicly available Wall Street research analysts’ consensus estimates, public filings and other publicly available information. Financial data of Spectra Energy Partners was based on the Spectra Energy forecasts. Financial data of Spectra Energy was based on publicly available Wall Street research analysts’ consensus estimates and the Spectra Energy forecasts.

The overall low to high calendar year 2016, calendar year 2017 and calendar year 2018 estimated GP/IDR cash flow multiples observed for the Spectra Energy selected GP companies (with observed median multiples inclusive of publicly available Wall Street research analysts’ consensus estimates for Spectra Energy) were 11.8x to 23.7x (with a median of 16.7x), 11.4x to 29.1x (with a median of 16.7x) and 10.8x to 26.1x (with a median of 15.5x), respectively. Citi noted that the calendar year 2016, calendar year 2017 and calendar year 2018 estimated GP/IDR cash flow multiples for Spectra Energy were 30.5x, 24.1x and 20.1x, respectively, based on publicly available Wall Street research analysts’ consensus estimates. Citi then applied selected ranges of calendar year 2016, calendar year 2017, calendar year 2018 estimated GP/IDR cash flow multiples derived from the Spectra Energy selected GP companies of 16.7x to 30.5x, 16.7x to 29.1x and 15.5x to 26.1x, respectively, to corresponding data for Spectra Energy Partners’ distribution of GP/IDR cash flow to Spectra Energy based on the Spectra Energy forecasts. This analysis indicated a selected approximate implied value reference range for Spectra Energy’s GP/IDRs in Spectra Energy Partners of $5.698 billion to $9.914 billion.

In evaluating the SEP common units owned by Spectra Energy, Citi reviewed certain financial and stock market information relating to Spectra Energy Partners and the following nine selected companies that Citi considered generally relevant as publicly traded companies with operations in the diversified midstream energy industry (which we refer to as the “Spectra Energy selected diversified midstream companies”):

•	Kinder Morgan, Inc.

•	Energy Transfer Partners, L.P.

•	Enterprise Products Partners L.P.

•	Magellan Midstream Partners, L.P.

•	MPLX LP

•	ONEOK Partners, L.P.

•	Plains All American Pipeline, L.P.

•	Sunoco Logistics Partners L.P.

•	Williams Partners L.P.

Citi reviewed, among other information, enterprise values as a multiple of calendar year 2016, calendar year 2017 and calendar year 2018 estimated EBITDA and stock or unit prices on September 2, 2016 as a multiple of calendar year 2016, calendar year 2017 and calendar year 2018 estimated after-tax distributable cash flow per share or unit. Citi also reviewed calendar year 2016, calendar year 2017 and calendar year 2018 estimated distribution yields. Financial data of the Spectra Energy selected diversified midstream companies were based on publicly available Wall Street research analysts’ consensus estimates, public filings and other publicly available information. Financial data of Spectra Energy Partners was based on publicly available Wall Street research analysts’ consensus estimates and the Spectra Energy forecasts.

The overall low to high calendar year 2016, calendar year 2017 and calendar year 2018 estimated EBITDA multiples, estimated distributable cash flow per share or unit multiples and estimated distribution yields observed for the Spectra Energy selected diversified midstream companies (with observed median multiples and distribution yields inclusive of publicly available Wall Street research analysts’ consensus estimates for Spectra Energy Partners and observed low and median distribution yields exclusive of Kinder Morgan, Inc. and The Williams Companies, Inc. given announced reductions in dividends) were as follows:

•	calendar year 2016 estimated EBITDA multiple: 12.3x to 18.6x (with a median of 14.7x)

•	calendar year 2017 estimated EBITDA multiple: 11.7x to 15.3x (with a median of 13.3x)

•	calendar year 2018 estimated EBITDA multiple: 9.8x to 13.9x (with a median of 12.1x)

•	calendar year 2016 estimated distributable cash flow per share or unit multiple: 10.9x to 17.7x (with a median of 12.7x)

•	calendar year 2017 estimated distributable cash flow per share or unit multiple: 9.8x to 16.1x (with a median of 12.4x)

•	calendar year 2018 estimated distributable cash flow per share or unit multiple: 9.2x to 14.6x (with a median of 11.5x)

•	calendar year 2016 estimated distribution yields: 4.7% to 10.3% (with a median of 6.7%)

•	calendar year 2017 estimated distribution yields: 5.1% to 10.3% (with a median of 7.4%)

•	calendar year 2018 estimated distribution yields: 5.5% to 10.3% (with a median of 7.7%)

Citi noted that the calendar year 2016, calendar year 2017 and calendar year 2018 estimated EBITDA multiples for Spectra Energy Partners were 16.0x, 13.7x and 12.9x, respectively, the calendar year 2016, calendar year 2017 and calendar year 2018 estimated distributable cash flow per unit multiples for Spectra Energy Partners were 15.1x, 13.9x and 12.9x, respectively, and the calendar year 2016, calendar year 2017 and calendar year 2018 estimated distribution yields for Spectra Energy Partners were 5.9%, 6.3% and 6.8%, respectively, in each case based on publicly available Wall Street research analysts’ consensus estimates. Citi then applied the following selected ranges of calendar year 2016, calendar year 2017 and calendar year 2018 estimated EBITDA multiples, estimated distributable cash flow per share or unit multiples and estimated distribution yields derived from the Spectra Energy selected diversified midstream companies to corresponding data of Spectra Energy Partners based on the Spectra Energy forecasts:

•	calendar year 2016 estimated EBITDA multiple: 14.7x to 18.6x

•	calendar year 2017 estimated EBITDA multiple: 13.3x to 15.3x

•	calendar year 2018 estimated EBITDA multiple: 12.1x to 13.9x

•	calendar year 2016 estimated distributable cash flow per share or unit multiple: 12.7x to 17.7x

•	calendar year 2017 estimated distributable cash flow per share or unit multiple: 12.4x to 16.1x

•	calendar year 2018 estimated distributable cash flow per share or unit multiple: 11.5x to 14.6x

•	calendar year 2016 estimated distribution yields: 6.7% to 4.7%

•	calendar year 2017 estimated distribution yields: 7.4% to 5.1%

•	calendar year 2018 estimated distribution yields: 7.7% to 5.5%

This analysis indicated an approximate implied value reference range for the SEP common units owned by Spectra Energy of $9.162 billion to $12.216 billion.

The analyses described above of Union Gas, Western Canada, Spectra Energy’s 50% equity interest in DCP Midstream, Spectra Energy’s GP/IDRs in Spectra Energy Partners and the SEP common units owned by Spectra Energy indicated a selected approximate implied overall per share equity value reference range for Spectra Energy of $27.50 to $41.75.

In its selected public companies analysis of Enbridge on a consolidated basis, Citi reviewed certain financial and stock market information relating to Enbridge and the following eight selected companies that Citi considered generally relevant (which we refer to as the “Enbridge selected midstream companies”). Citi selected such companies given that, as is the case with Enbridge (approximate enterprise value of $85.0 billion), the selected companies are large publicly traded companies that directly or indirectly through affiliates own diversified midstream energy operations.

•	Energy Transfer Equity, L.P. (approximate enterprise value: $96.7 billion)

•	Enterprise Products Partners L.P. (approximate enterprise value: $80.3 billion)

•	Kinder Morgan, Inc. (approximate enterprise value: $89.5 billion)

•	ONEOK, Inc. (approximate enterprise value: $26.3 billion)

•	Plains All American Pipeline, L.P. (approximate enterprise value: $31.7 billion)

•	Spectra Energy Corp (approximate enterprise value: $43.4 billion)

•	The Williams Companies, Inc. (approximate enterprise value: $56.1 billion)

•	TransCanada Corporation (approximate enterprise value: $71.3 billion)

Citi reviewed, among other information, enterprise values as a multiple of calendar year 2016, calendar year 2017 and calendar year 2018 estimated EBITDA and stock or unit prices on September 2, 2016 as a multiple of calendar year 2016, calendar year 2017 and calendar year 2018 estimated after-tax cash available for dividends per share or unit. Citi also reviewed calendar year 2016, calendar year 2017 and calendar year 2018 estimated dividend yields. Financial data of the Enbridge selected midstream companies were based on publicly available Wall Street research analysts’ consensus estimates, public filings and other publicly available information. Financial data of Enbridge was based on publicly available Wall Street research analysts’ consensus estimates and the Enbridge forecasts.

The overall low to high calendar year 2016, calendar year 2017 and calendar year 2018 estimated EBITDA multiples, estimated cash available for dividends per share or unit multiples and estimated dividend yields observed for the Enbridge selected midstream companies (with observed median multiples and dividend yields inclusive of publicly available Wall Street research analysts’ consensus estimates for Enbridge and observed low and median dividend yields exclusive of Kinder Morgan, Inc. and The Williams Companies, Inc. given announced reductions in dividends) were as follows:

•	calendar year 2016 estimated EBITDA multiple: 12.3x to 15.3x (with a median of 14.5x)

•	calendar year 2017 estimated EBITDA multiple: 12.0x to 13.9x (with a median of 13.1x)

•	calendar year 2018 estimated EBITDA multiple: 10.8x to 12.8x (with a median of 12.0x)

•	calendar year 2016 estimated cash available for dividends per share or unit multiple: 10.9x to 18.5x (with a median of 13.0x)

•	calendar year 2017 estimated cash available for dividends per share or unit multiple: 10.1x to 16.1x (with a median of 12.2x)

•	calendar year 2018 estimated cash available for dividends per share or unit multiple: 9.3x to 17.0x (with a median of 11.4x)

•	calendar year 2016 estimated dividend yields: 3.8% to 7.7% (with a median of 5.1%)

•	calendar year 2017 estimated dividend yields: 4.2% to 7.7% (with a median of 5.1%)

•	calendar year 2018 estimated dividend yields: 4.6% to 7.7% (with a median of 5.3%)

Citi noted that the calendar year 2016, calendar year 2017 and calendar year 2018 estimated EBITDA multiples for Enbridge were 15.6x, 14.4x and 13.7x, respectively, the calendar year 2016, calendar year 2017 and calendar year 2018 estimated cash available for dividends per share multiples for Enbridge were 13.2x, 12.2x and 11.6x, respectively, and the calendar year 2016, calendar year 2017 and calendar year 2018 estimated dividend yields for Enbridge were 4.0%, 4.5% and 4.9%, respectively, in each case based on publicly available Wall Street research analysts’ consensus estimates. Citi then applied the following selected ranges of calendar year 2016, calendar year 2017 and calendar year 2018 estimated EBITDA multiples, estimated cash available for dividends per share multiples and estimated dividend yields derived from the Enbridge selected midstream companies to corresponding data of Enbridge based on the Enbridge forecasts:

•	calendar year 2016 estimated EBITDA multiple: 14.5x to 15.6x

•	calendar year 2017 estimated EBITDA multiple: 13.1x to 14.4x

•	calendar year 2018 estimated EBITDA multiple: 12.0x to 13.7x

•	calendar year 2016 estimated cash available for dividends per share multiple: 13.0x to 18.5x

•	calendar year 2017 estimated cash available for dividends per share multiple: 12.2x to 16.1x

•	calendar year 2018 estimated cash available for dividends per share multiple: 11.4x to 17.0x

•	calendar year 2016 estimated dividend yields: 5.1% to 3.8%

•	calendar year 2017 estimated dividend yields: 5.1% to 4.2%

•	calendar year 2018 estimated dividend yields: 5.3% to 4.6%

This analysis indicated an average selected approximate implied per share equity value reference range for Enbridge of $37.75 to $49.25.

Utilizing the approximate implied per share equity value reference ranges derived for Spectra Energy, both on a consolidated and sum-of-the-parts basis, and the approximate implied per share equity value reference range derived for Enbridge on a consolidated basis, in each case as described above, Citi calculated the following implied exchange ratio reference ranges, as compared to the exchange ratio:

Implied Exchange Ratio Reference Ranges:
Spectra Energy Consolidated	Spectra Energy Sum-of-the-Parts	Exchange Ratio
0.660x – 1.086x	0.558x – 1.106x	0.984x

Discounted Cash Flow Analyses. Citi performed separate discounted cash flow analyses of Spectra Energy both on a consolidated basis and on a sum-of-the-parts basis and Enbridge on a consolidated basis.

Citi performed a discounted cash flow analysis of Spectra Energy on a consolidated basis by calculating the estimated present value of the dividends per share that Spectra Energy was expected to generate during the calendar years ending December 31, 2017 through December 31, 2019 based on the Spectra Energy forecasts. Citi calculated a range of approximate implied terminal values per share for Spectra Energy of $40.02 to $48.96 by applying to Spectra Energy’s calendar year 2019 estimated dividends per share a selected range of dividend yields of 5.1% to 4.2% based on Citi’s professional judgment and taking into account the selected range of calendar year 2017 estimated dividend yields derived from the Spectra Energy selected midstream companies described above under “– Selected Public Companies Analyses.” The present values (as of January 1, 2017) of dividends per share and terminal values were then calculated using a selected range of discount rates of 6.8% to 8.5% derived from a cost of equity calculation. This analysis indicated a selected approximate implied per share equity value reference range for Spectra Energy of $36.50 to $45.25.

Citi also performed a discounted cash flow analysis of Spectra Energy on a consolidated basis by calculating the estimated present value of the cash available for dividends that Spectra Energy was expected to generate during the calendar years ending December 31, 2017 through December 31, 2019 based on the Spectra Energy forecasts. Citi calculated a range of approximate implied terminal values per share for Spectra Energy of $29.10 to $38.47 by applying to Spectra Energy’s calendar year 2019 estimated cash available for dividends per share a selected range of cash available for dividends per share multiples of 12.2x to 16.1x based on Citi’s professional judgment and taking into account the selected range of calendar year 2017 estimated cash available for dividends per share multiples derived from the Spectra Energy selected midstream companies described above under “– Selected Public Companies Analyses.” The present values (as of January 1, 2017) of cash available for dividends per share and terminal values were then calculated using a selected range of discount rates of 6.8% to 8.5% derived from a cost of equity calculation. This analysis indicated a selected approximate implied per share equity value reference range for Spectra Energy of $29.00 to $38.00.

In addition, Citi performed a sum-of-the-parts discounted cash flow analysis of Spectra Energy to observe an approximate implied overall per share equity value reference range for Spectra Energy based on approximate implied values of Union Gas, Western Canada, Spectra Energy’s 50% equity interest in DCP Midstream, Spectra Energy’s GP/IDRs in Spectra Energy Partners and the SEP common units owned by Spectra Energy, adjusted for Spectra Energy’s cash taxes expected to be paid after taking into account its tax attribute utilization.

Citi performed a discounted cash flow analysis of Union Gas by calculating the estimated present value of the unlevered free cash flows that Union Gas was expected to generate during the calendar years ending December 31, 2017 through December 31, 2019 based on the Spectra Energy forecasts. For purposes of this analysis, unlevered free cash flows were calculated as asset EBITDA less total capital expenditures. Citi calculated a range of approximate implied terminal values for Union Gas of $6,303 million to $7,209 million by applying to Spectra Energy’s Union Gas calendar year 2019 estimated EBITDA (taking into account certain growth and other capital expenditures) a selected range of terminal value EBITDA multiples of 10.6x to 12.2x based on Citi’s professional judgment and taking into account the selected range of calendar year 2017 estimated EBITDA multiples derived from the Spectra Energy selected gas distribution companies described above under “– Selected Public Companies Analyses.” The present values (as of January 1, 2017) of cash flows and terminal values were then calculated using a selected range of discount rates of 5.2% to 5.8% derived from a weighted average cost of capital calculation. This analysis indicated an approximate implied value reference range for Union Gas of $5.629 billion to $6.502 billion.

Citi performed a discounted cash flow analysis of Western Canada by calculating the estimated present value of the unlevered free cash flows that Western Canada was expected to generate during the calendar years ending December 31, 2017 through December 31, 2019 based on the Spectra Energy forecasts. For purposes of this analysis, unlevered free cash flows were calculated as asset EBITDA less total capital expenditures. Citi calculated a range of approximate implied terminal values for Western Canada of $6,975 million to $7,953 million by applying to Spectra Energy’s Western Canada calendar year 2019 estimated EBITDA (taking into account certain growth and other capital expenditures) a selected range of terminal value EBITDA multiples of 12.1x to 13.8x based on Citi’s professional judgment and taking into account the selected range of calendar year 2017 estimated EBITDA multiples derived from the Spectra Energy selected Canadian midstream companies described above under “– Selected Public Companies Analyses.” The present values (as of January 1, 2017) of cash flows and terminal values were then calculated using a selected range of discount rates of 7.0% to 8.0%

derived from a weighted average cost of capital calculation. This analysis indicated an approximate implied value reference range for Western Canada of $6.159 billion to $7.128 billion.

Citi performed a discounted cash flow analysis of Spectra Energy’s 50% equity interest in DCP Midstream by calculating the estimated present value of the total cash flows distributable to Spectra Energy that such interest in DCP Midstream was expected to generate during the calendar years ending December 31, 2017 through December 31, 2019 based on the Spectra Energy forecasts. Citi calculated a range of approximate implied terminal values for such interest in DCP Midstream of $1,452 million to $1,811 million by applying to calendar year 2019 estimated total cash flows to Spectra Energy from DCP Midstream a selected range of total cash flow multiples of 11.6x to 14.5x based on Citi’s professional judgment and taking into account the selected range of calendar year 2017 estimated total cash flow multiples derived from the Spectra Energy selected GP companies described above under “– Selected Public Companies Analyses.” The present values (as of January 1, 2017) of total cash flows and terminal values were then calculated using a selected range of discount rates of 8.2% to 9.9% derived from a cost of equity calculation. This analysis indicated an approximate implied value reference range for Spectra Energy’s 50% equity interest in DCP Midstream of $1.446 billion to $1.789 billion.

Citi performed a discounted cash flow analysis of Spectra Energy’s GP/IDRs in Spectra Energy Partners by calculating the estimated present value of the cash flows distributable to Spectra Energy that such GP/IDR interests were expected to generate during the calendar years ending December 31, 2017 through December 31, 2019 based on the Spectra Energy forecasts. Citi calculated a range of approximate implied terminal values for such GP/IDRs of $8,642 million to $15,036 million by applying to calendar year 2019 estimated GP/IDR cash flows to Spectra Energy from Spectra Energy Partners a selected range of GP/IDR cash flow multiples of 16.7x to 29.1x based on Citi’s professional judgment and taking into account the selected range of calendar year 2017 estimated GP/IDR cash flow multiples derived from the Spectra Energy selected GP companies described above under “– Selected Public Companies Analyses.” The present values (as of January 1, 2017) of GP/IDR cash flows and terminal values were then calculated using a selected range of discount rates of 8.2% to 9.9% derived from a cost of equity calculation. This analysis indicated an approximate implied value reference range for Spectra Energy’s GP/IDRs in Spectra Energy Partners of $7.634 billion to $13.023 billion.

Citi performed a discounted cash flow analysis of the SEP common units owned by Spectra Energy by calculating the estimated present value of the distributable cash flow per unit attributable to Spectra Energy that such SEP common units were expected to generate during the calendar years ending December 31, 2017 through December 31, 2019, multiplied by the number of SEP common units owned by Spectra Energy, based on the Spectra Energy forecasts. For purposes of this analysis, “distributable cash flows” means EBITDA, less interest, less maintenance capital expenditures and less other cash flow items. Citi calculated a range of approximate implied terminal values per unit for such SEP common units of $43.10 to $55.81 by applying to calendar year 2019 estimated distributable cash flow per unit from such SEP common units a selected range of distributable cash flow multiples of 12.4x to 16.1x based on Citi’s professional judgment and taking into account the selected range of calendar year 2017 estimated distributable cash flow per share or unit multiples derived from the Spectra Energy selected diversified midstream companies described above under “– Selected Public Companies Analyses.” The present values (as of January 1, 2017) of distributable cash flow per unit and terminal values were then calculated using a selected range of discount rates of 6.5% to 9.1% derived from a cost of equity calculation. This analysis indicated an approximate implied value reference range for the SEP common units owned by Spectra Energy of $9.699 billion to $12.782 billion.

Citi performed a discounted cash flow analysis of Spectra Energy’s cash taxes by calculating the estimated present value of the annual amount of Spectra Energy’s taxes payable in cash, taking into account its expected tax attribute utilization, during the calendar years ending December 31, 2017 through December 31, 2019 based on the Spectra Energy forecasts. Citi calculated a range of approximate implied terminal values for such cash taxes of ($2,989 million) to ($3,952 million) by applying to Spectra Energy’s calendar year 2019 estimated cash taxes a selected range of cash available for dividends per share multiples of 12.2x to 16.1x based on Citi’s professional judgment and taking into account the selected range of calendar year 2017 estimated cash available for dividends per share multiples derived from the Spectra Energy selected midstream companies described above under “– Selected Public Companies Analyses.” The present values (as of January 1, 2017) of cash taxes and terminal values were then calculated using a selected range of discount rates of 6.8% to 8.5% derived from a cost of equity calculation. This analysis indicated an approximate implied value reference range for Spectra Energy’s cash taxes of ($2.570) billion to ($3.479) billion.

The analyses described above of Union Gas, Western Canada, Spectra Energy’s 50% equity interest in DCP Midstream, Spectra Energy’s GP/IDRs in Spectra Energy Partners, the SEP common units owned by Spectra Energy and Spectra Energy’s cash taxes expected to be paid after taking into account its tax attribute utilization indicated a selected approximate implied overall per share equity value reference range for Spectra Energy of $28.00 to $42.00, as compared to the closing price of Spectra Energy common stock on September 2, 2016 of $36.15 per share.

Citi performed a discounted cash flow analysis of Enbridge on a consolidated basis by calculating the estimated present value of the dividends per share that Enbridge was expected to generate during the calendar years ending December 31, 2017 through December 31, 2019 based on the Enbridge forecasts. Citi calculated a range of approximate implied terminal values per share for Enbridge of $43.25 to $52.91 by applying to Enbridge’s calendar year 2019 estimated dividends per share a selected range of dividend yields of 5.1% to 4.2% based on Citi’s professional judgment and taking into account the selected range of calendar year 2017 estimated dividend yields derived from the Enbridge selected midstream companies described above under “– Selected Public Companies Analyses.” The present values (as of January 1, 2017) of the dividends per share and terminal values were then calculated using a selected range of discount rates of 6.9% to 8.7% derived from a cost of equity calculation. This analysis indicated a selected approximate implied per share equity value reference range for Enbridge of $39.00 to $48.75.

Citi also performed a discounted cash flow analysis of Enbridge on a consolidated basis based on cash available for dividends per share multiples by calculating the estimated present value of the cash available for dividends that Enbridge was expected to generate during the calendar years ending December 31, 2017 through December 31, 2019 based on the Enbridge forecasts. Citi calculated a range of approximate implied terminal values per share for Enbridge of $51.57 to $68.18 by applying to Enbridge’s calendar year 2019 estimated cash available for dividends per share a selected range of cash available for dividends per share multiples of 12.2x to 16.1x based on Citi’s professional judgment and taking into account the selected range of calendar year 2017 estimated cash available for dividends per share multiples derived from the Enbridge selected midstream companies described above under “– Selected Public Companies Analyses.” The present values (as of January 1, 2017) of the cash available for dividends per share and terminal values were then calculated using a selected range of discount rates of 6.9% to 8.7% derived from a cost of equity calculation. This analysis indicated a selected approximate implied per share equity value reference range for Enbridge of $50.00 to $65.75.

Utilizing the approximate implied per share equity value reference range derived for Spectra Energy, both on a consolidated and sum-of-the-parts basis, and the approximate implied per share equity value reference range derived for Enbridge, in each case as described above, Citi calculated the following implied exchange ratio reference ranges, as compared to the exchange ratio:

Implied Exchange Ratio Reference Ranges:
Consolidated (Dividend Yields)	Consolidated (Cash Available for Dividends)	Spectra Energy Sum-of- the Parts (Enbridge Dividend Yields)	Exchange Ratio
0.749x – 1.160x	0.441x – 0.760x	0.574x – 1.077x	0.984x

Has/Gets Analysis. Citi compared the closing price of Spectra Energy common stock on September 2, 2016 and the approximate implied per share equity value reference ranges derived for Spectra Energy both on a consolidated and sum-of-the-parts basis in the selected public companies and discounted cash flow analyses of Spectra Energy described above to illustrate approximate per share equity value reference ranges derived from the pro forma ownership of holders of Spectra Energy common stock in the pro forma combined company implied by the exchange ratio. The illustrative approximate combined equity value reference ranges of the pro forma combined company were derived from:

•	the standalone consolidated selected public companies analyses for both Spectra Energy and Enbridge

•	the consolidated discounted cash flow analyses based both on dividend yields and cash available for dividends per share multiples for both Spectra Energy and Enbridge

•	the sum-of-the-parts selected public companies analysis for Spectra Energy and the consolidated selected public companies analysis for Enbridge

•	the sum-of-the-parts discounted cash flow analysis for Spectra Energy and the consolidated discounted cash flow analysis based on dividend yields for Enbridge

Citi observed that the pro forma ownership of holders of Spectra Energy common stock in the pro forma combined company implied by the exchange ratio upon consummation of the merger indicated that the merger could result in the following approximate implied pro forma per share equity values for holders of Spectra Energy common stock before taking into account potential cost savings anticipated by the management of Spectra Energy to result from the merger (as compared to Spectra Energy on a standalone basis as described above):

•	current implied equity value on September 2, 2016: $38.57 ($36.15)

•	consolidated selected public companies analyses: $35.13 to $45.46 ($32.50 to $41.00)

•	consolidated discounted cash flow analyses (dividend yields): $37.55 to $46.97 ($36.50 to $45.25)

•	consolidated discounted cash flow analyses (cash available for dividends per share multiples): $40.82 to $53.86 ($29.00 to $38.00)

•	sum-of-the-parts selected public companies analysis: $33.01 to $45.78 ($27.50 to $41.75)

•	sum-of-the-parts discounted cash flow analyses: $33.93 to $45.60 ($28.00 to $42.00)

Citi also observed that the pro forma ownership of holders of Spectra Energy common stock in the pro forma combined company implied by the exchange ratio upon consummation of the merger indicated that the merger could result in the following approximate implied pro forma per share equity values for holders of Spectra Energy common stock after taking into account the net present value of the potential cost savings anticipated by the management of Spectra Energy to result from the merger, net of the cost to achieve such cost savings, during calendar years ending December 31, 2017 through December 31, 2019. The net present value (as of January 1, 2017) of such potential cost savings was calculated utilizing a 12.2x capitalization multiple and by applying a selected discount rate based on a cost of equity of 7.8% and an effective tax rate of 35%.

•	current implied equity value on September 2, 2016: $40.30

•	consolidated selected public companies analyses: $36.86 to $47.20

•	consolidated discounted cash flow analyses (dividend yields): $39.29 to $48.70

•	consolidated discounted cash flow analyses (cash available for dividends per share multiples): $42.56 to $55.60

•	sum-of-the-parts selected public companies analysis: $34.75 to $47.52

•	sum-of-the-parts discounted cash flow analyses: $35.67 to $47.34

Actual results achieved by Spectra Energy, Enbridge and the pro forma combined company may vary from forecasted results and such variations may be material.

Certain Informational Factors

Citi also observed certain additional factors that were not considered part of Citi’s financial analyses with respect to its opinion but were referenced for informational purposes, including, among other factors, the following:

•	the historical price performance of Spectra Energy common stock and Enbridge common shares during the 52-week period ended September 2, 2016, which indicated a 52-week low to high per share price range for Spectra Energy common stock and Enbridge common shares of $21.43 to $37.14 and $27.35 to $44.13, respectively, and an implied exchange ratio reference range, based on the daily observed implied exchange ratio over the 52-week period ended September 2, 2016, of 0.652x to 0.932x as compared to the exchange ratio of 0.984x;

•	undiscounted publicly available Wall Street research analysts’ price targets for Spectra Energy common stock and Enbridge common shares, which indicated standalone price targets for Spectra Energy common stock and Enbridge common shares of $29.00 to $41.00 per share (with a median of $36.00 per share) and $38.00 to $49.00 per share (with a median of $44.83 per share), respectively, and an implied exchange ratio reference range of 0.592x to 1.079x as compared to the exchange ratio of 0.984x; and

•	implied premiums paid in 63 selected pending and completed merger-of-equals transactions involving North American publicly traded target companies announced from January 1, 2000 to September 2, 2016 with combined equity values of greater than $1 billion based on closing stock prices of the target companies involved in such transactions one trading day prior to the public announcement date of the relevant transaction (or prior to the date of confirmation by the target company of a strategic alternatives review process or merger discussions within six months, or market rumors within one month, of public announcement of the relevant transaction), which indicated overall approximate low to high one trading day premiums of (26.6)% to 69.1% (with a median of 5.0% and, with respect to such transactions in which the Chairman of the board of directors of the combined company was appointed by the target company, a median of 5.4%); applying a selected range of premiums derived from such transactions of 0% to 10% to the closing price of Spectra Energy common stock on September 2, 2016 of $36.15 per share indicated an approximate implied per share equity value reference range for Spectra Energy of approximately $36.15 to $39.77, and an implied exchange ratio reference range based on the implied per share equity value reference range for Enbridge derived from the selected public companies analysis for Enbridge described above of 0.734x to 1.053x, as compared to the exchange ratio of 0.984x.

Miscellaneous

Spectra Energy has agreed to pay Citi for its services in connection with the proposed merger an aggregate fee of $12 million, of which a portion was payable upon delivery of Citi’s opinion and $11 million is payable contingent upon consummation of the merger. Citi may also receive an additional fee of up to $2 million based on the overall services performed by Citi in connection with its engagement. In addition, Spectra Energy agreed to reimburse Citi for certain expenses, including reasonable fees and expenses of counsel, and to indemnify Citi and certain related parties against liabilities, including liabilities under federal securities laws, arising from Citi’s engagement.

As the Spectra Energy board of directors was aware, at Spectra Energy’s request in connection with the merger, Citi and certain of its affiliates may act as joint lead arranger and joint bookrunner for, and a lender under, a new senior unsecured credit facility of Spectra Energy, proceeds of which are expected to fund ordinary course capital expenditures and general corporate purposes, for which services Citi and such affiliates expect to receive aggregate fees currently estimated to be approximately $3.5 million. As the Spectra Energy board of directors also was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Spectra Energy and certain of its affiliates unrelated to the proposed merger, for which services Citi and its affiliates received and expect to receive compensation, including, during the two-year period prior to the date of its opinion, having acted or acting as (i) a sales agent for equity offerings of Spectra Energy and certain of its affiliates and (ii) joint lead arranger, joint bookrunner, syndication agent, administrative agent and/or documentation agent for, and as a lender under, credit facilities of certain affiliates of Spectra Energy, for which services described in clauses (i) and (ii) above Citi and its affiliates received during such two-year period aggregate fees of approximately $7 million from Spectra Energy. As the Spectra Energy board of directors further was aware, Citi and its affiliates also in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Enbridge and certain of its affiliates, for which services Citi and its affiliates received and expect to receive compensation, including, during the two-year period prior to the date of its opinion, having acted or acting as (i) financial advisor to an affiliate of Enbridge in connection with the exploration of strategic alternatives for certain affiliates of such affiliate, (ii) co-manager, bookrunner or joint bookrunning manager for equity and debt offerings of Enbridge and certain of its affiliates and (iii) mandated arranger, lead arranger, bookrunner, bookmanager, joint bookrunning manager, syndication agent and/or co-documentation agent for, and as a lender under, credit facilities of Enbridge and certain of its affiliates, for which services described in clauses (i) through (iii) above Citi and its affiliates received during such two-year period aggregate fees of approximately $17 million from Enbridge. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of Spectra Energy, Enbridge and their respective affiliates for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Spectra Energy, Enbridge and their respective affiliates.

Spectra Energy selected Citi to act as financial advisor in connection with the proposed merger based on Citi’s reputation, experience and familiarity with Spectra Energy and its businesses. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Spectra Energy Unaudited Prospective Financial Information

Spectra Energy’s management provided internal non-public three-year financial forecasts regarding Spectra Energy’s anticipated future operations to the Spectra Energy board of directors in connection with its evaluations of the merger and to BMOCM and Citi for their use and reliance in connection with their separate financial analyses and opinions as described in the section entitled “The Merger Proposal—Opinions of Spectra Energy’s Financial Advisors.” These internal non-public three-year financial forecasts we refer to as the “Spectra Energy prospective financial information.” The Spectra Energy prospective financial information also was provided to Enbridge during its due diligence investigation of Spectra Energy in connection with the transactions contemplated by the merger agreement.

The Spectra Energy prospective financial information was prepared by and is the responsibility of Spectra Energy’s management. The Spectra Energy prospective financial information was not prepared with a view toward public disclosure but rather for the purpose of evaluating the merger. Accordingly, the Spectra Energy prospective financial information does not comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or U.S. GAAP. Deloitte & Touche LLP, Spectra Energy’s independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the Spectra Energy prospective financial information and does not express an opinion on or any form of assurance related to the Spectra Energy prospective financial information. Spectra Energy included a summary of the Spectra Energy prospective financial information in this section of the proxy statement/prospectus for the benefit of its stockholders because Spectra Energy provided such non-public information to its board of directors and financial advisors, and to Enbridge. However, the summary of the Spectra Energy prospective financial information included in this proxy statement/prospectus is not intended to influence a Spectra Energy stockholder’s decision of whether to vote its shares in favor of the merger proposal.

The Spectra Energy prospective financial information was based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of Spectra Energy. In particular, the Spectra Energy prospective financial information contained assumptions about, among other things, interest rates, corporate financing activities, including amount and timing of the issuance of senior and secured debt, Spectra Energy’s stock price appreciation and the timing and amount of stock issuances, annual dividend levels, the amount of income taxes paid and the amount of general and administrative costs.

Additionally, the Spectra Energy prospective financial information is inherently forward looking and spans multiple years. Consequently, the Spectra Energy prospective financial information, as with all forward-looking information, may become less predictive with each successive year. The assumptions upon which the Spectra Energy prospective financial information were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict or estimate and most of which are beyond Spectra Energy’s control. The Spectra Energy prospective financial information also reflects assumptions regarding the continuing nature of certain business decisions that, in reality, would be subject to change. Important factors that may affect actual results or the achievability of the Spectra Energy prospective financial information include, but are not limited to, the risks and uncertainties described in this proxy statement/prospectus and in Spectra Energy’s annual report on Form 10-K for the fiscal year ended December 31, 2015, subsequent quarterly reports on Form 10-Q, and current reports on Form 8-K. In addition, the realization of the results contemplated by the Spectra Energy prospective financial information may be affected by Spectra Energy’s ability to achieve strategic goals, objectives and targets over the applicable period. This information constitutes “forward-looking statements” and actual results may differ materially and adversely from those projected. For more information, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Accordingly, there can be no assurance that the Spectra Energy prospective financial information will be realized and actual results may vary materially from those projected. The inclusion of a summary of the Spectra Energy prospective financial information in this proxy statement/prospectus should not be regarded as an indication that Spectra Energy or any of its affiliates, officers, directors, advisors or other representatives considered or consider the Spectra Energy prospective financial information to be necessarily predictive of actual future events or results of Spectra Energy’s operations, and, consequently, the Spectra Energy prospective financial information should not be relied on in such a manner. None of Enbridge, Spectra Energy nor any of their respective affiliates, officers, directors, advisors or other representatives can give any assurance that actual results will not differ from the Spectra Energy prospective financial information, and none of Spectra Energy, Enbridge, nor any of their respective affiliates undertakes any obligation to update or otherwise revise or reconcile the Spectra Energy prospective financial information to reflect circumstances existing or developments and events occurring after the date of the Spectra Energy prospective financial information or that may occur in the future, even in the event that any or all of the assumptions underlying the Spectra Energy prospective financial information are not realized. Spectra Energy does not intend to make available publicly any update or other revision to the Spectra Energy prospective financial information, except as otherwise required by law. None of Spectra Energy nor any of its affiliates, officers, directors, advisors or other representatives has made or makes any representation to any Spectra Energy stockholder or any other person regarding the ultimate performance of Spectra Energy compared to the information contained in the Spectra Energy prospective financial information or that the Spectra Energy prospective financial information will be achieved. There can be no assurance that the Spectra Energy prospective financial information will be realized or that Spectra Energy’s future financial results will not vary materially from the Spectra Energy prospective financial information.

In light of the foregoing factors and the uncertainties inherent in the Spectra Energy prospective financial information, Spectra Energy stockholders are cautioned not to place undue, if any, reliance on the information presented in the summary of the Spectra Energy prospective financial information.

Summary of Spectra Energy Prospective Financial Information

The following table presents selected unaudited prospective financial data for the fiscal years ending 2016 through 2019.

(US$ in millions)
	2016E	2017E	2018E	2019E
EBITDA	$2,835	$3,315	$3,485	$3,724
Distributable Cash Flow	$1,318	$1,594	$1,878	$1,792

For purposes of the unaudited prospective financial information presented above, EBITDA is calculated as net earnings plus (i) depreciation and amortization, plus (ii) interest expense and plus (iii) income tax expense.

For purposes of the unaudited prospective financial information presented above, distributable cash flow is calculated as EBITDA plus (i) distributions from equity investments, less (ii) earnings from equity investments, less (iii) interest expense, less (iv) equity allowances for funds used during construction, less (v) net cash paid for income taxes, less (vi) distributions to noncontrolling interests, less (vii) maintenance capital expenditures and plus or minus (viii) other non-cash items affecting net income.

Enbridge Unaudited Prospective Financial Information

Enbridge does not, as a matter of course, publicly disclose long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, certain non-public financial forecasts covering multiple years which were prepared by Enbridge’s management and not for public disclosure, were provided to certain parties including Spectra Energy and its financial advisors in connection with their evaluations of a possible business combination transaction.

A summary of certain of those financial forecasts, which we refer to as the “Enbridge prospective financial information,” is not being included in this proxy statement/prospectus to influence your decision whether to vote for or against the merger proposal, but is being included because they were made available to Spectra Energy and its financial advisors. The Enbridge prospective financial information was prepared by and is the responsibility of Enbridge’s management.

The inclusion of this information should not be regarded as an indication that the Enbridge board of directors, its advisors or any other person considered, or now considers, the Enbridge prospective financial information to be necessarily predictive of actual future events or results of Enbridge’s operations and should not be relied upon as such. Enbridge’s management’s internal financial forecasts, upon which the Enbridge prospective financial information was based, are subjective in many respects. There can be no assurance that the Enbridge prospective financial information will be realized or that actual results will not be significantly higher or lower than forecasted. The Enbridge prospective financial information covers multiple years and such information by its nature becomes less predictive with each successive year. As a result, the inclusion of the Enbridge prospective financial information in this proxy statement/prospectus should not be relied on as necessarily predictive of actual future events.

In addition, the Enbridge prospective financial information was not prepared with a view toward public disclosure or toward complying with U.S. GAAP and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither PricewaterhouseCoopers LLP, Enbridge’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Enbridge prospective financial information contained in this proxy statement/prospectus, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

The Enbridge prospective financial information was based on numerous variables and assumptions that were deemed to be reasonable as of the respective dates when such projections were finalized. However, such assumptions are inherently uncertain and may be beyond the control of Enbridge. Assumptions that were used by Enbridge in developing the Enbridge prospective financial information include, but are not limited to: no unannounced acquisitions; no balance sheet optimization; normal weather in the forward-looking periods; ongoing investments in Enbridge’s existing entities for maintenance, integrity and other secured capital expenditures; and no material fluctuations in foreign exchange rate and interest rate assumptions over the forward-looking periods.

Important factors that may affect actual results and cause the Enbridge prospective financial information not to be achieved include, but are not limited to, risks and uncertainties relating to Enbridge’s business (including its ability to achieve strategic goals, objectives and targets), industry performance, the legal and regulatory environment, general business and economic conditions and other factors described or referenced in Enbridge’s filings with the SEC and on SEDAR, including Enbridge’s Annual Report on Form 40-F for the fiscal year ended December 31, 2015, subsequent quarterly reports and current reports on Form 6-K, and as described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” In addition, the Enbridge prospective financial information reflects assumptions that are subject to change and do not reflect revised prospects for Enbridge’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the Enbridge prospective financial information was prepared.

The Enbridge prospective financial information was developed through Enbridge’s customary strategic planning and budgeting process utilizing reasonable available estimates and judgements at the time of its preparation. The Enbridge prospective financial information was developed on a standalone basis without giving effect to the merger, and therefore the Enbridge prospective financial information does not give effect to the merger or any changes to Enbridge’s operations or strategy that may be implemented after the effective time if the merger is completed, including potential synergies to be realized as a result of the merger, or to any costs incurred in connection with the merger. Furthermore, the Enbridge prospective financial information does not take into account the effect of any failure of the merger to be completed and should not be viewed as accurate or continuing in that context.

There can be no assurance that the Enbridge prospective financial information will be realized or that Enbridge’s future financial results will not vary materially from the Enbridge prospective financial information. Enbridge does not intend to update or otherwise revise the Enbridge prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events or changes in general economic or industry conditions even in the event that any or all of the underlying assumptions may have changed.

In light of the foregoing factors and the uncertainties inherent in the Enbridge prospective financial information, Spectra Energy stockholders are cautioned not to place undue, if any, reliance on the information presented in this summary of the Enbridge prospective financial information.

Summary of Enbridge Prospective Financial Information

The following table presents selected unaudited prospective financial data for the fiscal years ending 2016 through 2019.

(C$ in millions)
	2016E	2017E	2018E	2019E
Adjusted EBIT	$4,694	$4,961	$5,647	$6,775
ACFFO	$3,751	$4,027	$5,027	$6,005

The selected unaudited prospective financial numbers shown in the table above are not measures that have a standardized meaning prescribed by U.S. GAAP and may not be comparable with similar measures presented by other issuers. For purposes of the unaudited prospective financial information presented above, Adjusted EBIT is defined as earnings before interest and taxes, as adjusted for unusual, non-recurring or non-operating factors. ACFFO is defined as cash flow provided by operating activities before changes in operating assets and liabilities (including changes in regulatory assets and liabilities and environmental liabilities) less distributions to non-controlling interests and redeemable non-controlling interests, preference share dividends and maintenance capital expenditures, and further adjusted for unusual, non-recurring or non-operating factors. Enbridge uses Adjusted EBIT in its segmented and consolidated disclosure and ACFFO in its consolidated disclosure.

Listing of Enbridge Common Shares

It is a condition to the completion of the merger that the Enbridge common shares issued pursuant to the merger agreement are approved for listing on the NYSE and the TSX, subject to official notice of issuance. Enbridge must use its best efforts to obtain the listing and admission for trading of the Enbridge common shares issued as merger consideration on both the NYSE and the TSX.

Delisting and Deregistration of Spectra Energy Common Stock

As promptly as practicable after the effective time, and in any event no more than 10 days after the effective time, Spectra Energy common stock currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the U.S. Exchange Act.

Interests of Spectra Energy’s Directors and Executive Officers in the Merger

In considering the recommendation of the Spectra Energy board of directors that you vote to adopt the merger agreement, you should be aware that aside from their interests as Spectra Energy stockholders, Spectra Energy’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Spectra Energy stockholders generally. Members of the Spectra Energy board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to Spectra Energy stockholders that the merger agreement be adopted. For more information see the sections entitled “The Merger Proposal—Background of the Merger” and “The Merger Proposal—Spectra Energy’s Reasons for the Merger; Recommendation of the Spectra Energy Board of Directors.” These interests are described in more detail below, and certain of them are quantified in the narrative and the table below.

Treatment of Spectra Energy Equity Awards

Options. At the effective time, each outstanding option to purchase Spectra Energy common stock, which we refer to as a “Spectra Energy option,” whether vested or unvested, will automatically be converted into an option to purchase, on the same terms and conditions as were applicable immediately prior to the effective time, the number of Enbridge common shares equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Spectra Energy common stock subject to such option immediately prior to the effective time and (ii) the exchange ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Spectra Energy common stock of such Spectra Energy option immediately prior to the effective time divided by (B) the exchange ratio.

Phantom Units. At the effective time, each outstanding phantom unit denominated in Spectra Energy common stock, which we refer to as a “Spectra Energy phantom unit,” whether vested or unvested, will automatically be adjusted to represent a phantom unit, on the same terms and conditions as were applicable immediately prior to the effective time, denominated in a number of Enbridge common shares equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Spectra Energy common stock subject to such Spectra Energy phantom unit immediately prior to the effective time and (ii) the exchange ratio.

Post-2015 Performance Stock Units. At the effective time, each outstanding Spectra Energy performance stock unit granted after December 31, 2015, which we refer to as a “Post-2015 Spectra Energy PSU,” will automatically be adjusted to represent a service-based stock unit, on the same terms and conditions (including service vesting terms, but excluding any performance vesting terms) as were applicable immediately prior to the effective time, denominated in Enbridge common shares, which we refer to as an “Enbridge Stock-Based RSU.” The number of Enbridge common shares subject to each such Enbridge Stock-Based RSU will be equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Spectra Energy common stock subject to such Post-2015 Spectra Energy PSU immediately prior to the effective time (with any performance-based vesting conditions deemed satisfied based on actual performance through the effective time, in the case of performance stock units granted in 2016, and based on target, in the case of performance stock units granted in 2017, if any) multiplied by (ii) the exchange ratio.

2014 and 2015 Performance Stock Units. At the effective time, each outstanding Spectra Energy performance stock unit granted in the 2014 or 2015 calendar years, which we refer to respectively as a “2014 Spectra Energy PSU” or “2015 Spectra Energy PSU,” respectively, will automatically be cancelled and converted into the right to receive a number of Enbridge common shares equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Spectra Energy common stock subject to such 2014 Spectra Energy PSU or 2015 Spectra Energy PSU immediately prior to the effective time determined in accordance with the immediately following sentence multiplied by (ii) the exchange ratio, together with a cash payment equal to the amount of any dividend equivalents accrued with respect to such 2014 Spectra Energy PSU or 2015 Spectra Energy PSU. The number of shares of Spectra Energy common stock subject to such 2014 Spectra Energy PSU or 2015 Spectra Energy PSU will be determined, (A) for any 2014 Spectra Energy PSU, assuming a vesting percentage of 100%, and (B) for any 2015 Spectra Energy PSU, assuming a vesting percentage determined as set forth in the applicable award agreement (i.e., based upon Spectra Energy’s total stockholder return relative to the total stockholder return of the peer group for the period beginning on January 1, 2015, and ending on the date on which the effective time occurs).

Other Awards. At the effective time, each right of any kind, contingent or accrued, to acquire or receive Spectra Energy common stock or benefits measured by the value of Spectra Energy common stock, and each award of any kind consisting of Spectra Energy common stock that may be held, awarded, outstanding, payable or reserved for issuance under Spectra Energy’s benefit plans other than Spectra Energy options, Spectra Energy phantom units, and Spectra Energy performance stock units, will automatically be adjusted to represent a right to acquire or receive benefits, on the same terms and conditions as were applicable immediately prior to the effective time, measured by the value of Enbridge common shares equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Spectra Energy common stock subject to such award immediately prior to the effective time and (ii) the exchange ratio, and to the extent such award provides for payments to the extent the value of the Spectra Energy common stock exceeds a specified reference price, at a reference price per share (rounded to the nearest whole cent) equal to (A) the reference price per share of Spectra Energy common stock of such award immediately prior to the effective time divided by (B) the exchange ratio.

Quantification of Payments. Under the Spectra Energy Corp 2007 Long-Term Incentive Plan (which we refer to as the “Spectra Energy equity plan”), Spectra Energy awards assumed by Enbridge will vest in the event that, within 24 months following a change in control, the executive officer’s employment is terminated by Spectra Energy without cause or by the executive officer with good reason (each of which we refer to as a “qualifying termination”). The merger will constitute a change in control for purposes of the Spectra Energy equity plan.

For an estimate of the amounts that would be payable to each of Spectra Energy’s named executive officers on settlement of their unvested Spectra Energy equity awards, see the section entitled “The Merger Proposal—Interests of Spectra Energy’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Spectra Energy’s Named Executive Officers” below. The estimated aggregate amount that would be payable to Spectra Energy’s six executive officers who are not named executive officers in settlement of their unvested Spectra Energy equity awards if the effective time occurred on October 20, 2016 is $19,153,468. As of the date of this proxy statement/prospectus, none of Spectra Energy’s ten non-employee directors held unvested equity awards. The amount in this paragraph is determined using a per share price of Spectra Energy common stock of $42.62, the average closing price per share of Spectra Energy common stock over the first five business days following the announcement of the merger agreement.

Change in Control Agreements with Executive Officers

Each of Spectra Energy’s executive officers has entered into a change in control agreement with Spectra Energy, which provides for enhanced severance benefits in the event that, within 24 months following a change in control, the executive officer experiences a qualifying termination. The merger will constitute a change in control for purposes of the change in control agreements.

Each change in control agreement provides that, in the event of a qualifying termination, the executive officer will be entitled to:

•	a pro rata portion of the executive officer’s target cash incentive compensation for the year of termination, payable in a cash lump sum;

•	an amount equal to two times (three times, in the case of Gregory L. Ebel, Spectra Energy’s Chairman, Chief Executive Officer, and President) the sum of the executive officer’s annual base salary and target annual cash incentive opportunity, in each case, in effect immediately prior to the qualifying termination (or, if higher, as in effect immediately prior to the occurrence of an event constituting good reason), payable in a cash lump sum;

•	either (i) continued welfare benefits for a period of two years following the executive officer’s qualifying termination, in the case of executive officers located in the United States or (ii) a payment equal to the premium cost to Spectra Energy of maintaining welfare benefits for the executive officer for a period of two years, payable in a cash lump sum, in the case of executive officers located in Canada, in each case, subject to certain limitations;

•	(i) the amounts Spectra Energy would have allocated or contributed to the executive officer’s tax-qualified and nonqualified defined benefit pension plan and defined contribution savings plan accounts during the two years following the date of termination, plus (ii) the unvested portion (if any) of the executive officer’s accounts under such plans as of the date of termination that would have vested during such two-year period, plus (iii) in the case of executive officers located in Canada, an amount equal to two times the amount of the matching contributions that would have been made by Spectra Energy with respect to certain Canadian savings and stock purchase plans, in each case, payable in a cash lump sum;

•	a lump sum payment of $30,000 for outplacement assistance purposes; and

•	reimbursement of up to $100,000 for the cost of certain legal fees incurred in connection with claims under the agreements.

Payments under the change in control agreement are conditioned upon the executive officer executing a general release in favor of Spectra Energy. In addition, pursuant to the change in control agreements, any payments or benefits payable to the executive officer will be reduced to the extent that such payments or benefits would result in the imposition of excise taxes under Section 4999 of the Code, unless the executive officer would be better off on an after-tax basis receiving all such payments or benefits. The change in control agreements also contain (i) a confidentiality covenant and (ii) one-year post-termination noncompetition and nonsolicitation covenants in favor of Spectra Energy that apply if the executive officer incurs a qualifying termination.

For an estimate of the value of the payments and benefits described above that would be payable to Spectra Energy’s named executive officers under their change in control agreement upon a qualifying termination in connection with the merger, see the section entitled “The Merger Proposal—Interests of Spectra Energy’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Spectra Energy’s Named Executive Officers” below. The estimated aggregate amount that would be payable to Spectra Energy’s six executive officers who are not named executive officers under their change in control agreements if the merger were to be completed and they were to experience a qualifying termination on October 20, 2016 is $9,468,449. The amount in this paragraph is determined using an exchange rate of C$1.3230 = US$1.00, the spot exchange rate as reported by Bloomberg on October 20, 2016, with respect to one executive officer who is not a named executive officer who resides in Canada.

2017 Annual Bonus

Under the merger agreement, Spectra Energy is permitted, in consultation with Enbridge, to determine the amount of the pre-closing bonus entitlement for each continuing employee who participates in a Spectra Energy annual bonus plan in an amount equal to the employee’s full-year bonus entitlement under all such annual bonus plans for 2017, based on the greater of (i) deemed performance at “target” levels and (ii) actual performance through the latest practicable date prior to the effective time, extrapolated through the end of 2017, and prorated for the number of days that have elapsed during 2017 through the effective time. Enbridge has agreed to cause the surviving corporation or its affiliates to (A) provide each continuing employee an annual cash bonus opportunity under an Enbridge annual bonus plan for the balance of 2017 and (B) at the time annual cash bonuses for 2017 are paid to similarly situated employees of Enbridge (other than continuing employees), pay to each continuing employee the sum of (1) his or her pre-closing bonus amount and (2) the amount of such employee’s bonus entitlement in respect of the portion of 2017 following the effective time. Enbridge and Spectra Energy have also agreed that the annual cash bonus payment in respect of the 2017 calendar year will, to the extent the recipient is a participant therein, be eligible for a matching contribution under, and will be counted towards pensionable earnings under, the applicable benefit plans of Spectra Energy under which such payment would have been taken into account as of the effective date of the merger agreement. For more information, see the section entitled “The Merger Agreement—Employee Benefits.”

No pro rata bonuses for 2017 would be determinable for or payable to Spectra Energy’s executive officers if the effective time were to occur on October 20, 2016.

Spectra Energy Retiree Medical Plan

Under the merger agreement, Enbridge has agreed to continue or cause the surviving corporation to continue the Spectra Energy Retiree Medical Plan through the first anniversary of the effective time, on terms and conditions no less favorable than those in effect as of the effective time, with respect to those individuals who as of immediately prior to the effective time are receiving benefits under that plan. In addition, prior to the effective time, Spectra Energy may amend the plan to provide that, among other things, any continuing employee of Spectra Energy and its subsidiaries who experiences a qualifying termination during the one-year period following the effective time will be provided with an additional two years of age and service credit for purposes of determining eligibility under the plan (without regard to whether such employee would be eligible for early retirement under a tax-qualified plan sponsored by Spectra Energy). For more information, see the section entitled “The Merger Agreement—Employee Benefits.”

For an estimate of the present value of the retiree medical coverage that will be provided to Spectra Energy’s named executive officers under the Spectra Energy Retiree Medical Plan upon a qualifying termination, see the section entitled “The Merger Proposal—Interests of Spectra Energy’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Spectra Energy’s Named Executive Officers” below. The estimated aggregate present value of the retiree medical coverage that will be provided to Spectra Energy’s one executive officer who is not a named executive officer and who would be eligible to participate in the Spectra Energy Retiree Medical Plan if the effective time were to occur and the executive officer was to experience a qualifying termination on October 20, 2016 is $185,541.

Spectra Energy Supplemental Executive Retirement Plan

Westcoast Energy Inc., a subsidiary of Spectra Energy, maintains the Spectra Energy Supplemental Executive Retirement Plan (which we refer to as the “Spectra Energy SERP”) for the benefit of certain senior employees based in Canada. Mr. Ebel is a participant in the Spectra Energy SERP as a result of his having resided in Canada prior to 2007. One executive officer who is not a named executive officer and who resides in Canada is also a participant in the Spectra Energy SERP and the corresponding tax-qualified plan. In connection with Spectra Energy’s entry into the merger agreement, Westcoast Energy Inc. amended the Spectra Energy SERP to provide that continuous service under the Spectra Energy SERP will be deemed to include any time period of salary continuance or time period represented by any equivalent payment or payments to a Spectra Energy SERP participant on account of earnings following termination of a participant’s employment.

For an estimate of the value of the benefits that will become payable to Mr. Ebel under the Spectra Energy SERP upon a qualifying termination, see the section entitled “The Merger Proposal—Interests of Spectra Energy’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Spectra Energy’s Named Executive Officers” below. The estimated value of the benefits that will become payable to the one executive officer who is not a named executive officer who participates in the Spectra Energy SERP and the corresponding tax-qualified plan if the effective time were to occur and the executive officer was to experience a qualifying termination on October 20, 2016 is $1,597,113. The amount in this paragraph is determined using an exchange rate of C$1.3230 = US$1.00, the spot exchange rate as reported by Bloomberg on October 20, 2016.

Retention Program

Under the merger agreement, Spectra Energy may establish a cash-based retention program for Spectra Energy employees identified by the chief executive officer of Spectra Energy (or his designee) that is designed to promote retention and reward extraordinary effort. Awards under the program are payable no earlier than the earlier of (i) immediately prior to the effective time and (ii) a qualifying termination occurring prior to the effective time.

As of the date of this proxy statement/prospectus, no executive officer had been allocated an award under the retention program.

Other Compensation Matters

In addition to the payments and benefits above, under the terms of the merger agreement, Spectra Energy may take certain compensation actions prior to the completion of the merger that will affect Spectra Energy’s directors and executive officers, although determinations related to such actions have not been made as of the date of this proxy statement/prospectus and the impact of such actions is not reflected in the amounts estimated above and in the section entitled “The Merger Proposal—Interests of Spectra Energy’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Spectra Energy’s Named Executive Officers” below. Among other actions, Spectra Energy may pay directors fees and other compensation and benefits in the ordinary course of business. Spectra Energy may also determine and pay annual bonuses in respect of the 2016 fiscal year based on actual performance if the effective time has not occurred by the time such bonuses would be paid in the ordinary course of business, and make grants of annual 2017 equity awards to directors and executive officers in the ordinary course of business, consistent with past practice, subject to certain limitations.

In addition, Spectra Energy may, in consultation with Enbridge, accelerate the vesting and payment of certain compensatory amounts so that they are paid in 2016 for tax planning purposes with respect to Sections 280G and 4999 of the Code, including accelerating the vesting of Spectra Energy equity awards that would have otherwise vested after December 31, 2016 so that they vest in 2016 and determining and paying bonuses in respect of the 2016 fiscal year on or prior to December 31, 2016.

New Employment Arrangements with Spectra Energy Executive Officers

After the merger agreement was signed, there have been discussions between Enbridge and certain of the Spectra Energy executive officers regarding post-closing roles for such executive officers within the Enbridge organization. In connection with these discussions and in furtherance of Enbridge’s desire to retain those executive officers, Enbridge may enter into new agreements with those individuals. There is at this time no assurance that those discussions will result in any new agreements with Enbridge or, if so, what the terms and conditions of any such agreements would be. Spectra Energy expects to reimburse its executive officers for any legal fees incurred in connection with the negotiation of any such agreement with Enbridge.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, Spectra Energy’s directors and executive officers will be entitled to certain ongoing indemnification and coverage for a period of six years following the effective time under directors’ and officers’ liability insurance policies from the surviving corporation. This indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Director & Officer Indemnification and Insurance.”

Enbridge Board of Directors Following the Merger

Pursuant to the merger agreement, Enbridge has agreed to cause the number of directors that will comprise the Enbridge board of directors at the effective time to be equal to 13 individuals and to appoint five members of the Spectra Energy board of directors designated by Spectra Energy. In addition, Enbridge has agreed to cause Mr. Ebel to become non-executive Chairman of the Enbridge board of directors as of the effective time. From the effective time until the first meeting of the Enbridge board of directors following the 2020 annual shareholders meeting of Enbridge, Enbridge will provide, without charge, to the non-executive Chairman of the Enbridge board of directors (i) use of Enbridge’s aircraft for business flights to board meetings and for other business conducted on behalf of Enbridge, (ii) information technology support, and (iii) administrative support. Enbridge will also secure office space in the Houston area on behalf of the non-executive Chairman of the Enbridge board of directors and will reimburse the non-executive Chairman for expenses incurred for tax return preparation services (in an aggregate amount not to exceed $100,000 per year for such office and tax return preparation services).

Quantification of Payments and Benefits to Spectra Energy’s Named Executive Officers

The table below sets forth the amount of payments and benefits that each of Spectra Energy’s named executive officers would receive in connection with the merger, assuming that the merger was consummated and each such executive officer experienced a qualifying termination on October 20, 2016. The amounts below are determined using a per share price of Spectra Energy common stock of $42.62, the average closing price per share of Spectra Energy common stock over the first five business days following the announcement of the merger agreement, and are based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table. As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)
Gregory L. Ebel	8,169,026	34,948,893	2,945,716	262,580	46,326,215
J. Patrick Reddy	2,655,574	8,279,741	380,932	36,541	11,352,788
Reginald D. Hedgebeth	2,291,678	6,819,086	308,554	45,415	9,464,733
Guy G. Buckley	1,902,844	5,167,906	272,293	45,287	7,388,330
Dorothy M. Ables	1,856,214	4,391,666	265,268	32,259	6,545,407

(1)	The cash payments payable to each of the named executive officers consist of (a) a severance payment in an amount equal to two times (three times, in the case of Mr. Ebel) the sum of the named executive officer’s annual base salary and target annual cash incentive opportunity, in each case, in effect immediately prior to the qualifying termination (or, if higher, as in effect immediately prior to the occurrence of an event constituting good reason), payable in a cash lump sum; (b) a pro rata portion of the executive officer’s target annual incentive compensation for Spectra Energy’s 2016 fiscal year, payable in a cash lump sum; and (c) $30,000 for outplacement assistance purposes, payable in a cash lump sum. All such payments are “double-trigger” (i.e., payable upon a qualifying termination following the occurrence of a change in control). Set forth below are the separate values of each of the severance payment, the prorated target annual incentive compensation payment, and the outplacement services payment.

Name	Severance Payment (“Double-Trigger”) ($)	Prorated Target Cash Incentive Compensation Payment (“Double-Trigger”) ($)	Outplacement Services Payment (“Double-Trigger”) ($)
Gregory L. Ebel	7,137,900	1,001,126	30,000
J. Patrick Reddy	2,240,000	385,574	30,000
Reginald D. Hedgebeth	1,940,720	320,958	30,000
Guy G. Buckley	1,617,000	255,844	30,000
Dorothy M. Ables	1,576,740	249,474	30,000

(2)	As described above, all unvested 2014 Spectra Energy PSUs or 2015 Spectra Energy PSUs held by the named executive officers will become vested and will be settled at the effective time (i.e., “single-trigger” vesting) and all other unvested Spectra Energy equity awards will become vested and will be settled upon a qualifying termination (i.e., “double-trigger” vesting). Set forth below are the values of each type of unvested equity-based award including any tandem dividend equivalents subject thereto that would vest and become payable assuming that the merger was consummated and each named executive officer experienced a qualifying termination on October 20, 2016. Such values are based on a price per share of Spectra Energy common stock of $42.62, the average closing price per share of Spectra Energy common stock over the first five business days following the announcement of the merger agreement, and less the applicable exercise price in the case of unvested Spectra Energy options. In accordance with the terms of the applicable award agreements, 2014 Spectra Energy PSUs are presented assuming target performance and 2015 Spectra Energy PSUs and Post-2015 Spectra Energy PSUs are presented based on an estimate of actual performance through October 20, 2016 (i.e., 200% of target performance). Note that unvested equity-based awards held by the named executive officers as of October 20, 2016 will continue to vest in the ordinary course, and any such awards that vest prior to the consummation of the merger would not be payable in connection with the merger or a qualifying termination.

Name	Spectra Energy Options ($)	Spectra Energy Phantom Units ($)	Post-2015 Spectra Energy PSUs ($)	2014 and 2015 Spectra Energy PSUs ($)
Gregory L. Ebel	5,858,640	7,776,837	8,668,628	12,644,788
J. Patrick Reddy	1,401,381	1,829,311	2,071,611	2,977,438
Reginald D. Hedgebeth	1,041,615	2,011,405	1,541,765	2,224,301
Guy G. Buckley	834,714	1,581,573	1,233,412	1,518,207
Dorothy M. Ables	755,793	967,234	1,116,151	1,552,488

(3)

The amount in the table for each named executive officer is an estimate of (a) the amounts Spectra Energy would have allocated or contributed to the executive officer’s tax-qualified and nonqualified retirement plan accounts during the two years following the date of termination, plus (b) in the case of Mr. Ebel, the estimated value of the benefits to which he would be entitled under the Spectra Energy SERP. All such benefits are “double-trigger.” Set forth below are the separate values of each of the allocations or contributions that would be payable by Spectra Energy and, in the case of Mr. Ebel, the estimated value of his benefits under the Spectra Energy SERP.

Name	Additional Allocations and Contributions ($)	Benefits under Spectra Energy SERP ($)
Gregory L. Ebel	819,963	2,125,753
J. Patrick Reddy	380,932	—
Reginald D. Hedgebeth	308,554	—
Guy G. Buckley	272,293	—
Dorothy M. Ables	265,268	—

(4)	The amount in the table equals the estimated value of (a) welfare benefit continuation for each named executive officer and his or her eligible dependents for two years following a qualifying termination and (b) the present value of the retiree medical coverage that will be provided to each named executive officer under the Spectra Energy Retiree Medical Plan upon a qualifying termination. All such benefits are “double-trigger.”

Name	Welfare Benefits Continuation ($)	Retiree Medical Benefits ($)
Gregory L. Ebel	45,415	217,165
J. Patrick Reddy	36,541	—
Reginald D. Hedgebeth	45,415	—
Guy G. Buckley	45,287	—
Dorothy M. Ables	32,259	—

The Enbridge Special Meeting and Shareholder Approval

Pursuant to Section 611(c) of the Toronto Stock Exchange Company Manual, security holder approval is required if the number of securities issued or issuable by a listed issuer in payment of the purchase price for an acquisition exceeds 25% of the number of securities of the listed issuer which are outstanding, on a pre-acquisition, non-diluted basis. There were approximately 701,470,574 shares of Spectra Energy common stock outstanding as of September 13, 2016 and, pursuant to the terms of the merger agreement, which restricts stock issuances by Spectra Energy (subject to certain exceptions), at least 701,470,574 shares of Spectra Energy common stock are expected to be outstanding immediately prior to the effective time. Accordingly, if the merger is completed, at least 690,247,044 Enbridge common shares would be issued in connection with the merger to Spectra Energy stockholders, representing approximately 42.38% of the current issued and outstanding Enbridge common shares as of September 13, 2016. The actual number of Enbridge common shares to be issued pursuant to the merger agreement will be determined immediately prior to the effective time based on the exchange ratio, the number of shares of Spectra Energy common stock outstanding at such time and the number of Spectra Energy stock options, phantom units, performance stock units and other equity-based awards. Accordingly, an ordinary resolution of Enbridge shareholders is required to approve the issuance of Enbridge common shares to Spectra Energy stockholders in connection with the merger. In addition, an ordinary resolution of Enbridge shareholders is required to approve the by-law amendment, as required by the terms of the merger agreement. Enbridge will be holding the Enbridge special meeting to vote on the proposals necessary to complete the merger and other matters to be considered by the Enbridge shareholders at such special meeting. Enbridge will separately prepare the management information circular in accordance with applicable Canadian securities and corporate laws and distribute such management information circular to its shareholders in connection with the Enbridge special meeting.

Accounting Treatment of the Merger

In accordance with U.S. GAAP, the merger will be accounted for as a business combination applying the acquisition method of accounting. Accordingly, the aggregate fair value of the merger consideration paid by Enbridge in connection with the merger will be allocated to Spectra Energy’s net assets based on their fair values as of the completion of the transaction. The excess of the total purchase consideration over the fair value of the identifiable assets acquired, liabilities assumed and any non-controlling interest in Spectra Energy will be allocated to goodwill. The results of operations of Spectra Energy will be included in Enbridge’s consolidated results of operations only for periods subsequent to the completion of the merger.

Regulatory Approvals Required for the Merger

To complete the merger and the other transactions contemplated by the merger agreement, Spectra Energy and Enbridge must make and deliver certain filings, submissions and notices to obtain required authorizations, approvals, consents or expiration of waiting periods from U.S. and Canadian governmental and regulatory bodies, antitrust and other regulatory authorities. Spectra Energy and Enbridge have each agreed to use their reasonable best efforts to obtain clearance under the HSR Act and their best efforts to obtain and maintain all other regulatory approvals necessary to complete the merger and the other transactions contemplated by the merger agreement. Spectra Energy and Enbridge are not currently aware of any material governmental filings, authorizations, approvals or consents that are required prior to the parties’ completion of the merger other than those described in this proxy statement/prospectus. There can be no assurance, however, if and when any of the approvals required to be obtained for the merger and the other transactions contemplated by the merger agreement will be obtained or as to the conditions or limitations that such approvals may contain or impose.

HSR Act

The merger is subject to the requirements of the HSR Act, which prevents Spectra Energy and Enbridge from completing the merger until required information and materials are furnished to the FTC and the DOJ and specified waiting period requirements have been satisfied. On October 3, 2016, each of Spectra Energy and Enbridge filed a Pre-merger Notification and Report Form pursuant to the HSR Act with the DOJ and FTC. On November 2, 2016, Spectra Energy and Enbridge received a Second Request from the FTC in connection with the FTC’s review of the merger, The Second Request was issued under the notification requirements of the HSR Act. The effect of the Second Request is to extend the waiting period under the HSR Act until thirty days after Spectra Energy and Enbridge have substantially complied with the Second Request, unless that period is terminated earlier by the FTC. Spectra Energy and Enbridge are continuing to work closely and cooperatively with the FTC in its review of the merger.

The FTC, the DOJ, state attorneys general, and others may challenge the merger on antitrust grounds either before or after the expiration or termination of the applicable waiting period. Accordingly, at any time before or after completion of the merger, any of the FTC, the DOJ, or others could take action under the antitrust laws, including without limitation seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions. Neither Spectra Energy nor Enbridge believes that the merger violates federal or state antitrust laws, but there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Canadian Approvals

Under the Competition Act (Canada), and the regulations promulgated thereunder, the merger cannot be completed until, among other things, notifications have been given and certain information has been provided to the Canadian Competition Bureau, all applicable waiting periods have expired or been terminated and the Canadian Competition Bureau has provided the Competition Act (Canada) clearance.

Each of Enbridge and Spectra Energy filed a Pre-Merger Notification on October 3, 2016 and Enbridge filed a request for an advance ruling certificate pursuant to the Competition Act (Canada) with the Canadian

Competition Bureau on October 3, 2016. On November 2, 2016, Spectra Energy and Enbridge received a Supplementary Information Request from the Canadian Competition Bureau in connection with the Canadian Competition Bureau’s review of the merger. The Supplementary Information Request was issued under the Competition Act (Canada). The effect of the Supplementary Information Request is to extend the waiting period under the Competition Act (Canada) until thirty days after Spectra Energy and Enbridge have substantially complied with the Supplementary Information Request, unless that period is terminated earlier by the Canadian Competition Bureau, Spectra Energy and Enbridge are continuing to work closely and cooperatively with the Canadian Competition Bureau in its review of the merger. The expiration of any Competition Act (Canada) waiting period would not preclude the Canadian Competition Bureau from challenging the merger on antitrust grounds or from seeking to preliminarily or permanently enjoin the merger.

Enbridge filed a notification with the Minister of Transport under the Canada Transportation Act (Canada) on October 7, 2016. Written confirmation from the Minister of Transport is required to complete the merger.

CFIUS

Section 721 of the DPA, as well as related Executive Orders and regulations, authorize the President or CFIUS to review transactions which could result in control of a U.S. business by a foreign person. Under the DPA and Executive Order 13456, the Secretary of the Treasury acts through CFIUS to coordinate review of certain covered transactions that are voluntarily submitted to CFIUS or that are unilaterally reviewed by CFIUS. In general, CFIUS review of a covered transaction occurs in an initial 30 day review period that may be extended by CFIUS for an additional 45 day investigation period. At the close of its review or investigation, CFIUS may decline to take any action relative to the covered transaction; may impose mitigation terms to resolve any national security concerns with the covered transaction; or may send a report to the President recommending that the transaction be suspended or prohibited, or providing notice to the President that CFIUS cannot agree on a recommendation relative to the covered transaction. The President has 15 days under the DPA to act on the Committee’s report.

If CFIUS determines that a transaction presents national security concerns, it can impose measures to mitigate such concerns or recommend that the President of the United States block or unwind a transaction. Parties to transactions subject to CFIUS’s jurisdiction may voluntarily notify CFIUS of their proposed transactions in order to obtain CFIUS approval. CFIUS may also initiate a review of any transaction within its jurisdiction. Under the terms of the merger agreement, Spectra Energy and Enbridge are required to submit a joint voluntary notice of the merger to CFIUS within certain time frames set forth in the merger agreement (which we refer to as the “CFIUS notice”). On October 11, 2016, Spectra Energy and Enbridge submitted a draft joint voluntary notice with CFIUS. On November 2, 2016, Spectra Energy and Enbridge submitted the final joint voluntary notice with CFIUS. Spectra Energy and Enbridge are awaiting confirmation from CFIUS that it has accepted the parties’ joint voluntary notice. Completion of the merger is conditioned on one of (a) the 30 day review period under the DPA commencing on the date that the CFIUS notice is accepted by CFIUS has expired and the parties to the merger agreement have received written notice from CFIUS that such review has been concluded and that either the transactions contemplated by the merger agreement do not constitute a “covered transaction” under the DPA or there are no unresolved national security concerns; (b) an investigation has been commenced after such 30 day review period and CFIUS has determined to conclude all deliberative action under the DPA without sending a report to the President of the United States, and the parties to the merger agreement have received written notice from CFIUS that either the transactions contemplated by the merger agreement do not constitute a “covered transaction” under the DPA or there are no unresolved national security concerns, and all action under the DPA has concluded with respect to the transactions contemplated by the merger agreement; or (c) CFIUS has sent a report to the President of the United States requesting the President’s decision and either (i) the period under the DPA during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated by the merger agreement has expired without any such action being threatened, announced or taken or (ii) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated by the merger agreement.

Appraisal or Dissenters’ Rights

Under applicable Delaware law, Spectra Energy stockholders are not entitled to any appraisal or dissenters’ rights in connection with the merger.

Litigation Relating to the Merger

Spectra Energy and its board of directors are named as defendants in six putative class action lawsuits filed by purported stockholders of Spectra Energy that challenge the merger. The lawsuits include Paul Parshall v. Spectra Energy Corp, et al., 12809-CB, filed in the Court of Chancery for the State of Delaware, and Mary Lincoln v. Spectra Energy Corp, et al., 16-cv-03019, Joseph Koller v. Spectra Energy Corp, et al., 16-cv-03059, Joseph Costner v. Spectra Energy Corp et al., 16-cv-03065, John L. Williams v. Spectra Energy Corp et al., 16-cv-03069 and Joseph McMillan v. Spectra Energy Corp et al., 16-cv-03130, all filed in the United States District Court for the Southern District of Texas. The complaints allege, among other things, that Spectra Energy and its board of directors breached the board’s fiduciary duties (in the Delaware lawsuit) and violated Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder (in the Southern District of Texas lawsuits), as applicable, by issuing or causing to be issued an allegedly materially misleading and incomplete preliminary proxy statement in connection with the merger. Enbridge and Merger Sub are also named as defendants in the Delaware lawsuit, and the Delaware complaint alleges, among other things, that Enbridge and Merger Sub aided and abetted Spectra Energy’s board of directors’ breach of fiduciary duties. Plaintiffs seek as relief, among other things, an injunction against the merger, rescission of the merger to the extent it is already implemented, declaratory relief, costs and attorneys’ fees, and/or damages. Spectra Energy and Enbridge believe the actions are without merit and intend to vigorously defend against them.

Restrictions on Resales of Enbridge Common Shares Received in the Merger

The Enbridge common shares to be issued in connection with the merger will be registered under the U.S. Securities Act and will be freely transferable under the U.S. Securities Act and the U.S. Exchange Act, except for shares issued to any shareholder who may be deemed to be an “affiliate” of Enbridge for purposes of Rule 144 under the U.S. Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control with Enbridge and may include the executive officers, directors and significant shareholders of Enbridge. This proxy statement/prospectus does not cover resale of Enbridge common shares received by any person upon completion of the merger, and no person is authorized to make use of this proxy statement/prospectus in connection with any such resale.

Dividend Policy

Spectra Energy and Enbridge will coordinate the declaration, setting of record dates and payment dates of dividends on Spectra Energy common stock and Enbridge common shares so that holders of Spectra Energy common stock do not receive dividends on both Spectra Energy common stock and Enbridge common shares received in the merger in respect of any calendar quarter to which such dividend relates or fail to receive a dividend on either Spectra Energy common stock or Enbridge common shares received in the merger for any calendar quarter.

Certain U.S. Federal Income Tax Consequences

The following is a general discussion of the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Spectra Energy common stock and the ownership and disposition of Enbridge common shares received by such U.S. holders pursuant to the merger. This discussion is limited to such U.S. holders who hold their Spectra Energy common stock, and will hold their Enbridge common shares received pursuant to the merger as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, judicial interpretations thereof and administrative rulings and published positions of the IRS, each as in effect as of the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect, any of which changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion does not purport to address all aspects of United States federal income taxation that may be relevant to particular U.S. holders of Spectra Energy common stock in light of their particular facts and circumstances and does not apply to U.S. holders of Spectra Energy common stock that are subject to special rules under the United States federal income tax laws (including, for example, banks or other financial institutions, dealers in securities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, entities or arrangements treated as partnerships for United States federal income tax purposes or other flow-through entities (and investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, U.S. holders liable for the alternative minimum tax, certain former citizens or former long-term residents of the United States, U.S. holders having a functional currency other than the U.S. dollar, U.S. holders who hold their shares of Spectra Energy common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction, “controlled foreign corporations,” “passive foreign investment companies,” U.S. holders who will own at least 5% by vote or value of Spectra Energy common stock (immediately prior to the merger) or of Enbridge common shares (immediately after the merger), U.S. holders who acquired their shares of Spectra Energy common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan), and non-U.S. holders (as defined below). This discussion does not address any considerations under United States federal tax laws other than those pertaining to the income tax, nor does it address any considerations under any state, local or non-United States tax laws or, except as expressly set forth below, under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

If an entity or arrangement treated as a partnership for United States federal income tax purposes holds shares of Spectra Energy common stock, or will own Enbridge common shares received pursuant to the merger, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Persons that for United States federal income tax purposes are treated as partners in a partnership holding shares of Spectra Energy common stock, or that will hold Enbridge common shares received pursuant to the merger, should consult their own tax advisors regarding the tax consequences to them of the merger and the ownership and disposition of Enbridge common shares after the merger.

ALL U.S. HOLDERS OF SPECTRA ENERGY COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF ENBRIDGE COMMON SHARES RECEIVED PURSUANT TO THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-UNITED STATES AND OTHER TAX LAWS.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Spectra Energy common stock, or of Enbridge common shares after the merger, that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in the United States or under the laws of the United States or any subdivision thereof;

•	an estate the income of which is subject to United States federal income tax regardless of its source; or

•	a trust (a) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for United States federal income tax purposes.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of Spectra Energy common stock, or of Enbridge common shares after the merger, that is neither a U.S. holder nor a partnership for United States federal income tax purposes.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Spectra Energy Common Stock

It is intended that, for United States federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and will not result in gain recognition to the U.S. holders of Spectra Energy common stock pursuant to Section 367(a) of the Code (assuming that, in the case of any such U.S. holder who would be treated as a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Enbridge following the merger, such U.S. holder enters into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8). However, the completion of the merger is not conditioned upon the receipt of an opinion of counsel to the effect that the merger will qualify for the Intended Tax Treatment. In addition, neither Spectra Energy nor Enbridge intends to request a ruling from the IRS regarding the United States federal income tax consequences of the merger. Accordingly, no assurance can be given that the IRS will not challenge the Intended Tax Treatment or that a court would not sustain such a challenge.

If, at the effective time of the merger, any requirement for the merger to qualify for the Intended Tax Treatment is not satisfied, a U.S. holder of Spectra Energy common stock would recognize gain (but may not be able to recognize loss) in an amount equal to the excess, if any, of the fair market value of the Enbridge common shares and the amount of cash in lieu of fractional Enbridge common shares received in the merger over such holder’s tax basis in the Spectra Energy common stock surrendered. Gain must be calculated separately for each block of Spectra Energy common stock exchanged by such U.S. holder if such blocks were acquired at different times or for different prices. Any gain so recognized generally would be long-term capital gain if the U.S. holder’s holding period in a particular block of Spectra Energy common stock exceeds one year at the effective time of the merger. Long-term capital gain of non-corporate U.S. holders (including individuals) currently is eligible for preferential United States federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s holding period in Enbridge common shares received in the merger would begin on the day following the merger.

The remainder of this discussion assumes that the merger will qualify for the Intended Tax Treatment.

A U.S. holder receiving Enbridge common shares in exchange for Spectra Energy common stock pursuant to the merger will not recognize any gain or loss, except for any gain or loss that may result from the receipt by such U.S. holder of cash in lieu of fractional Enbridge common shares (as discussed below). The U.S. holder’s aggregate tax basis in the Enbridge common shares received in the merger (including any fractional Enbridge common shares deemed received and redeemed as described below) will be equal to the U.S. holder’s aggregate tax basis in the Spectra Energy common stock surrendered, and the U.S. holder’s holding period for the Enbridge common shares received in the merger (including any fractional Enbridge common shares deemed received and redeemed as described below) will include the U.S. holder’s holding period of the Spectra Energy common stock surrendered.

Where a U.S. holder acquired different blocks of Spectra Energy common stock at different times and at different prices, such U.S. holder’s tax basis and holding period of such common stock may be determined with reference to each block of common stock.

Cash in Lieu of Fractional Enbridge Common Shares

A U.S. holder of Spectra Energy common stock who receives cash in lieu of a fractional Enbridge common share in the merger generally will be treated as having received such fractional Enbridge common share in the merger and then as having received cash in redemption of such fractional Enbridge common share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional Enbridge common share and the portion of the U.S. holder’s aggregate tax basis in the Spectra Energy common stock surrendered which is allocable to the fractional Enbridge common share. This gain or loss generally will be capital gain or loss, and long-term capital gain or loss if the holding period for the Spectra Energy common stock is more than one year at the effective time of the merger. Long-term capital gain of non-corporate U.S. holders (including individuals) currently is eligible for preferential United States federal income tax rates. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting on the Merger

Payments of cash made to a U.S. holder (other than U.S. holders that are exempt recipients, such as corporations) will be subject to information reporting. In addition, United States federal “backup withholding” may apply to such cash payments unless the U.S. holder of Spectra Energy common stock:

•	provides a correct taxpayer identification number and any other required information to the exchange agent, or

•	is a corporation or comes within certain exempt categories and otherwise complies with applicable requirements of the backup withholding rules.

Backup withholding does not constitute an additional tax, but rather an advance payment of tax, which may be allowed as a refund or credit against a U.S. holder’s United States federal income tax liability if the required information is supplied to the IRS.

U.S. Federal Income Tax Considerations of Owning and Disposing of Enbridge Common Shares Received in the Merger

Dividends

Under the U.S. federal income tax laws, and subject to the passive foreign investment company, which we refer to as “PFIC,” rules discussed below, if you are a U.S. holder, the gross amount of any dividend Enbridge pays out of its current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) is subject to U.S. federal income taxation. If you are a noncorporate U.S. holder, dividends that constitute qualified dividend income will be taxable to you at the preferential rates applicable to long-term capital gains, provided that you hold the Enbridge common shares for more than 60 days during the 121 day period beginning 60 days before the ex-dividend date and meet other holding period requirements. Dividends Enbridge pays with respect to Enbridge common shares generally will be qualified dividend income.

You must include any tax withheld from the dividend payment in this gross amount even though you do not in fact receive it. The dividend is taxable to you when you receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. The amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of the Canadian dollar payments made, determined at the spot Canadian dollar/U.S. dollar rate on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you include the dividend payment in income to the date you convert the payment into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. Such foreign exchange gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. Distributions in excess of current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in the Enbridge common shares and thereafter as capital gain. However, Enbridge does not expect to calculate earnings and profits in accordance with U.S. federal income tax principles. Accordingly, you should expect to generally treat distributions made by Enbridge as dividends.

Subject to certain limitations, Canadian tax withheld in accordance with the Canada-United States Income Tax Convention (1980), as amended (which we refer to as the “Treaty”), and paid over to Canada will be creditable or deductible against your U.S. federal income tax liability. Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the preferential tax rates. To the extent a refund of the tax withheld is available to you under Canadian law or under the Treaty, the amount of tax withheld that is refundable will not be eligible for credit against your U.S. federal income tax liability.

Dividends will be income from sources outside the United States and will, depending on your circumstances, be either “passive” or “general” income for purposes of computing the foreign tax credit allowable to you. The rules governing the foreign tax credit are complex and involve the application of rules that depend upon a U.S. holder’s particular circumstances. Accordingly, U.S. holders are urged to consult their own tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Capital Gains

Subject to the PFIC rules discussed below, if you are a U.S. holder and you sell or otherwise dispose of your Enbridge common shares in a taxable disposition, you will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the U.S. dollar value of the amount that you realize and your tax basis, determined in U.S. dollars, in your Enbridge common shares. Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates where the property is held for more than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

PFIC Rules

Special U.S. federal income tax rules apply to U.S. persons owning stock of a PFIC. A foreign corporation will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income is passive income, or (ii) 50% or more of the value (determined on the basis of a quarterly average) of its assets are considered “passive assets” (generally, assets that generate passive income).

Enbridge believes that Enbridge common shares should not be treated as stock of a PFIC for U.S. federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change. If Enbridge were to be treated as a PFIC, gain realized on the sale or other disposition of your Enbridge common shares would in general not be treated as capital gain. Instead, unless you elect to be taxed annually on a mark-to-market basis with respect to your Enbridge common shares, you would be treated as if you had realized such gain and certain “excess distributions” ratably over your holding period for the Enbridge common shares and would generally be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year. With certain exceptions, your Enbridge common shares will be treated as stock in a PFIC if Enbridge were a PFIC at any time during your holding period in your Enbridge common shares. Dividends that you receive from Enbridge will not be eligible for the tax rates applicable to qualified dividend income if Enbridge is treated as a PFIC with respect to you either in the taxable year of the distribution or the preceding taxable year, but instead will be taxable at rates applicable to ordinary income.

Medicare Tax

A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (i) the U.S. holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (ii) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income generally includes its dividend income and its net gains from the disposition of Enbridge common shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your own tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Enbridge common shares.

Information with Respect to Foreign Financial Assets

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities. U.S. holders are urged to consult their own tax advisors regarding the application of this reporting requirement to their ownership of the Enbridge common shares.

Backup Withholding and Information Reporting

If you are a noncorporate U.S. holder, information reporting requirements generally will apply to dividend payments or other taxable distributions made to you within the United States, and the payment of proceeds to you from the sale of Enbridge common shares effected in the United States or through a United States office of a broker.

In addition, backup withholding may apply to such payments if you fail to comply with applicable certification requirements or are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

Payment of the proceeds from the sale of Enbridge common shares effected through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected through a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it only addresses U.S. federal income tax and does not address any non-income tax or any state, local or non-United States tax consequences. You should consult your own tax advisors concerning the U.S. federal income tax consequences of the merger and the ownership of Enbridge common shares in light of your particular situation, as well as any consequences arising under the laws of any other taxing jurisdiction.

Certain Canadian Federal Income Tax Consequences of the Merger and the Canadian Exchange Offer

This summary is based on the description of the merger and Canadian exchange offer set out in this proxy statement/prospectus, the current provisions of the Canadian Tax Act, and an understanding of the current administrative policies and practices of the Canada Revenue Agency (which we refer to as the “CRA”) published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (which we refer to as the “proposed amendments”) and assumes that all proposed amendments will be enacted in the form proposed; however, no assurances can be given that the proposed amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations applicable to the merger or the Canadian exchange offer. The income and other tax consequences of acquiring, holding or disposing of securities will vary depending on a holder’s particular status and circumstances, including the country, province or territory in which the holder resides or carries on business. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder. No representations are made with respect to the income tax consequences to any particular holder. Holders should consult their own tax advisors for advice with respect to the income tax consequences of the merger and Canadian exchange offer in their particular circumstances, including the application and effect of the income and other tax laws of any applicable country, province, state or local tax authority.

This summary does not discuss any non-Canadian income or other tax consequences of the merger or the Canadian exchange offer. Holders resident or subject to taxation in a jurisdiction other than Canada should be aware that the merger may have tax consequences both in Canada and in such other jurisdiction. Such consequences are not described herein. Holders should consult with their own tax advisors with respect to their particular circumstances and the tax considerations applicable to them.

Application

The following summary describes the principal Canadian federal income tax considerations in respect of the merger and the Canadian exchange offer generally applicable under the Canadian Tax Act to a beneficial owner of Spectra Energy common stock who disposes, or is deemed to have disposed, of Spectra Energy common stock pursuant to the merger or the Canadian exchange offer and who, for the purposes of the Canadian Tax Act and at all relevant times, (i) deals at arm’s length with and is not affiliated with Enbridge, Merger Sub or Spectra Energy; and (ii) holds all Spectra Energy common stock, and will hold all Enbridge common shares acquired pursuant to the merger or the Canadian exchange offer (which we refer to, collectively, in this portion of the summary as the “Securities”) as capital property (which we each refer to in this portion of the summary as a “Holder”). Generally, the Securities will be considered to be capital property to a Holder for purposes of the Canadian Tax Act provided that the Holder does not use or hold those Securities in the course of carrying on a business and has not acquired such Securities in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary is not applicable to a Holder: (i) that is a “financial institution” for the purposes of the “mark-to-market property” rules, (ii) that is a “specified financial institution,” (iii) an interest in which would be a “tax shelter investment,” (iv) that has elected to determine its “Canadian tax results” in a currency other than Canadian currency pursuant to the functional currency reporting rules, (v) that has entered or will enter into, in respect of any Securities, a “derivative forward agreement” or a “synthetic disposition arrangement,” or (vi) in respect of which Spectra Energy is a “foreign affiliate,” all within the meaning of the Canadian Tax Act. Any such Holders should consult their own tax advisors with respect to the particular Canadian federal income tax consequences to them of the merger and the Canadian exchange offer. This summary does not address issues relevant to stockholders who acquired their Spectra Energy common stock on the exercise of an employee stock option or other employee incentive award. Such stockholders should consult their own tax advisors.

Canadian Currency

For the purposes of the Canadian Tax Act, where an amount that is relevant in computing a taxpayer’s “Canadian tax results” is expressed in a currency other than Canadian dollars, the amount must be converted to Canadian dollars using the noon exchange rate quoted by the Bank of Canada for the day on which the amount arose, or such other rate of exchange as is acceptable to the CRA.

Holders Resident in Canada

The following portion of the summary is generally applicable to a Holder who, at all relevant times and for purposes of the Canadian Tax Act and any applicable income tax treaty or convention, is or is deemed to be resident in Canada (which we refer to in this portion of the summary as a “Canadian Resident Holder”). A Canadian Resident Holder whose Securities would not otherwise be capital property may be entitled to file an election under subsection 39(4) of the Canadian Tax Act to treat the Enbridge common shares and any other “Canadian securities” (as defined in the Canadian Tax Act) owned by such Canadian Resident Holder as capital property. This election will not apply to any Spectra Energy common stock held by such Canadian Resident Holder. Canadian Resident Holders should consult their own tax advisors with respect to whether this election is available and advisable in their particular circumstances.

Disposition of Spectra Energy Common Stock—No Section 85 Election

A Canadian Resident Holder who disposes of Spectra Energy common stock pursuant to the merger agreement and who:

(a)	does not accept the Canadian exchange offer; or

(b)	accepts the Canadian exchange offer but does not make a valid joint election with Enbridge pursuant to Section 85 of the Canadian Tax Act in respect of Spectra Energy common stock exchanged pursuant to the Canadian exchange offer, will realize a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Canadian Resident Holder of its Spectra Energy common stock, determined immediately before the disposition. The proceeds of disposition to the Canadian Resident Holder will be equal to the sum of the aggregate fair market value of the Enbridge common shares received on the disposition and any cash received in lieu of a fractional Enbridge common share. For a description of the tax treatment of capital gains and capital losses, see the section entitled “—Taxation of Capital Gains and Capital Losses” below.

The cost to a Canadian Resident Holder of Enbridge common shares received by that Canadian Resident Holder will be equal to their fair market value at the time they are acquired by such Canadian Resident Holder. For purposes of determining the adjusted cost base of Enbridge common shares, the cost of the Enbridge common shares acquired must be averaged with the adjusted cost base of all other Enbridge common shares held by the Canadian Resident Holder as capital property.

Exchange of Spectra Energy Common Stock for Enbridge Common Shares—With a Section 85 Election

A Canadian Resident Holder who disposes of his, her or its Spectra Energy common stock in consideration for Enbridge common shares pursuant to the Canadian exchange offer may make a joint election (which we refer to as the “Tax Election”) with Enbridge pursuant to Section 85 of the Canadian Tax Act and thereby obtain a full or partial tax-deferred “rollover” for purposes of the Canadian Tax Act in respect of the exchange of such Canadian Resident Holder’s Spectra Energy common stock for Enbridge common shares. The extent of such rollover will depend on the amount specified in the Tax Election (which we refer to as the “Elected Amount”) and the adjusted cost base to the Canadian Resident Holder of such Spectra Energy common stock immediately before the disposition.

Provided that the Elected Amount equals the aggregate adjusted cost base to the Canadian Resident Holder of the Spectra Energy common stock, the exchange of Spectra Energy common stock for Enbridge common shares can occur on a fully tax-deferred basis.

In general, where a Tax Election under Section 85 is made:

(a)	the Elected Amount in respect of the Spectra Energy common stock may not be less than the lesser of the adjusted cost base to the Canadian Resident Holder of the Spectra Energy common stock, determined at the time of disposition, and the fair market value of those shares at that time;

(b)	the Elected Amount may not exceed the fair market value of the Spectra Energy common stock at the time of the disposition; and

(c)	the Elected Amount may not be less than the amount of any cash received on the disposition (including cash received in lieu of fractional Enbridge common shares).

Where a Canadian Resident Holder and Enbridge make a Tax Election by duly completing and filing such Tax Election with the CRA (and an applicable provincial taxation authority), the tax treatment to the Canadian Resident Holder generally will result in the Canadian Resident Holder being deemed to dispose of the Spectra Energy common stock for proceeds of disposition equal to the Elected Amount and to acquire the Enbridge common shares at an aggregate cost equal to the Elected Amount. As such, to the extent that the Elected Amount exceeds the adjusted cost base of the Spectra Energy common stock disposed of, a capital gain will result. For more information, see below in the section entitled “—Taxation of Capital Gains and Capital Losses.”

Enbridge has agreed to set out specific instructions for making a Tax Election (including a copy of the relevant federal election Form T-2057 (and Form T-2058 applicable in respect of a partnership)) on its website at http://www.enbridge.com not later than the date of the special meeting. Canadian Resident Holders should consult their own tax advisors to determine whether any separate provincial or territorial election forms are required.

It is the sole responsibility of the Canadian Resident Holder who wishes to take advantage of the tax deferral provided for by Section 85 of the Canadian Tax Act (and any corresponding provincial or territorial legislation) to (i) accept the Canadian exchange offer in accordance with the instructions set out in the section entitled “—Procedure for Accepting Canadian Exchange Offer” below on or before the date that is three business days prior to the closing date; and (ii) attend to the proper completion of the forms required under the Canadian Tax Act (and any corresponding provincial or territorial legislation). Enbridge, Spectra Energy, Merger Sub or any nominee thereof will not be responsible for the proper completion of any Tax Election form, except for the obligation of Enbridge to sign and forward to the CRA (and any applicable provincial or territorial taxation authority) such duly completed Tax Elections that are received by Enbridge within 60 days after the closing date. Enbridge, Spectra Energy, Merger Sub or any nominee thereof will not be responsible or liable for taxes, interest, penalties, damages or expenses resulting from the failure by anyone to properly complete any form of Tax Election. Canadian Resident Holders should consult with their own tax advisors with respect to the proper completion of the required forms.

In order for the CRA (and any applicable provincial or territorial taxation authority) to accept a Tax Election without a late filing penalty being payable by the Canadian Resident Holder, the election, duly completed and executed by both the Canadian Resident Holder and Enbridge, must be received by such tax authorities on or before the day that is the earliest of the days on or before which either Enbridge or the Canadian Resident Holder is required to file an income tax return for the taxation year in which the disposition occurs. Under the provisions of the Canadian Tax Act no applicable filing deadline is expected to occur prior to the day that is 90 days after the closing date. Canadian Resident Holders are urged to consult their own tax advisors as soon as possible respecting the deadlines applicable to their own particular circumstances.

Enbridge shall not be required to execute or file Tax Elections that are received by Enbridge more than 60 days after the closing date. Enbridge has agreed to sign and forward to the CRA and applicable provincial or territorial taxation authorities all properly completed Tax Elections that are received within 60 days of the closing date on or before the date that is 90 days after the closing date.

It is recommended that all Canadian Resident Holders who wish to make a Tax Election give their immediate attention to this matter and review the procedures for accepting the Canadian exchange offer that are set out in the section entitled “—Procedure for Accepting Canadian Exchange Offer” below.

Canadian Resident Holders are urged to consult their own tax advisors with respect to the advisability of making the Tax Election, including in connection with computing the adjusted cost base of their Spectra Energy common stock and determining the Elected Amount.

Canadian Resident Holders are also referred to Information Circular 76-19R3 and Interpretation Bulletin IT-291R3 (archived) issued by the CRA for further information respecting the Tax Election. Canadian Resident Holders wishing to make the Tax Election should consult their own tax advisors. The comments herein with respect to such elections are provided for general assistance only. The law in this area is complex and contains numerous technical requirements.

Procedure for Accepting Canadian Exchange Offer

Canadian Resident Holders (or any partnership at least one partner of which is a resident of Canada) intending to accept the Canadian exchange offer are required to complete and deliver to Enbridge a share purchase agreement in respect of their Spectra Energy common stock, which we refer to as the “Enbridge share purchase agreement,” in accordance with the instructions set out below.

The form of the Enbridge share purchase agreement will be posted on Enbridge’s website at http://www.enbridge.com concurrently with the filing of this proxy statement/prospectus.

Step 1. Complete and Sign the Enbridge Share Purchase Agreement

To complete the Enbridge share purchase agreement, you will need to:

(i)	provide in the agreement all required information describing yourself; and

(ii)	provide the total number of shares of Spectra Energy common stock registered in your name and any other required information describing those shares.

Step 2. Deliver the Completed Enbridge Share Purchase Agreement

Two original copies of the completed Enbridge share purchase agreement must be delivered to Enbridge at the following address:

Enbridge Inc.

200, 425 1st Street S.W.

Calgary, Alberta, Canada T2P 3L8

Attention: Manager, Income Tax Compliance

Canadian Exchange Offer

Enbridge must receive the completed copies of the Enbridge share purchase agreement on or before the date that is three business days prior to the closing date.

Step 3. Deliver Spectra Energy Share Certificates to the Exchange Agent

All Spectra Energy common stock share certificates registered in your name should be submitted to the exchange agent in accordance with the instructions provided in, and on the terms and conditions of, the letter of transmittal to be used in connection with the merger.

Please consult your broker or other financial adviser if you do not currently hold your Spectra Energy common stock in physical certificated form. You may need to take additional steps to obtain physical Spectra Energy common stock share certificates to participate in the Canadian exchange offer. You should initiate this process early in order to meet the time limits imposed by the Canadian exchange offer.

Your broker or other financial adviser may need to contact Enbridge’s transfer agent at the following address:

CST Trust Company

Attn: Corporate Actions

320 Bay Street, Toronto, Ontario, Canada M5H 4A6

1-800-387-0825

Step 4. Receive Enbridge Share Purchase Agreement and Enbridge Share Certificates

Enbridge will mail to you, via first class priority mail, a counter-signed copy of the Enbridge share purchase agreement immediately before the effective time of the merger. You will receive the share certificates representing the Enbridge common shares issued to you in consideration for your Spectra Energy common stock sold to Enbridge under the Enbridge share purchase agreement in accordance with the instructions you provided in, and on the terms and conditions of, the letter of transmittal to be used in connection with the merger.

Dividends on Enbridge Common Shares (Post-Merger)

A Canadian Resident Holder who is an individual (other than certain trusts) will be required to include in income any dividends received or deemed to be received on the Enbridge common shares, and will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit rules applicable to any dividends designated by Enbridge as “eligible dividends” as defined in the Canadian Tax Act. Although there can be no assurance that any dividend paid by Enbridge will be designated as an “eligible dividend,” Enbridge has posted notification on its website that, unless otherwise indicated, dividends on Enbridge common shares will be designated as “eligible dividends” for purposes of the Canadian Tax Act. Dividends received or deemed to be received by an individual and certain trusts may give rise to a liability for alternative minimum tax under the Canadian Tax Act.

A Canadian Resident Holder that is a corporation will be required to include in income any dividend received or deemed to be received on its Enbridge common shares, and generally will be entitled to deduct an equivalent amount in computing its taxable income, subject to certain limitations in the Canadian Tax Act. A “private corporation” or a “subject corporation” (each as defined in the Canadian Tax Act) may be liable under Part IV of the Canadian Tax Act to pay an additional refundable tax on any dividend that it receives or is deemed to receive on its Enbridge common shares to the extent that the dividend is deductible in computing the corporation’s taxable income. This tax will generally be refunded to the corporation when the corporation pays sufficient taxable dividends during a time when it is a “private corporation” or a “subject corporation.” A holder of Enbridge common shares that is, throughout the year, a “Canadian-controlled private corporation,” as defined in the Canadian Tax Act, may be subject to an additional refundable tax on its “aggregate investment income” which is defined to include dividends that are not deductible in computing taxable income. Subsection 55(2) of the Canadian Tax Act provides that, where certain corporate holders of shares receive a dividend or deemed dividend in specified circumstances, all or part of such dividend may be treated as proceeds of disposition or as a capital gain from the disposition of capital property and not as a dividend. For a description of the tax treatment of capital gains and capital losses, see the section entitled “—Taxation of Capital Gains and Capital Losses” below.

Disposition of Enbridge Common Shares (Post-Merger)

A Canadian Resident Holder that disposes or is deemed to dispose of an Enbridge common share after the merger will recognize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Enbridge common share exceeds (or is less than) the aggregate of the adjusted cost base to the Canadian Resident Holder of such Enbridge common share, determined immediately before the disposition, and any reasonable costs of disposition. For a description of the tax treatment of capital gains and capital losses, see the section entitled “—Taxation of Capital Gains and Capital Losses” below.

Taxation of Capital Gains and Capital Losses

Generally, one-half of any capital gain realized by a Canadian Resident Holder in a taxation year will be included in computing the Canadian Resident Holder’s income in that taxation year as a taxable capital gain and, generally, one-half of any capital loss realized in a taxation year (which we refer to as an “allowable capital loss”) must be deducted from the taxable capital gains realized by the Canadian Resident Holder in the same taxation year, in accordance with the rules contained in the Canadian Tax Act. Allowable capital losses in excess of taxable capital gains realized by a Canadian Resident Holder in a particular taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized by the Canadian Resident Holder in such taxation year, subject to and in accordance with the rules contained in the Canadian Tax Act.

Capital gains realized by an individual and certain trusts may give rise to a liability for alternative minimum tax under the Canadian Tax Act. A Canadian Resident Holder that is, throughout the year, a “Canadian-controlled private corporation,” as defined in the Canadian Tax Act, may be subject to an additional refundable tax on its “aggregate investment income” which is defined to include taxable capital gains.

The amount of any capital loss realized by a Canadian Resident Holder that is a corporation on the disposition of an Enbridge common share may be reduced by the amount of dividends received or deemed to be received by it on such share (or on a share for which the share has been substituted) to the extent and under the circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares, directly or indirectly through a partnership or a trust. Canadian Resident Holders to whom these rules may apply should consult their own tax advisors.

Eligibility for Investment

Based on the current provisions of the Canadian Tax Act and subject to the provision of any particular plan, provided that the Enbridge common shares are listed on a “designated stock exchange,” within the meaning of the Canadian Tax Act (which currently includes the NYSE and the TSX), the Enbridge common shares will be qualified investments under the Canadian Tax Act for a trust governed by a registered retirement savings plan (which we refer to as “RRSP”), a registered retirement income fund (which we refer to as “RRIF”), a registered disability savings plan, a registered education savings plan, a tax-free savings account (which we refer to as “TFSA”) or a deferred profit sharing plan.

Notwithstanding the foregoing, if the Enbridge common shares are “prohibited investments,” within the meaning of the Canadian Tax Act, for a particular RRSP, RRIF, or TFSA, the annuitant of the RRSP or RRIF or the holder of the TFSA, as the case may be, will be subject to a penalty tax under the Canadian Tax Act. The Enbridge common shares will generally not be a “prohibited investment” for these purposes unless the annuitant under the RRSP or RRIF or the holder of the TFSA, as applicable, (i) does not deal at arm’s length with Enbridge for purposes of the Canadian Tax Act, or (ii) has a “significant interest,” as defined in the Canadian Tax Act, in Enbridge. In addition, the Enbridge common shares will generally not be a “prohibited investment” if the Enbridge common shares are “excluded property” for purposes of the prohibited investment rules for an RRSP, RRIF or TFSA.

Holders Not Resident in Canada

The following portion of the summary is generally applicable to a Holder who, at all relevant times and for purposes of the Canadian Tax Act, is not, and is not deemed to be, a resident of Canada and does not use or hold, and is not deemed to use or hold, Spectra Energy common stock and will not use or hold, or be deemed to use or hold, Enbridge common shares in a business carried on in Canada (which we refer to in this portion of the summary as a “Non-Canadian Resident Holder”). This portion of the summary is not generally applicable to a Non-Canadian Resident Holder that is: (i) an insurer carrying on an insurance business in Canada and elsewhere or (ii) an “authorized foreign bank” (as defined in the Canadian Tax Act).

The following portion of the summary assumes that neither Spectra Energy common stock nor Enbridge common shares will constitute “taxable Canadian property” to any particular Non-Canadian Resident Holder at any time. Generally, Spectra Energy common stock or Enbridge common shares, as the case may be, will not constitute taxable Canadian property to a Non-Canadian Resident Holder at a particular time provided that the applicable shares are listed at that time on a designated stock exchange (which includes the TSX and the NYSE), unless at any particular time during the 60-month period that ends at that time (i) one or any combination of (a) the Non-Canadian Resident Holder, (b) persons with whom the Non-Canadian Resident Holder does not deal at arm’s length, and (c) partnerships in which the Non-Canadian Resident Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, owned 25% or more of the issued shares of any class or series of the capital stock of Spectra Energy or Enbridge, as the case may be, and (ii) more than 50% of the fair market value of Spectra Energy common stock or Enbridge common shares, as the case may be, was derived directly or indirectly from one or any combination of: (A) real or immovable properties situated in Canada, (B) “Canadian resource properties” (as defined in the Canadian Tax Act), (C) “timber resource properties” (as defined in the Canadian Tax Act), and (D) options in respect of, or interests in, or for civil law rights in, any of the foregoing property whether or not the property exists. In certain circumstances set out in the Canadian Tax Act, shares which are not otherwise “taxable Canadian property” may be deemed to be “taxable Canadian property.”

Disposition Pursuant to the Merger

A Non-Canadian Resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition of Spectra Energy common stock, unless the shares are “taxable Canadian property” to the Non-Resident Holder and the shares are not “treaty-protected property” of the Non-Canadian Resident Holder, each within the meaning of the Canadian Tax Act.

Non-Canadian Resident Holders whose Spectra Energy common stock is taxable Canadian property should consult their own tax advisors for advice regarding their particular circumstances, including whether their Spectra Energy common stock constitutes treaty-protected property.

Dividends on Enbridge Common Shares (Post-Merger)

Dividends paid or credited, or deemed to be paid or credited, on Enbridge common shares to a Non-Canadian Resident Holder generally will be subject to Canadian withholding tax at a rate of 25% of the gross amount of the dividend, unless the rate is reduced under the provisions of an applicable income tax convention between Canada and the Non-Canadian Resident Holder’s jurisdiction of residence. For example, the rate of withholding tax under the Treaty applicable to a Non-Canadian Resident Holder who is a resident of the United States for the purposes of the Treaty, is the beneficial owner of the dividend and is entitled to all of the benefits under the Treaty, generally will be 15%. Enbridge will be required to withhold the required amount of withholding tax from the dividend, and to remit it to the CRA for the account of the Non-Canadian Resident Holder.

Disposition of Enbridge Common Shares (Post-Merger)

A Non-Canadian Resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition of Enbridge common shares, unless the shares are “taxable Canadian property” to the Non-Canadian Resident Holder and the shares are not “treaty-protected property” of the Non-Canadian Resident Holder, each within the meaning of the Canadian Tax Act.

Non-Canadian Resident Holders whose Enbridge common shares are taxable Canadian property should consult their own tax advisors for advice regarding their particular circumstances, including whether their Enbridge common shares constitute treaty-protected property.

THE ADVISORY COMPENSATION PROPOSAL

As required by Section 14A of the U.S. Exchange Act and the applicable SEC rules promulgated thereunder, Spectra Energy is required to submit a proposal to Spectra Energy’s stockholders for an advisory (non-binding) vote to approve the payment by Spectra Energy of certain compensation to Spectra Energy’s named executive officers that is based on or otherwise relates to the merger. This proposal, commonly known as “say-on-golden parachutes,” gives Spectra Energy stockholders the opportunity to vote, on an advisory (non-binding) basis, on the compensation that Spectra Energy’s named executive officers may be entitled to receive that is based on or otherwise relates to the merger. This compensation is summarized in the table in the section entitled “The Merger Proposal—Interests of Spectra Energy’s Directors and Executive Officers in the Merger” including the footnotes to the table.

The Spectra Energy board of directors encourages you to review carefully the advisory compensation information disclosed in this proxy statement/prospectus.

The Spectra Energy board of directors unanimously recommends that Spectra Energy’s stockholders approve the following resolution:

“RESOLVED, that the stockholders of Spectra Energy Corp hereby approve, on an advisory (non-binding) basis, the compensation to be paid or become payable by Spectra Energy Corp to its named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table and the footnotes to that table.”

The vote on the advisory compensation proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to approve the merger proposal and vote not to approve the advisory compensation proposal and vice versa. Because the vote on the advisory compensation proposal is advisory only, it will not be binding on either Spectra Energy or Enbridge. Accordingly, if the merger agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory (non-binding) vote of Spectra Energy stockholders. However, Spectra Energy and Enbridge value the opinions of Spectra Energy stockholders and Enbridge expects to consider the outcome of the vote, along with other relevant factors, when considering future executive compensation, assuming the merger is completed.

The Spectra Energy board of directors unanimously recommends a vote “FOR” the advisory compensation proposal.

INFORMATION ABOUT THE COMPANIES

Enbridge Inc.

200, 425 1st Street S.W.

Calgary, Alberta, Canada T2P 3L8

1-403-231-3900

Enbridge was incorporated under the Companies Ordinance of the Northwest Territories and was continued under the Canada Corporations Act. Enbridge is a North American leader in delivering energy. As a transporter of energy, Enbridge operates, in Canada and the United States, the world’s longest crude oil and liquids transportation system. Enbridge also has significant and growing involvement in natural gas gathering, transmission and midstream businesses. As a distributor of energy, Enbridge owns and operates Canada’s largest natural gas distribution company and provides distribution services in Ontario, Quebec, New Brunswick and New York State. As a generator of energy, Enbridge has interests in nearly 2,000 MW of net renewable and alternative energy generating capacity which is operating, secured or under construction, and Enbridge continues to expand its interests in wind, solar and geothermal power. Enbridge employs nearly 11,000 people, primarily in Canada and the United States. Enbridge holds all of the common stock of Merger Sub, a direct wholly owned subsidiary formed in Delaware for the sole purpose of completing the merger.

Enbridge is a public company trading on both the TSX and the NYSE under the ticker symbol “ENB.” Enbridge’s principal executive offices are located at 200, 425 1st Street S.W., Calgary, Alberta, Canada T2P 3L8, and its telephone number is 1-403-231-3900.

Additional information about Enbridge can be found on its website at http://www.enbridge.com. The information contained in, or that can be accessed through, Enbridge’s website is not intended to be incorporated into this proxy statement/prospectus. For additional information about Enbridge, see the section entitled “Where You Can Find Additional Information.”

Sand Merger Sub, Inc.

c/o Enbridge Inc.

200, 425 1st Street S.W.

Calgary, Alberta, Canada T2P 3L8

1-403-231-3900

Merger Sub, a Delaware corporation and a direct wholly owned subsidiary of Enbridge, was formed solely for the purpose of facilitating the merger. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the merger, Merger Sub will be merged with and into Spectra Energy. As a result, Spectra Energy will survive the merger as a direct wholly owned subsidiary of Enbridge. Upon completion of the merger, Merger Sub will cease to exist as a separate entity.

Merger Sub’s principal executive offices are located at 200, 425 1st Street S.W., Calgary, Alberta, Canada T2P 3L8, and its telephone number is 1-403-231-3900.

Spectra Energy Corp

5400 Westheimer Court

Houston, Texas 77056

1-713-627-5400

Spectra Energy is a Delaware corporation. Spectra Energy, through its subsidiaries and equity affiliates, owns and operates a large and diversified portfolio of complementary natural gas-related energy assets and is one of North America’s leading natural gas infrastructure companies. Spectra Energy also owns and operates a crude oil pipeline system that connects Canadian and U.S. producers to refineries in the U.S. Rocky Mountain and Midwest regions. For over a century, Spectra Energy and its predecessor companies have developed critically important pipelines and related energy infrastructure connecting natural gas supply sources to premium markets. Spectra Energy currently operates in three key areas of the natural gas industry: gathering and processing, transmission and storage, and distribution. Spectra Energy provides transmission and storage of natural gas to customers in various regions of the northeastern and southeastern U.S., the Maritime Provinces in Canada, the Pacific Northwest in the U.S. and Canada, and in the Province of Ontario, Canada. Spectra Energy also provides natural gas sales and distribution services to retail customers in Ontario, and natural gas gathering and processing services to customers in western Canada. Spectra Energy also owns a 50% interest in DCP Midstream, LLC, based in Denver, Colorado, one of the leading natural gas gatherers in the U.S., and one of the largest U.S. producers and marketers of natural gas liquids.

Spectra Energy is a public company trading on the NYSE under the ticker symbol “SE.” Spectra Energy’s principal executive offices are located at 5400 Westheimer Court, Houston, Texas 77056, and its telephone number is 1-713-627-5400.

Additional information about Spectra Energy can be found on its website at http://www.spectraenergy.com. The information contained in, or that can be accessed through, Spectra Energy’s website is not intended to be incorporated into this proxy statement/prospectus. For additional information about Spectra Energy, see the section entitled “Where You Can Find Additional Information.”

THE MERGER AGREEMENT

The summary of the material provisions of the merger agreement below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not provide all of the information about the merger agreement that might be important to you. You are urged to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary are included solely to provide you with information regarding its terms. The representations, warranties and covenants made in the merger agreement by Enbridge, Spectra Energy and Merger Sub were made solely for the purposes of the merger agreement and as of specific dates and were qualified and subject to important limitations agreed to by Enbridge, Spectra Energy and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right to not complete the merger if the representations and warranties of the other party prove to be untrue, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC or on SEDAR, are qualified by certain matters contained in certain reports publicly filed with the SEC and on SEDAR, and in some cases were qualified by the matters contained in the respective confidential disclosure letters that Spectra Energy and Enbridge delivered to each other in connection with the merger agreement, which disclosures were not included in the merger agreement attached to this proxy statement/prospectus as Annex A. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus, the documents incorporated by reference into this proxy statement/prospectus, and reports, statements and filings that Spectra Energy and Enbridge file with the SEC and Enbridge files on SEDAR from time to time. For more information, see the section entitled “Where You Can Find Additional Information.”

The Merger

The merger agreement provides that, subject to the terms and conditions of the merger agreement, at the effective time, Merger Sub, a direct wholly owned subsidiary of Enbridge, will merge with and into Spectra Energy. Spectra Energy will continue as the surviving corporation in the merger, become a direct wholly owned subsidiary of Enbridge and cease to be a publicly traded company.

The completion of the merger will occur on the third business day after all of the closing conditions set forth in the merger agreement are satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to satisfaction or waiver of those conditions), or at such other time as Spectra Energy and Enbridge agree in writing. For more information, see the section entitled “The Merger Agreement—Conditions that Must Be Satisfied or Waived for the Merger to Occur.” The merger will become effective when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at a later time as agreed by the parties to be specified in such certificate of merger.

Effects of the Merger

Merger Sub

The merger agreement provides that the directors of Merger Sub as of the effective time will serve as the directors of Spectra Energy following the effective time, the officers of Spectra Energy as of the effective time will serve as the officers of Spectra Energy following the effective time, the certificate of incorporation of Merger Sub as of the effective time will, subject to certain requirements concerning indemnification of directors and officers, serve as the certificate of incorporation of Spectra Energy following the effective time, and the by-laws of Merger Sub as of the effective time will serve as the by-laws of Spectra Energy following the effective time.

Enbridge Governance and Other Matters

At least five business days prior to the closing date, Spectra Energy will designate the Spectra Energy designees from the Spectra Energy board of directors to be appointed to the Enbridge board of directors. If any Spectra Energy designee was not a director of Spectra Energy as of the date of the merger agreement, Enbridge will have the right to consent to the designation of such director as a Spectra Energy designee, with such consent not to be unreasonably withheld, conditioned or delayed by Enbridge.

Prior to the closing date, Enbridge has agreed to take all actions necessary to (i) cause the Enbridge board of directors to consist of 13 directors at the effective time, (ii) secure the resignations of such number of Enbridge directors as is necessary for the Enbridge board of directors, immediately following the effective time, to consist of 13 directors following the appointment of each of the Spectra Energy designees, which resignations will be effective at or prior to the effective time and (iii) cause the Spectra Energy designees to be appointed to the Enbridge board of directors as of the effective time. Following the effective time, Enbridge has agreed to take all actions necessary to cause the Spectra Energy designees to be elected as directors of Enbridge at each annual meeting of Enbridge shareholders prior to the 2019 annual shareholders meeting, and with respect to Gregory L. Ebel (or to the extent Gregory L. Ebel is no longer available to serve as non-executive Chairman of the Enbridge board of directors, such other Spectra Energy designee as selected by Spectra Energy and approved by Enbridge) at each annual meeting of Enbridge shareholders prior to the 2020 annual meeting.

Prior to the closing date, Enbridge has agreed to take all actions necessary to (i) submit the by-law amendment (in the form set forth in Exhibit A to the merger agreement) to the Enbridge shareholders for approval in accordance with the Canada Corporations Act at the Enbridge special meeting and make such by-law amendment effective as of the effective time and (ii) cause Gregory L. Ebel (or to the extent Gregory L. Ebel is no longer available to serve as non-executive Chairman of the Enbridge board of directors, such other Spectra Energy designee as selected by Spectra Energy and approved by Enbridge) to become the non-executive Chairman of the Enbridge board of directors at the effective time and to hold such position until the termination of the 2020 annual meeting of Enbridge shareholders.

Following the effective time, Enbridge has agreed to and has agreed to cause its subsidiaries to (i) maintain a substantial business presence in Houston, Texas, which will be the headquarters for Enbridge’s natural gas business, and maintain, for a period of at least five years following the completion of the merger, comparable levels of charitable giving to that of Spectra Energy and its subsidiaries prior to the effective time and (ii) provide certain post-closing benefits to Gregory L. Ebel in his capacity as non-executive Chairman of the Enbridge board of directors.

Merger Consideration

At the effective time, by virtue of the merger and without any action on the part of the parties to the merger agreement or any Spectra Energy stockholder, each share of Spectra Energy common stock issued and outstanding immediately prior to the effective time (other than Spectra Energy common stock owned directly by

Enbridge, Merger Sub or Spectra Energy, and in each case not held on behalf of third parties), will be automatically converted into the right to receive 0.984 of a validly issued, fully paid and non-assessable Enbridge common share (the merger consideration).

The merger consideration will be equitably adjusted to provide Spectra Energy stockholders and Enbridge the same economic effect as contemplated by the merger agreement in the event of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger or other similar transaction involving Spectra Energy common stock or Enbridge common shares prior to the completion of the merger.

Canadian Exchange Offer

Each Spectra Energy stockholder who is (i) a resident of Canada for the purposes of the Canadian Tax Act or (ii) a partnership at least one partner of which is a resident of Canada for the purposes of the Canadian Tax Act (each a Canadian Spectra Energy stockholder) may elect to have Enbridge purchase, subject to the completion of the merger, all of the shares of Spectra Energy common stock held by each Canadian Spectra Energy stockholder in consideration for the merger consideration, consisting of 0.984 of a validly issued, fully paid and non-assessable Enbridge common share. Spectra Energy common stock held by a Canadian Spectra Energy stockholder who does not participate in the Canadian exchange offer in accordance with its terms will, upon completion of the merger, be converted into, and become exchangeable for, the merger consideration as described in the above section entitled “The Merger Agreement—Merger Consideration.”

Subject to satisfaction or waiver of all conditions (other than those relating to the Canadian exchange offer and those that by their nature are to be satisfied at the completion of the merger, but subject to the satisfaction or waiver of those conditions) pursuant to the merger agreement, each purchase of Spectra Energy common stock from a Canadian Spectra Energy stockholder who validly tenders his, her or its Spectra Energy common stock to Enbridge pursuant to the Canadian exchange offer will be completed immediately prior to the effective time.

As required by the merger agreement, this proxy statement/prospectus includes instructions detailing how Canadian Spectra Energy stockholders can accept the Canadian exchange offer and the terms and conditions of the Canadian exchange offer. For more information, see the section entitled “The Merger Proposal—Certain Canadian Federal Income Tax Consequences of the Merger and the Canadian Exchange Offer.”

No Fractional Shares

No fractional Enbridge common shares will be issued upon the conversion of Spectra Energy common stock or in the Canadian exchange offer. All fractional Enbridge common shares that a Spectra Energy stockholder would be otherwise entitled to receive pursuant to the merger agreement or the Canadian exchange offer will be aggregated and rounded to three decimal places. Any holder otherwise entitled to receive a fractional Enbridge common share will be entitled to receive a cash payment, without interest, in lieu of any fractional share, which payment will be calculated by the exchange agent and will represent such holder’s proportionate interest in an Enbridge common share based on the average (rounded to the nearest thousandth) of the closing trading prices of Enbridge common shares on the NYSE, as reported by the NYSE for the 10 trading days ending on, and including, the trading day that is three trading days prior to the closing date of the merger. No holder will be entitled by virtue of the right to receive cash in lieu of fractional Enbridge common shares to any dividends, voting rights or any other rights in respect of any fractional Enbridge common share. The payment of cash in lieu of fractional Enbridge common shares is not a separately bargained-for consideration and solely represents a mechanical rounding-off of the fractions in the exchange.

Surrender of Spectra Energy Common Stock

Prior to the effective time, Enbridge will deposit or cause to be deposited with the exchange agent for the benefit of the holders of eligible shares and Spectra Energy common stock tendered in the Canadian exchange offer, (i) Enbridge common shares to be issued in uncertificated form or book-entry form as merger consideration and pursuant to the Canadian exchange offer, and (ii) cash comprising approximately the amount required to pay cash in lieu of any fractional shares. After the effective time, Enbridge will deposit or cause to be deposited with the exchange agent, any dividends or other distributions, if any, to which the holders of eligible shares may be entitled with both a record and payment date after the effective time and prior to the surrender of such eligible shares.

Promptly after the effective time (and in any event within three business days after the effective time), the surviving corporation will cause the exchange agent to mail to each holder of record of eligible shares a letter of transmittal and instructions for use in effecting the surrender of book-entry shares or certificates (or affidavits of loss in lieu of the certificates) to the exchange agent.

Upon surrender to the exchange agent of eligible shares that are certificates, by physical surrender of such certificate (or affidavit of loss in lieu of a certificate) or that are book-entry shares, by book-receipt of an “agent’s message” by the exchange agent in connection with the transfer of book-entry shares, in accordance with the terms of the letter of transmittal and accompanying instructions or, with respect to book-entry shares, in accordance with customary procedures and such other procedures as agreed to by Enbridge, Spectra Energy and the exchange agent, the holder of such certificate or book-entry share will be entitled to receive (i) the merger consideration and (ii) an amount (if any) in immediately available funds (or, if no wire transfer instructions are provided, a check, and in each case, after giving effect to any required tax withholdings) of (A) any cash in lieu of fractional shares plus (B) any unpaid non-stock dividends and any other dividends or other distributions, in each case, that such holder has the right to receive pursuant to the merger agreement.

No interest will be paid or accrued on any amount payable upon due surrender of eligible shares.

In the event any certificate representing eligible shares will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Enbridge, the posting by such person of a bond in customary amount and upon such terms as may be reasonably required by Enbridge as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed certificate the Enbridge common shares, cash (in the case of fractional Enbridge common share entitlements) and any unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to the merger agreement had such lost, stolen or destroyed certificate been surrendered.

Withholding

Each of Enbridge, Spectra Energy, the exchange agent and the surviving corporation will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable tax law. To the extent that amounts are so withheld by Enbridge, Spectra Energy, the exchange agent or the surviving corporation such withheld amounts (a) will be timely remitted to the applicable governmental entity, and (b) will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction and withholding was made to the extent such withheld amounts are remitted to the appropriate governmental entity.

Treatment of Spectra Energy Equity Awards

Options

At the effective time, each outstanding Spectra Energy option, whether vested or unvested, will automatically be converted into an option to purchase, on the same terms and conditions as were applicable immediately prior to the effective time, the number of Enbridge common shares equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Spectra Energy common stock subject to such option immediately prior to the effective time and (ii) the exchange ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Spectra Energy common stock of such Spectra Energy option immediately prior to the effective time divided by (B) the exchange ratio.

Phantom Units

At the effective time, each outstanding Spectra Energy phantom unit, whether vested or unvested, will automatically be adjusted to represent a phantom unit, on the same terms and conditions as were applicable immediately prior to the effective time, denominated in a number of Enbridge common shares equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Spectra Energy common stock subject to such phantom unit immediately prior to the effective time and (ii) the exchange ratio.

Post-2015 Performance Stock Units

At the effective time, each outstanding Post-2015 Spectra Energy PSU will automatically be adjusted to represent an Enbridge Stock-Based RSU. The number of Enbridge common shares subject to each such Enbridge Stock-Based RSU will be equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Spectra Energy common stock subject to such Post-2015 Spectra Energy PSU immediately prior to the effective time (with any performance-based vesting conditions deemed satisfied based on actual performance through the effective time, in the case of performance stock units granted in 2016, and based on target, in the case of performance stock units granted in 2017) multiplied by (ii) the exchange ratio.

2014 and 2015 Performance Stock Units

At the effective time, each outstanding 2014 Spectra Energy PSU and 2015 Spectra Energy PSU, respectively, will automatically be cancelled and converted into the right to receive a number of Enbridge common shares equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Spectra Energy common stock subject to such 2014 or 2015 Spectra Energy PSU immediately prior to the effective time determined in accordance with the immediately following sentence multiplied by (ii) the exchange ratio, together with a cash payment equal to the amount of any dividend equivalents accrued with respect to such 2014 or 2015 Spectra Energy PSU. The number of shares of Spectra Energy common stock subject to such 2014 or 2015 Spectra Energy PSU will be determined, (A) for any 2014 Spectra Energy PSU, assuming a vesting percentage of 100%, and (B) for any 2015 Spectra Energy PSU, assuming a vesting percentage determined as set forth in the applicable award agreement (i.e., based upon Spectra Energy’s total stockholder return relative to the total stockholder return of the peer group for the period beginning on January 1, 2015 and ending on the date on which the effective time occurs).

Other Awards

At the effective time, each right of any kind, contingent or accrued, to acquire or receive Spectra Energy common stock or benefits measured by the value of Spectra Energy common stock, and each award of any kind consisting of Spectra Energy common stock that may be held, awarded, outstanding, payable or reserved for issuance under Spectra Energy’s benefit plans other than Spectra Energy options, Spectra Energy phantom units, and Spectra Energy performance stock units, will automatically be adjusted to represent a right to acquire or receive benefits, on the same terms and conditions, as were applicable immediately prior to the effective time, measured by the value of Enbridge common shares equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Spectra Energy common stock subject to such award immediately prior to the effective time and (ii) the exchange ratio, and to the extent such award provides for payments to the extent the value of the Spectra Energy common stock exceed a specified reference price, at a reference price per share (rounded to the nearest whole cent) equal to (A) the reference price per share of Spectra Energy common stock of such award immediately prior to the effective time divided by (B) the exchange ratio.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by each of Spectra Energy and Enbridge solely for the benefit of the other, and that are subject in some cases to important exceptions and qualifications, including, among other things, as to materiality and material adverse effect. Furthermore, the assertions embodied in those representations and warranties are qualified by information in Spectra Energy’s and Enbridge’s respective public filings and the confidential disclosure letters that the parties have exchanged in connection with signing the merger agreement, which disclosure letters will not be reflected in the merger agreement or otherwise publicly disclosed. The confidential disclosure letters contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. See the section entitled “The Merger Agreement—Material Adverse Effect” below for a definition of material adverse effect applicable to each company. The representations and warranties were used for the purpose of allocation of risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, these descriptions, representations and warranties should not be read alone. The representations and warranties of Spectra Energy and Enbridge in the merger agreement relate to, among other things:

•	due organization, valid existence, good standing, corporate power and authority, organizational documents and ownership of subsidiaries;

•	capital structure, including in particular the number of shares of common stock, preferred stock, equity-based awards issued and outstanding and the absence of certain debt and securities;

•	corporate power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement, board recommendations, requisite stockholder/shareholder approvals and the enforceability of the merger agreement;

•	consents and approvals relating to the execution, delivery and performance of the merger agreement, including required filings with, and the consents and approvals of, government entities in connection with the transactions contemplated by the merger agreement;

•	absence of conflicts with or breaches of its or its subsidiaries’ governing documents, certain contracts or applicable laws as a result of the execution, delivery and performance of the merger agreement and the completion of the merger and the other transactions contemplated by the merger agreement;

•	filings with the SEC pursuant to the U.S. Exchange Act or U.S. Securities Act and with the applicable Canadian securities regulators, as applicable, since December 31, 2013;

•	internal controls over financial reporting and disclosure controls and procedures;

•	compliance with U.S. GAAP;

•	financial statements and fair presentation of consolidated financial position;

•	conduct of business in the ordinary course and the absence of a material adverse effect on Spectra Energy or Enbridge, as applicable, since December 31, 2015;

•	absence of certain litigation, orders and injunctions;

•	no undisclosed liabilities;

•	matters related to employee benefit plans;

•	labor and employment matters;

•	real and personal property matters;

•	non-status as an investment company (as defined in the Investment Company Act of 1940);

•	compliance with laws and licenses, and possession of requisite permits;

•	inapplicability of certain anti-takeover statutes or regulations or anti-takeover provisions in organizational documents;

•	environmental matters;

•	tax matters;

•	intellectual property matters;

•	insurance matters;

•	matters with respect to certain material contracts;

•	brokers’ fees in connection with the transactions contemplated by the merger agreement;

•	affiliate transactions;

•	accuracy of the information supplied for inclusion in this proxy statement/prospectus and in the management information circular to be provided to Enbridge shareholders;

•	absence of ownership of, in the case of Enbridge and its subsidiaries, Spectra Energy common stock or certain securities, contract rights or derivative positions, and in the case of Spectra Energy and its subsidiaries, Enbridge common shares or certain securities, contract rights or derivative positions; and

•	first nations matters.

The merger agreement also contains representations and warranties made by Merger Sub as to, among other things:

•	due organization, valid existence, good standing and corporate power and authority;

•	capitalization;

•	corporate power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement; and

•	non-contravention of its governing documents as a result of entering into the merger agreement and the completion of the merger and the other transactions contemplated by the merger agreement.

Material Adverse Effect

Specified representations and warranties in the merger agreement are subject to materiality or material adverse effect qualifications (that is, such representation or warranty will not be deemed to be untrue or incorrect unless its failure to be true or correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect).

Under the merger agreement a “material adverse effect” with respect to Spectra Energy or Enbridge is defined as any change, effect, event, occurrence or development that has a material adverse effect on the business, financial condition or operations of such party and its subsidiaries, in each case taken as a whole, but excluding any change, effect, event, occurrence or development to the extent resulting from the following:

•	changes in the U.S., Canadian, foreign or worldwide economy in general, including as a result of changes in geopolitical conditions;

•	(i) changes in the natural gas, crude oil, refined petroleum products, other hydrocarbon products, natural gas liquids and products produced from the fractionation of natural gas liquids, which we refer to as “energy products,” (ii) changes in gathering, drilling, processing, treating, transportation, storage and marketing industries or related products and services (including those due to actions by competitors and including any change in the prices (benchmark, realized or otherwise) of energy products) or (iii) other changes in the industry in which Spectra Energy or Enbridge (as applicable) conducts its business;

•	changes in the financial, debt, capital, credit or securities markets generally in the U.S., Canada or elsewhere in the world, including changes in interest rates;

•	any change in stock price, trading volume or credit rating or any failure to meet internal or published analyst estimates or expectations of revenue, earnings or other financial performance or results of operations for any period, or any failure to meet internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations for any period; however, changes underlying such changes or failures may be taken into account to the extent not otherwise excluded from the definition of material adverse effect;

•	changes or prospective changes resulting from any adoption, implementation, promulgation, repeal, modification, reinterpretation, change of enforcement or proposal of any rule, regulation, ordinance, order, protocol or any other law, legislative or political conditions or policy or practices of any governmental entity;

•	changes or prospective changes in applicable accounting regulations or principles or interpretations or the enforcement thereof;

•	acts of terrorism or outbreak or escalation of hostilities or war (whether declared or not declared) (or the worsening of any such conditions) or earthquakes, any weather-related or other natural disasters or acts of God, however such change will be taken into account in determining whether a material adverse effect has occurred to the extent it disproportionately adversely affects such party to the merger agreement and its subsidiaries compared to other companies operating in the industries in which such party to the merger agreement and its subsidiaries operate;

•	the execution and delivery or existence of the merger agreement or the public announcement or pendency of the merger, including any impact on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, partners or employees or any lawsuit, action or proceedings with respect to the merger or any of the other transactions contemplated by the merger agreement, or any action taken or requirements imposed by any governmental entity in connection with the merger or any of the other transactions contemplated by the merger agreement;

•	the performance by any party to the merger agreement of its obligations under the merger agreement, including any action taken or omitted to be taken at the request or with the consent of the other parties to the merger agreement;

•	any action taken or omitted to be taken by a party to the merger agreement (i) at the request of the other parties to the merger agreement, which action or omission is not required under the terms of the merger agreement or (ii) which action or omission is required to comply with the terms of the merger agreement but for which the party to the merger agreement will have requested the other party’s consent to permit its non-compliance and such non-requesting party will not have granted such consent; or

•	the creditworthiness or financial condition of any customer or other commercial counterparty of such party to the merger agreement or any of its subsidiaries.

Covenants Regarding Conduct of Business by Spectra Energy, Enbridge and Merger Sub Pending the Merger

From the date of the merger agreement until the effective time (unless Spectra Energy or Enbridge, as applicable, otherwise approves in writing (such approval not to be unreasonably withheld, conditioned or delayed)), each of Spectra Energy and Enbridge has agreed to, and has agreed to cause its subsidiaries to, conduct its business and its subsidiaries’ businesses in the ordinary and usual course and, to the extent consistent therewith, use its and its subsidiaries’ respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with governmental entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and business associates, and keep available the services of its and its subsidiaries’ present officers, employees and agents, except as required by law, expressly contemplated or required by the merger agreement or as set forth in the Enbridge disclosure letter or Spectra Energy disclosure letter, as applicable.

Each of Spectra Energy and Enbridge has agreed to specific restrictions relating to the conduct of its business between the date of the execution of the merger agreement and the effective time, including not to do any of the following, except as required by law or any benefit plan or collective bargaining agreement, or as required or expressly contemplated by the merger agreement or with the prior written consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned), subject to exceptions set forth in the Spectra Energy disclosure letter or Enbridge disclosure letter, as applicable, and to other specified exceptions:

•	amend its certificate or articles of incorporation or by-laws or comparable governing documents other than amendments that solely effect ministerial changes to such documents and that would not adversely affect the completion of the merger or the other transactions contemplated by the merger agreement;

•	except for any transactions among or solely involving a party’s wholly owned subsidiaries or among wholly owned subsidiaries of a party’s subsidiaries, merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its material assets, operations or businesses;

•	acquire assets or businesses, whether by merger, consolidation, purchase or otherwise, from any other person with a fair market value or purchase price in excess of agreed upon limits and subject to certain exceptions for transactions with subsidiaries;

•	issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, or otherwise enter into any contract or understanding with respect to the voting of, any shares of its capital stock (or equity interests) or of any of its subsidiaries (other than the issuance of shares (or equity interests) (i) by any of its wholly owned subsidiaries to it or another of its wholly owned subsidiaries or by any wholly owned subsidiaries of a party’s subsidiary to such subsidiary or another wholly owned subsidiary of such subsidiary or (ii) in respect of equity-based awards outstanding as of September 5, 2016 or subsequently issued in accordance with the merger agreement, in each case in accordance with their terms and the plan documents), or securities convertible or exchangeable into or exercisable for any shares of such capital stock (or equity interests), or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

•	create or incur any encumbrance on any assets of such party or any of its subsidiaries having a value in excess of agreed upon limits that is not incurred in the ordinary course of business on any such assets of such party or any of its subsidiaries;

•	except in the ordinary course of business, make any loans, advances, guarantees or capital contributions to or investments in any person (other than (i) to or from Spectra Energy and any of its wholly owned subsidiaries or to or from any wholly owned subsidiaries of a subsidiary of Spectra Energy and such subsidiary or (ii) to or from Enbridge and any of its wholly owned subsidiaries or to or from any wholly owned subsidiaries of a subsidiary of Enbridge and such subsidiary, as applicable) in excess of agreed upon limits;

•	(i) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests other than (A) dividends or distributions by a wholly owned subsidiary or by a wholly owned subsidiary of a subsidiary to another wholly owned subsidiary or to such subsidiary, (B) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of the merger agreement, (C) regular cash dividends made by Enbridge or any of its subsidiaries with customary record and payment dates not in excess of agreed upon limits, and (D) regular cash dividends made by Spectra Energy or its subsidiaries with customary record and payment dates not in excess of agreed upon limits or (ii) modify in any material respect its dividend policy;

•

reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock (or equity interests) or securities convertible or exchangeable into or exercisable for any shares of its capital stock (or equity interests), other than with respect to (i) the capital stock or other equity interests of a wholly owned subsidiary of Spectra Energy or Enbridge, as applicable, (ii) the acquisition of Spectra Energy common stock or Enbridge common shares by Spectra Energy or Enbridge, respectively, that are tendered by holders of equity-based awards to satisfy the obligations to pay the exercise price or tax withholding obligations with respect to such awards, and (iii) the acquisition by Spectra Energy or Enbridge of equity-based awards in connection with the forfeiture of such awards;

•	sell, “drop-down,” transfer, lease, divest or otherwise dispose of, whether by merger, consolidation, sale or otherwise, any assets, business or a division of any business with a value in excess of agreed upon limits, other than (i) transactions solely between or among (A) Spectra Energy and any of its wholly owned subsidiaries or (B) Enbridge and any of its wholly owned subsidiaries, (ii) in connection with services provided in the ordinary course of business or (iii) sales of obsolete assets;

•	incur any indebtedness (including the issuance of any debt securities, warrants or other rights to acquire any debt security), except for (i) indebtedness that does not exceed agreed upon limits, (ii) indebtedness in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more favorable to Enbridge than the indebtedness being replaced, (iii) guarantees of indebtedness of its wholly owned subsidiaries otherwise incurred in compliance with this covenant or (iv) indebtedness incurred by Enbridge owed to any of its wholly owned subsidiaries or by any of Enbridge’s wholly owned subsidiaries and owed to Enbridge or any of its wholly owned subsidiaries, or by Spectra Energy owed to any of its wholly owned subsidiaries or by any of Spectra Energy’s wholly owned subsidiaries and owed to Spectra Energy or any of its wholly owned subsidiaries;

•	except to the extent not exceeding the amount set forth in the Spectra Energy capital expenditure plan provided to Enbridge, as it relates to Spectra Energy, or the Enbridge capital expenditures plan provided to Spectra Energy, as it relates to Enbridge, make or authorize any payment of, or accrual or commitment for, capital expenditures, except (i) any such expenditure to the extent reasonably necessary to avoid a material business interruption as a result of any act of God, war, terrorism, earthquake, fire, hurricane, storm, flood, civil disturbance, explosion, partial or entire failure of utilities or information technology systems, or any other similar cause not reasonably within the control of such party or its subsidiaries, or (ii) expenditures that Spectra Energy or Enbridge reasonably determines are necessary to maintain the safety and integrity of any asset or property in response to any unanticipated and subsequently discovered events, occurrences or developments;

•	other than in the ordinary course of business, (i) enter into any contract (other than any contract that is expressly permitted or contemplated to be entered into by the merger agreement) that would have been a “material contract” (as defined in the merger agreement) had it been entered into prior to the execution of the merger agreement, (ii) materially amend, modify, supplement, waive, terminate, assign, convey or otherwise transfer, in whole or in part, any material contract, or (iii) forgive, compromise, cancel, modify or waive any debts or claims held by it or waive any rights having a value in excess of agreed upon limits;

•	other than in the ordinary course of business, settle any action, suit, claim, hearing, arbitration, investigation or other proceedings for an amount in excess of agreed upon limits or on a basis that would result in the imposition of any writ, judgment, decree, settlement, award, injunction or similar order of any governmental entity that would restrict in a material respect the future activity or conduct of such party or any of its subsidiaries;

•	make any changes with respect to financial accounting policies or procedures, except as required by U.S. GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or law, including pursuant to SEC rule or policy;

•

other than in the ordinary course of business, make, change or revoke any material tax election, adopt or change any material tax accounting method, file any material amended tax return, settle any material tax claim, audit, assessment or dispute for an amount materially in excess of the amount reserved or accrued on such party’s most recent consolidated balance sheet included in such party’s SEC or SEDAR reports, as applicable, or surrender any right to claim a refund of a material amount of taxes;

•	other than in the ordinary course of business or in accordance with the terms and regular expiration thereof, terminate or permit any material Spectra Energy permit (in the case of Spectra Energy) or Enbridge permit (in the case of Enbridge) to lapse or fail to apply on a timely basis (subject to any cure periods) for any renewal of any renewable material Spectra Energy permit (in the case of Spectra Energy) or Enbridge permit (in the case of Enbridge);

•	other than in the ordinary course of business or on account of changes in the insurance industry generally in the United States or Canada, make or agree to any material changes to be made to any insurance policies so as to materially affect the insurance coverage of the party or its subsidiaries or assets following the effective time;

•	increase or change the compensation or benefits payable to any employee other than in the ordinary course of business and consistent with past practice, except that, notwithstanding the foregoing, neither party will (i) grant any new long-term incentive or equity-based awards, or amend or modify the terms of any such outstanding awards, under any benefit plan of Spectra Energy or Enbridge, as applicable, (ii) grant any transaction or retention bonuses, (iii) increase or change the compensation or benefits payable to any executive officer, (iv) pay annual bonuses, other than for completed periods based on actual performance through the end of the applicable performance period, or (v) increase or change the severance terms applicable to any employee; or

•	agree, authorize or commit to do any of the foregoing actions.

From the date of the merger agreement until the earlier of the effective time and the termination of the merger agreement, Spectra Energy and Enbridge have agreed not to take or permit any of their respective subsidiaries to take or agree to take any action that would reasonably be expected to prevent, materially impair or materially delay the completion of the merger.

Each of Spectra Energy’s and Enbridge’s obligations to take or not take these prohibited actions with respect to any entities (and their respective subsidiaries) which are controlled by such party or in which such party has a voting interest, but that are not directly or indirectly wholly owned by it or that have public equity holders, only applies to the extent permitted by the organizational documents and governance arrangements of such entity and its subsidiaries, to the extent that Spectra Energy or Enbridge, as applicable, is authorized and empowered to bind such entity and its subsidiaries and to the extent permitted by the party’s or its subsidiaries’ duties (fiduciary or otherwise) to such entity and its subsidiaries or any of its equity holders.

For purposes of the merger agreement, Spectra Energy and Enbridge have agreed that certain joint ventures of Spectra Energy (including DCP Midstream, LLC) and Enbridge (and the respective direct or indirect subsidiaries of any such joint venture), as applicable, are not considered a “subsidiary” of Spectra Energy or Enbridge, as applicable, and the restrictions described above do not apply to such entities.

Nothing contained in the merger agreement gives Spectra Energy or Enbridge, directly or indirectly, the right to control or direct the other party’s operations prior to the effective time. Prior to the effective time, each party will exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over its and its subsidiaries’ respective operations. Nothing in the merger agreement, including any of the actions, rights or restrictions set forth in the merger agreement, will be interpreted in such a way as to require compliance by any party if such compliance would result in the violation of any rule, regulation or policy of any governmental antitrust entity or applicable law.

No Solicitation

Spectra Energy and Enbridge have agreed they each will not, and none of their respective subsidiaries nor any of their respective directors and officers will, and will each instruct their and their subsidiaries’ investment bankers, attorneys, accountants and other advisors or representatives, which we refer to collectively as “representatives,” not to, directly or indirectly:

•	initiate, solicit, propose, knowingly encourage or take any action to knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal;

•	engage in, continue or otherwise participate in any discussions with or negotiations relating to any acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal (other than to state that the terms of the merger agreement prohibit such discussions); or

•	provide any non-public information to any person in connection with any acquisition proposal or any proposal or offer that would reasonably be expected to lead to an acquisition proposal.

Prior to the time, but not after, in the case of Spectra Energy, the requisite Spectra Energy stockholder vote is obtained or, in the case of Enbridge, the requisite Enbridge shareholder vote is obtained, in response to an unsolicited, bona fide written acquisition proposal (that did not result from such party’s breach of the above provisions in any material respect), Spectra Energy or Enbridge, as applicable, may (including through a subsidiary or its directors, officers or representatives):

•	contact such person or group of persons solely to clarify the terms and conditions of the acquisition proposal;

•	provide information in response to a general or specific request therefor (including non-public information regarding it or any of its subsidiaries) to the person who made such acquisition proposal, as long as such non-public information has previously been made available to, or is made available to, Spectra Energy or Enbridge by the other, as applicable, prior to or concurrently with the time such non-public information is made available to such person and that, prior to furnishing any such non-public information, Spectra Energy or Enbridge, as applicable, receives from the person making such acquisition proposal an executed confidentiality agreement with terms not less restrictive in the aggregate to the other party than the terms in the Confidentiality Agreement, dated as of June 17, 2016, between Spectra Energy and Enbridge (which we refer to as the “confidentiality agreement”) (such confidentiality agreement does need not to prohibit the making or amending of an acquisition proposal); and

•	engage or participate in any discussions or negotiations with any such person regarding such acquisition proposal;

only if, prior to taking any action described above, the Spectra Energy board of directors or the Enbridge board of directors, as applicable, determines in good faith after consultation with outside legal counsel that (i) based on the information then available and after consultation with its financial advisor, that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal and (ii) the failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable law.

Spectra Energy and Enbridge are each required to promptly (and, in any event, within 24 hours) give notice to the other party if they receive (i) any inquiries, proposals or offers constituting an acquisition proposal, (ii) any initial request for information in connection with any acquisition proposal, or (iii) any initial request for discussions or negotiations with respect to an acquisition proposal. Such notice is required to include the name of the proponent and the material terms and conditions of any proposals or offers (including, if applicable, complete copies of any written requests, proposals or offers, including proposed agreements). Spectra Energy or Enbridge, as applicable, will be required to thereafter keep the other party reasonably informed, on a reasonably current basis of the status and material terms of any such proposals or offers (including any amendments) and the status of any such discussions or negotiations, including any material change in its intentions as previously notified.

For the purposes of the merger agreement, the term “acquisition proposal” refers to (i) any proposal, offer, inquiry or indication of interest relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving Spectra Energy or Enbridge, as applicable, or any of their respective subsidiaries or (ii) any acquisition by any person or group resulting in, or any proposal, offer, inquiry or indication of interest that, in the case of (i) or (ii), if completed would result in, any person or group becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power or of any class of equity securities of Spectra Energy or Enbridge, as applicable, or 15% or more of the consolidated net revenues, net income or total assets (it being understood that assets include, without limitation, equity securities of subsidiaries) of Spectra Energy or Enbridge, as applicable, in each case other than the transactions contemplated by the merger agreement.

For the purposes of the merger agreement, the term “superior proposal” refers to an unsolicited, bona fide written acquisition proposal made after the date of the merger agreement that would result in a person or group becoming the beneficial owner of, directly or indirectly, all of the total voting power of the equity securities of Spectra Energy or Enbridge, as applicable, or all or substantially all of the consolidated net revenues, net income or total assets (including, without limitation, equity securities of its subsidiaries), of Spectra Energy or Enbridge, as applicable, that the Spectra Energy board of directors or Enbridge board of directors, as applicable, has determined in good faith, after consultation with outside legal counsel and its financial advisor, taking into account all financial, financing and regulatory aspects of the proposal and such other matters as the Spectra Energy board of directors or Enbridge board of directors, as applicable, deems appropriate, that, if completed, would result in a transaction more favorable to Spectra Energy stockholders or Enbridge shareholders, as applicable, than the transactions contemplated by the merger agreement.

Board of Directors Recommendations

Except as permitted by the merger agreement, the Spectra Energy board of directors (including any committee thereof) or the Enbridge board of directors (including any committee thereof), as applicable, will not:

•	withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the recommendation to the Spectra Energy stockholders of adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement or the recommendation to the Enbridge shareholders of approval of the Enbridge common share issuance in connection with the merger and the by-law amendment, as applicable, in a manner adverse to Spectra Energy or Enbridge, as applicable; or

•	approve, adopt or recommend, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to above and entered into in compliance with the above) relating to any acquisition proposal, which we refer to as an “alternative acquisition agreement.”

The taking of any of the actions set forth above will constitute a “change of recommendation.”

Prior to the time, in the case of Spectra Energy, the requisite Spectra Energy stockholder vote is obtained or, in the case of Enbridge, the requisite Enbridge shareholder vote is obtained, the board of directors of Spectra Energy or Enbridge, as applicable, may effect a change of recommendation if the Spectra Energy board of directors or the Enbridge board of directors, as applicable, determines in good faith, after consultation with outside counsel and its financial advisors and in compliance with the merger agreement, that, as a result of a superior proposal or an intervening event, failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable law; however, a change of recommendation in response to a superior proposal or intervening event, as applicable, may not be made unless and until Spectra Energy or Enbridge, as applicable, has given Enbridge or Spectra Energy, as applicable, written notice of such action four business days in advance, such notice to comply in form, substance and delivery with the merger agreement, setting forth in writing that the Spectra Energy board of directors or the Enbridge board of directors, as applicable, intends to consider whether to take such action and the basis for such action. After giving such notice and prior to effecting such change of recommendation in connection with a superior proposal or intervening event, as applicable, Spectra Energy or Enbridge, as applicable, will afford the other party the opportunity to negotiate during such four business day period with Enbridge or Spectra Energy, as applicable (to the extent Enbridge or Spectra Energy, as applicable, wishes to negotiate) to enable such party to propose revisions to the terms of the merger agreement as would permit the Spectra Energy board of directors or the Enbridge board of directors, as applicable, not to effect a change of recommendation in connection with a superior proposal or intervening event, as applicable. At the end of such four business day period, prior to taking action to effect a change of recommendation in response to a superior proposal or an intervening event, as applicable, the Spectra Energy board of directors or the Enbridge board of directors, as applicable, will take into account any changes to the terms of the merger agreement proposed by Enbridge or Spectra Energy, as applicable, in writing in response to such notice, and will have determined in good faith, after consultation with its outside legal counsel, that the superior proposal or intervening event, as applicable, would continue to constitute a superior proposal or intervening event, as applicable, if the changes to the terms of the merger agreement offered in writing (if any) were to be given effect and that the failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable law. Any material amendment to any acquisition proposal (including any change in the amount or form of consideration) will be deemed to be a new acquisition proposal, except that references to four business days will be deemed to be references to three business days.

As further described in the section below entitled “The Merger Agreement—Termination of the Merger Agreement,” if (i) the Spectra Energy board of directors makes a change of recommendation and Enbridge terminates the merger agreement, Spectra Energy will be required to pay a termination fee of $1.0 billion, and (ii) if the Enbridge board of directors makes a change of recommendation and Spectra Energy terminates the merger agreement, Enbridge will be required to pay a termination fee of C$1.75 billion.

The merger agreement will not prohibit Spectra Energy or Enbridge, or any of their respective subsidiaries or representatives, from complying with their respective disclosure obligations under applicable law. However, if such disclosure has the substantive effect of withdrawing or adversely modifying the Spectra Energy board recommendation or the Enbridge board recommendation, as applicable, such disclosure will be deemed to be a change of recommendation for the purposes of the merger agreement. In such circumstances, Enbridge or Spectra Energy, as applicable, will have the option to terminate the merger agreement. A “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the U.S. Exchange Act or any statement that Spectra Energy has received a proposal and is considering such proposal will not be deemed to be a change of recommendation for the purposes of the merger agreement.

For the purposes of the merger agreement, the term “intervening event” refers to an event, fact, occurrence, development or circumstance that was not known to or reasonably foreseeable by the Spectra Energy board of directors or the Enbridge board of directors, as applicable, as of the date of the merger agreement (or if known, the consequences of which were not known to the Spectra Energy board of directors or the Enbridge board of directors, as applicable, as of the date of the merger agreement). However, the merger agreement provides that in no event will any of the following constitute or be deemed to be an intervening event: (i) the receipt, existence or terms of an acquisition proposal or any matter relating to such acquisition proposal or consequences of such acquisition proposal, (ii) any action taken by either party pursuant to and in compliance with the covenants and agreements set forth in the merger agreement, and the consequences of any such action, (iii) changes in the industry in which Spectra Energy or Enbridge, as applicable, operates, (iv) the fact that, in and of itself, Spectra Energy or Enbridge, as applicable, exceeds internal or published projections, or (v) changes, in and of themselves, in the stock price of Spectra Energy or share price of Enbridge, as applicable.

Efforts to Obtain Required Stockholder/Shareholder Votes

The merger agreement requires Spectra Energy to take, in accordance with applicable law and its governing documents, all action necessary to convene the special meeting as promptly as practicable (and in any event within 35 days) after the registration statement, of which this proxy statement/prospectus forms a part, is declared effective by the SEC to consider and vote upon the adoption of the merger agreement and to cause such vote to be taken.

The merger agreement requires Enbridge to take, in accordance with applicable law and its governing documents, all action necessary to convene the Enbridge special meeting as promptly as practicable (and in any event within 35 days) after the registration statement, of which this proxy statement/prospectus forms a part, is declared effective by the SEC to consider and vote upon the approval of the Enbridge share issuance and by-law amendment and to cause such vote to be taken.

Spectra Energy and Enbridge have agreed to cooperate to schedule and convene their respective stockholder/shareholder meetings on the same date and time.

The obligations of Spectra Energy and Enbridge to hold the special meeting and Enbridge special meeting pursuant to the merger agreement will not be affected by the making of a change of recommendation by the Spectra Energy board of directors or Enbridge board of directors and the obligations of each party will not be affected by the commencement of or announcement or disclosure of or communication to Spectra Energy or Enbridge, as applicable, of any acquisition proposal or the occurrence or disclosure of an intervening event.

Spectra Energy, in reasonable consultation with Enbridge, may adjourn or postpone the special meeting to a later date to the extent Spectra Energy believes in good faith that such adjournment or postponement is reasonably necessary (i) to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to the Spectra Energy stockholders within a reasonable amount of time in advance of the special meeting, (ii) to allow reasonable additional time to solicit additional proxies necessary to obtain the requisite Spectra Energy stockholder vote, (iii) to ensure that there are sufficient shares of Spectra Energy common stock represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the special meeting or (iv) to otherwise comply with applicable law.

Enbridge, in reasonable consultation with Spectra Energy, may adjourn or postpone the Enbridge special meeting to a later date to the extent Enbridge believes in good faith that such adjournment or postponement is reasonably necessary (i) to ensure that any required supplement or amendment to the management information circular is provided to Enbridge shareholders within a reasonable amount of time in advance of the Enbridge special meeting, (ii) to allow reasonable additional time to solicit additional proxies necessary to obtain the requisite Enbridge shareholder vote, (iii) to ensure that there are sufficient Enbridge common shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Enbridge special meeting or (iv) to otherwise comply with applicable law.

If, on a date that is one business day prior to the date of the special meeting or the Enbridge special meeting, as applicable, is scheduled (which we refer to as the “original date”), (i) Spectra Energy or Enbridge, as applicable, has not received proxies representing the requisite Spectra Energy stockholder vote or the requisite Enbridge shareholder vote, as applicable, whether or not a quorum is present or (ii) it is necessary to ensure that any supplement or amendment to the proxy statement/prospectus or the management information circular is required to be delivered, Spectra Energy and Enbridge, as applicable, will, postpone or adjourn, or make one or more successive postponements or adjournments of, the special meeting or the Enbridge special meeting, as applicable, as long as the date of the special meeting or the Enbridge special meeting, as applicable, is not postponed or adjourned more than 10 days in connection with any one postponement or adjournment or more than an aggregate of 20 days from the original date for these purposes.

Employee Benefits

Enbridge has agreed, following the effective time, to cause the surviving corporation to honor all benefit plans of Spectra Energy and its subsidiaries in accordance with their terms as in effect immediately before the effective time. Enbridge has also agreed that each employee of Spectra Energy and its subsidiaries at the effective time who continues to remain employed with Spectra Energy or its subsidiaries following the effective time and throughout the periods noted below, which we refer to collectively as the “continuing employees,” will:

•	during the period commencing at the effective time and ending on the first anniversary of the effective time, be provided with base salary or base wage, as applicable, no less favorable than the base salary or base wage provided by Spectra Energy and its subsidiaries to such employee immediately prior to the effective time;

•	during the period commencing at the effective time and ending on December 31, 2017, be provided with target annual cash bonus opportunities and pension and welfare benefits that are, in each case, no less favorable than those provided by Spectra Energy and its subsidiaries to such employee immediately prior to the effective time;

•	during the period commencing on January 1, 2018 and ending on the first anniversary of the effective time, be provided with target annual cash bonus opportunities, and pension and welfare benefits that are no less favorable in the aggregate than those provided by Spectra Energy and its subsidiaries to such employee immediately prior to the effective time; and

•	solely to the extent that the effective time occurs prior to Spectra Energy’s ordinary course grant of equity awards in 2017, be provided with a grant of Enbridge equity or equity-based awards in 2017 having a long-term incentive award target value that is substantially comparable to that of the awards granted by Spectra Energy to such employee in 2016 (however, the form or forms of equity and equity-based awards provided to each such employee will be the same form or forms of the awards and in the same proportion provided to similarly situated employees of Enbridge (other than the continuing employees)).

In addition, Enbridge has agreed to cause the surviving corporation to provide each continuing employee who is on Canadian payroll and who experiences a qualifying termination within 18 months of the effective time with severance benefits at least equal to the severance benefits for which such continuing employee would have been eligible under Spectra Energy’s severance practices in effect as of the effective date, as disclosed to Enbridge as of September 5, 2016.

Enbridge has agreed to use commercially reasonable efforts to (i) cause any preexisting conditions or limitations and eligibility waiting periods under any group health and welfare insurance plans of Enbridge or its affiliates to be waived with respect to the continuing employees and their eligible dependents, (ii) give each continuing employee credit for the plan year in which the effective time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred during such plan year prior to the effective time for which payment has been made and (iii) give each continuing employee service credit for such continuing employee’s employment with Spectra Energy and its subsidiaries (and any predecessor entities) for purposes of (A) vesting, (B) benefit accrual, (C) pay credit level in any cash balance or similar plan, (D) level of subsidy by Enbridge or its subsidiary for any health or welfare plan, and (E) eligibility to participate, in each case, under each applicable Enbridge benefit plan, as if such service had been performed with Enbridge, except to the extent it would result in a duplication of benefits or in the treatment of a continuing employee under such Enbridge benefit plan that is more favorable than the treatment of a similarly situated employee of Enbridge of the same age and with the same number of years of service.

Enbridge has acknowledged that a “change in control” (or similar phrase) within the meaning of the benefit plans of Spectra Energy and its subsidiaries will occur at or prior to the effective time, as applicable.

Under the merger agreement, Spectra Energy is permitted to determine the amount of the pre-closing bonus entitlement for each continuing employee who participates in a Spectra Energy annual bonus plan in an amount equal to the employee’s full-year bonus entitlement under all such annual bonus plans for 2017, based on the greater of (i) deemed performance at “target” levels and (ii) actual performance through the latest practicable date prior to the effective time, extrapolated through the end of 2017, prorated for the number of days that have elapsed during 2017 through the effective time. Enbridge has agreed to cause the surviving corporation or its affiliates to (A) provide each continuing employee an annual cash bonus opportunity under an Enbridge annual bonus plan for the balance of 2017 and (B) at the time annual cash bonuses for 2017 are paid to similarly situated employees of Enbridge (other than continuing employees), pay to each continuing employee the sum of (1) his or her pre-closing bonus amount and (2) the amount of such employee’s bonus entitlement in respect of the portion of 2017 following the effective time. Spectra Energy and Enbridge have also agreed that the annual cash bonus payment in respect of the 2017 calendar year will, to the extent the recipient is a participant therein, be eligible for a matching contribution under, and will be counted towards pensionable earnings under, the applicable benefit plans of Spectra Energy under which such payment would have been taken into account as of the effective date of the merger agreement.

With respect to those individuals who as of immediately prior to the effective time are receiving benefits under the Spectra Energy Retiree Medical Plan, Enbridge has agreed to continue or cause the surviving corporation to continue that plan through the first anniversary of the effective time, on terms and conditions no less favorable than those in effect as of the effective time. In addition, prior to the effective time, Spectra Energy may amend the plan to provide that, among other things, any continuing employee of Spectra Energy and its subsidiaries who experiences a qualifying termination during the one-year period following the effective time will be provided with an additional two years of age and service credit for purposes of determining eligibility under the plan (without regard to whether such employee would be eligible for early retirement under a tax-qualified plan sponsored by Spectra Energy).

Director & Officer Indemnification and Insurance

After the effective time, Enbridge and the surviving corporation will indemnify and hold harmless to the fullest extent Spectra Energy would be permitted to under applicable law (and Enbridge and the surviving corporation will also advance expenses as incurred, to the fullest extent that Spectra Energy would have been permitted under Delaware law and Spectra Energy’s certificate of incorporation as of the date of the merger agreement, to) each present and former director and officer of Spectra Energy and its subsidiaries (which we refer to collectively as “indemnified parties” and to each as an “indemnified party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such indemnified parties’ service as a director or officer of Spectra Energy or its subsidiaries or services performed by such indemnified party at the request of Spectra Energy at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, including in connection with (i) the transactions contemplated by the merger agreement and (ii) actions to enforce the indemnification or directors’ and officers’ indemnification and insurance provisions of the merger agreement or any other indemnification or advancement right of any indemnified party. However, any indemnified party to whom expenses are advanced must provide an undertaking to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification.

Prior to the effective time, Spectra Energy will and, if Spectra Energy is unable to, Enbridge will cause the surviving corporation as of the effective time to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of Spectra Energy’s existing directors’ and officers’ insurance policies, and (ii) Spectra Energy’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the effective time (which we refer to as the “tail period”) from one or more insurance carriers with the same or better credit rating as Spectra Energy’s insurance carrier as of September 5, 2016 with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (which we refer to collectively as “D&O insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as Spectra Energy’s existing policies with respect to matters existing or occurring at or prior to the effective time (including in connection with the merger agreement or the transactions or actions contemplated thereby). If Spectra Energy and the surviving corporation for any reason fail to obtain such “tail” insurance policies as of the effective time, the surviving corporation will, and Enbridge will cause the surviving corporation to, continue to maintain in effect for the tail period the D&O insurance in place as of September 5, 2016 with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in Spectra Energy’s policies as of September 5, 2016, or the surviving corporation will, and Enbridge will cause the surviving corporation to, purchase comparable D&O insurance for the tail period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in Spectra Energy’s existing policies as of September 5, 2016. However, the merger agreement provides that in no event will the aggregate cost of the D&O insurance exceed during the tail period 300% of the current aggregate annual premium paid by Spectra Energy for such purpose, and if the cost of such insurance coverage exceeds such amount, the surviving corporation will obtain a policy with the greatest coverage available for a cost not exceeding such amount.

If Enbridge or the surviving corporation or any of their respective successors or assigns (i) consolidates with or merges into any other corporation or entity and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions will be made so that the successors and assigns of Enbridge or the surviving corporation will assume all of the indemnification and directors’ and officers’ insurance obligations under the merger agreement.

The rights of the indemnified parties under the merger agreement are in addition to any rights such indemnified parties may have under the certificate of incorporation, by-laws or comparable governing documents of Spectra Energy or any of its subsidiaries, or under any applicable contracts or laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time and rights to advancement of expenses relating thereto now existing in favor of any indemnified party as provided in the certificate of incorporation, by-laws or comparable governing documents of Spectra Energy and its subsidiaries or any indemnification agreement between such indemnified party and Spectra Energy or any of its subsidiaries, in each case, as in effect on September 5, 2016, will survive the merger and the other transactions contemplated by the merger agreement unchanged and will not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such indemnified party.

Each of the indemnified parties will have the right to enforce the provisions of the merger agreement relating to their indemnification as third party beneficiaries of such provisions.

Other Covenants and Agreements

Spectra Energy and Enbridge have agreed in the merger agreement to various other covenants and agreements regarding various matters, including:

•	cooperation between Spectra Energy and Enbridge in the preparation and filing of this proxy statement/prospectus and the management information circular and coordination of the special meeting and the Enbridge special meeting;

•	the use of reasonable best efforts by Spectra Energy to commence consent solicitations to the holders of certain outstanding indebtedness to waive any applicable change in control provisions, defaults or other covenants that would apply in connection with, or otherwise restrict the ability of the parties to complete, the merger, or make offers to purchase or redeem to satisfy and discharge such outstanding indebtedness on the terms and conditions specified by Enbridge;

•	access by each party to certain information about the other party during the period prior to the effective time and agreement to keep information exchanged confidential;

•	cooperation with Enbridge and the use of reasonable best efforts by Spectra Energy to delist Spectra Energy common stock from the NYSE and deregister Spectra Energy common stock under the U.S. Exchange Act as promptly as practicable after the effective time, and in any event no more than 10 days after the effective time;

•	the use of best efforts by Enbridge to cause the Enbridge common shares that are to be issued in the merger to be listed on the NYSE and the TSX, subject to official notice of issuance;

•	cooperation between Spectra Energy and Enbridge in connection with public announcements;

•	certain tax matters;

•	taking such actions as are necessary to complete the transactions contemplated by the merger agreement if any takeover statute is or may become applicable to the merger or the transactions contemplated by the merger agreement;

•	coordination of the declaration, setting of record dates and payment dates of dividends on Spectra Energy common stock and Enbridge common shares;

•	taking reasonably necessary or advisable steps to cause any dispositions of Spectra Energy and Enbridge equity securities, and acquisitions of Enbridge equity securities, pursuant to the transactions contemplated by the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the U.S. Exchange Act to be exempt under Rule 16b-3 promulgated under the U.S. Exchange Act;

•	Spectra Energy giving Enbridge the opportunity to participate in the defense or settlement of any shareholder litigation brought against Spectra Energy or the Spectra Energy board of directors relating to the merger or the transactions contemplated by the merger agreement;

•	Enbridge taking all actions necessary to cause Gregory L. Ebel (or, to the extent Gregory L. Ebel is no longer available to serve as non-executive Chairman of the Enbridge board of directors, such other designee as selected by Spectra Energy and approved by Enbridge to serve as non-executive Chairman of the Enbridge board of directors) to become the non-executive Chairman of the Enbridge board of directors effective as of the effective time and to hold such position until the termination of the 2020 annual Enbridge shareholders meeting;

•	Enbridge taking all actions necessary to amend and restate, in accordance with the Canada Corporations Act, the by-laws of Enbridge as set forth in Exhibit A to the merger agreement and submit such by-law amendment to the Enbridge shareholders at the Enbridge special meeting for approval in accordance with the Canada Corporations Act, with such by-law amendment to be effective as of the effective time;

•	the maintenance by Enbridge of a substantial business presence in Houston, Texas, which will be the headquarters for Enbridge’s natural gas business following completion of the merger;

•	the maintenance by Enbridge for a period of at least five years following the effective time of comparable levels of charitable giving to that of Spectra Energy and its subsidiaries prior to the effective time;

•	discussion in good faith and cooperation between Spectra Energy and Enbridge with respect to transition and integration matters following the merger; and

•	agreement to use commercially reasonable efforts to provide the other party with updates and developments, once during a fiscal quarter, with respect to certain of such party’s capital expenditure plans and material growth projects.

Filings; Other Actions; Notification

General Obligations

As a general matter, each of Spectra Energy and Enbridge has agreed to cooperate with the other and use (and to cause its subsidiaries to use) its reasonable best efforts to:

•	take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable to cause the conditions to the completion of the merger to be satisfied as promptly as reasonably practicable (and in any event no later than 5:00 p.m. Eastern Time on March 31, 2017 (subject to extension by either party to December 29, 2017 in specified circumstances)) and to complete and make effective the merger and the other transactions contemplated by the merger agreement as soon as reasonably practicable;

•	obtain as promptly as reasonably practicable (and in any event no later than 5:00 p.m. Eastern Time on March 31, 2017 (subject to extension by either party to December 29, 2017 in specified circumstances)) all consents, clearances, registrations, approvals, expirations or terminations of waiting periods, permits and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to complete the merger or any of the other transactions contemplated by the merger agreement;

•	defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the completion of the merger or any of the other transactions contemplated by the merger agreement; and

•	if agreed to by Spectra Energy and Enbridge, acting jointly and in good faith, obtain all necessary consents, approvals or waivers from third parties.

Further, each of Spectra Energy and Enbridge has agreed to use (and to cause its respective subsidiaries to use) its best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a governmental entity in connection with the merger and the other transactions contemplated by the merger agreement and in connection with any investigation or other inquiry by or before a governmental entity relating to the merger or the other transactions contemplated by the merger agreement, including any proceeding initiated by a private party, (ii) promptly inform the other parties of (and supply to the other parties) any communication received by such party from, or given by such party to, the FTC, the DOJ, the Canadian Competition Bureau, or any other governmental entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the merger or any of the other transactions contemplated by the merger agreement, (iii) permit the other party to review in advance and give reasonable consideration to the other party’s comments in any communication to be given by it to any governmental entity with respect to obtaining any clearances required under any antitrust law in connection with the merger or the other transactions contemplated by the merger agreement and (iv) consult with the other party in advance of any meeting or teleconference with any governmental entity or, in connection with any proceeding by a private party, with any other person, and, to the extent not prohibited by the governmental entity or other person, give the other party the opportunity to attend and participate in such meetings and teleconferences. Enbridge will have the right to devise and implement the strategy and timing for obtaining any clearances required under any antitrust law and to take the lead in all meetings and communications with any governmental entity in connection with obtaining such clearances, and in doing so, Enbridge is required to consult in advance with Spectra Energy and in good faith take Spectra Energy’s views into account regarding the overall strategy and timing.

Antitrust Approvals

In furtherance of the efforts described above, Spectra Energy and Enbridge have agreed to make appropriate submissions and filings of notification and report forms pursuant to the HSR Act and the Competition Act (Canada) with respect to the merger as promptly as practicable and in any event within 25 business days of the date of the merger agreement, unless otherwise agreed in writing. Spectra Energy and Enbridge have further agreed to supply as promptly as practicable any additional information and documentary material that may be requested by any governmental entity pursuant to the HSR Act, the Competition Act (Canada), or any other antitrust law and to use its best efforts to take, or cause to be taken (including by their respective subsidiaries), all other actions consistent with their obligations under the merger agreement necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and to obtain clearance under the Competition Act (Canada) as soon as reasonably practicable (and in any event no later than March 31, 2017 (subject to extension by either party to December 29, 2017 in specified circumstances)).

Enbridge (including on behalf of its subsidiaries) has agreed to take any and all steps and to make any and all undertakings necessary to resolve objections, if any, that a governmental entity may assert under any antitrust law with respect to the merger or the other transactions contemplated by the merger agreement, and to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any governmental entity with respect to the merger or the other transactions contemplated by the merger agreement, in each case, so as to enable the completion of the merger to occur as promptly as reasonably practicable (and in any event no later than March 31, 2017 (subject to extension by either party to December 29, 2017 in specified circumstances)) including, without limitation:

•	proposing, negotiating, committing to and effecting, by consent decree, consent agreement, hold separate order or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of Spectra Energy or Enbridge or any of their respective subsidiaries or any equity interest in any joint venture held by Spectra Energy or Enbridge or any of their respective subsidiaries;

•	creating, terminating, or divesting relationships, ventures, contractual rights or obligations of Spectra Energy or Enbridge or any of their respective subsidiaries; and

•	otherwise taking or committing to take any action that would limit Enbridge’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of Spectra Energy or Enbridge or any of their respective subsidiaries or any equity interest in any joint venture held by Spectra Energy or Enbridge or any of their respective subsidiaries, in each case as may be required in order to obtain all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations required directly or indirectly under any antitrust law or to avoid the commencement of any action to prohibit the merger or the other transactions contemplated by the merger agreement under any antitrust law or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit the merger or the other transactions contemplated by the merger agreement or delay the closing beyond March 31, 2017 (subject to extension by either party to December 29, 2017 in specified circumstances).

To assist Enbridge in complying with the above obligations, Spectra Energy has agreed to, and to cause its subsidiaries to, enter into one or more agreements requested by Enbridge to be entered into by any of them prior to the effective time with respect to any transaction to divest, hold separate or otherwise take any action that limits Spectra Energy’s or its subsidiaries’ freedom of action, ownership or control with respect to, or their ability to retain or hold, directly or indirectly, any of the businesses, assets, equity interests, product lines or properties of Spectra Energy or any of its subsidiaries or any equity interest in any joint venture held by Spectra Energy or any of its subsidiaries, which we refer to as a “divestiture agreement.”

Certain Limitations on Spectra Energy’s and Enbridge’s Obligations to Obtain Antitrust Approvals

Nothing contained in the merger agreement will be deemed to require Spectra Energy to divest, hold separate or otherwise take any action that limits Spectra Energy’s or its subsidiaries’ freedom of action, ownership or control with respect to, or their ability to retain or hold, directly or indirectly, any of the businesses, assets, equity interests, product lines or properties of Spectra Energy or any of its subsidiaries or any equity interest in any joint venture held by Spectra Energy or any of its subsidiaries, which we refer to as a “divestiture action,” unless (i) the completion of such transactions provided for in any such divestiture agreement is conditioned upon the closing or satisfaction of all of the conditions to closing in a case where the closing will occur immediately following such divestiture action (and where Enbridge has irrevocably committed to effect the closing immediately following such divestiture action) and (ii) Enbridge will indemnify and hold Spectra Energy and its subsidiaries harmless from all costs, expenses and liabilities incurred by Spectra Energy or its subsidiaries arising from or relating to such divestiture agreement (other than any of the foregoing arising from the breach by Spectra Energy or any applicable subsidiary of such divestiture agreement).

Further, nothing contained in the merger agreement requires Spectra Energy or Enbridge to take, or cause to be taken, and neither Spectra Energy nor Enbridge will be required to take, or cause to be taken, any divestiture action with respect to all or part of the Texas Eastern Transmission pipeline, the Enbridge Canadian Mainline System or the Enbridge U.S. Mainline System.

CFIUS Clearance

“CFIUS clearance” means that any of the following will have occurred: (i) the 30 day review period under the DPA commencing on the date that the CFIUS notice is accepted by CFIUS has expired and the parties to the merger agreement have received written notice from CFIUS that such review has been concluded and that either the transactions contemplated by the merger agreement do not constitute a “covered transaction” under the DPA or there are no unresolved national security concerns; (ii) an investigation has been commenced after such 30 day review period and CFIUS has determined to conclude all deliberative action under the DPA without sending a report to the President of the United States, and the parties to the merger agreement have received written notice from CFIUS that either the transactions contemplated by the merger agreement do not constitute a “covered transaction” under the DPA or there are no unresolved national security concerns, and all action under the DPA has concluded with respect to the transactions contemplated by the merger agreement; or (iii) CFIUS has sent a report to the President of the United States requesting the President’s decision and either (A) the period under the DPA during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated by the merger agreement has expired without any such action being threatened, announced or taken or (B) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated by the merger agreement.

Spectra Energy and Enbridge have also agreed to use reasonable best efforts to obtain the CFIUS clearance. Such reasonable best efforts include (i) submitting the draft and final joint voluntary notice with CFIUS in accordance with the requirements of the DPA and within the time limits agreed among the parties, (ii) providing any information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review in accordance with the time periods required by applicable law without the need to request an extension of time, (iii) cooperating in all respects and consulting with each other in connection with the CFIUS notice, (iv) promptly informing each other of any communication received from or given to CFIUS and providing copies, (v) permitting each other to review in advance any communication to be given to CFIUS and (vi) allowing each other to participate in telephone calls and meetings with CFIUS, in each case, subject to certain confidentiality exceptions as required by law. Such reasonable best efforts also include agreeing to any action, condition or restriction required by CFIUS in connection with the CFIUS clearance (including entering into any mitigation agreement with CFIUS as may be required) in order to receive the CFIUS clearance as promptly as reasonably practicable and in any event prior to the sixth business day prior to the outside date, unless Spectra Energy, Enbridge and Merger Sub have, prior to such date, irrevocably waived the closing condition under the merger agreement relating to CFIUS clearance. Neither Spectra Energy nor Enbridge will take or permit any of its subsidiaries or affiliates to take any action that would reasonably be expected to prevent, materially delay or materially impede the receipt of the CFIUS clearance.

Conditions that Must Be Satisfied or Waived for the Merger to Occur

Conditions to the Obligations of Enbridge, Merger Sub and Spectra Energy

The respective obligations of Enbridge, Merger Sub and Spectra Energy to effect the merger are subject to the satisfaction or waiver at or prior to the closing of each the following conditions:

•	adoption of the merger agreement by Spectra Energy stockholders;

•	approval of the issuance of Enbridge common shares in connection with the merger by the Enbridge shareholders;

•	approval of the Enbridge common shares to be issued in the merger for listing on the NYSE and the TSX, subject to official notice of issuance;

•	expiration or early termination of the waiting period applicable to the completion of the merger under the HSR Act and receipt of the Competition Act (Canada) approval and Canada Transportation Act approval;

•	Enbridge’s receipt of the CFIUS clearance;

•	the absence of any court or other governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any injunction (whether temporary, preliminary or permanent) that is in effect and enjoins, makes illegal or otherwise prohibits completion of the merger;

•	the absence of any governmental antitrust entity with rate making authority over Union Gas Limited and Enbridge Gas Distribution Inc. and their respective natural gas businesses having commenced and not withdrawn, or the staff of such governmental antitrust entity formally recommend in writing the commencement of (which recommendation has not been withdrawn), and pursued (which pursuit is ongoing), any proceeding before a court or governmental entity relating to the merger or the other transactions contemplated by the merger agreement that could subject any of Enbridge, Spectra Energy, their respective subsidiaries or any of their directors, officers or employees to criminal or quasi-criminal penalties or monetary sanctions, which in the case of monetary sanctions are material to the person subject thereto; and

•	the registration statement of which this proxy statement/prospectus forms a part having been declared effective in accordance with the provisions of the U.S. Securities Act, no stop order suspending the effectiveness of the registration statement having been issued and remaining in effect, and no proceedings for that purpose having been commenced by the SEC, unless subsequently withdrawn.

Conditions to the Obligations of Enbridge and Merger Sub

The obligations of Enbridge and Merger Sub to effect the merger are also subject to the satisfaction or waiver by Enbridge at or prior to the closing of the following conditions:

•	certain representations and warranties of Spectra Energy relating to the organization, good standing and qualification of Spectra Energy and its significant subsidiaries, the capital structure, corporate authority and approval of Spectra Energy and the receipt of certain opinions being true and correct in all material respects, and the representations and warranties of Spectra Energy relating to the absence of a material adverse effect on Spectra Energy being true and correct in all respects, each as of the date of the merger agreement and as of the closing date as though made as of the closing date (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date being true and correct as of such date);

•	all other representations and warranties of Spectra Energy being true and correct as of the date of the merger agreement and as of the closing date as though made as of the closing date (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date being true and correct as of such date) (however, no representation or warranty will be deemed untrue or incorrect unless the failure of such representation or warranty to be true or correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Spectra Energy);

•	Spectra Energy having performed in all material respects the obligations required to be performed by it under the merger agreement at or prior to the closing; and

•	Enbridge’s receipt of a certificate of the chief executive officer or the chief financial officer of Spectra Energy, certifying that the conditions set forth in the three bullets directly above have been satisfied.

Conditions to the Obligations of Spectra Energy

The obligation of Spectra Energy to effect the merger is also subject to the satisfaction or waiver by Spectra Energy at or prior to the closing of the following conditions:

•	certain representations and warranties of Enbridge relating to the organization, good standing and qualification of Enbridge and its significant subsidiaries, the capital structure, corporate authority and approval of Enbridge and the receipt of certain opinions being true and correct in all material respects, and the representations and warranties of Enbridge relating to the absence of a material adverse effect on Enbridge being true and correct in all respects, each as of the date of the merger agreement and as of the closing date as though made as of the closing date (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date being true and correct as of such date);

•	all other representations and warranties of Enbridge in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date as though made as of the closing date (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date being true and correct as of such date) (however, no representation or warranty will be deemed untrue or incorrect unless the failure of such representation or warranty to be true or correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Enbridge);

•	the representations and warranties of Merger Sub being true and correct as of the date of the merger agreement and as of the closing date as though made at and as of the closing date (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date will be true and correct as of such date);

•	each of Enbridge and Merger Sub having performed in all material respects the obligations required to be performed by it under the merger agreement at or prior to the closing;

•	Enbridge’s receipt of the requisite number of Enbridge director resignations and delivery of a copy of such resignations to Spectra Energy, and Enbridge having taken all necessary action such that the Spectra Energy designees will be appointed to the Enbridge 13 person board of directors subject only to, and with effectiveness immediately upon, the occurrence of the effective time;

•	Spectra Energy’s receipt of a certificate of the chief executive officer or the chief financial officer of Enbridge, certifying that the conditions set forth in the five bullets directly above have been satisfied; and

•	due approval of the by-law amendment by the Enbridge board of directors and the Enbridge shareholders and the by-law amendment being in effect as of immediately prior to the effective time.

Frustration of Closing Conditions

None of Spectra Energy, Enbridge or Merger Sub may rely on the failure of any condition described above to be satisfied if such failure was caused by such party’s (or (i) in the case of Enbridge, Merger Sub’s, and (ii) in the case of Merger Sub, Enbridge’s) failure to perform any of its obligations under the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time by action of Spectra Energy or Enbridge (as applicable):

•	by mutual written consent of Spectra Energy and Enbridge;

•	by either Spectra Energy or Enbridge,

•	if the merger is not completed by 5:00 p.m. Eastern Time on March 31, 2017 (as it may be extended from time to time by the mutual written consent of Spectra Energy or Enbridge), such date being referred to as the outside date; however,

•	the initial outside date is subject to extensions in three intervals of three months by either Spectra Energy or Enbridge up to December 29, 2017 if all the conditions to closing (other than the conditions relating to the expiration or termination of the waiting period under the HSR Act, the receipt of the Competition Act (Canada) approval, Canada Transportation Act approval, and the CFIUS clearance, and the absence of legal restraints) have been satisfied or are capable of being satisfied at the time of extension, and

•	that the right to terminate the merger agreement due to a failure to complete the merger by the outside date will not be available to any party if the failure of such party (and in the case of Enbridge, Merger Sub) to perform any of its obligations under the merger agreement has been a principal cause of or resulted in the failure of the merger to be completed on or before such date;

•	if (i) the requisite Spectra Energy stockholder vote is not obtained at the special meeting or at any adjournment or postponement thereof in accordance with the merger agreement, or (ii) the requisite Enbridge shareholder vote is not obtained at the Enbridge special meeting or at any adjournment or postponement thereof in accordance with the merger agreement; or

•	if any order permanently restraining, enjoining or otherwise prohibiting completion of the merger has become final and non-appealable; however, the right to terminate the merger agreement due to such an order will not be available to any party if such party (or in the case of Enbridge, Merger Sub) has not complied in all material respects with its obligations concerning cooperation and efforts to obtain regulatory approvals pursuant to the merger agreement;

•	by Enbridge,

•	if there has been a breach by Spectra Energy of any representation, warranty, covenant or agreement set forth in the merger agreement, or if any representation or warranty of Spectra Energy has become untrue, in each case such that the conditions to the obligations of Enbridge and Merger Sub to complete the merger would not be satisfied as a result of such breach or failure to be true and correct (and such breach or failure to be true and correct is not curable prior to the outside date, or if curable prior to the outside date, has not been cured within the earlier of (x) 60 days after the giving of notice thereof by Enbridge to Spectra Energy or (y) the outside date); however, the right to terminate the merger agreement due to such a breach will not be available to Enbridge if the occurrence of the failure of a condition to the completion of the merger resulted from a material breach of the merger agreement by Enbridge or Merger Sub; or

•	prior to the time the requisite Spectra Energy stockholder vote is obtained, if the Spectra Energy board of directors has:

•	failed to include the Spectra Energy board recommendation in this proxy statement/prospectus that is filed and mailed by Spectra Energy to Spectra Energy stockholders;

•	made a change of recommendation; or

•	failed to recommend, within 10 business days after the commencement of a tender or exchange offer for outstanding shares of Spectra Energy common stock (other than by Enbridge or an affiliate of Enbridge), against acceptance by its stockholders of such tender offer or exchange offer; or

•	by Spectra Energy,

•

if there has been a breach by Enbridge or Merger Sub of any representation, warranty, covenant or agreement set forth in the merger agreement, or if any representation or warranty of Enbridge or Merger Sub has become untrue, in each case such that the conditions to the obligations of Spectra

Energy to complete the merger would not be satisfied as a result of such breach or failure to be true and correct (and such breach or failure to be true and correct is not curable prior to the outside date, or if curable prior to the outside date, has not been cured within the earlier of (x) 60 days after the giving of notice thereof by Spectra Energy to the breaching party or (y) the outside date); however, the right to terminate the merger agreement due to such a breach will not be available to Spectra Energy if the occurrence of the failure of a condition to the completion of the merger resulted from a material breach of the merger agreement by Spectra Energy; or

•	prior to the time the requisite Enbridge shareholder vote is obtained, if the Enbridge board of directors has:

•	failed to include the Enbridge board recommendation in the management information circular that is filed and mailed by Enbridge to Enbridge shareholders;

•	made a change of recommendation; or

•	failed to recommend, within 10 business days after the commencement of a tender or exchange offer pursuant to Rule 14d-2 under the U.S. Exchange Act or applicable Canadian securities laws for outstanding Enbridge common shares, against acceptance by its shareholders of such tender offer or exchange offer.

Effect of Termination

Except as described in the below section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination Fees,” if the merger agreement is terminated in accordance with its terms, there will be no liability on the part of Enbridge, Spectra Energy or Merger Sub, except (i) certain provisions of the merger agreement will survive such termination, including those relating to fees associated with consent solicitations and debt offers by Spectra Energy in connection with the merger, expenses, the effect of termination of the merger agreement, the confidentiality agreement and miscellaneous provisions relating to amendments, governing law, waiver of jury trial, specific performance, etc., and (ii) in the case of an intentional and willful material breach of the merger agreement.

Termination Fees

Spectra Energy has agreed to pay a termination fee of $1.0 billion, which we refer to as the “Spectra Energy termination fee,” to Enbridge if:

•	all of the following occur: (i) the merger agreement is terminated by Spectra Energy or Enbridge because the requisite Spectra Energy stockholder vote is not obtained at the special meeting or at any adjournment or postponement thereof in accordance with the merger agreement, (ii) a bona fide acquisition proposal involving Spectra Energy has been publicly announced (and such acquisition proposal has not been publicly withdrawn) after the date of the merger agreement and prior to the date of the special meeting and (iii) within 12 months after such termination, (1) Spectra Energy or any of its subsidiaries enters into an alternative acquisition agreement to complete an acquisition proposal, and such acquisition proposal is thereafter completed, or (2) an acquisition proposal is otherwise completed with respect to Spectra Energy or any of its subsidiaries within 12 months of such termination (for these purposes, “50%” being substituted in lieu of “15%” in each instance in the definition of “acquisition proposal” and the definition of “acquisition proposal” also including specified acquisitions by Spectra Energy or any of its subsidiaries in which Spectra Energy stockholders immediately prior to the completion of such transaction own (beneficially or of record), in the aggregate, less than 65% of the common equity of Spectra Energy or the ultimate parent company resulting from such transaction); or

•

the merger agreement is terminated by Enbridge because the Spectra Energy board of directors failed to include the Spectra Energy board recommendation in this proxy statement/prospectus that is filed and mailed by Spectra Energy to Spectra Energy stockholders, made a change of recommendation or failed to recommend, within 10 business days after the commencement of a tender or exchange offer for outstanding shares of Spectra Energy common stock (other than by Enbridge or an affiliate of Enbridge), against acceptance of such tender offer or exchange offer by its stockholders.

Spectra Energy has agreed to reimburse Enbridge for reasonable and documented out-of-pocket expenses of Enbridge and Merger Sub in connection with the merger agreement subject to a cap of $100 million if the merger agreement is terminated by Spectra Energy or Enbridge because the requisite Spectra Energy stockholder vote is not obtained at the special meeting or at any adjournment or postponement thereof in accordance with the merger agreement. If an expense reimbursement is paid by Spectra Energy and the Spectra Energy termination fee subsequently becomes due, then the amount of the Spectra Energy termination fee will be reduced by the amount of the expense reimbursement Spectra Energy previously paid to Enbridge.

Enbridge has agreed to pay a termination fee of C$1.75 billion, which we refer to as the “Enbridge termination fee,” to Spectra Energy if:

•	all of the following occur (i) the merger agreement is terminated by Spectra Energy or Enbridge because the requisite Enbridge shareholder vote is not obtained at the Enbridge special meeting or at any adjournment or postponement thereof in accordance with the merger agreement, (ii) a bona fide acquisition proposal involving Enbridge has been publicly announced (and such acquisition proposal has not been publicly withdrawn) after the date of the merger agreement and prior to the date of the Enbridge special meeting, and (iii) within 12 months after such termination, (1) Enbridge or any of its subsidiaries will have entered into an alternative acquisition agreement to complete an acquisition proposal, and such acquisition proposal is thereafter completed, or (2) an acquisition proposal is otherwise completed with respect to Enbridge or any of its subsidiaries within 12 months of such termination (for these purposes, “50%” being substituted in lieu of “15%” in each instance in the definition of “acquisition proposal” and the definition of “acquisition proposal” also including specified acquisitions by Enbridge or any of its subsidiaries in which the shareholders of Enbridge immediately prior to the completion of such transaction own (beneficially or of record), in the aggregate, less than 65% of the common equity of Enbridge or the ultimate parent company resulting from such transaction); or

•	the merger agreement is terminated by Spectra Energy because the Enbridge board of directors failed to include the Enbridge board recommendation in the management information circular that is filed and mailed by Enbridge to Enbridge shareholders, made a change of recommendation or failed to recommend, within 10 business days after the commencement of a tender or exchange offer pursuant to Rule 14d-2 under the U.S. Exchange Act or applicable Canadian securities laws for outstanding Enbridge common shares, against acceptance of such tender offer or exchange offer by its shareholders.

Enbridge has agreed to reimburse Spectra Energy for reasonable and documented out-of-pocket expenses of Spectra Energy in connection with the merger agreement subject to a cap of $100 million if the merger agreement is terminated by Spectra Energy or Enbridge because the requisite Enbridge shareholder vote is not obtained at the Enbridge special meeting or at any adjournment or postponement thereof in accordance with the merger agreement. If an expense reimbursement is paid by Enbridge and the Enbridge termination fee subsequently becomes due, then the amount of the Enbridge termination fee will be reduced by the amount of the expense reimbursement Enbridge previously paid to Spectra Energy.

Modification, Amendment or Waiver

At any time prior to the effective time, subject to specified provisions relating to indemnification of directors and officers, the merger agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by

Enbridge, Merger Sub and Spectra Energy, or in the case of a waiver, by the party against whom the waiver is to be effective.

Specific Performance; Remedies

If for any reason any of the provisions of the merger agreement are not performed in accordance with their specific terms or are otherwise breached, Spectra Energy, Enbridge and Merger Sub have agreed, pursuant to the terms of the merger agreement, that, in addition to any other available remedies in equity or at law, each party to the merger agreement will be entitled to enforce specifically the terms and provisions of the merger agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of the merger agreement in the Court of Chancery of the State of Delaware without necessity of posting a bond or other form of security. In the event that any action or proceeding is brought in equity to enforce the provisions of the merger agreement, Spectra Energy, Enbridge and Merger Sub have agreed, pursuant to the terms of the merger agreement, that they will not allege, and that they have waived the defense, that there is an adequate remedy at law.

Governing Law

The merger agreement is governed by the law of the State of Delaware without regard to the conflict of law principles thereof to the extent that such principles would direct a matter to another jurisdiction.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements give effect to the proposed combination of Enbridge and Spectra Energy using the acquisition method of accounting. Under the acquisition method of accounting and for the purpose of these pro forma condensed consolidated financial statements, Enbridge is treated as the acquirer and Spectra Energy as the acquiree. Pursuant to the merger agreement, Enbridge agreed to combine with Spectra Energy through a merger of Merger Sub with and into Spectra Energy. Based on the consideration calculation prescribed in the merger agreement, the estimated price for the acquisition of Spectra Energy is approximately $38.3 billion based on the closing price of Enbridge’s common shares on November 4, 2016. Completion of the merger is subject to the conditions contained in the merger agreement and described in this proxy statement/prospectus.

The unaudited pro forma condensed consolidated financial statements have been derived from, and should be read in conjunction with, the historical audited and unaudited consolidated financial statements of Enbridge and Spectra Energy, the notes thereto, and the accompanying notes to the unaudited pro forma condensed consolidated financial statements. The unaudited pro forma condensed consolidated financial statements include any necessary adjustments to conform Spectra Energy’s financial statement amounts to Enbridge’s accounting policies.

The unaudited pro forma condensed consolidated statement of earnings includes adjustments which are directly attributable to the merger, factually supportable and are expected to have a continuing impact on the condensed consolidated results, and thus excludes adjustments arising from non-recurring effects of the transaction that are not expected to continue in future periods. The unaudited pro forma condensed consolidated statement of financial position includes adjustments that are directly attributable to the merger and factually supportable, regardless of whether they have continuing effect or are non-recurring. The unaudited pro forma condensed consolidated financial statements do not give effect to any cost savings, operating synergies, and revenue enhancements expected to result from the merger or the costs to achieve these cost savings, operating synergies, and revenue enhancements.

The pro forma adjustments are based on available preliminary information and certain assumptions that management of Enbridge believes are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial statements are presented for informational purposes only. Future results may vary significantly from the results reflected because of various factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” and in Enbridge’s management’s discussion and analysis and amended consolidated financial statements for the fiscal year ended December 31, 2015 filed on Form 6-K on May 12, 2016 and Enbridge’s unaudited interim condensed consolidated financial statements and related notes for the nine months ended September 30, 2016 filed on Form 6-K on November 3, 2016, each of which is incorporated by reference into this proxy statement/prospectus. For more information, see the section entitled “Where You Can Find Additional Information.” All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

Year ended December 31, 2015	Enbridge	Spectra Energy Note 3(i) (USD)	Spectra Energy Note 3(h)	Pro forma Adjustments	Notes		Pro forma Total
(millions of Canadian dollars, unless otherwise noted and except per share amounts)
Revenue
Commodity sales	23,842	209	266	—			24,108
Gas distribution sales	3,096	1,320	1,688	—			4,784
Transportation and other services	6,856	3,705	4,739	—			11,595

	33,794	5,234	6,693	—			40,487

Expenses
Commodity costs	22,949	188	240	—			23,189
Gas distribution costs	2,292	647	828	—			3,120
Operating and administrative	4,248	1,853	2,370	—			6,618
Depreciation and amortization	2,024	764	977	—			3,001
Environmental costs, net of recoveries	(21)	—	—	—			(21)
Goodwill impairment	440	349	446	—			886

	31,932	3,801	4,861	—			36,793

	1,862	1,433	1,832	—			3,694

Income/(loss) from equity investments	475	(290)	(371)	—			104
Other income/(expenses), net	(702)	114	146	—			(556)
Interest expense	(1,624)	(636)	(813)	106	3	(b)	(2,331)

	11	621	794	106			911
Income taxes	(170)	(161)	(206)	(34)	3	(b)	(410)

Earnings/(loss)	(159)	460	588	72			501
(Earnings)/loss attributable to noncontrolling interests and redeemable noncontrolling interests	410	(264)	(338)	—			72

Earnings attributable to Enbridge Inc.	251	196	250	72			573
Preference share dividends	(288)	—	—	—			(288)

Earnings/(loss) attributable to Enbridge Inc. common shareholders	(37)	196	250	72			285

Earnings/(loss) per common share
Basic	(0.04)				3	(g)	0.19
Diluted	(0.04)				3	(g)	0.18

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

Nine months ended September 30, 2016	Enbridge	Spectra Energy Note 3(i) (USD)	Spectra Energy Note 3(h)	Pro forma Adjustments	Notes		Pro forma Total
(millions of Canadian dollars, unless otherwise noted and except per share amounts)
Revenue
Commodity sales	16,380	68	90	—			16,470
Gas distribution sales	1,783	792	1,047	—			2,830
Transportation and other services	7,059	2,758	3,646	—			10,705

	25,222	3,618	4,783	—			30,005

Expenses
Commodity costs	15,964	64	85	—			16,049
Gas distribution costs	1,137	337	446	—			1,583
Operating and administrative	3,195	1,449	1,916	(27)	3	(d)	5,084
Depreciation and amortization	1,676	582	769	—			2,445
Environmental costs, net of recoveries	6	—	—	—			6
Asset impairment	992	—	—	—			992

	22,970	2,432	3,216	(27)			26,159

	2,252	1,186	1,567	27			3,846

Income from equity investments	322	100	132	—			454
Other income, net	240	123	163	—			403
Interest expense	(1,178)	(437)	(578)	80	3	(b)(d)	(1,676)

	1,636	972	1,284	107			3,027
Income taxes	(174)	(160)	(211)	(30)	3	(b)	(415)

Earnings	1,462	812	1,073	77			2,612
Earnings attributable to noncontrolling interests and redeemable noncontrolling interests	166	(234)	(309)	—			(143)

Earnings attributable to Enbridge Inc.	1,628	578	764	77			2,469
Preference share dividends	(217)	—	—	—			(217)

Earnings attributable to Enbridge Inc. common shareholders	1,411	578	764	77			2,252

Earnings per common share
Basic	1.56				3	(g)	1.41
Diluted	1.55				3	(g)	1.40

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

September 30, 2016	Enbridge	Spectra Energy Note 3(i) (USD)	Spectra Energy Note 3(h)	Pro forma Adjustments		Notes		Pro forma Total
(millions of Canadian dollars, unless otherwise noted)
Assets
Current Assets
Cash and cash equivalents	1,036	464	609	(227)		3	(d)	1,418
Restricted cash	63	105	138	—				201
Accounts receivable and other	4,373	712	934	—				5,307
Accounts receivable from affiliates	11	—	—	—				11
Inventory	1,273	287	376	—				1,649
Assets held for sale	31	—	—	—				31
Other	—	182	239	—				239

	6,787	1,750	2,296	(227)				8,856
Property, plant and equipment, net	63,698	24,551	32,204	—				95,902
Long-term investments	6,778	2,742	3,597	—				10,375
Restricted long-term investments	86	—	—	—				86
Deferred amounts and other assets	3,395	1,825	2,394	868		3	(b)	6,657
Intangible assets	1,541	866	1,136	—				2,677
Goodwill	77	4,203	5,513	(5,513 33,798)		3 3	(b) (b)	33,875
Deferred income taxes	1,075	—	—	—				1,075
Assets held for sale	245							245

	83,682	35,937	47,140	28,926				159,748

Liabilities and shareholders’ equity
Current Liabilities
Bank indebtedness	449	—	—	—				449
Short-term borrowings	521	1,637	2,147	—				2,668
Accounts payable and other	6,559	1,443	1,893	—				8,452
Accounts payable to affiliates	113	—	—	—				113
Interest payable	388	140	184	—				572
Environmental liabilities	152	—	—	—				152
Liabilities held for sale	18	—	—	—				18
Current maturities of long-term debt	4,823	467	613	—				5,436

	13,023	3,687	4,837	—				17,860
Long-term debt	35,552	13,094	17,175	1,927		3	(b)	54,654
Other long-term liabilities	5,889	1,417	1,860	277		3	(b)	8,026
Deferred income taxes	5,700	5,758	7,553	(448 (30	) )	3 3	(b) (d)	12,775
Liabilities held for sale	28							28

	60,192	23,956	31,425	1,726				93,343

Redeemable noncontrolling interests	3,311	—	—	—				3,311
Preferred stock of subsidiaries	—	562	737	—				737
Equity
Share capital
Preferred shares	6,515	—	—	—				6,515
Common shares	10,262	1	1	38,101 (1)		3 3	(a) (f)	48,363
Additional paid-in capital	3,410	5,977	7,840	(7,840 151)		3 3	(f) (a)	3,561
Retained earnings	(746)	1,477	1,937	(1,937 (197	) )	3 3	(f) (d)	(943)
Accumulated other comprehensive income	401	13	17	(17)		3	(f)	401
Reciprocal shareholding	(102)	—	—	—				(102)

Total Enbridge Inc. shareholders’ equity	19,740	7,468	9,795	28,260				57,795
Noncontrolling interests	439	3,951	5,183	(1,060)		3	(b)	4,562

	20,179	11,419	14,978	27,200				62,357

	83,682	35,937	47,140	28,926				159,748

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1.	BASIS OF PRESENTATION

The accompanying unaudited pro forma condensed consolidated financial statements give effect to the merger using the acquisition method of accounting, with Enbridge as the acquirer and Spectra Energy as the acquiree. These unaudited pro forma condensed consolidated financial statements have been prepared by Enbridge’s management and are derived from the following (each of which is incorporated by reference into this proxy statement/prospectus):

•	the audited amended consolidated financial statements of Enbridge for the year ended December 31, 2015;

•	the audited consolidated financial statements of Spectra Energy for the year ended December 31, 2015;

•	the unaudited interim consolidated financial statements of Enbridge for the nine months ended September 30, 2016; and

•	the unaudited condensed consolidated financial statements of Spectra Energy for the nine months ended September 30, 2016.

The unaudited pro forma condensed consolidated financial statements utilize accounting policies that are consistent with those disclosed in Enbridge’s amended audited financial statements for the year ended December 31, 2015 which were prepared in accordance with U.S. GAAP. Amounts in these notes to the pro forma condensed consolidated financial statements are stated in Canadian dollars unless otherwise indicated. References to ‘‘U.S. dollars’’ and ‘‘USD’’ are to lawful currency of the U.S.

Based on the consideration calculation prescribed in the merger agreement, the estimated price for acquisition of Spectra Energy is approximately $38.3 billion (Note 3(a)) based on the closing price of Enbridge’s common shares on November 4, 2016.

The unaudited pro forma condensed statement of financial position has been prepared to give effect to the merger as if it occurred on September 30, 2016. The unaudited pro forma condensed consolidated statements of earnings for the year ended December 31, 2015 and for the nine months ended September 30, 2016 have been prepared to give effect to the merger as if it occurred on January 1, 2015.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the description of the merger contained in this proxy statement/prospectus; the audited amended consolidated financial statements of Enbridge for the year ended December 31, 2015, including the notes thereto, and the unaudited interim consolidated financial statements of Enbridge for the nine months ended September 30, 2016 both incorporated by reference in this proxy statement/prospectus; and the audited consolidated financial statements of Spectra Energy for the year ended December 31, 2015, including the notes thereto, and the unaudited condensed consolidated financial statements of Spectra Energy for the nine months ended September 30, 2016 both incorporated by reference in this proxy statement/prospectus. The underlying assumptions for the pro forma adjustments provide a reasonable basis for presenting the significant financial effects directly attributable to the merger.

These pro forma adjustments are preliminary and are based on currently available financial information and certain estimates and assumptions. The actual adjustments to the consolidated financial statements will depend on a number of factors. Therefore, it is expected that the actual adjustments will differ from the pro forma adjustments, and the differences may be material. The accompanying unaudited pro forma condensed consolidated financial statements may not be indicative of the results that would have been achieved if the transactions reflected therein had been completed on the dates indicated or the results which may be obtained in the future. For instance, the actual purchase price equation will reflect the fair value, at the purchase date, of consideration transferred and the assets acquired and liabilities assumed based upon Enbridge’s evaluation of such assets and liabilities following the completion of the merger. Accordingly, the final purchase price equation, as it relates principally to goodwill, may differ materially from the preliminary purchase price equation reflected herein.

2.	DESCRIPTION OF TRANSACTION

Pursuant to the merger agreement, Spectra Energy will become a direct wholly owned subsidiary of Enbridge, through a merger of Merger Sub with and into Spectra Energy. Completion of the merger is subject to the conditions contained in the merger agreement and described in this proxy statement/prospectus. Enbridge expects the merger to close in the first quarter of 2017; however, due to many factors, the expected closing date is subject to change.

The estimated purchase price, including the total estimated fair value of Spectra Energy’s outstanding earned stock compensation awards, but excluding estimated acquisition costs, and based on the closing price of Enbridge’s common shares on November 4, 2016 will be approximately $38.3 billion (Note 3(a)). The unaudited pro forma condensed consolidated financial statements assume that, at closing, the merger and related expenses will be financed through the issuance of common shares of Enbridge with a value of $38.1 billion (Note 3(c)) and existing cash on hand or other sources available to Enbridge, if needed. These funding sources will ensure sufficient liquidity to complete the merger. Enbridge also estimates that there will be no material costs incurred in connection with issuing the common shares.

3.	PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

a)	Purchase price and financing structure

The following is the estimated purchase price, estimated funding requirements and assumed financing structure for the merger. These estimates have been reflected in the accompanying unaudited pro forma condensed consolidated financial statements.

(millions of Canadian dollars, unless otherwise noted)
Estimated purchase price		38,252
Estimated Funding requirements
Estimated purchase price—Note 3(c)		38,252
Merger costs—Note 3(d)		254

		38,506

Assumed Financing Structure	USD

Issuance of common shares—Note 3(c)	28,409	38,101

Fair value of outstanding earned stock compensation awards recorded in additional paid-in capital		151
Cash on hand or short-term borrowings		254

		38,506

The final purchase price and resulting goodwill may also vary based on the market price of Enbridge’s common shares at the time the merger is completed. In preparing the unaudited pro forma condensed consolidated financial statements, Enbridge estimated the purchase price associated with the common share consideration based on Spectra Energy’s outstanding 701.1 million shares of common stock exchangeable for Enbridge’s common shares in connection with the merger at an exchange ratio of 0.984, using the closing price of Enbridge’s common shares on the NYSE on November 4, 2016 of U.S.$41.18 and the foreign exchange rate of $1.341 which was in effect on that date, yielding a price of $55.22 per common share of Enbridge.

Enbridge believes that a 10% fluctuation in such market price provides a reasonable basis of illustrating the potential impact on the estimated purchase price and goodwill, as follows:

	Estimated Purchase Price	Estimated Goodwill
(unaudited; millions of Canadian dollars)
As presented in Note 3(b)	38,252	33,798
10% increase in Enbridge common share price	42,066	37,612
10% decrease in Enbridge common share price	34,441	29,987

b)	Estimated purchase price equation

The estimated purchase price equation is comprised of the estimated fair values of Spectra Energy’s net assets acquired and liabilities assumed as at September 30, 2016 in accordance with the acquisition method, as follows:

	Spectra Energy USD	Spectra Energy Note3(h)	Purchase Price Adjustment	Estimated Fair Value
(unaudited; millions of Canadian dollars, unless otherwise noted)
Assets Acquired
Current Assets	1,750	2,296	—	2,296
Property, plant and equipment, net	24,551	32,204	—	32,204
Long-term investments	2,742	3,597	—	3,597
Deferred amounts and other assets	1,825	2,394	868	3,262
Intangible assets	866	1,136	—	1,136
Goodwill	4,203	5,513	(5,513)	—

Total Assets Acquired	35,937	47,140	(4,645)	42,495

Liabilities Assumed
Current Liabilities	3,687	4,837	—	4,837
Long-term debt (excluding current portion)	13,094	17,175	1,927	19,102
Other long-term liabilities	1,417	1,860	277	2,137
Deferred income taxes	5,758	7,553	(448)	7,105

Total Liabilities Assumed	23,956	31,425	1,756	33,181

Preferred stock of subsidiaries	562	737	—	737
Noncontrolling Interests	3,951	5,183	(1,060)	4,123

Net assets	7,468	9,795	(5,341)	4,454

Estimated Purchase Price				38,252

Goodwill				33,798

Under the acquisition method, the acquired tangible and intangible assets and assumed liabilities of the acquiree are primarily measured at their estimated fair value at the date of acquisition. The excess of the purchase price over the preliminary estimated fair value of net assets acquired is classified as goodwill on the accompanying unaudited pro forma condensed consolidated statement of financial position. Such goodwill will not be amortized but will be evaluated for impairment on, at least, an annual basis. Factors that contributed to the goodwill include the opportunity to expand Enbridge’s natural gas pipelines segment, the potential for cost and supply chain optimization synergies, existing assembled assets and work force that cannot be duplicated at the same cost by a new entrant, franchise rights and other intangibles not separately identifiable because they are inextricably linked to the provision of regulated utility service and the enhanced scale and geographic diversity which provides greater optionality and platforms for future growth.

The estimated fair values and useful lives of assets acquired and liabilities assumed are based on preliminary management estimates and are subject to final valuation adjustments which may cause some of the amounts ultimately recorded as goodwill to be materially different from those shown on the unaudited pro forma condensed consolidated statement of financial position. The acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for definitive measurement. Enbridge intends to complete the valuations and other studies upon the completion of the combination as soon as practicable within the measurement period in accordance with Accounting Standards Codification 805, Business Combinations, and no later than one year following the closing date.

Approximately 85% of Spectra Energy’s assets are in rate-regulated entities located within the United States, Ontario, Canada, and Western Canada. The U.S. regulated entities provide natural gas transportation and storage services that are subject to regulation by the Federal Energy Regulatory Commission (which we refer to as the “FERC”). A general description of the U.S. regulated entities and assets is disclosed on pages 5-16 of Spectra Energy’s Form 10-K for the year ended December 31, 2015. Spectra Energy provides natural gas storage transmission and distribution services in Ontario, Canada through its subsidiary, Union Gas Limited (which we refer to as “Union Gas”). Union Gas is subject to regulation by the Ontario Energy Board (which we refer to as the “OEB”). A general description of Union Gas is disclosed on pages 17-18 of Spectra Energy’s Form 10-K for the year ended December 31, 2015. Additionally, Spectra Energy’s Western Canada regulated entities provide natural gas transmission and processing services that are subject to regulation by the National Energy Board (which we refer to as the “NEB”). A general description of Spectra Energy’s Western Canada regulated entities and assets is disclosed on pages 19-20 of Spectra Energy’s Form 10-K for the year ended December 31, 2015. The determination of revenues and earnings for Spectra Energy’s regulated entities is based on regulated rates of return that are applied to historic values. Therefore, no fair value adjustments to Spectra Energy’s property, plant and equipment and intangible assets have been recognized because all of the economic benefits and obligations associated with regulated assets beyond regulated thresholds accrue to Spectra Energy’s customers. Consequently, it is Enbridge’s best estimate that the fair value of Spectra Energy’s property plant and equipment and intangible assets in rate-regulated entities is their carrying amount. To illustrate the sensitivity of any increases in the fair value of the property, plant and equipment, Enbridge has determined that an increase in the fair value of property, plant and equipment of $500 million with an annual depreciation rate ranging from 2% to 5% will increase the annual depreciation expense in a range of $10 million to $25 million ($6 million to $15 million after-tax).

Long-term debt (excluding the current portion) has an estimated fair value of $19,102 million, or an increase of $1,927 million over historic values. This fair value adjustment reflects the current underlying Government of Canada and United States Treasury interest rates on the corresponding bonds, as well as an implied credit spread based on current market conditions. Enbridge has recorded a regulatory offset of $868 million recorded in deferred amounts and other assets for the portion of the fair value adjustment to long-term debt held within regulated operations. Enbridge views the regulatory offset upon consummation of the acquisition as a proxy for the regulatory asset that would be recorded in the event such debt was extinguished at an amount higher than the carrying value. Enbridge considered the authorized rate structure, for the rate treatment of debt and interest costs by the FERC, the OEB and the NEB which are based on the actual cost of the regulated entities borrowings in computing the overall rate of return to support that the premium paid upon extinguishment is probable of recovery and therefore giving rise to the regulatory offset. These fair value adjustments to long-term debt and regulatory offset would result in a net corresponding deferred income tax asset of approximately $362 million based on Enbridge’s statutory income tax rates as discussed in Note 3(e). The amortization of these fair value adjustments over the term of the long-term debt of approximately 10 years would result in an annual reduction of interest expense of $106 million ($72 million after-tax). For the nine-month period ended September 30, 2016, the interest expense would reduce by $80 million ($54 million after-tax).

The fair value of Spectra Energy’s noncontrolling interests of $4,123 is based on the approximately 74 million Spectra Energy Partners, LP (which we refer to as “SEP”) common units outstanding to the public and valued at SEP’s November 4, 2016 closing price of USD$41.48 per common unit. The final fair value of noncontrolling interests will be based on the number of SEP’s common units outstanding and the price of SEP common units as of the closing date.

The preliminary estimates used to prepare the pro forma information presented will be updated after the closing of the merger, based upon management’s final analysis.

c)	Issuance of Share Capital

As a consideration for the merger, Enbridge will issue common shares with a value of $38.1 billion as of November 4, 2016, comprising 690 million common shares at $55.22 per common share. No adjustment has been made for any dividend equivalent payments that may be made in accordance with the merger agreement given such amounts will depend on the number and amount of any such payments.

d)	Merger costs

Merger costs are estimated at approximately $254 million ($220 million after-tax). Merger costs are composed of estimated investment banking, accounting, legal and other costs associated with the completion of the merger. These costs have been included as a pro forma adjustment to retained earnings on the unaudited pro forma condensed consolidated statement of financial position as opposed to being reflected in the unaudited pro forma condensed consolidated statements of earnings on the basis that these expenses are directly attributable to the acquisition of Spectra Energy and are non-recurring in nature. Merger costs of $27 million ($23 million after tax) were incurred during the nine month period ended September 30, 2016, and have therefore been excluded from the unaudited pro forma condensed consolidated statements of earnings for that period.

e)	Income taxes

For the purpose of the accompanying unaudited pro forma condensed consolidated financial statements including pro forma adjustments, average statutory Canadian and U.S. income tax rates of 27% and 39%, respectively, have been applied. The deferred income tax asset and liability is the cumulative amount of tax applicable to temporary differences between the accounting and tax values of assets and liabilities. Deferred income tax assets and liabilities are measured at the tax rates expected to apply when these differences reverse.

f)	Spectra Energy’s historical equity

The historical equity of Spectra Energy, which includes common shares, additional paid-in capital, retained earnings and accumulated other comprehensive income has been eliminated.

g)	Earnings per common share

Earnings per common share is calculated by dividing earnings attributable to common shareholders by the weighted average number of common shares outstanding. The calculation of the pro forma earnings per common share for the year ended December 31, 2015 and for the nine months ended September 30, 2016 reflects the assumed issuance of approximately 690 million of Enbridge’s common shares, as if the issuance had taken place on January 1, 2015 to finance the acquisition. The weighted average number of common shares outstanding has been reduced by Enbridge’s pro-rata weighted average interest in its own common shares of 12 million for the year ended December 31, 2015 and 13 million for the nine months ended September 30, 2016, resulting from Enbridge’s reciprocal investment in Noverco Inc.

The basic and diluted weighted average number of common shares outstanding for each of the pro forma reporting periods is as follows:

	For the year ended December 31, 2015	For the nine months ended September 30, 2016
(unaudited; Canadian dollars; number of shares in millions)
Earnings per common share	0.19	1.41
Diluted earnings per common share	0.18	1.40

Shares outstanding
Weighted average shares outstanding	847	905
Assumed issuance of common shares	690	690

Pro forma weighted average shares outstanding	1,537	1,595
Effect of dilutive options	11	8

Pro forma diluted weighted average shares outstanding	1,548	1,603

h)	Foreign exchange translation

The assets and liabilities of Spectra Energy, which has a USD reporting and functional currency, are translated at the exchange rate of $1.312 which was in effect as at September 30, 2016. Revenues and expenses in Spectra Energy’s statements of earnings are translated to Canadian dollars at the average exchange rates of $1.279 for the year ended December 31, 2015 and $1.322 for the nine months ended September 30, 2016.

i)	Classifications in the pro forma financial statements

To align presentation of Spectra Energy’s financial statement amounts with Enbridge’s financial statement amounts in the accompanying unaudited pro forma condensed consolidated financial statements, the following reclassifications have been made:

For the year ended December 31, 2015	As reported in Spectra Energy’s Financial Statements	Reclassification	As presented in Pro Forma Financial Statements
(millions of United States dollars)
Sale of natural gas liquids	209	(209)	—
Commodity sales	—	209	209

Natural gas and petroleum products purchased	835	(835)	—
Commodity costs	—	188	188
Gas distribution costs	—	647	647

Operating, maintenance and other	1,500	(1,500)	—
Property and other taxes	353	(353)	—
Operating and administrative	—	1,853	1,853

For the nine months ended September 30, 2016
Sale of natural gas liquids	68	(68)	—
Commodity sales	—	68	68

Natural gas and petroleum products purchased	401	(401)	—
Commodity costs	—	64	64
Gas distribution costs	—	337	337

Operating, maintenance and other	1,158	(1,158)	—
Property and other taxes	291	(291)	—
Operating and administrative	—	1,449	1,449

As at September 30, 2016	As reported in Spectra Energy’s Financial Statements	Reclassification	As presented in Pro Forma Financial Statements
(millions of United States dollars)
Current Assets
Fuel tracker	19	(19)	—
Restricted cash	—	105	105
Other	268	(86)	182

Property, plant and equipment, net	25,337	(786)	24,551
Intangible assets	—	866	866

Investments and Other Assets
Other	401	(401)	—
Regulatory Assets and Deferred Debits	1,504	(1,504)	—
Deferred Amounts and Other Assets	—	1,825	1,825

Investments and Other Assets
Investments in and loans to unconsolidated affiliates	2,742	(2,742)	—
Long-term investments	—	2,742	2,742

Current Liabilities
Commercial paper	1,637	(1,637)	—
Short-term borrowing	—	1,637	1,637

Current Liabilities
Accounts payable	736	(736)	—
Taxes accrued	73	(73)	—
Other	634	(634)	—
Accounts payable and other	—	1,443	1,443

Deferred Credits and Other Liabilities
Regulatory and Other	1,417	(1,417)	—
Other Long-Term Liabilities	—	1,417	1,417

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of Spectra Energy

The table below shows the shares of Spectra Energy common stock (rounded to the nearest whole number) beneficially owned as of November 7, 2016 by (i) each person known by Spectra Energy to beneficially own more than 5% of the shares of Spectra Energy common stock issued and outstanding, (ii) each director (who was serving as a director as of that date) and nominee for director, (iii) each named executive officer, and (iv) all current directors and executive officers as a group. In general, a person “beneficially owns” shares if he or she has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire such voting or disposition rights on November 7, 2016 or 60 days thereafter (such as by exercising options or stock appreciation rights). The percentage of shares of Spectra Energy common stock beneficially owned is based on 701,520,044 shares of common stock outstanding as of November 7, 2016. Furthermore, unless otherwise noted, the mailing address of each person or entity named in the table is 5400 Westheimer Court, Houston, TX 77056. In addition, the table shows the number of common units of Spectra Energy Partners, LP (which we refer to as “SEP”) beneficially owned by the individuals referred to in clauses (ii), (iii) and (iv). SEP is a publicly traded master limited partnership of which Spectra Energy owns approximately 75.7% of the outstanding equity interests as of October 31, 2016.

Name of Beneficial Owner	Number of Shares of Spectra Energy Common Stock Beneficially Owned		Percent of Class	Total Units of SEP Beneficially Owned
All currently known five percent beneficial owners
The Vanguard Group(1) 100 Vanguard Blvd., Malvern, PA 19355	41,555,664		5.90%	N/A
BlackRock, Inc.(2) 55 East 52nd St., New York, NY 10055	41,352,717		5.90%	N/A

All currently known directors and executive officers
Dorothy M. Ables	155,798		*	4,353
Austin A. Adams	65,534		*	909
Joseph Alvarado	23,115		*	—
Guy G. Buckley	34,969		*	7,471
Pamela L. Carter	40,377		*	909
Clarence P. Cazalot, Jr.	13,011		*	—
F. Anthony Comper	44,015		*	348
Gregory L. Ebel	368,106	(3)	*	14,295
Peter B. Hamilton	38,707		*	909
Reginald D. Hedgebeth	128,911		*	—
Miranda C. Hubbs	18,189		*	—
Michael McShane	32,590		*	—
Michael G. Morris	23,915		*	11,900
Michael E. J. Phelps	108,299		*	—
J. Patrick Reddy	119,882	(3)	*	—
All executive officers and directors as a group (18 persons)	1,357,263		*	51,104

*	Less than 1%
(1)	According to the Schedule 13G/A filed on February 11, 2016 by The Vanguard Group, these shares are beneficially owned by its clients, and it has sole voting power with respect to 1,281,823 shares, shared voting power with respect to 65,900 shares, sole dispositive power with respect to 40,235,460 shares and shared dispositive power with respect to 1,320,204 shares.
(2)	According to the Schedule 13G/A filed on January 27, 2016 by BlackRock, Inc., these shares are beneficially owned by its clients, and it has sole voting power with respect to 35,432,490 shares and sole dispositive power with respect to all the shares.

(3)	Messrs. Ebel and Reddy beneficially own additional 1,527 and 96,804 shares, respectively, in a Spectra Energy-sponsored deferred compensation plan. Generally, those shares will be paid out six months following their separation from service.

Security Ownership of Certain Beneficial Owners and Management of Enbridge

The table below shows the Enbridge common shares beneficially owned as of November 7, 2016 by (i) each person known by Enbridge to beneficially own more than 5% of the Enbridge common shares issued and outstanding, (ii) each director (who was serving as a director as of that date) and nominee for director, (iii) each named executive officer, and (iv) all current directors and executive officers as a group. In general, a person “beneficially owns” shares if he or she has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire such voting or disposition rights on November 7, 2016 or 60 days thereafter (such as by exercising options or stock appreciation rights). The percentage of Enbridge common shares beneficially owned is based on 938,681,216 Enbridge common shares outstanding as of November 7, 2016. Furthermore, unless otherwise noted, the mailing address of each person or entity named in the table is 200, 425 1st Street S.W., Calgary, Alberta, Canada T2P 3L8.

Name of Beneficial Owner	Number of Enbridge Common Shares Beneficially Owned	Percent of Class
All currently known five percent beneficial owners
Capital World Investors (U.S.) 333 South Hope St., 34th Fl., Los Angeles, CA 90071	95,707,623	10.20%
RBC Global Asset Management, Inc. 155 Wellington St. West, #2200, Toronto, Ontario, Canada M5V 3K7	65,977,680	7.03%

All currently known directors and executive officers
David A. Arledge	32,600	*
Gov. James J. Blanchard	17,113	*
Marcel R. Coutu	29,400	*
J. Herb England	10,669	*
Charlie Fischer	11,250	*
Cynthia L. Hansen	464,700	*
C. Greg Harper	93,774	*
D. Guy Jarvis	237,347	*
V. Maureen Kempston Darkes	20,453	*
Al Monaco	2,100,531	*
Byron C. Neiles	525,584	*
George K. Petty	5,102	*
Karen L. Radford	344,489	*
Rebecca B. Roberts	2,700	*
David T. Robottom	500,741	*
Dan C. Tutcher	635,168	*
John K. Whelen	628,506	*
Catherine L. Williams	41,139	*
Vern D. Yu	466,163	*
All executive officers and directors as a group (19 persons)	6,165,974	*

*	Less than 1%

COMPARISON OF RIGHTS OF ENBRIDGE SHAREHOLDERS AND SPECTRA ENERGY STOCKHOLDERS

General

Enbridge is organized under the federal laws of Canada and, accordingly, the rights of Enbridge shareholders will be governed principally by the Canada Corporations Act, Enbridge’s articles of continuance, or articles, and Enbridge’s by-laws. Spectra Energy is incorporated in the State of Delaware and the rights of Spectra Energy stockholders are governed by the Delaware General Corporation Law, which we refer to as the “DGCL,” and the Spectra Energy certificate of incorporation and by-laws. Upon completion of the merger, each share of Spectra Energy common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive the merger consideration. As a result, Spectra Energy stockholders will become common shareholders of Enbridge and their rights will be governed principally by the Canada Corporations Act and Enbridge’s articles and by-laws (as defined below).

Material Differences Between the Rights of Shareholders of Enbridge and Stockholders of Spectra Energy

The following is a summary of material differences between the rights of Enbridge shareholders under the Canada Corporations Act and Enbridge’s articles of continuance, as amended (which we refer to as Enbridge’s “articles”) and General By-Law No. 1 and By-Law No. 2 (which we refer to collectively as Enbridge’s “by-laws”) and the existing rights of Spectra Energy stockholders under the DGCL, the Spectra Energy certificate of incorporation, as amended, and the Spectra Energy by-laws, as amended. While Spectra Energy and Enbridge believe that the following summary covers all of the material differences, it may not contain all of the information that is important to you. The following summary does not include a complete description of all differences between the rights of Enbridge shareholders and Spectra Energy stockholders, nor does it include a complete discussion of the respective rights of Enbridge shareholders and Spectra Energy stockholders.

The following summary is qualified in its entirety by reference to the Canada Corporations Act, Enbridge’s articles and by-laws, the DGCL, the Spectra Energy certificate of incorporation and by-laws and the various other documents referred to in this summary. You are urged to carefully read this entire proxy statement/prospectus, the relevant provisions of the Canada Corporations Act and the DGCL, Enbridge’s articles and by-laws, the Spectra Energy certificate of incorporation and by-laws and each other document referred to in this proxy statement/prospectus for a more complete understanding of the differences between the rights of an Enbridge shareholder and the rights of a Spectra Energy stockholder. Spectra Energy has filed with the SEC its certificate of incorporation and by-laws referenced in this summary of shareholder rights. Enbridge’s articles and by-laws are filed as exhibits to this proxy statement/prospectus and are incorporated by reference herein. For more information, see the section entitled “Where You Can Find Additional Information.” References to a “holder” in the following summary are to the registered holder of the applicable shares.

Provision	Enbridge	Spectra Energy
Authorized and Outstanding Share Capital

The authorized share capital of Enbridge consists of an unlimited number of common shares, and an unlimited number of preference shares, issuable in series.

As of November 7, 2016, the record date for the special meeting, Enbridge had 938,681,216 common shares issued and outstanding and the following preference shares issued and outstanding:

5,000,000 Cumulative Redeemable

Preference Shares, Series A;

20,000,000 Cumulative Redeemable

Preference Shares, Series B;

The aggregate number of shares of stock that Spectra Energy has the authority to issue is 1,022,000,000 shares, consisting of one billion shares of common stock, par value $0.001 per share and 22 million shares of preferred stock, par value $0.001 per share.

As of November 7, 2016, the record date for the special meeting, Spectra Energy had 701,520,044 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Provision	Enbridge	Spectra Energy

18,000,000 Cumulative Redeemable

Preference Shares, Series D;

20,000,000 Cumulative Redeemable

Preference Shares, Series F;

14,000,000 Cumulative Redeemable

Preference Shares, Series H;

8,000,000 Preference Shares, Series J;

16,000,000 Cumulative Redeemable

Preference Shares, Series L;

18,000,000 Cumulative Redeemable

Preference Shares, Series N;

16,000,000 Cumulative Redeemable

Preference Shares, Series P;

16,000,000 Cumulative Redeemable

Preference Shares, Series R;

16,000,000 Cumulative Redeemable

Preference Shares, Series 1;

24,000,000 Cumulative Redeemable

Preference Shares, Series 3;

8,000,000 Cumulative Redeemable

Preference Shares, Series 5;

10,000,000 Cumulative Redeemable

Preference Shares, Series 7;

11,000,000 Cumulative Redeemable

Preference Shares, Series 9;

20,000,000 Cumulative Redeemable

Preference Shares, Series 11;

14,000,000 Cumulative Redeemable

Preference Shares, Series 13; and

11,000,000 Cumulative Redeemable

Preference Shares, Series 15.

Holders of Enbridge common shares are entitled to all of the applicable rights and obligations provided under the Canada Corporations Act and Enbridge’s articles and by-laws.

In addition to the rights attaching to any series of preference shares (as set forth in the table under the heading “Variation of Rights Attaching to a Class or Series of Shares” below), holders of Enbridge’s preference shares are entitled to all of the applicable rights and obligations provided under the Canada Corporations Act and Enbridge’s articles and by-laws.

The number of authorized Enbridge common shares or preference shares of Enbridge may be reduced (but not below the number of issued Enbridge common shares or preference shares of Enbridge, as applicable) through an amendment of Enbridge’s articles authorized by special resolution of Enbridge shareholders, including, if applicable, a separate special resolution of the holders of the affected class

Holders of Spectra Energy common stock are entitled to all of the applicable rights and obligations provided under the DGCL and the Spectra Energy certificate of incorporation and by-laws.

Under the DGCL, the board of directors, without stockholder approval, may approve the issuance of authorized but unissued shares of common stock or preferred stock.

Provision	Enbridge	Spectra Energy

or series of shares in accordance with the provisions of the Canada Corporations Act.

Under the Canada Corporations Act, the board of directors of Enbridge, without shareholder approval, may approve the issuance of authorized but unissued Enbridge common shares or preference shares of Enbridge, including one or more new series of preferred shares.

Variation of Rights Attaching to a Class or Series of Shares

Under the Canada Corporations Act, the rights attaching to Enbridge common shares may be varied only through an amendment of Enbridge’s articles authorized by special resolution of Enbridge’s shareholders.

Under Enbridge’s articles, the preference shares of Enbridge may be issued at any time or from time to time in one or more series. Before any shares of a series of preference shares are issued, the directors of Enbridge will fix the number of shares that will form such series and will, subject to the limitations set out in Enbridge’s articles, determine the designation, rights, privileges, restrictions and conditions to be attached to the preference shares of such series, except that no series will be granted the right to vote at a general meeting of Enbridge shareholders. None of the existing preference shares carry the right to be convertible or exchangeable for Enbridge common shares, directly or indirectly.

The Spectra Energy certificate of incorporation authorizes its board of directors, without shareholder approval, to issue up to 22 million shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred stock, including voting rights, dividend rights, conversion rights, terms of redemption, liquidation preference, sinking fund terms, subscription rights and the number of shares constituting any series or the designation of a series. The Spectra Energy board of directors can, without stockholder approval, issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock.

Consolidation and Division; Subdivision

Under the Canada Corporations Act, the issued shares of a class or series of Enbridge may be changed into a different number of shares of the same class or series or into the same or a different number of shares of other classes or series through an amendment to its articles authorized by special resolution of Enbridge shareholders, including, if applicable, a separate special resolution of the holders of the affected class or series of shares in accordance with the provisions of the Canada Corporations Act.

Under the DGCL, the issued shares of Spectra Energy common stock may be combined into a smaller number of shares or split into a greater number of shares through an amendment to its certificate of incorporation, which requires approval by a majority of the outstanding shares of Spectra Energy common stock. However, a stock dividend would not need stockholder approval if the issued shares do not exceed the authorized share amount.

Reduction of Share Capital

Under the Canada Corporations Act, Enbridge may, by a special resolution of Enbridge shareholders, reduce its stated capital for a class or series of shares for any reason, provided there are no reasonable grounds for believing that Enbridge is, or after the proposed reduction of its stated capital would be, unable to pay its liabilities as they become due or, after the proposed reduction of its stated capital, the

Under the DGCL, Spectra Energy, by an affirmative vote of a majority of the Spectra Energy board of directors, may reduce its capital by reducing or eliminating the capital associated with shares of capital stock that have been retired, by applying some or all of the capital represented by shares purchased, redeemed, converted or exchanged or by

Provision	Enbridge			Spectra Energy
	realizable value of Enbridge’s assets would be less than the aggregate of its liabilities.			transferring to surplus the capital associated with certain shares of its stock. No reduction of capital may be made unless the assets of Spectra Energy remaining after the reduction are sufficient to pay any debts for which payment has not otherwise been provided.
Distributions, Dividends, Repurchases and Redemptions

Distributions/Dividends

Under Enbridge’s articles and the Canada Corporations Act, Enbridge shareholders are entitled to receive dividends if, as and when declared by the directors of Enbridge, subject to prior satisfaction of preferential dividends applicable to any preference shares.

Under Enbridge’s articles, the preference shares of each series rank on a parity with the preference shares of every other series with respect to dividends and are entitled to a preference over the Enbridge common shares and over any other shares ranking junior to the preference shares with respect to priority in payment of dividends.

The outstanding series of preference shares of Enbridge have the following annual dividend entitlements, for the initial fixed period, as applicable:

Distributions/Dividends

Under the DGCL, Spectra Energy stockholders are entitled to receive dividends if, as and when declared by the Spectra Energy board of directors. The Spectra Energy board of directors may declare and pay a dividend to Spectra Energy stockholders out of surplus or, if there is no surplus, out of net profits for the year in which the dividend is declared or the immediately preceding fiscal year, or both, provided that such payment would not reduce capital below the amount of capital represented by all classes of outstanding stock having a preference as to the distribution of assets upon liquidation. A dividend may be paid in cash, in shares of common stock or in other property.

Repurchases/Redemptions

Under the DGCL, Spectra Energy may redeem or repurchase shares of its own common stock, except that generally it may not redeem or repurchase those shares if the capital of Spectra Energy is impaired at the time or would become impaired as a result of the redemption or repurchase of such shares. If Spectra Energy were to designate and issue shares of a series of preferred stock that is redeemable in accordance with its terms, such terms would govern the redemption of such shares. Repurchased and redeemed shares may be retired or held as treasury shares. Shares that have been repurchased but have not been retired may be resold by a corporation for such consideration as the board of directors may determine in its discretion.

	Series	Dividend Yield	Dividend Amount(1)
	Preference Shares, Series A	5.5%	C$1.375
	Preference Shares, Series B	4.0%	C$ 1.00
	Preference Shares, Series D	4.0%	C$ 1.00
	Preference Shares, Series F	4.0%	C$ 1.00
	Preference Shares, Series H	4.0%	C$ 1.00
	Preference Shares, Series J	4.0%	$ 1.00
	Preference Shares, Series L	4.0%	$ 1.00
	Preference Shares, Series N	4.0%	C$ 1.00
	Preference Shares, Series P	4.0%	C$ 1.00

Provision	Enbridge			Spectra Energy
	Preference Shares, Series R	4.0%	C$1.00

Purchases by Subsidiaries of Spectra Energy

Under the DGCL, Spectra Energy common stock may be acquired by subsidiaries of Spectra Energy without stockholder approval. Shares of such common stock owned by a majority-owned subsidiary are neither entitled to vote nor counted as outstanding for quorum purposes.

	Preference Shares, Series 1	4.0%	$1.00
	Preference Shares, Series 3	4.0%	C$1.00
	Preference Shares, Series 5	4.4%	$1.10
	Preference Shares, Series 7	4.4%	C$1.10
	Preference Shares, Series 9	4.4%	C$1.10
	Preference Shares, Series 11	4.4%	C$1.10
	Preference Shares, Series 13	4.4%	C$1.10
	Preference Shares, Series 15	4.4%	C$1.10

Note:

(1)   The holder of preference shares is entitled to receive a fixed, cumulative, quarterly preferential dividend per year, as declared by the Enbridge board of directors.

Under the Canada Corporations Act, the board of directors of Enbridge may declare and pay dividends to the holders of Enbridge common shares or Enbridge preference shares provided there are no reasonable grounds for believing that: (a) Enbridge is, or would after the payment be, unable to pay its liabilities as they become due; and (b) the realizable value of Enbridge’s assets would as a result of the payment be less than the aggregate of Enbridge’s liabilities and the stated capital of all classes of Enbridge’s shares.

Repurchases/Redemptions

Under the Canada Corporations Act, Enbridge may repurchase its own shares, provided there are no reasonable grounds for believing that (a) Enbridge is, or after the payment for the purchase of such shares would be, unable to pay its liabilities as they become due and (b) the realizable value of Enbridge’s assets would after the payment for the purchase of such shares be less than the aggregate of Enbridge’s liabilities and the stated capital of all classes of Enbridge’s shares.

Provision	Enbridge			Spectra Energy

Under the Canada Corporations Act, Enbridge may purchase or redeem any redeemable shares issued by it at prices not exceeding the redemption price, or as calculated according to a formula, stated in the articles; provided Enbridge may only purchase or redeem its redeemable shares if there are no reasonable grounds for believing that (a) Enbridge is, or after the payment for the purchase or redemption of such shares would be, unable to pay its liabilities as they become due and (b) the realizable value of Enbridge’s assets would after the payment for the purchase or redemption of such shares be less than the aggregate of Enbridge’s liabilities and the amount that would be required to pay the holders of Enbridge’s shares that have a right to be paid, on a redemption or in a liquidation, rateably with or before the holders of the shares to be purchased or redeemed, to the extent that the amount has not been included in its liabilities.

The outstanding series of preference shares of Enbridge are redeemable as follows:

	Series	Per Share Base Redemption Value	Redemption Option Date(1)
	Preference Shares, Series A	C$25	—
	Preference Shares, Series B	C$25	June 1, 2017
	Preference Shares, Series D	C$25	March 1, 2018
	Preference Shares, Series F	C$25	June 1, 2018
	Preference Shares, Series H	C$25	September 1, 2018
	Preference Shares, Series J	$25	June 1, 2017
	Preference Shares, Series L	$25	September 1, 2017
	Preference Shares, Series N	C$25	December 1, 2018
	Preference Shares, Series P	C$25	March 1, 2019
	Preference Shares, Series R	C$25	June 1, 2019
	Preference Shares, Series 1	$25	June 1, 2018

Provision	Enbridge				Spectra Energy
	Preference Shares, Series 3	C$	25	September 1, 2019
	Preference Shares, Series 5		$25	March 1, 2019
	Preference Shares, Series 7	C$	25	March 1, 2019
	Preference Shares, Series 9	C$	25	December 1, 2019
	Preference Shares, Series 11	C$	25	March 1, 2020
	Preference Shares, Series 13	C$	25	June 1, 2020
	Preference Shares, Series 15	C$	25	September 1, 2020

Note:

(1)    Preference shares, Series A may be redeemed any time at Enbridge’s option. For all other series of preference shares, Enbridge may, at its option, redeem all or a portion of the outstanding preference shares for the Per Share Base Redemption Value (as set forth in the table above) plus all accrued and unpaid dividends on the applicable Redemption Option Date (as set forth in the table above) and on every fifth anniversary thereafter.

Any shares that Enbridge purchases or redeems will be cancelled.

Purchases by Subsidiaries of Enbridge

Under the Canada Corporations Act, neither Enbridge nor subsidiaries of Enbridge will hold Enbridge shares, unless it is holding such shares solely in the capacity of a personal representative.

Dividends in Shares/Bonus Issues	In accordance with the Canada Corporations Act, Enbridge may pay dividends in money or property or by issuing fully paid shares.				Under the DGCL, Spectra Energy may make a distribution to its stockholders in the form of a stock dividend.
Preemptive Rights of Stockholders/ Shareholders	Enbridge shareholders do not have preemptive rights to acquire newly issued shares.				Spectra Energy stockholders do not have preemptive rights to acquire newly issued shares of stock.
Lien on Shares, Calls on Shares and Forfeiture of Shares

Under the Canada Corporations Act, shares must be fully paid prior to issue, and are non-assessable. Enbridge shares will not be issued until the consideration for the share is fully paid in money or in property or past services that are not less in value than the fair equivalent of the

					Under the DGCL, a corporation may issue the whole or any part of its shares of common stock or preferred stock as partly paid and subject to call for the remainder of the consideration to be paid

Provision	Enbridge	Spectra Energy
	money that Enbridge would have received if the share had been issued for money. The determination of whether property or services are the fair equivalent of monetary consideration will be made by the Enbridge board of directors.	therefor. When the whole of the consideration payable for shares of a corporation has not been paid in full, and the assets of the corporation shall be insufficient to satisfy the claims of creditors, each holder of shares not paid in full shall be bound to pay the unpaid balance due for such shares.
Transfer Restrictions	Not applicable.	Not applicable.
Voting Rights

Each Enbridge common share entitles the holder to one vote at all meetings of Enbridge shareholders, except meetings at which only holders of another specified class or series of shares are entitled to vote.

Except as required by law, including the Canada Corporations Act, holders of the preference shares of Enbridge will not be entitled to receive notice of, to attend or to vote at any meeting of the Enbridge shareholders, provided that the rights, privileges, restrictions and conditions attached to the preference shares as a class may be added to, changed or removed only with the approval of the holders of the preference shares given in such manner as may then be required by law, at a meeting of the holders of the preference shares duly called for that purpose.

Each share of Spectra Energy common stock entitles the holder to one vote at all meetings of Spectra Energy stockholders.

Except as required by law, including the DGCL, holders of any preferred stock will not be entitled to receive notice of, to attend or to vote at any meeting of the Spectra Energy stockholders. Spectra Energy does not currently have any shares of preferred stock outstanding.

Number of Directors; Quorum; Election; Composition of the Board of Directors; Classified Board; Removal; Vacancies

Number of Directors

Enbridge’s articles provide for a maximum of 15 directors. The number of directors to be elected to the Enbridge board of directors is determined by the Enbridge board of directors. The Enbridge board of directors has the ability to appoint additional directors between shareholder meetings, provided the number of additional directors so appointed does not exceed one third of the number of directors elected at the most recent shareholder meeting.

The Enbridge board of directors currently consists of 11 directors. After completion of the merger, the Enbridge board of directors will consist of 13 directors.

Number of Directors The Spectra Energy by-laws provide that the number of directors constituting its board of directors is fixed at 11.

Provision	Enbridge	Spectra Energy
	Quorum Under Enbridge’s by-laws, a quorum for a meeting of the Enbridge board of directors is a majority of the directors.	Quorum The Spectra Energy by-laws provide that a quorum for a meeting of directors is a majority of directors.

Election

Pursuant to Enbridge’s by-laws, directors of Enbridge are elected at the annual meeting of shareholders or at a special meeting of shareholders called for such purpose and hold office until the close of the next annual meeting of shareholders or until their successors are elected.

The election of directors and the appointment of an auditor of Enbridge occurs pursuant to a plurality voting standard, which provides that shares may only be voted “for” or “withheld” from voting. As a result, in situations where there are not more nominees than directors to be elected, only a single vote in favor of a director is required to elect such director. In situations where there are more nominees than directors to be elected, the nominees receiving the highest number of “for” votes are elected.

In light of this plurality voting standard and as a requirement of the rules of the TSX, the Enbridge board of directors has adopted a “majority voting” policy which provides that any nominee for director in an uncontested election who receives more withheld votes than for votes (i.e., the nominee is not elected by at least a majority of 50% + 1 vote), will immediately tender their resignation and will not participate in any meeting of the Enbridge board of directors or any committee thereof at which the resignation is considered. The Enbridge board of directors, on the recommendation of the Governance Committee, will determine whether or not to accept the resignation within 90 days after the date of the meeting, and will accept the resignation absent exceptional circumstances. Enbridge will promptly issue a news release with the decision of the Enbridge board of directors, and if the Enbridge board of directors determines not to accept a resignation, the news release will state the reasons for that decision. The director’s resignation will be effective when accepted by the

Election

The Spectra Energy by-laws provide that directors are elected at the annual meeting of stockholders or at a special meeting called for such purpose and hold office until the annual meeting for the year in which his or her term expires or until his or her successor shall be elected and shall qualify.

Directors of Spectra Energy are elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; however, directors are elected by a plurality of votes cast in contested elections.

Provision	Enbridge	Spectra Energy

Enbridge board of directors. If the Enbridge board of directors accepts the director’s resignation, it can appoint a new director to fill the vacancy.

Under the Canada Corporations Act, cumulative voting is only permitted if the articles of a corporation specifically provide for it. Enbridge’s articles do not provide for cumulative voting.

Composition of the Board of Directors

Following completion of the merger, pursuant to the amended General By-Law No. 1 of Enbridge (which we refer to as the “amended by-laws”), Gregory L. Ebel will serve as non-executive chair of the Enbridge board of directors until the termination of the annual general meeting of Enbridge shareholders during the 2020 calendar year (which we refer to as the “specified chair period”). During the specified chair period, any removal of Gregory L. Ebel from such position or any modification of the duties and reporting relationships of such position will require the affirmative vote of at least 75% of the entire Enbridge board of directors. In the event that Gregory L. Ebel is unable or unwilling to continue in such office during the specified chair period, the vacancy created thereby will be filled only by an individual who is also a continuing Spectra Energy director (as defined below) unless otherwise approved by the affirmative vote of at least 75% of the entire Enbridge board of directors.

Following completion of the merger, pursuant to the amended by-laws, for the period commencing at the effective time until the termination of the annual general meeting of the Enbridge shareholders during the 2019 calendar year (which we refer to as the “specified board period”), the Enbridge board of directors will be comprised of 13 directors, of which:

(i)     five individuals who were directors of Spectra Energy immediately prior to the effective time and their permitted replacement directors who take office after the effective time who are nominated in accordance with the amended by-laws (which we refer to as

Composition of the Board of Directors Not applicable.

Provision	Enbridge	Spectra Energy

the “continuing Spectra Energy directors”); and

(ii)    eight individuals who were directors of Enbridge immediately prior to the effective time and their permitted replacement directors who take office after the effective time who are nominated in accordance with the amended by-laws (which we refer to as the “continuing Enbridge directors”).

	Classified Board Enbridge’s articles and by-laws do not divide its board of directors into classes.	Classified Board The Spectra Energy certificate of incorporation and by-laws do not divide its board of directors into classes.

Removal

The Canada Corporations Act and Enbridge’s by-laws provide that Enbridge shareholders may, by ordinary resolution at a special meeting of Enbridge shareholders, remove any director or directors from office.

In accordance with the rules of the TSX, Enbridge has adopted a “majority voting” policy providing that a director receiving more “withheld” votes than “for” votes in an uncontested election is required to tender his or her resignation to the Enbridge board of directors promptly following the applicable shareholder meeting. The Enbridge board of directors will then consider whether to accept or reject the resignation. See the information set forth in the table under “—Election” above for further details regarding Enbridge’s majority voting policy.

Removal

The Spectra Energy certificate of incorporation provides that directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the combined voting power of the then outstanding shares of stock of all classes of Spectra Energy entitled to vote generally in the election of directors.

Vacancies

The Canada Corporations Act generally allows a vacancy on the board of directors to be filled by a quorum of directors, except a vacancy resulting from an increase in the number or the minimum or maximum number of directors or a failure to elect the number or minimum number of directors provided for in the articles.

Pursuant to Enbridge’s by-laws, vacancies in the board of directors may be filled for the remainder of its term of office from among persons qualified for election by the remaining directors if

Vacancies

The Spectra Energy by-laws provide that any vacancies are filled by a majority of the board of directors then in office, provided that if the vacancy is the result of an increase in the number of directors, that a quorum must be present to fill the vacancy.

Provision	Enbridge	Spectra Energy

constituting a quorum; otherwise such vacancies will be filled at the next annual meeting of shareholders at which directors for the ensuing year are to be elected or at a special meeting of shareholders called for that purpose.

Following completion of the merger, pursuant to the amended by-laws, subject to provisions regarding the non-executive Chairman term, the continuing Spectra Energy directors will have all the power and may exercise all the authority of the Enbridge board of directors to fill all vacancies on the Enbridge board of directors created by the cessation of service of a continuing Spectra Energy director, prior to the 2019 annual general meeting of the Enbridge shareholders, provided that any nominee that was not a director of Spectra Energy immediately prior to the effective time will be subject to the approval of the continuing Enbridge directors, not to be unreasonably withheld, delayed or conditioned.

Following completion of the merger, pursuant to the amended by-laws, subject to provisions regarding the non-executive Chairman term, the continuing Enbridge directors will have all the power and may exercise all the authority of the Enbridge board of directors to fill all vacancies on the Enbridge board of directors created by the cessation of service of a continuing Enbridge director, prior to the 2019 annual general meeting of the Enbridge shareholders.

Following completion of the merger, subject to provisions regarding the non-executive Chairman term, pursuant to the amended by-laws, subsequent to the specified board period, vacancies in the Enbridge board of directors may be filled for the remainder of its term of office from among persons qualified for election by the remaining directors if constituting a quorum; otherwise such vacancies will be filled at the next annual meeting of Enbridge shareholders at which directors for the ensuing year are to be elected or at a special meeting of shareholders called for that purpose. If at any time the directors in office do not constitute a quorum, the remaining director or directors will forthwith call a special meeting of Enbridge shareholders to fill such vacancies in the board of directors.

Provision	Enbridge	Spectra Energy
Citizenship and Residency of Directors	The Canada Corporations Act requires that at least 25% of the directors of Enbridge (or if Enbridge ever has less than four directors, at least one director) must be resident Canadians.	Not applicable.
Duties of Directors

Under the Canada Corporations Act, the directors of Enbridge owe a statutory fiduciary duty to Enbridge. The directors have a duty to manage, or supervise the management of, the business and affairs of Enbridge. In exercising their powers and discharging their duties, the directors must: (i) act honestly and in good faith with a view to the best interests of Enbridge; and (ii) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Provided that the directors consider the interests of stakeholders and make a decision that is reasonable in light of conflicting interests, Canadian courts will not generally question the decision. Canadian courts will scrutinize the process by which the directors make their decisions and the apparent objectives of their actions. If business decisions have been made honestly, prudently, in good faith and on reasonable and rational grounds, Canadian courts will generally decline to substitute their own opinion for that of the board of directors, even where subsequent events may cast doubt on the board of director’s determination.

Under the Canada Corporations Act, the directors of Enbridge may delegate their duties to a managing director or committee of directors, or to an officer of Enbridge, provided that the directors may not delegate the power to:

(i)     submit to the Enbridge shareholders any question or matter requiring the approval of the shareholders;

(ii)    fill a vacancy among the directors or in the office of auditor, or appoint additional directors;

(iii)  issue securities except as authorized by the directors;

(iv)   issue shares of a series except as authorized by the directors;

(v)    declare dividends;

Under Delaware law, the directors of Spectra Energy owe a duty of care and a duty of loyalty. The duty of care requires that directors act on an informed basis after due consideration of the relevant materials and appropriate deliberation. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty requires directors to act in what they reasonably believe to be the best interests of the company and its stockholders without any conflict of interest. A party challenging the propriety of a decision of a board of directors typically bears the burden of rebutting the applicability of the “business judgment rule” presumption, which presumes that directors acted in accordance with the duties of care and loyalty. Notwithstanding the foregoing, Delaware courts may subject directors’ conduct to enhanced scrutiny of, among other matters, defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Under Delaware law, a member of the board of directors, or a member of any committee designated by the board of directors, must, in the performance of such member’s duties, be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of the corporation’s officers or employees, or committees of the board of directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and

Provision	Enbridge	Spectra Energy

(vi)   purchase, redeem or otherwise acquire shares issued by Enbridge;

(vii) pay a commission to any person in consideration of the person’s purchasing or agreeing to purchase shares of Enbridge from Enbridge or from any other person, or procuring or agreeing to procure purchasers for any such shares except as authorized by the directors;

(viii)  approve a management proxy circular;

(ix)   approve a takeover bid circular or directors’ circular;

(x)    approve any financial statements of Enbridge; or

(xi)   adopt, amend or repeal by-laws.

who has been selected with reasonable care by or on behalf of the corporation.
Conflicts of Interest of Directors

Under the Canada Corporations Act, each of the directors of Enbridge must disclose to Enbridge, in writing or by requesting to have it entered in the minutes of meetings of directors or of meetings of committees of directors, the nature and extent of any interest that he or she has in a material contract or material transaction, whether made or proposed, with Enbridge, if the director (i) is a party to the contract or transaction, (ii) is a director or an officer, or an individual acting in a similar capacity, of a party to the contract or transaction, or (iii) has a material interest in a party to the contract or transaction.

A director who discloses such a conflict of interest will not vote on any resolution to approve the contract or transaction, unless the contract or transaction relates primarily to his or her remuneration as a director, officer, employee, agent or mandatory of Enbridge or an affiliate, is for indemnity or insurance of directors of Enbridge, or is with an affiliate of Enbridge.

Where Enbridge enters into a material contract or transaction with a director of Enbridge, or with another person or entity of which a director of Enbridge is a director or officer or in which a director of Enbridge has a material interest, the director or officer is not accountable to Enbridge or its shareholders if (i) disclosure of the interest was made as described above, (ii) the directors of Enbridge approved the contract or transaction, and

Under Delaware law, a contract or transaction in which a director has an interest will not be voidable solely for this reason if (i) the material facts about such interested director’s interest are disclosed or are known to the board of directors or an informed and properly functioning independent committee thereof, and a majority of disinterested directors or such committee in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) the material facts about such interested director’s relationship or interest are disclosed or are known to the stockholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (iii) the transaction is fair to the corporation as of the time it is authorized, approved or ratified. The mere fact that an interested director is present and voting on a transaction in which he or she is interested will not itself make the transaction void. Interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee that authorizes the contract or transaction.

Provision	Enbridge	Spectra Energy

(iii) the contract or transaction was reasonable and fair to Enbridge when it was approved.

Despite the foregoing, even if a director’s interest is not disclosed as described above, provided the director was acting honestly and in good faith, such director is not accountable to Enbridge or to its shareholders in respect of a transaction or contract in which the director has an interest provided that:

•    the contract or transaction is approved or confirmed by special resolution at a meeting of the Enbridge shareholders;

•    disclosure of the interest was made to the Enbridge shareholders in a manner sufficient to indicate its nature before the contract or transaction was approved or confirmed; and

•    the contract or transaction was reasonable and fair to Enbridge when it was approved or confirmed.

In addition, directors of Enbridge are required to certify compliance with Enbridge’s Statement on Business Conduct on an annual basis.

Under Delaware law, an interested director could be held liable for a transaction in which such director derived an improper personal benefit.
Shareholders’ Disclosure of Interests in Shares

Enbridge shareholders are not required to disclose their interests in shares of Enbridge, except for in limited circumstances, including when nominating a candidate for election as a director, making certain other shareholder proposals or requisitioning a meeting of shareholders in accordance with each of the Canada Corporations Act and Enbridge’s by-laws.

In addition, pursuant to applicable Canadian securities laws, an Enbridge shareholder is required to disclose their interest in Enbridge’s shares where such shareholder’s holdings equal or exceed 10% of the voting rights attached to the voting securities.

Neither the DGCL nor the Spectra Energy certificate of incorporation or by-laws impose an obligation with respect to disclosure by stockholders of their interests in Spectra Energy common stock, except as part of a stockholders’ nomination of a director or stockholder proposals to be made at an annual meeting.

Record Dates

Under the Canada Corporations Act, the Enbridge board of directors may fix a record date for the purpose of determining shareholders entitled to receive payment of a dividend or entitled to participate in a liquidation distribution or for any other purpose, other than to establish a shareholder’s right to receive notice of or to vote at a meeting, which record date must be not more than 60 days before the day on which the

Under the Spectra Energy by-laws, the directors may fix a record date to determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other

Provision	Enbridge	Spectra Energy

particular action is to be taken. If no record date is fixed by the Enbridge board of directors, the record date will be at the close of business on the day on which the directors pass the resolution in respect of the applicable action.

Under the Canada Corporations Act, the Enbridge board of directors may fix a record date for the purpose of determining shareholders entitled to receive notice of and vote at a meeting of shareholders, which record date must be not less than 21 days and not more than 60 days before the date of the meeting. If no record date is fixed by the Enbridge board of directors, the record date for the determination of shareholders entitled to receive notice of or vote at a meeting of shareholders will be at the close of business on the day immediately preceding the day on which the notice is given.

If a record date is fixed, unless notice of the record date is waived in writing by every holder of a share of the class or series affected, notice thereof will be given, not less than seven days before the date so fixed, (i) by advertisement in a newspaper published or distributed in the place where Enbridge has its registered office and in each place in Canada where it has a transfer agent or where a transfer of its shares may be recorded; and (ii) by written notice to each stock exchange in Canada on which the shares of Enbridge are listed for trading.

lawful action, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

Under the Spectra Energy by-laws, the directors may fix a record date to determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which the meeting is held.

Annual Meetings of Shareholders

Under the Canada Corporations Act, the Enbridge board of directors must call an annual meeting of shareholders not later than 15 months after holding the last preceding annual meeting but no later than six months after the end of Enbridge’s preceding financial year.

Pursuant to the Canada Corporations Act and Enbridge’s by-laws, meetings of Enbridge shareholders will be held at such place in Canada as determined by the directors.

At an annual meeting, shareholders will receive the financial statements of Enbridge and the auditor’s report, elect directors of Enbridge and appoint Enbridge’s auditor. All other business that may properly come before an annual meeting of shareholders or any business coming before a special meeting of shareholders is considered special business. For special business to be

Under the DGCL, an annual meeting of stockholders is required for the election of directors and for such other proper business as may be conducted thereat. The Delaware Court of Chancery may order a corporation to hold an annual meeting if a corporation has failed to hold an annual meeting for a period of 13 months after its last annual meeting.

The Spectra Energy by-laws provide that the annual meeting of stockholders will be held at the time and place determined by Spectra Energy’s board of directors, and that meetings of the stockholders may be within or without the State of Delaware.

Provision	Enbridge	Spectra Energy
properly brought before a meeting, it must be specified in the notice of meeting and include (i) the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon; and (ii) the text of any special resolution to be submitted to the meeting.
Meeting Notice Provisions

Under the Canada Corporations Act, notice of the time and place of a meeting of Enbridge shareholders must be given not less than 21 days and not more than 60 days before the meeting to each director, to the auditor and to each shareholder entitled to vote at the meeting.

Notice of a meeting of shareholders at which special business is to be transacted must state (i) the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon; and (ii) the text of any special resolution to be submitted to the meeting.

Under the DGCL and the Spectra Energy by-laws, written notice of annual and special meetings of Spectra Energy stockholders must be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

The Spectra Energy by-laws provide that notice of an annual and special meeting of stockholders may be given personally, including by mail or electronic delivery if consented to by the stockholder to whom notice is given. Notice of a special meeting must also state the purpose for which the special meeting is called.

Notice of Shareholder Nominations and Proposals

Under Enbridge’s by-laws, an eligible Enbridge shareholder wishing to nominate a director for election to the Enbridge board of directors is required to provide notice to Enbridge, in proper form, within the following time periods:

(i)     in the case of an annual meeting (including an annual and special meeting) of Enbridge shareholders, not less than 30 days prior to the date of the meeting; provided, however, that in the event that the meeting is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the meeting was made, notice of the nomination will be made not later than the close of business on the 10th day following the first public announcement of the date of the meeting; and

(ii)    in the case of a special meeting (which is not also an annual meeting) of

Under the Spectra Energy by-laws, a Spectra Energy stockholder wishing to nominate a director for election to the Spectra Energy board of directors must provide written notice, in proper form, within the following time periods:

(i)     with respect to an election to be held at an annual meeting of stockholders, not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting provided, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received not later than the 10th day following the day on which notice of the date of the

Provision	Enbridge	Spectra Energy

Enbridge shareholders called for the purpose of electing directors (whether or not also called for other purposes), not later than the close of business on the 15th day following the day on which the first public announcement of the date of the meeting was made.

In order to be in proper form, the notice of nomination must include:

(i)     the name, age and business and residential address of the proposed nominee;

(ii)    the principal occupation, business or employment of the proposed nominee, both present and within the five years preceding the notice;

(iii)  whether the proposed nominee is a “resident Canadian” within the meaning of the Canada Corporations Act;

(iv)   the number of securities of each class of voting securities of Enbridge or any of its subsidiaries beneficially owned, or controlled or directed, directly or indirectly, by the proposed nominee, as of the record date for the meeting of shareholders (if such date is at the time publicly available and has occurred) and as of the date of such notice;

(v)    a description of any relationship, agreement, arrangement or understanding (financial, compensation or indemnity related or otherwise) between the nominating shareholder and the proposed nominee, or any affiliates or associates of, or any person or entity acting jointly or in concert with the nominating shareholder or the proposed nominee, in connection with the nomination and election as a director;

(vi)   whether the proposed nominee is party to any existing or proposed relationship, agreement, arrangement or understanding with any competitor of Enbridge or any other third party which may give rise to a real or perceived conflict of interest between the interests of Enbridge and the interests of the proposed nominee;

annual meeting was mailed or public announcement of the date of such meeting is first made by Spectra Energy, whichever occurs first; and

(ii)    with respect to an election to be held at a special meeting of stockholders for the election of directors, not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement of the date of the special meeting and of the nominees to be elected at such meeting is first made.

The public announcement of an adjournment or postponement of an annual meeting of stockholders will not commence a new time period for the giving of a stockholder’s notice as described above.

To be in proper form, the notice of nomination must include:

(i)     the name and address of the stockholder giving the notice, as they appear on Spectra Energy’s books, of any beneficial owner, if any, on whose behalf the nomination is made and of their respective affiliates or associates or others acting in concert therewith;

(ii)    certain information relating to the stockholder’s ownership interests of Spectra Energy common stock and/or other relationships with Spectra Energy;

(iii)  a representation that the stockholder is a holder of record of stock of Spectra Energy entitled to vote at such

Provision	Enbridge	Spectra Energy

(vii) any other information relating to the proposed nominee that would be required to be disclosed in a dissident’s proxy circular or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Canada Corporations Act or any applicable securities laws;

(viii)  the name, business and residential address of the nominating shareholder;

(ix)   the number of securities of each class of voting securities of Enbridge or any of its subsidiaries beneficially owned, or controlled or directed, directly or indirectly, by such nominating shareholder or any other person with whom such nominating shareholder is acting jointly or in concert with respect to Enbridge or any of its securities, as of the record date for the meeting (if such date is at the time publicly available and has occurred) and as of the date of such notice;

(x)    whether such nominating shareholder intends to deliver a proxy circular or form of proxy to any Enbridge shareholder in connection with such nomination or otherwise solicit proxies or votes from Enbridge shareholders in support of such nomination;

(xi)   any other information relating to such nominating shareholder that would be required to be disclosed in a dissident’s proxy circular or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Canada Corporations Act or any applicable securities laws; and

(xii) a written consent duly signed by each proposed nominee to being named as a nominee for election to the board of directors and to serve as a director of Enbridge, if elected.

meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

(iv)   a representation that each nominee will comply with the Spectra Energy by-laws;

(v)    a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

(vi)   such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the board of directors;

(vii) the consent of each nominee to serve as a director if so elected;

(viii)  if the stockholder intends to solicit proxies in support of such stockholder’s nominee(s), a representation to that effect; and

(ix)   any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to

Provision	Enbridge	Spectra Energy
Section 14 of the U.S. Exchange Act and the rules and regulations promulgated thereunder.
Proxy Access

Pursuant to the Canada Corporations Act, Enbridge shareholders may nominate candidates for election to the board of directors through the shareholder proposal mechanism provided for under the Canada Corporations Act (provided such shareholder either owns, as registered or beneficial holder, or has the support of shareholders who own, as registered or beneficial holders, such number of shares either equal to one percent of the outstanding voting shares of Enbridge or having a fair market value of C$2,000 for a period of at least six months prior to the nomination) and provided such shareholder complies with the advanced notice procedures in Enbridge’s by-laws (see the information set forth in the table above in the section entitled “Notice of Shareholder Nominations and Proposals”).

Under Enbridge’s by-laws, in order to be an eligible shareholder to nominate a director, an Enbridge shareholder must (i) at the close of business on the date of the giving of the notice of nomination and on the record date for notice of the relevant meeting, be entered in the securities register of Enbridge as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting and provides evidence of such beneficial ownership to Enbridge, and (ii) comply with the advanced notice procedures in Enbridge’s by-laws (see the information set forth in the table above in the section entitled “Notice of Shareholder Nominations and Proposals”).

The Spectra Energy by-laws provide that eligible stockholders may submit stockholder nominees to the board of directors for inclusion in Spectra Energy’s proxy materials. The number of stockholders nominees may not exceed 20% of the number of directors in office, or, if such amount is not a whole number, the closest whole number below 20%. In order to be eligible to submit stockholder nominees, such stockholder or stockholders must have owned continuously for at least three years, as of the date that the proxy access notice is received and as of the record date for the annual meeting, a number of shares that represents 3% of the total voting power of Spectra Energy’s outstanding shares of capital stock entitled to vote. The aggregate number of shareholders whose share ownership may be counted for the purposes of satisfying the ownership requirement may not exceed 20.
Calling Special Meetings of Shareholders

Under the Canada Corporations Act, the Enbridge board of directors may call a special meeting of shareholders at any time.

In addition, holders of five percent or more of the outstanding shares of Enbridge that carry the right to vote at a meeting sought to be held may requisition a shareholders meeting under the applicable provisions of the Canada Corporations Act. The requisition must state the business to be transacted at the meeting. The Enbridge board of directors must call a meeting of shareholders to transact the business stated in the requisition within 21 days of receiving the requisition; otherwise the shareholder may call the meeting. The Enbridge board of directors is not required to call a meeting upon receiving a requisition by a

The Spectra Energy by-laws provide that the Spectra Energy board of directors may call a special meeting of stockholders for any purpose or purposes by the chairman of the board of directors or by the board of directors pursuant to a resolution stating the purpose or purposes thereof, to be held at such place (within or without the State of Delaware), date and hour as shall be determined by the chairman or the board of directors, as applicable, and designated in the notice thereof. At any such special meeting any business properly brought before the meeting may be transacted.

Provision	Enbridge	Spectra Energy
shareholder if (i) the business stated in the requisition is of a proscribed nature, (ii) a record date has already been fixed and notice provided in respect of a meeting, or (iii) the Enbridge board of directors has already called a meeting and given notice of such meeting.
Shareholder Action by Written Consent

The Canada Corporations Act allows any matters required to be voted on at a meeting to be approved by Enbridge shareholders pursuant to a written resolution signed by all of the shareholders entitled to vote on the matter.

Spectra Energy’s certificate of incorporation provides that any action required or permitted to be taken at any annual meeting or special meeting of stockholders may be taken without a meeting, without prior notice, and without a vote if consent in writing setting forth the action taken is signed by all of the holders of the issued and outstanding stock entitled to vote thereon.

Quorum of Shareholders

Enbridge’s by-laws provide that a quorum for the transaction of business at a meeting of shareholders will be three persons present and holding, or representing by proxy, at least 25% of the issued and outstanding shares having the right to vote at the meeting.

The Spectra Energy by-laws provide that the presence in person or by proxy at a meeting of stockholders entitled to cast a majority of the votes entitled to be cast thereat shall constitute a quorum for the entire meeting, notwithstanding the withdrawal of stockholders entitled to cast a sufficient number of votes in person or by proxy to reduce the number of votes represented at the meeting below a quorum.

Shares of Spectra Energy’s stock belonging to Spectra Energy or to a majority-owned subsidiary shall neither be counted for the purpose of determining the presence of a quorum nor be entitled to vote at any meeting of the stockholders. However, Spectra Energy may vote stock, including its own stock, held by it in a fiduciary capacity.

Adjournment of Shareholder Meetings

The chair of any meeting of Enbridge shareholders may, with the consent of the meeting, and subject to such conditions as the meeting may decide, adjourn the meeting from time to time and from place to place. If a meeting of the Enbridge shareholders is adjourned for less than 30 days it will not be necessary to give notice of the adjourned meeting, other than by announcement at the meeting that it is adjourned. If a meeting of Enbridge shareholders is adjourned by one or more adjournments for an

At any meeting of Spectra Energy stockholders at which a quorum is present, a majority of those present in person or by proxy may adjourn the meeting from time to time. Whether or not a quorum is present, the officer presiding thereat shall have power to adjourn the meeting from time to time. No notice of an adjourned meeting need be given unless the adjournment is for

Provision	Enbridge	Spectra Energy
	aggregate of 30 days or more, notice of the adjourned meeting will be given as for an original meeting, in accordance with the provisions of the Canada Corporations Act.	more than 30 days or a new record date is fixed for the adjourned meeting.
Amendments to Articles or Certificate of Incorporation

Under the Canada Corporations Act, an amendment to Enbridge’s articles requires approval by special resolution, being 66 2⁄3% of the votes cast, in person or by proxy, in respect of the resolution at a meeting of Enbridge shareholders, including, if applicable, a separate special resolution of the holders of any separately affected class of shares in accordance with the provisions of the Canada Corporations Act.

Any proposal to amend, alter, change or repeal any provision of the Spectra Energy certificate of incorporation, except as may be provided in the terms of any preferred stock, requires approval by the affirmative vote of both a majority of the members of the Spectra Energy board of directors then in office and a majority vote of the voting power of all of the shares of Spectra Energy’s capital stock entitled to vote generally in the election of directors, voting together as a single class. However, any proposal to amend, alter, change or repeal the provisions of Spectra Energy’s certificate of incorporation relating to (i) the classification of Spectra Energy’s board, and (ii) appointment of directors to fill vacancies requires approval by the affirmative vote of 80% of the voting power of all of the shares of Spectra Energy’s capital stock entitled to vote generally in the election of directors, voting together as a single class.

Amendments to By-laws

The Enbridge board of directors may, by resolution, make, amend or repeal any by-law that regulates the business or affairs of Enbridge. Where the directors make, amend or repeal a by-law, they are required under the Canada Corporations Act to submit the by-law, or the amendment or repeal of a by-law, to the Enbridge shareholders at the next meeting of shareholders and the shareholders may confirm, reject or amend the by-law, by an ordinary resolution. If the by-law, amendment or repeal is rejected by shareholders, or the directors do not submit the by-law, amendment or repeal to the shareholders as required, the by-law, amendment or repeal ceases to be effective and no subsequent resolution of the directors to make, amend or repeal a by-law having substantially the same purpose or effect is effective until it is confirmed or confirmed as amended by the shareholders.

The Spectra Energy by-laws may from time to time be supplemented, amended or repealed, or new by-laws may be adopted, by (i) the stockholders by a majority of the shares of capital stock present or represented by proxy and entitled to vote thereon at a meeting of stockholders, or (ii) the board of directors at any regular or special meeting of the board of directors, if such supplement, amendment, repeal or adoption is approved by a majority of the entire board of directors.

Rights of Inspection	Under the Canada Corporations Act, Enbridge shareholders and creditors of Enbridge and their personal representatives may examine: (i)	Under Section 220 of the DGCL, a stockholder or its agent has a right to inspect Spectra Energy’s stock ledger, a

Provision	Enbridge	Spectra Energy
	Enbridge’s articles and by-laws, and all amendments thereto, and a copy of any unanimous shareholder agreement; (ii) minutes of meetings and resolutions of Enbridge shareholders; (iii) copies of all notices of directors or notices of change of directors; and (iv) Enbridge’s securities register, during the usual business hours of Enbridge, and may take extracts from the records, free of charge, and any other person may do so on payment of a reasonable fee.	list of all of its stockholders and its other books and records during the usual hours of business upon written demand stating his purpose (which must be reasonably related to such person’s interest as a stockholder). If Spectra Energy refuses to permit such inspection or refuses to reply to the request within five business days of the demand, the stockholder may apply to the Delaware Court of Chancery for an order to compel such inspection.
Shareholder Suits

Derivative Action

Under the Canada Corporations Act, a “complainant” (as such term is defined in the table under “Oppression Remedy” below) may apply to a court for leave to bring a derivative action in the name and on behalf of Enbridge or any of its subsidiaries, or to intervene in an existing action to which Enbridge or any of its subsidiaries, for the purpose of prosecuting, defending or discontinuing the action on behalf of Enbridge or its subsidiary. However, under the Canada Corporations Act, no action may be brought and no intervention in an action may be made unless a court is satisfied that: (i) the complainant has given notice to the board of directors of Enbridge or its subsidiary of the complainant’s intention to apply to the court for such leave not less than 14 days before bringing the application if the board of directors of Enbridge or its subsidiary do not bring, diligently prosecute or defend or discontinue the action; (ii) the complainant is acting in good faith; and (iii) it appears to be in the interests of Enbridge or its subsidiary that the action be brought, prosecuted, defended or discontinued.

Under the Canada Corporations Act, the court in a derivative action may make any order it determines to be appropriate, including, without limitation, an order authorizing the complainant or any other person to control the conduct of the action, an order giving directions for the conduct of the action, an order directing that any amount determined to be payable by a defendant in the action will be paid, in whole or in part, directly to former and present security holders of Enbridge or its subsidiary instead of to Enbridge or its subsidiary and an order requiring Enbridge or its subsidiary to pay reasonable legal fees incurred

Generally, Spectra Energy is subject to potential liability under the federal securities laws and under Delaware law. Under the DGCL, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. Generally, a person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction that is the subject of the suit or his or her shares thereafter devolved upon him or her by operation of law. The DGCL also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile. In certain circumstances, class action lawsuits are available to stockholders.

The DGCL does not provide for a remedy similar to the oppression remedy under the Canada Corporations Act; however, stockholders are entitled to remedies for violation of a director’s fiduciary duties under Delaware common law.

Provision	Enbridge	Spectra Energy

by the complainant in connection with the action. A complainant is not required to give security for costs in a derivative action.

Oppression Remedy

The Canada Corporations Act provides an oppression remedy that enables a court to make any order, including, without limitation:

(i)       an order restraining the conduct complained of;

(ii)      an order appointing a receiver or receiver-manager;

(iii)     an order to regulate Enbridge’s affairs by amending Enbridge’s articles or by-laws or creating or amending a unanimous shareholder agreement;

(iv)     an order directing an issue or exchange of securities;

(v)      an order appointing directors in place of or in addition to all or any of the directors then in office;

(vi)     an order directing Enbridge or any other person, to purchase securities of a security holder;

(vii)    an order directing Enbridge or any other person, to pay a security holder any part of the monies that the security holder paid for securities;

(viii)  an order varying or setting aside a transaction or contract to which Enbridge is a party and compensating Enbridge or any other party to the transaction or contract;

(ix)     an order requiring Enbridge, within a time specified by the court, to produce to the court or an interested person financial statements in the required form or an accounting in such other form as the court may determine;

(x)      an order compensating an aggrieved person;

(xi)     an order directing rectification of the registers or other records of Enbridge;

(xii)    an order liquidating and dissolving Enbridge;

Provision	Enbridge	Spectra Energy

(xiii)  an order directing an investigation under the Canada Corporations Act to be made; and

(xiv)   an order requiring the trial of any issue.

An application under the oppression remedy may be made by a “complainant,” which means:

(i)       a registered holder or beneficial owner, and a former registered holder or beneficial owner, of a security of Enbridge or any of its affiliates,

(ii)      a director or an officer or a former director or officer of Enbridge or any of its affiliates,

(iii)     the Director appointed under the Canada Corporations Act, or

(iv)     any other person who, in the discretion of a court, is a proper person to make such an application.

Limitation of Personal Liability of Directors and Officers

Under the Canada Corporations Act, no provision in a contract, Enbridge’s articles or by-laws of Enbridge or a resolution of Enbridge’s board of directors or shareholders relieves a director or officer of Enbridge from the duty to act in accordance with Canada Corporations Act or the regulations thereunder or relieves them from liability for a breach thereof.

As permitted by the DGCL, the Spectra Energy certificate of incorporation provides that no director shall be liable to Spectra Energy or its stockholders for monetary damages for breach of fiduciary duty as a director, except as required by the DGCL, as now in effect or as amended.

Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

•    any breach of the director’s duty of loyalty to Spectra Energy or its stockholders;

•    any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•    unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•    any transaction from which the director derived an improper personal benefit.

Indemnification of Directors and Officers	Under the Canada Corporations Act, Enbridge may indemnify its directors and officers, its former directors and officers or another individual who acts or acted at Enbridge’s request	Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including

Provision	Enbridge	Spectra Energy

as a director or officer, or an individual acting in a similar capacity, of another entity, which we refer to as an “indemnifiable person,” against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the indemnifiable person in respect of any civil, criminal, administrative, investigative or other proceeding in which the indemnifiable person is involved because of that association with Enbridge or other entity, provided that:

•    the indemnifiable person acted honestly and in good faith with a view to the best interests of Enbridge, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at Enbridge’s request; and

•    in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the indemnifiable person had reasonable grounds for believing that the indemnifiable person’s conduct was lawful.

Enbridge may advance funds to an indemnifiable person for the costs, charges and expenses of a proceeding referred to above, provided, however, that the indemnifiable person will repay the funds if the individual does not fulfill the above-mentioned conditions.

An indemnifiable person is also entitled to indemnity from Enbridge in respect of all costs, charges and expenses reasonably incurred by the indemnifiable person in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the indemnifiable person is subject because of the indemnifiable person’s association with Enbridge or other entity, if the indemnifiable person:

(i)     was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the indemnifiable person ought to have done; and

(ii)    fulfills the conditions first set out above.

attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than a derivative action), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by Spectra Energy’s by-laws, disinterested director vote, shareholder vote, agreement or otherwise.

The Spectra Energy by-laws provide that, to the fullest extent authorized or permitted by the DGCL, as now in effect or as amended, it will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was our director or officer, or while our director or officer is or was serving, at our request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to

Provision	Enbridge	Spectra Energy

In the case of a derivative action, indemnity may be made only with court approval, if the indemnifiable person fulfills the requirements first mentioned above.

Under Enbridge’s by-laws, Enbridge will indemnify a director or officer of Enbridge, a former director or officer of Enbridge, or another individual who acts or acted at Enbridge’s request as a director or officer, or an individual acting in a similar capacity, of another entity, to the extent permitted and in accordance with the Canada Corporations Act.

In addition, Enbridge may, under the Canada Corporations Act and its by-laws, purchase and maintain insurance for the benefit of an indemnifiable person against such liabilities and in such amounts as the Enbridge board of directors may from time to time determine and are permitted by the Canada Corporations Act.

employee benefit plans maintained or sponsored by Spectra Energy. Pursuant to Spectra Energy’s by-laws, Spectra Energy will indemnify such persons against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action if such person acted in good faith and in a manner reasonably believed to be in Spectra Energy’s best interests and, with respect to any criminal proceeding, had no reason to believe such person’s conduct was unlawful. Any amendment of this provision will not reduce Spectra Energy’s indemnification obligations relating to actions taken before an amendment.

In addition, Spectra Energy may purchase and maintain insurance for the benefit of an indemnifiable person against such liabilities and in such amounts as the board of directors of Spectra Energy may from time to time determine.

Enforcement of Civil Liabilities Against Foreign Persons

A judgment for the payment of money rendered by a federal or provincial court in Canada based on civil liability would generally be enforceable elsewhere in Canada.

A judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in federal or provincial courts of Canada. The party seeking enforcement would first have to commence proceedings at the appropriate level of court in the Canadian jurisdiction in which enforcement is sought and obtain an order from that court for the recognition and enforcement of the judgment.

The following requirements must generally be met before the foreign monetary judgment will be recognized and enforceable in a Canadian court:

(i)     the foreign court must have properly asserted jurisdiction;

(ii)    the judgment must be final and conclusive; and

A judgment for the payment of money rendered by a court in the U.S. federal court or any state court based on civil liability generally would be enforceable elsewhere in the United States.

Provision	Enbridge	Spectra Energy
(iii) the judgment is not for a penalty, taxes or enforcement of a foreign public law, or otherwise contrary to Canadian public policy.
Appraisal/Dissent Rights

The Canada Corporations Act provides that Enbridge shareholders are entitled to exercise dissent rights and to be paid the fair value of their shares as determined in accordance with the provisions of the Canada Corporations Act, if Enbridge:

•    is subject to an order in respect of an “arrangement” (as such term is defined in the Canada Corporations Act) in accordance with the provisions of the Canada Corporations Act;

•    resolves to amend its articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

•    resolves to amend its articles to add, change or remove any restriction on the business or businesses that Enbridge may carry on;

•    resolves to amalgamate, other than an amalgamation with a parent or a subsidiary or an amalgamation with a sister corporation, in each case in accordance with the provisions of the Canada Corporations Act;

•    resolves to be continued under the laws of another jurisdiction;

•    resolves to sell, lease or exchange all or substantially all its property other than in the ordinary course of business; or

•    resolves to carry out a going-private transaction or a squeeze-out transaction (as such terms are defined in the Canada Corporations Act).

A shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization (as defined in the Canada Corporations Act) or by a court order made in connection with an action for an oppression remedy.

Under the DGCL, a stockholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Delaware Court of Chancery in the event of certain mergers and consolidations. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the merger or consolidation, or on the record date with respect to action by written consent, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Further, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation.

Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash instead of fractional shares or (d) any combination of clauses (a) - (c). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.

The Spectra Energy certificate of incorporation does not provide for appraisal rights in any additional circumstance.

Provision	Enbridge	Spectra Energy
Enbridge shareholders are not entitled to dissent or appraisal rights under the Canada Corporations Act in connection with the merger or related transactions contemplated by the merger agreement.
Shareholder Rights Plans

Enbridge has a shareholder rights plan (which we refer to as the “shareholder rights plan”) that is designed to encourage the fair treatment of shareholders in connection with any takeover bid for Enbridge. Rights issued under the shareholder rights plan become exercisable when a person, and any related parties, acquires or announces the intention to acquire 20% or more of the outstanding Enbridge common shares without complying with certain provisions set out in the shareholder rights plan or without approval of the Enbridge board of directors. Should such an acquisition or announcement occur, each rights holder, other than the acquiring person and its related parties, will have the right to purchase Enbridge common shares at a 50% discount to the market price at that time.

Not applicable.
Approval of Extraordinary Transactions; Anti-Takeover Provisions

Under the Canada Corporations Act, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of Enbridge other than in the ordinary course of business of Enbridge, including pursuant to an amalgamation (other than an amalgamation with a parent or a subsidiary or an amalgamation with a sister corporation in accordance with the provisions of the Canada Corporations Act) and an arrangement (as defined in the Canada Corporations Act), or a dissolution of Enbridge, is generally required to be approved by special resolution, being 66 2⁄3% of the votes cast, in person or by proxy, in respect of the resolution at a meeting of Enbridge shareholders.

Additionally, Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions (which we refer to as “MI 61-101”) of the Canadian Securities Administrators contains detailed requirements in connection with “related party transactions” and “business combinations.” A related party transaction means, generally, any transaction by which an issuer, directly or indirectly, consummates one or more specified transactions with a related party, including purchasing or disposing of an asset, issuing securities or

Under Delaware law, a sale, lease or exchange of all or substantially all of a corporation’s assets, a merger or consolidation of a corporation with another corporation or a dissolution of a corporation generally requires the approval of the corporation’s board of directors and, with limited exceptions, the affirmative vote of a majority of the aggregate voting power of the outstanding stock entitled to vote on the transaction.

Spectra Energy is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with any interested stockholder for a three-year period following the time that such stockholder becomes an interested stockholder, unless the board of directors approves the business combination or the transaction by which such stockholder becomes an interested stockholder, in either case, before the stockholder becomes an interested stockholder, the interested stockholder acquires 85% of the corporation’s

Provision	Enbridge	Spectra Energy

assuming liabilities. “Related party,” as defined in MI 61-101, includes (i) directors and senior officers of the issuer, (ii) holders of voting securities of the issuer carrying more than 10% of the voting rights attached to all the issuer’s outstanding voting securities and (iii) holders of a sufficient number of any securities of the issuer to materially affect control of the issuer. A “business combination” means, generally, any amalgamation, arrangement, consolidation, amendment to share terms or other transaction, as a consequence of which the interest of a holder of an equity security may be terminated without the holder’s consent.

MI 61-101 requires, subject to certain exceptions, specific detailed disclosure in the proxy (information) circular sent to security holders in connection with a related party transaction or business combination where a meeting is required and, subject to certain exceptions, the preparation of a formal valuation of the subject matter of the related party transaction or business combination and any non-cash consideration offered in connection therewith, and the inclusion of a summary of the valuation in the proxy circular. MI 61-101 also requires, subject to certain exceptions, that an issuer not engage in a related party transaction or business combination unless, in addition to any other required shareholder approvals, the disinterested shareholders of the issuer have approved the related party transaction or business combination by a simple majority of the votes cast.

outstanding voting stock in the transaction by which such stockholder becomes an interested stockholder, or the business combination is subsequently approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3 % of the corporation’s outstanding voting stock not owned by the interested stockholder.

Compulsory Acquisitions	The Canada Corporations Act provides that if an offer is made to shareholders of a distributing corporation (as defined in the Canada Corporations Act), such as Enbridge, at approximately the same time to acquire all of the shares of a class of issued shares, including an offer made by a distributing corporation to repurchase all of the shares of a class of its shares (which we refer to as a “takeover bid”) and such offer is accepted within 120 days of the takeover bid by holders of not less than 90% of the shares (other than the shares held by the offeror or an affiliate or associate of the offeror) of any class of shares to which the takeover bid relates, then the offeror is entitled to acquire the shares held by those holders of securities of that class who did not accept the takeover bid either on the same	Not applicable.

Provision	Enbridge	Spectra Energy
terms on which the offeror acquired shares under the takeover bid or for payment of the fair value of such holder’s shares as determined in accordance with the dissent right procedures under the Canada Corporations Act.
Rights Upon Liquidation

Under the Canada Corporations Act, Enbridge may liquidate and dissolve by special resolution of the holders of each class of Enbridge shares, whether or not such Enbridge shareholders are otherwise entitled to vote.

Each Enbridge common share entitles the holder to participate rateably in any distribution of the assets of Enbridge upon a liquidation, dissolution or winding up, subject to prior rights and privileges attaching to the preference shares of Enbridge.

The preference shares of each series will rank on a parity with the preference shares of every other series with respect to return of capital and will be entitled to a preference over the Enbridge common shares and over any other shares ranking junior to the preference shares with respect to priority in the distribution of assets in the event of liquidation, dissolution or winding-up of Enbridge, whether voluntary or involuntary, or any other distribution of the assets of Enbridge among its shareholders for the purpose of winding-up its affairs. The preference shares of each series are entitled to receive on any liquidation, dissolution or winding-up of Enbridge, whether voluntary or involuntary, or any other distribution of the assets of Enbridge among its shareholders for the purpose of winding-up its affairs the applicable Per Share Base Redemption Value (as set forth in the table under the heading “Distributions, Dividends, Repurchases and Redemptions—Repurchases/Redemptions” above) together with an amount equal to all accrued and unpaid dividends thereon, which amount for such purposes will be calculated as if such dividends were accruing for the period from the expiration of the last quarterly period for which dividends thereon have been paid in full up to the date of such event. After payment to the holders of the preference shares of the amount set forth in the preceding sentence, they will not, as such, be entitled to share in any further distribution of the property or assets of Enbridge.

In the event of Spectra Energy’s liquidation, dissolution or winding up, holders of its common stock would be entitled to their proportionate share of any assets in accordance with each holder’s holdings remaining after payment of liabilities and any amounts due to other claimants, including the holders of any outstanding shares of preferred stock.

LEGAL MATTERS

McCarthy Tétrault LLP, Canadian counsel to Enbridge, has opined upon the validity of the Enbridge common shares offered by this proxy statement/prospectus.

EXPERTS

The consolidated financial statements of Spectra Energy and its subsidiaries and the related financial statement schedule incorporated in this proxy statement/prospectus by reference from Spectra Energy’s Annual Report on Form 10-K for the year ended December 31, 2015 and the effectiveness of Spectra Energy’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of DCP Midstream, LLC incorporated in this proxy statement/prospectus by reference from Spectra Energy’s Annual Report on Form 10-K for the year ended December 31, 2015 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Enbridge for the years ended December 31, 2015 and 2014 incorporated in this proxy statement/prospectus from Enbridge’s amended consolidated financial statements for the fiscal year ended December 31, 2015 filed on Form 6-K on May 12, 2016 and the effectiveness of internal control over financial reporting of Enbridge as of December 31, 2015, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements have been so incorporated herein by reference in reliance upon the reports given upon their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

Enbridge is organized under the laws of Canada. A substantial portion of Enbridge’s assets are located outside the United States, and many of Enbridge’s directors and officers and some of the experts named in this proxy statement/prospectus are residents of jurisdictions outside of the United States. As a result, it may be difficult for investors to effect service within the United States upon Enbridge and those directors, officers and experts, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of Enbridge and such directors, officers or experts under U.S. federal securities laws. There is uncertainty as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of United States courts, of the civil liabilities predicated upon U.S. federal securities laws.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the Spectra Energy board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before Spectra Energy stockholders at the special meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters. The individuals named as proxies intend to vote in accordance with the recommendation of the Spectra Energy board of directors.

FUTURE SHAREHOLDER PROPOSALS

Spectra Energy

If the merger is completed, Spectra Energy will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed or if Spectra Energy is otherwise required to do so under applicable law, Spectra Energy will hold an annual meeting of Spectra Energy stockholders with respect to fiscal year 2017. Any stockholder nominations or proposals for other business intended to be presented at Spectra Energy’s next annual meeting must be submitted to Spectra Energy as set forth below.

If a Spectra Energy stockholder wishes to submit a proposal in accordance with SEC Rule 14a-8 for inclusion in Spectra Energy’s proxy statement for its 2017 annual meeting of stockholders, Spectra Energy must receive it by November 16, 2016. Such proposal must be mailed to Spectra Energy’s Corporate Secretary at 5400 Westheimer Court, Houston, Texas 77056. Pursuant to the rules of the SEC, simply submitting a proposal does not guarantee that it will be included.

Spectra Energy stockholders interested in submitting nominees for the Spectra Energy board of directors for inclusion in Spectra Energy’s 2017 proxy statement will need to comply with the terms of the Spectra Energy by-laws, which include providing timely written notice to Spectra Energy’s Corporate Secretary, Spectra Energy Corp, 5400 Westheimer Court, Houston, Texas 77056. To be considered timely, Spectra Energy must receive a stockholder’s written notice no earlier than December 27, 2016 and no later than January 26, 2017.

In addition, if a Spectra Energy stockholder wishes to introduce business or nominate directors at Spectra Energy’s 2017 Annual Meeting (other than a matter or nominee to be included in the proxy statement), such stockholder must send Spectra Energy written notice which complies with the requirements of the Spectra Energy by-laws, and Spectra Energy must receive it no earlier than December 27, 2016 and no later than January 26, 2017. The individuals named as proxy holders for Spectra Energy’s 2017 Annual Meeting will have discretionary authority to vote proxies on matters of which we are not properly notified and also may have discretionary voting authority under other circumstances. Such notice must be mailed to Spectra Energy’s Corporate Secretary at 5400 Westheimer Court, Houston, Texas 77056.

Enbridge

Under the Canada Corporations Act, an eligible Enbridge shareholder who intends to submit a shareholder proposal to be considered for inclusion in the management information circular and proxy for the Enbridge 2017 annual meeting of shareholders, which is expected to be held on May 11, 2017, must submit the proposal to the Corporate Secretary of Enbridge by December 8, 2016 at Enbridge’s head office located at 200, 425 1st Street S.W. Calgary, Alberta, Canada T2P 3L8.

Enbridge will not be required to include in any management information circular and proxy any shareholder proposal that does not meet all the requirements for such inclusion established by the Canada Corporations Act or pursuant to Enbridge’s by-laws. For further information regarding the notice requirements for Enbridge shareholder nominations and proposals see the section entitled “Comparison of Rights of Enbridge Shareholders and Spectra Energy Stockholders—Material Differences Between the Rights of Shareholders of Enbridge and Stockholders of Spectra Energy—Notice of Shareholder Nominations and Proposals.”

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the U.S. Exchange Act, only one copy of this proxy statement is being delivered to Spectra Energy stockholders residing at the same address, unless such stockholders have notified Spectra Energy of their desire to receive multiple copies of the proxy statement. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

If you have consented to “householding” but wish to receive separate annual reports and proxy statements in the future, notify Spectra Energy’s Investor Relations by phone at 1-713-627-4610, by e-mail at investorrelations@spectraenergy.com or by mail at Spectra Energy Corp, c/o Investor Relations, 5400 Westheimer Court, Houston, Texas 77056. You will be removed from the “householding” program within 30 days after Spectra Energy receives your notice. If your household received a single mailing of this proxy statement/prospectus and you would like to receive additional copies, Spectra Energy’s Investor Relations can promptly handle that request for you as well.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Spectra Energy files annual, quarterly and current reports, proxy statements and other information with the SEC. Enbridge files or furnishes annual reports, current reports and other information with the SEC under the U.S. Exchange Act. As Enbridge is a “foreign private issuer,” under the rules adopted under the U.S. Exchange Act it is exempt from certain of the requirements of the U.S. Exchange Act, including the proxy and information provisions of Section 14 of the U.S. Exchange Act and the reporting and liability provisions applicable to officers, directors and significant stockholders under Section 16 of the U.S. Exchange Act.

You may read and copy these reports, statements or other information filed by Spectra Energy or Enbridge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, from commercial document retrieval services, and at the website maintained by the SEC at http://www.sec.gov. The information contained on the SEC’s website is not incorporated by reference into this proxy statement/prospectus.

You may also access the SEC filings and obtain other information about Spectra Energy and Enbridge through the websites maintained by Spectra Energy and Enbridge at http://www.spectraenergy.com and http://www.enbridge.com, respectively. The information contained in those websites is not incorporated by reference in, or in any way part of, this proxy statement/prospectus. You should not rely on such information in deciding whether to approve the merger proposal unless such information is in this proxy statement/prospectus or has been incorporated by reference into this proxy statement/prospectus.

Enbridge files reports, statements and other information with the applicable Canadian securities regulatory authorities. Enbridge’s filings are electronically available to the public from SEDAR at http://www.sedar.com. The information contained on SEDAR is not incorporated by reference into this proxy statement/prospectus.

Incorporation of Certain Documents by Reference

The SEC allows Spectra Energy and Enbridge to “incorporate by reference” information into this proxy statement/prospectus. This means that Spectra Energy and Enbridge can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Spectra Energy and Enbridge have previously filed with the SEC. They contain important information about the companies and their financial condition. The following documents, which were filed by the companies with the SEC, are incorporated by reference into this proxy statement/prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

Enbridge Filings with the SEC (File No. 001-15254)	Period and/or Filing Date
Annual Report on Form 40-F	Year ended December 31, 2015, as filed February 19, 2016
Management Information Circular on Report of Foreign Private Issuer on Form 6-K*	Filed March 31, 2016
Amended Consolidated Financial Statements on Report of Foreign Private Issuer on Form 6-K*	Year ended December 31, 2015, as filed May 12, 2016
Amended Management’s Discussion and Analysis on Report of Foreign Private Issuer on Form 6-K*	Year ended December 31, 2015, as filed May 12, 2016
Management’s Discussion and Analysis and Unaudited Consolidated Financial Statements on Report of Foreign Private Issuer on Form 6-K*	Three months ended March 31, 2016, as filed May 12, 2016
Management’s Discussion and Analysis and Unaudited Consolidated Financial Statements on Report of Foreign Private Issuer on Form 6-K*	Three and six months ended June 30, 2016, as filed July 29, 2016
Management’s Discussion and Analysis and Unaudited Consolidated Financial Statements on Report of Foreign Private Issuer on Form 6-K*	Three and nine months ended September 30, 2016, as filed November 3, 2016
The description of Enbridge share capital contained in its Registration Statement on Form F-10*	Filed August 22, 2016

Spectra Energy Filings with the SEC (File No. 001-33007)	Period and/or Filing Date
Annual Report on Form 10-K	Year ended December 31, 2015, as filed February 25, 2016
Definitive proxy statements on Form DEF 14A	Filed March 16, 2016
Quarterly Report on Form 10-Q	Quarter ended March 31, 2016, as filed May 5, 2016
Quarterly Report on Form 10-Q	Quarter ended June 30, 2016, as filed August 3, 2016
Quarterly Report on Form 10-Q	Quarter ended September 30, 2016, as filed November 3, 2016
Current Report on Form 8-K	Filed March 1, 2016, April 8, 2016, May 2, 2016 (two Form 8-Ks), September 6, 2016, October 4, 2016 and November 2, 2016 (Item 8.01 only)

*	Other than the portions of those documents not deemed to be filed.

All documents filed by Spectra Energy and Enbridge under Section 13(a), 13(c), 14 or 15(d) of the U.S. Exchange Act from the date of this proxy statement/prospectus to the completion of the offering will also be deemed to be incorporated into this proxy statement/prospectus by reference other than the portions of those documents not deemed to be filed. These documents include periodic reports, such as Annual Reports on Form 10-K and 40-F, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any current report on Form 8-K under the U.S. Exchange Act), proxy statements and, to the extent, if any, Enbridge designates therein that they are so incorporated, Reports of Foreign Private Issuer on Form 6-K that Enbridge furnishes to the SEC.

In addition, the description of Enbridge common shares contained in Enbridge’s registration statements under Section 12 of the U.S. Exchange Act is incorporated by reference.

Spectra Energy and Enbridge also incorporate by reference the merger agreement attached to this proxy statement/prospectus as Annex A.

Enbridge has supplied all information contained in this proxy statement/prospectus relating to Enbridge, and Spectra Energy has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Spectra Energy.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

You may also obtain copies of any document incorporated in this proxy statement/prospectus, without charge, by requesting them in writing or by telephone from the appropriate company at the addresses below, or from the SEC through the SEC’s website at http://www.sec.gov. Enbridge shareholders and Spectra Energy stockholders may request a copy of such documents by contacting:

Spectra Energy Corp 5400 Westheimer Court Houston, Texas 77056 Attention: Investor Relations Telephone: 1-713-627-4610	Enbridge Inc. 200, 425 1st Street S.W. Calgary, Alberta, Canada T2P 3L8 Attention: Investor Relations Telephone: 1-800-481-2804

In addition, you may obtain copies of any document incorporated in this proxy statement/prospectus, without charge, by visiting the websites maintained by Spectra Energy and Enbridge at http://www.spectraenergy.com and http://www.enbridge.com, respectively.

If you would like to request documents, please do so by December 8, 2016 to receive them before the special meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

Spectra Energy and Enbridge have not authorized anyone to give any information or make any representation about the merger, the special meeting or Spectra Energy and Enbridge that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that Spectra Energy and Enbridge have incorporated into this proxy statement/prospectus by reference. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus is accurate only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of Enbridge common shares in the merger should create any implication to the contrary.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Among

SPECTRA ENERGY CORP,

ENBRIDGE INC.

and

SAND MERGER SUB, INC.

Dated as of September 5, 2016

A-i

ARTICLE V

Representations and Warranties of Merger Sub

5.1	Representations and Warranties of Merger Sub	A-25

ARTICLE VI

Covenants

6.1	Interim Operations	A-26
6.2	Acquisition Proposals; Change of Recommendation	A-29
6.3	Proxy/Prospectus Filing; Management Information Circular; Information Supplied	A-32
6.4	Stockholders/Shareholders Meetings	A-33
6.5	Approval of Sole Stockholder of Merger Sub	A-34
6.6	Cooperation; Efforts to Consummate	A-34
6.7	Status	A-37
6.8	Indebtedness	A-37
6.9	Information; Access and Reports	A-38
6.10	Stock Exchange Listing and Delisting	A-39
6.11	Publicity	A-40
6.12	Employee Benefits	A-40
6.13	Certain Tax Matters	A-42
6.14	Expenses	A-43
6.15	Indemnification; Directors’ and Officers’ Insurance	A-43
6.16	Takeover Statutes	A-44
6.17	Dividends	A-44
6.18	Section 16 Matters	A-44
6.19	Stockholder Litigation	A-44
6.20	Governance and Other Matters	A-45
6.21	Transition Planning	A-45

ARTICLE VII

Conditions

7.1	Conditions to Each Party’s Obligation to Effect the Merger	A-46
7.2	Conditions to Obligations of Parent and Merger Sub to Effect the Merger	A-46
7.3	Conditions to Obligation of the Company to Effect the Merger	A-47
7.4	Frustration of Closing Conditions	A-47

ARTICLE VIII

Termination

8.1	Termination	A-47
8.2	Effect of Termination and Abandonment	A-49

A-ii

ARTICLE IX

Miscellaneous and General

9.1	Survival	A-51
9.2	Amendment; Waiver	A-52
9.3	Counterparts	A-52
9.4	Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury	A-52
9.5	Specific Performance	A-53
9.6	Notices	A-53
9.7	Definitions	A-54
9.8	Entire Agreement	A-63
9.9	Transfer Taxes	A-64
9.10	Third Party Beneficiaries	A-64
9.11	Fulfillment of Obligations	A-64
9.12	Severability	A-64
9.13	Interpretation; Construction	A-64
9.14	Successors and Assigns	A-65

Exhibit A: Form of Amended & Restated Bylaws of Parent

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 5, 2016, is by and among Spectra Energy Corp, a Delaware corporation (the “Company”), Enbridge Inc., a Canadian corporation (“Parent”), and Sand Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub,” with Parent, the Company and Merger Sub sometimes being hereinafter referred to individually as a “Party” and collectively referred to as the “Parties”).

RECITALS

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and conditions set forth in this Agreement, (ii) determined that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and the holders of shares of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”), and (iii) resolved, subject to the terms of this Agreement, to recommend that the holders of shares of Company Common Stock adopt this Agreement;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) and of Merger Sub have each unanimously, of those voting, approved this Agreement, determined that the consummation of the Merger is in the best interests of Parent and Merger Sub, and the Parent Board has resolved, subject to the terms of this Agreement, to recommend that the holders of shares of Parent Common Stock approve each of the issuance of the shares of Parent Common Stock in connection with the Merger and the Bylaw Amendment upon the terms and conditions set forth in this Agreement;

WHEREAS, by virtue of the Merger, upon the terms and subject to the conditions set forth in this Agreement, the holders of shares of Company Common Stock shall receive Parent common shares, no par value per share (the “Parent Common Stock”), as more particularly set forth in this Agreement;

WHEREAS, it is intended that, for U.S. federal income Tax purposes, the Merger shall (i) qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) not result in gain being recognized pursuant to Section 367(a)(1) of the Code by Persons who are stockholders of the Company immediately prior to the Effective Time (other than any such stockholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Parent following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8), and the Parties intend that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to set forth certain conditions to the Merger, in each case as set forth below.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

ARTICLE I

The Merger

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and, following the Merger, shall be a direct wholly owned Subsidiary of Parent and the separate corporate existence of the Company with all of its rights, obligations, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in this Agreement. The Merger shall have the effects specified in the DGCL.

1.2. Closing. Unless another time, date or place is mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 a.m., New York time, on the third Business Day (the date on which the Closing occurs, the “Closing Date”) after the satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions).

1.3. Effective Time. As soon as practicable on the Closing Date, the Parties will cause a Certificate of Merger of the Company and Merger Sub (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and make any other filings, recordings or publications required to be made by the Company or Merger Sub under the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties in writing and specified in the Certificate of Merger (the “Effective Time”).

1.4. The Certificate of Incorporation of the Surviving Corporation. Subject to the requirements set forth in Section 6.15, at the Effective Time, the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Law, except that the name of the Surviving Corporation shall be Spectra Energy Corp.

1.5. The Bylaws of the Surviving Corporation. Parent and Merger Sub shall take all actions necessary so that at the Effective Time the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Law, except that the name of the Surviving Corporation shall be Spectra Energy Corp.

1.6. Directors of the Surviving Corporation. Parent and Merger Sub shall take all actions necessary so that the Board of Directors of Merger Sub as of immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

1.7. Officers of the Surviving Corporation. The Parties shall take all actions necessary so that the officers of the Company as of immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

1.8. Canadian Offer.

(a) Parent shall, concurrently with the mailing of the Proxy/Prospectus, make an offer (the “Parent Canadian Offer”) to each holder of one or more shares of Company Common Stock who is:

(i) a resident of Canada for the purposes of the Income Tax Act (Canada) (the “ITA”); or

(ii) a partnership at least one partner of which is a resident of Canada for the purposes of the ITA;

(each a “Canadian Company Shareholder”) to purchase, subject to the consummation of the Merger, all of such shares held by each Canadian Company Shareholder in consideration for the Merger Consideration, determined in accordance with Article II assuming such shares of Company Common Stock had been owned by the Canadian Company Shareholder at the Effective Time. Subject to satisfaction or waiver of all conditions (other than those relating to the Parent Canadian Offer and those that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) pursuant to this Agreement, each purchase of shares of Company Common Stock from a Canadian Company Shareholder who validly tenders his, her or its shares of Company Common Stock to Parent pursuant to the Parent Canadian Offer will be completed immediately prior to the Effective Time.

(b) Any Canadian Company Shareholder who accepts the Parent Canadian Offer not later than three Business Days prior to the Closing Date in accordance with its terms and conditions shall be entitled to make an income tax election, pursuant to subsection 85(1) or 85(2) of the ITA, as applicable (and the analogous provisions of provincial or territorial income tax law) with respect to the transfer by the Canadian Company Shareholder of shares of Company Common Stock to Parent if such Canadian Company Shareholder delivers to Parent, in accordance with instructions to be set out on Parent’s website not later than the date of the Company Stockholders Meeting, duly completed election forms required by the Canadian Company Shareholder to make the joint election pursuant to subsection 85(1) or 85(2) of the ITA, as applicable (and the analogous provisions of provincial or territorial income tax law) complete with the details of the number of shares of Company Common Stock transferred and the applicable agreed amount or amounts for the purposes of such election or elections. Parent will not execute or file any election that is received by Parent more than 60 days after the Closing Date. If Parent receives a properly completed election within 60 days of the Closing Date, Parent will sign and forward such election to the Canada Revenue Agency and any applicable provincial or territorial taxation authority on or before the date that is 90 days following the Closing Date. Parent, the Company or any nominee thereof will not be responsible for the proper completion of any election, except for the obligation of Parent to sign and forward to the Canada Revenue Agency (and any applicable provincial or territorial taxation authority) a duly completed election that is received by Parent within 60 days of the Closing Date. Parent, the Company or any nominee thereof will not be responsible or liable for taxes, interest, penalties, damages or expenses resulting from the failure by anyone to properly complete any election.

(c) The Proxy/Prospectus shall include instructions detailing how Canadian Company Shareholders can accept the Parent Canadian Offer and the terms and conditions of the Parent Canadian Offer. Parent and the Company shall, in good faith, jointly prepare such instructions and terms and conditions (which terms and conditions shall be customary for a transaction such as the Parent Canadian Offer).

(d) Each share of Company Common Stock held by a Canadian Company Shareholder that is not tendered to Parent in accordance with the terms and conditions of the Parent Canadian Offer shall be subject to the Merger in accordance with this Agreement other than this Section 1.8.

ARTICLE II

Merger Consideration; Effect of the Merger on Capital Stock

2.1. Merger Consideration; Conversion of Shares of Company Common Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Parties or any holder of any capital stock of the Company, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time other than Excluded Shares (such shares of Company Common Stock, the “Eligible Shares”) shall automatically be converted into, and become exchangeable for, 0.984 (the “Exchange Ratio”) of a validly issued, fully paid and non-assessable share of Parent Common Stock (the “Merger Consideration”).

2.2. Conversion of Shares of Company Common Stock. As a result of the Merger and without any action on the part of the Parties or any holder of any capital stock of the Company, as of the Effective Time, all of the Eligible Shares shall represent the right to receive the Merger Consideration pursuant to this Article II shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate formerly representing any of the Eligible Shares (each, a “Certificate”) and each book-entry account formerly representing any non-certificated Eligible Shares (each, a “Book-Entry Share”) shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive pursuant to Section 3.5 cash in lieu of fractional shares into which such Eligible Shares have been converted pursuant to Section 2.1 and any dividends or other distributions pursuant to Section 3.3.

2.3. Cancellation of Excluded Shares. Each Excluded Share (other than Excluded Shares held by Parent) shall, as a result of the Merger and without any action on the part of the holder of such Excluded Share, as of the Effective Time, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist. Each Excluded Share held by Parent shall, as a result of the Merger, become and be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation.

2.4. Merger Sub; Surviving Corporation.

(a) At the Effective Time, the shares of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into shares of preferred stock, par value $0.001 per share, of the Surviving Corporation having an aggregate redemption amount and fair market value equal to the aggregate fair market value of the converted Merger Sub shares.

(b) In consideration for the issuance by Parent of the Merger Consideration, the Surviving Corporation shall, at the Effective Time, issue to Parent that number of shares of common stock, par value $0.001 per share, of the Surviving Corporation equal to the number of shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 2.2.

(c) Parent and Merger Sub shall take all actions necessary so that, prior to the Effective Time, the authorized share capital of Merger Sub shall consist of 1,000,000,000 shares of common stock, par value $0.001 per share, and 1,000 shares of preferred stock, par value $0.001 per share.

2.5. Treatment of Stock Plans.

(a) Treatment of Options. At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a “Company Option”) under the Stock Plans of the Company, whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, cease to represent an option to purchase shares of Company Common Stock and shall be converted into an option to purchase a number of shares of Parent Common Stock (a “Parent Option”) equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; and provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code, and, in the case of a Company Option that is held by a person who is subject to section 7 of the ITA in respect of the Company Option, the exercise price of a Parent Option shall be further adjusted in such manner so as to meet the requirements necessary to qualify for a tax-deferred exchange of Company Options pursuant to subsection 7(1.4) of the ITA. Except as specifically provided above, following the Effective Time, each Company Option that has converted into a Parent Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to such Company Option immediately prior to the Effective Time.

(b) Company Phantom Units. At the Effective Time, each outstanding phantom unit denominated in shares of Company Common Stock (a “Company Phantom Unit”) under the Stock Plans of the Company, whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, cease to represent a phantom unit denominated in shares of Company Common Stock and shall be adjusted to represent a phantom unit denominated in shares of Parent Common Stock (a “Parent Phantom Unit”). The number of shares of Parent Common Stock subject to each such Parent Phantom Unit shall be equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Company Common Stock subject to such Company Phantom Unit immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each such Parent Phantom Unit shall continue to be governed by the same terms and conditions (including vesting terms) as were applicable to the applicable Company Phantom Unit immediately prior to the Effective Time.

(c) Company PSUs.

(i) At the Effective Time, each outstanding performance stock unit denominated in shares of Company Common Stock (a “Company PSU”) under the Stock Plans of the Company granted after December 31, 2015, shall, automatically and without any action on the part of the holder thereof, cease to represent a performance stock unit denominated in shares of Company Common Stock and shall be adjusted to represent a service-based stock unit denominated in shares of Parent Common Stock (a “Parent Stock-Based RSU”). The number of shares of Parent Common Stock subject to each such Parent Stock-Based RSU shall be equal to the product (rounded down to the nearest whole number) of (A) the number of shares of Company Common Stock subject to such Company PSU immediately prior to the Effective Time (with any performance-based vesting conditions deemed satisfied based on actual performance through the Effective Time as provided in the applicable award agreement) multiplied by (B) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each such Parent Stock-Based RSU shall continue to be governed by the same terms and conditions (including service vesting terms, but excluding any performance vesting terms) as were applicable to the applicable Company PSU immediately prior to the Effective Time.

(ii) At the Effective Time, each outstanding Company PSU under the Stock Plans of the Company granted in 2014 or 2015, shall, automatically and without any action on the part of the holder thereof, be cancelled and converted into the right to receive a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (A) the number of shares of Company Common Stock subject to such Company PSU immediately prior to the Effective Time determined in accordance with the immediately following sentence multiplied by (B) the Exchange Ratio, together with a cash payment equal to the amount of any dividend equivalents accrued with respect to such Company PSU. For purposes of the immediately preceding sentence, the number of shares of Company Common Stock subject to such Company PSU shall be determined, (1) for any Company PSU granted in 2014, assuming a vesting percentage of 100%, and (2) for any Company

PSU granted in 2015, with the vesting percentage determined as set forth in Section 2(a) of the applicable award agreement (except that performance shall be based upon the Company’s total shareholder return relative to the total shareholder return of the peer group for the period beginning on January 1, 2015, and ending on the date on which the Effective Time occurs as required by Section 2(c) of the applicable award agreement). Parent shall provide the consideration described in this Section 2.5(c)(ii) within ten Business Days following the Closing Date, less applicable withholdings.

(d) Company Other Awards. At the Effective Time, each right of any kind, contingent or accrued, to acquire or receive shares of Company Common Stock or benefits measured by the value of shares of Company Common Stock, and each award of any kind consisting of shares of Company Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under the Stock Plans of the Company and any other Benefit Plans of the Company, other than Company Options, Company Phantom Units and Company PSUs (a “Company Other Award”), shall, automatically and without any action on the part of the holder thereof, be deemed to be adjusted to represent the right to acquire or receive benefits measured by the value of (as applicable) the number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Company Common Stock subject to the Company Other Award immediately prior to the Effective Time and (ii) the Exchange Ratio, and to the extent such Company Other Award provides for payments to the extent the value of the shares of Company Common Stock exceed a specified reference price, at a reference price per share (rounded to the nearest whole cent) equal to (A) the reference price per share of Company Common Stock of such Company Other Award immediately prior to the Effective Time divided by (B) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each such right shall continue to be governed by the same terms and conditions (including, as applicable, vesting and exercisability terms) as were applicable to the rights under the relevant Stock Plan or other Benefit Plan of the Company immediately prior to the Effective Time.

(e) Company Actions. At or prior to the Effective Time, the Company and the Company Board (and/or the Compensation Committee thereof), as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options, Company Phantom Units, Company PSUs and Company Other Awards (the “Company Equity Awards”) pursuant to Sections 2.5(a) through 2.5(d).

(f) Parent Actions. Parent shall take all actions that are necessary for the assumption of the Company Equity Awards pursuant to Sections 2.5(a), (b), (c) and (d) including the reservation, issuance (subject to Section 2.5(e)) and listing of Parent Common Stock as necessary to effect the transactions contemplated by this Section 2.5. If registration of any plan interests in the Stock Plans or other Benefit Plans of the Company or the shares of Parent Common Stock issuable thereunder is required under the Securities Act of 1933, as amended (the “Securities Act”), Parent shall file with the U.S. Securities and Exchange Commission (the “SEC”) on the Closing Date a registration statement on Form S-8 (or such other appropriate form) with respect to such interests or Parent Common Stock, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the relevant Stock Plans or other Benefit Plans of the Company, as applicable, remain in effect and such registration of interests therein or the shares of Parent Common Stock issuable thereunder continues to be required. As soon as reasonably practicable after the registration of such interests or shares, as applicable, appropriate notices shall be given to the holders of Company Equity Awards setting forth such holders’ rights pursuant to the respective Stock Plans, other Benefit Plans and agreements evidencing the grants of such Company Equity Awards, and stating that such Company Equity Awards and agreements have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.5 after giving effect to the Merger and the terms of the Stock Plans).

2.6. Tax Consequences of the Merger. It is intended that, for U.S. federal income tax purposes, the Merger shall (i) qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) not result in gain being recognized pursuant to Section 367(a)(1) of the Code by Persons who are stockholders of the Company immediately prior to the Effective Time (other than any such stockholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Parent following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8), and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

ARTICLE III

Delivery of Merger Consideration; Procedures for Surrender

3.1. Exchange Agent. Prior to the Effective Time, Parent shall deposit or cause to be deposited with a nationally recognized financial institution or trust company selected by Parent with the Company’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed) to serve as the exchange agent (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock tendered in the Canadian Offer and Eligible Shares, (a) an aggregate number of shares of Parent Common Stock to be issued in uncertificated form or book-entry form comprising the amounts required to be delivered in respect of shares of Company Common Stock pursuant to Section 1.8 and Section 2.1, and (b) an aggregate amount of cash comprising approximately the amount required to be delivered pursuant to Section 3.5. In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Eligible Shares may be entitled pursuant to Section 3.3 with both a record and payment date after the Effective Time and prior to the surrender of such Eligible Shares Such shares of Parent Common Stock, cash in lieu of any fractional shares payable pursuant to Section 3.5 and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 3.1 are referred to collectively in this Agreement as the “Exchange Fund.” The Exchange Fund shall not be used for any purpose other than for the purpose expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Agreement shall be promptly returned to Parent. To the extent there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly replace or restore the cash in the Exchange Fund so that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to fully satisfy such cash payment obligations. No investment losses resulting from investment of the Exchange Fund shall diminish the rights of any former holder of Eligible Shares to receive the Merger Consideration as provided in this Agreement.

3.2. Procedures for Surrender.

(a) Promptly after the Effective Time (and in any event within three Business Days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Eligible Shares that are (i) Certificates or (ii) Book-Entry Shares notice advising such holders of the effectiveness of the Merger, including (A) appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 3.7) or transfer of the Book-Entry Shares to the Exchange Agent (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares), such materials to be in such form and have such other provisions as Parent desires with approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed) (the “Letter of Transmittal”), and (B) instructions for surrendering the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 3.7) or transferring the Book-Entry Shares to the Exchange Agent in exchange for the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, to be issued or paid in consideration therefor, and any dividends or distributions, in each case, to which such holders are entitled pursuant to the terms of this Agreement. With respect to Book-Entry Shares, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and the holders of Book-Entry Shares to ensure that the Exchange Agent will transmit to such holder or its nominees on the Closing Date (or if the Closing occurs after 11:30 a.m. (New York time) on the Closing Date, on the first Business Day after the Closing Date), upon surrender of Eligible Shares held of record by such holder or its nominees in accordance with customary surrender procedures, the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, to be issued or paid in consideration therefor, and any dividends or distributions, in each case, to which the beneficial owners thereof are entitled pursuant to the terms of this Agreement.

(b) Upon surrender to the Exchange Agent of Eligible Shares that are Certificates, by physical surrender of such Certificate (or affidavit of loss in lieu of a Certificate, as provided in Section 3.7) or that are Book-Entry Shares, by book-receipt of an “agent’s message” by the Exchange Agent in connection with the transfer of Book-Entry Shares, in accordance with the terms of the Letter of Transmittal and accompanying instructions or, with respect to Book-Entry Shares, in accordance with customary procedures and such other procedures as agreed by the Company, Parent, and the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor (i) that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to Section 2.1 and (ii) an amount (if any) in immediately available funds (or, if no wire transfer instructions are provided, a check, and in each case, after giving effect to any required Tax withholdings as provided in Section 3.8) of (A) any cash in lieu of fractional shares payable pursuant to Section 3.5 plus (B) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Article III.

(c) No interest will be paid or accrued on any amount payable upon due surrender of Eligible Shares, and any Certificate or ledger entry relating to Book-Entry Shares formerly representing shares of Company Common Stock that have been so surrendered shall be cancelled by the Exchange Agent.

(d) In the event of a transfer of ownership of certificated Eligible Shares that is not registered in the transfer records of the Company, the proper number of shares of Parent Common Stock, together with an amount (if any) in immediately available funds (or, if no wire transfer instructions are provided, a check, and in each case, after giving effect to any required Tax withholdings as provided in Section 3.8) of cash to be paid upon due surrender of the Certificate and any dividends or distributions in respect thereof, may be issued or paid to such a transferee if the Certificate formerly representing such Eligible Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to the Exchange Agent. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books of the Company. Until surrendered as contemplated by this Section 3.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in accordance with this Article III, including any amount payable in lieu of fractional shares in accordance with Section 3.5, and any dividends or other distributions on Parent Common Stock in accordance with Section 3.3, in each case without interest.

3.3. Distributions with Respect to Unexchanged Shares of Company Common Stock; Voting. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Eligible Share until the Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 3.7) or Book-Entry Share is surrendered for exchange in accordance with this Article III. Subject to the effect of applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Parent Common Stock issued in exchange for Eligible Shares in accordance with this Article III, without interest, (a) at the time of such surrender, the dividends or other distributions with a record date after the

Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (b) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

3.4. Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

3.5. Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued upon the conversion of shares of Company Common Stock pursuant to Section 2.1. All fractional shares of Parent Common Stock that a holder of Eligible Shares would be otherwise entitled to receive pursuant to Section 2.1 shall be aggregated and rounded to three decimal places. Any holder of Eligible Shares otherwise entitled to receive a fractional share of Parent Common Stock but for this Section 3.5 shall be entitled to receive a cash payment, without interest, in lieu of any fractional share, which payment shall be calculated by the Exchange Agent and shall represent such holder’s proportionate interest in a share of Parent Common Stock based on the Average Parent Stock Price. No holder of Eligible Shares shall be entitled by virtue of the right to receive cash in lieu of fractional shares of Parent Common Stock described in this Section 3.5 to any dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock. The payment of cash in lieu of fractional shares of Parent Common Stock is not a separately bargained-for consideration and solely represents a mechanical rounding-off of the fractions in the exchange.

3.6. Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund and any shares of Parent Common Stock) that remains unclaimed by one year after the Effective Time shall be delivered to Parent. Any holder of Eligible Shares who has not theretofore complied with this Article III shall thereafter look only to Parent for delivery of any shares of Parent Common Stock of such stockholders and any payment of cash and any dividends and other distributions in respect thereof payable or issuable pursuant to Section 2.1, Section 3.3 and Section 3.5, in each case, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund which remains undistributed to the holders of Eligible Shares immediately prior to the time at which the Exchange Fund would otherwise escheat to, or become property of, any Governmental Entity, shall, to the extent permitted by Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

3.7. Lost, Stolen or Destroyed Certificates. In the event any Certificate representing Eligible Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and cash and any unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

3.8. Withholding Rights. Each of Parent, the Company, the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable Tax Law. To the extent that amounts are so withheld by Parent, the Company, the Exchange Agent or the Surviving Corporation such withheld amounts (a) shall be timely remitted to the applicable Governmental Entity, and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made to the extent such withheld amounts are remitted to the appropriate Governmental Entity.

3.9. Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time or termination of this Agreement in accordance with Article VIII, the issued and outstanding shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock or the issued and outstanding shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, shall have been changed into a different number of shares or securities or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger or other similar transaction, then the Exchange Ratio and any other number or amount contained in this Agreement which is based upon the number of shares of Company Common Stock or Parent Common Stock, as the case may be, shall be equitably adjusted to provide the holders of shares of Company Common Stock and Parent the same economic effect as contemplated by this Agreement prior to such event, and such items, as so adjusted shall, from and after the date of such event, be the Exchange Ratio. Nothing in this Section 3.9 shall be construed to permit the Company or Parent to take any action prohibited by the terms of this Agreement.

ARTICLE IV

Representations and Warranties of Parent and the Company

4.1. Disclosure Letters; Standards.

(a) Disclosure Letters. Prior to the execution and delivery of this Agreement, each of the Company and Parent shall have delivered to the other a letter of even date of this Agreement (the “Company Disclosure Letter” and the “Parent Disclosure Letter”, respectively) setting forth, among other things (whether or not required or necessary to be disclosed therein), items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties or one or more covenants contained in a provision hereof (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face).

(b) Standards. No representation or warranty of a Party contained in Section 4.2 (other than the representations and warranties in (i) the first sentence of Section 4.2(a) [Organization, Good Standing and Qualification] (but solely with respect to the Company, Parent and their respective Significant Subsidiaries, as applicable), Sections 4.2(b)(i) and (ii) [Capital Structure], and Section 4.2(c) [Corporate Authority; Approval and Fairness], which shall be true and correct in all material respects with respect to it, and (ii) Section 4.2(g)(ii) [Absence of Certain Changes or Events], which shall be true and correct in all respects with respect to it) shall be deemed untrue or incorrect, and no such Party shall be deemed to have breached a representation or warranty, in each case for all purposes hereunder, including the conditions set forth in Section 7.2(a) and 7.3(a) hereof, unless the failure of such representation or warranty to be true or correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on such Party.

4.2. Representations and Warranties of Parent and the Company. Except as (i) set forth in the Company Disclosure Letter or the Parent Disclosure Letter, as applicable to the Company and Parent, respectively, or (ii) disclosed in any report, schedule, form or other document filed with or furnished to the SEC or filed on the System for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Regulators

(including the exhibits and other information incorporated therein) by Parent or the Company or any of their respective Subsidiaries, as applicable, since December 31, 2013 but prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any “risk factors” or similarly titled section and in any section relating to forward-looking, safe harbor or similar statements or to any other disclosures in such reports to the extent they are cautionary, predictive, or forward-looking in nature), Parent hereby represents and warrants to the Company (unless otherwise expressly provided in the representation and warranty) and the Company hereby represents and warrants to Parent and Merger Sub (unless otherwise expressly provided in the representation and warranty); provided, that with respect to a Party’s Significant JVs, such representations and warranties shall be made solely to such Party’s Knowledge:

(a) Organization, Good Standing and Qualification. Such Party and each of its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification. The Company has made available to Parent, and Parent has made available to the Company, in each case prior to the date of this Agreement, true and complete copies of such Party’s certificates of incorporation, articles of incorporation, amalgamation or continuance, and bylaws or comparable governing documents, each as amended prior to the date of this Agreement, and true and complete copies of its Significant Subsidiaries’ certificates of incorporation, articles of incorporation, amalgamation or continuance, and bylaws or comparable governing documents, each as amended to the date of this Agreement. In the case of the Company, as of June 30, 2016, the book value of Company’s direct or indirect interest in the voting securities of Union Gas Limited constitutes less than 17.25% of the aggregate book value of the total assets of the Company, determined on a consolidated basis in accordance with GAAP. In the case of Parent, as of June 30, 2016, the book value of Parent’s direct or indirect interest in the voting securities of Enbridge Gas Distribution Inc. constitutes less than 17.25% of the aggregate book value of the total assets of Parent, determined on a consolidated basis in accordance with GAAP.

(b) Capital Structure.

(i) In the case of the Company, the authorized capital stock of the Company consists of 1,000,000,000 shares of Company Common Stock, of which 701,288,928 shares were outstanding as of the close of business on August 31, 2016, and 22,000,000 shares of preferred stock, par value $0.001 per share, of which no shares were outstanding or held by the Company in its treasury as of the date of this Agreement (collectively, the “Company Capital Stock”). All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. At the close of business on August 31, 2016, (A) no shares of Company Common Stock were held by the Company in its treasury, (B) 1,460,725 shares of Company Common Stock were issuable upon the exercise, settlement or vesting of outstanding Company Options, (C) 1,592,662 shares of Company Common Stock were issuable upon the settlement or vesting of outstanding Company PSUs (assuming achievement of applicable performance goals at target value), (D) 1,273,708 shares of Company Common Stock were issuable upon settlement or vesting of outstanding Company Phantom Units, and (E) 512,493 shares of Company Common Stock were underlying outstanding Company Other Awards (assuming solely for this clause (E) a price per share of Company Common Stock of $35.62). Except as set forth above, at the close of business on August 31, 2016, no shares of capital stock or other voting securities of the Company were issued or outstanding. Since August 31, 2016 to the date of this Agreement, (1) there have been no issuances by the Company of shares of capital stock or other voting securities of the Company, other than issuances of shares pursuant to the exercise, settlement or vesting of Company Options, Company PSUs or Company Phantom Units, in each case, outstanding as of August 31, 2016, and (2) there have been no issuances by the Company of options, warrants, other rights to acquire shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock.

(ii) In the case of Parent, the authorized share capital of Parent consists of an unlimited number of shares of Parent Common Stock, of which 938,145,070 shares were issued and outstanding as of the close of business on September 2, 2016, and an unlimited number of preference shares, issuable in series (“Preference Shares”), of which 5,000,000 Series A Preference Shares, 20,000,000 Series B Preference Shares, 18,000,000 Series D Preference Shares, 20,000,000 Series F Preference Shares, 14,000,000 Series H Preference Shares, 8,000,000 Series J Preference Shares, 16,000,000 Series L Preference Shares, 18,000,000 Series N Preference Shares, 16,000,000 Series P Preference Shares, 16,000,000 Series R Preference Shares, 16,000,000 Series 1 Preference Shares, 24,000,000 Series 3 Preference Shares, 8,000,000 Series 5 Preference Shares, 10,000,000 Series 7 Preference Shares, 11,000,000 Series 9 Preference Shares, 20,000,000 Series 11 Preference Shares, 14,000,000 Series 13 Preference Shares and 11,000,000 Series 15 Preference Shares were issued and outstanding as of the date of this Agreement (collectively, the “Parent Capital Stock”). All outstanding shares of Parent Capital Stock are, and all such shares that may be issued at or prior to the Effective Time will be when issued, duly authorized and validly issued as fully paid and non-assessable and not subject to preemptive rights. At the close of business on September 2, 2016, 38,219,433 shares of Parent Common Stock were issuable upon the exercise, settlement or vesting of outstanding Parent Options. Except as set forth above, at the close of business on September 2, 2016, no shares in the capital of Parent or other voting securities of Parent were issued or outstanding. Since September 2, 2016 to the date of this Agreement, (A) there have been no issuances by Parent of shares in the capital of Parent or other voting equity securities of Parent, other than issuances of shares pursuant to Parent’s Dividend Reinvestment and Share Purchase Plan and pursuant to the exercise, settlement or vesting of Parent Options, in each case, outstanding as of September 2, 2016, and (B) there have been no issuances by Parent of options, warrants, other rights to acquire shares in the capital of Parent or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Parent Common Stock.

(iii) No Subsidiary of such Party owns any shares of capital stock of such Party. Except for its interests in its Subsidiaries, such Party does not own, directly or indirectly, any capital stock of, or other equity interests in, any person of a type and size that will require a filing with any Governmental Entity in connection with the Merger. There are no bonds, debentures, notes or other Indebtedness of such Party or any of its Subsidiaries that give the holders thereof the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”), in the case of the Company, or on which holders of Parent Common Stock may vote (“Voting Parent Debt”), in the case of Parent. Except for any obligations pursuant to this Agreement or as otherwise set forth above, as of the date of this Agreement, there are no options, warrants, rights (including preemptive, conversion, stock appreciation, redemption or repurchase rights), convertible or exchangeable securities, stock-based performance units, Contracts or undertakings of any kind to which such Party or any of its Subsidiaries is a party or by which any of them is bound (A) obligating such Party or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities of, or equity interests in, or any security convertible or exchangeable for any capital stock or other security of, or equity interest in, such Party or of any of its Subsidiaries, or any Voting Company Debt (in the case of the Company) or Voting Parent Debt (in the case of Parent), (B) obligating such Party or any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking or to declare or pay any dividend or distribution or (C) giving any Person the right to subscribe for or acquire any securities of such Party or any of its Subsidiaries, or to receive any economic interest of a nature accruing to the holders of Company Common Stock (in the case of the Company) or Parent Common Stock (in the case of Parent) or otherwise based on the performance or value of shares of capital stock of such Party or any of its Subsidiaries. As of the date of this Agreement, there are no outstanding obligations of such Party or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, other than (1) pursuant to the Benefit Plans of Parent or the Company, as applicable, or (2) options, warrants or other rights to acquire shares of capital stock of, or other equity interest in, such Party or any such Subsidiary described above.

(iv) There are no voting agreements, voting trusts, shareholders agreements, proxies or other agreements to which such Party or any of its Subsidiaries is a party or by which such Party or any of its Subsidiaries is bound with respect to the voting of the capital stock or other equity interest of such Party or any of the Subsidiaries of such Party, or restricting the transfer of, or providing registration rights with respect to, such capital stock or equity interest.

(c) Corporate Authority; Approval and Opinions of Financial Advisors.

(i) Such Party has all requisite corporate power and authority and, other than, in the case of Parent, the approval of each of the Bylaw Amendment and the issuance of shares of Parent Common Stock pursuant to this Agreement by the holders of shares of Parent Common Stock representing a majority of the votes cast on such matter at a meeting of Parent’s shareholders duly called and held for such purpose (together, the “Requisite Parent Vote”), and in the case of the Company, adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on such matter at a meeting of the Company’s stockholders duly called and held for such purpose (the “Requisite Company Vote”), has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by such Party and, assuming the due authorization, execution and delivery by each of the other Parties, constitutes a valid and binding agreement of such Party enforceable against such Party in accordance with its terms.

(ii) In the case of the Company, the Company Board has, as of the date of this Agreement and subject to the terms hereof, (A) unanimously determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated by this Agreement and resolved to recommend adoption of this Agreement to the holders of shares of Company Common Stock (the “Company Recommendation”), (B) directed that this Agreement be submitted to the holders of shares of Company Common Stock for their adoption and (C) received separate opinions of each of BMO Capital Markets Corp. and Citigroup Global Markets Inc. to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio provided for pursuant to this Agreement is fair, from a financial point of view, to holders of Company Common Stock.

(iii) In the case of Parent, the Parent Board has, as of the date of this Agreement and subject to the terms hereof, (A) determined that the Merger is in the best interests of Parent and Merger Sub, authorized and approved this Agreement and resolved to recommend approval of the Parent Common Stock issuance in connection with the Merger and the Bylaw Amendment to the holders of shares of Parent Common Stock (the “Parent Recommendation”), (B) directed that the issuance of the shares of Parent Common Stock to be issued in connection with the Merger and the Bylaw Amendment be submitted to the holders of shares of Parent Common Stock for their approval and (C) received the opinions of (i) Credit Suisse Securities (Canada), Inc. addressed to Parent to the effect that, as of the date of the meeting of the Parent Board at which this Agreement was approved by the Parent Board, and subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation of such opinion, the Exchange Ratio in the Parent Canadian Offer and the Merger pursuant to this Agreement was fair, from a financial point of view, to Parent and (ii) RBC Dominion Securities Inc., addressed to Parent to the effect that, as of the date of the meeting of the Parent Board at which this Agreement was approved by the Parent Board, and subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation of such opinion, the Exchange Ratio in the Parent Canadian Offer and the Merger pursuant to this Agreement was fair, from a financial point of view, to Parent.

(d) Governmental Filings; No Violations; Certain Contracts, Etc.

(i) Other than the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (A) pursuant to the DGCL (in the case of the Company) and pursuant to the Canada Business Corporations Act (in the case of Parent), (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), the Competition Act (Canada), R.S.C. 1985, c. C-34, and the regulations thereunder (the “Competition Act (Canada)”), the

Canada Transportation Act (Canada), 1996, c.10, the Exchange Act, the Securities Act and applicable Canadian Securities Laws, as applicable, (C) required to be made with or by the New York Stock Exchange (the “NYSE”) and with the Toronto Stock Exchange (the “TSX”), as applicable, (D) state or provincial securities Laws, public utility Laws and “blue sky” Laws and (E) the CFIUS Notice (collectively, the “Approvals”), no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by such Party with, nor are any required to be obtained by such Party from, any U.S., Canadian, foreign or transnational governmental, quasi-governmental, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive or judicial entity of any nature (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by such Party and the consummation of the Merger and the other transactions contemplated by this Agreement, or, in the case of Parent, in connection with the continuing operation of Parent or the Surviving Corporation following the Effective Time.

(ii) Subject to obtaining the Requisite Parent Vote and the Requisite Company Vote, as applicable, the execution, delivery and performance of this Agreement by such Party do not, and the consummation of the Merger and the other transactions contemplated by this Agreement will not, constitute or result in (A) a breach or violation of, or a default under, the certificate or articles of incorporation or bylaws of such Party or the comparable governing documents of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an encumbrance on any of the assets of such Party or any of its Subsidiaries pursuant to, any oral or written agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, other than any Benefit Plan, a “Contract”) binding upon such Party or any of its Subsidiaries and that is reasonably likely to require, during the remaining term of such Contract (or group of related Contracts) annual payments to or receipts of more than $60,000,000, or (C) assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated by this Agreement) compliance with (and approvals with respect to) the matters referred to in this Section 4.2(d), a breach or violation of any Law to which such Party or any of its Subsidiaries is subject.

(e) Reports; Internal Controls.

(i) Such Party and its Subsidiaries have filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by them with the SEC pursuant to the Exchange Act or the Securities Act and with applicable Canadian Securities Regulators, as applicable, since December 31, 2013 (the forms, statements, reports and documents so filed or furnished by such Party, including any amendments thereto, such Party’s “Reports”). Each of such Party’s Reports, at the time of its filing or being furnished (or if amended, as of the date of such amendment), complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, applicable Canadian Securities Laws, as applicable, and any rules and regulations promulgated thereunder applicable to the Reports. As of their respective dates (or, if amended, as of the date of such amendment), such Party’s Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) Such Party maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. In the case of Parent, Parent maintains disclosure controls and procedures required by published rules and regulations of the Canadian Securities Regulators. Such disclosure controls and procedures are effective to ensure that material information required to be disclosed by such Party is recorded and reported on a timely basis to the individuals responsible for the preparation of the Party’s and its Subsidiaries’ filings with the SEC and with the Canadian Securities Regulators, as applicable, and other public disclosure documents.

(iii) Such Party maintains a system of internal control over financial reporting that is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles (“GAAP”) and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of such Party, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of such Party are being made only in accordance with authorizations of management and directors of such Party, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of such Party’s assets that could have a material effect on its financial statements. The records, systems, controls, data and information of such Party and its Subsidiaries that are used in the systems of disclosure controls and procedures and of financial reporting controls and procedures described above are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of such Party or a wholly owned Subsidiary of such Party or its accountants, except as would not reasonably be expected to adversely affect or disrupt, in any material respect, such Party’s systems of disclosure controls and procedures and of financial reporting controls and procedures or the reports generated thereby.

(iv) Such Party has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to its auditors and audit committee (A) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect such Party’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. As of the date of its most recent audited financial statements, neither such Party nor its auditors had identified any significant deficiencies or material weaknesses in its internal controls and, as of the date of this Agreement, to the Knowledge of such Party, nothing has come to its attention that has caused it to believe that there are any material weaknesses or significant deficiencies in such internal controls.

(f) Financial Statements. Each of the consolidated balance sheets, in the case of the Company, and each of the consolidated statements of financial position, in the case of Parent, included in or incorporated by reference into the Reports of such Party (including the related notes and schedules) fairly presents the consolidated financial position of such Party and its consolidated Subsidiaries as of its date, and each of the consolidated statements of comprehensive income, equity, and cash flows, in the case of the Company, and each of the consolidated statements of comprehensive income, changes in equity, and cash flows, in the case of Parent, included in or incorporated by reference into such Party’s Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings (loss) and changes in financial position of such Party and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments that will not be material in amount or effect and to any other adjustments described in the notes thereto), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC or other applicable rules and regulations of the SEC or Canadian Securities Regulators.

(g) Absence of Certain Changes or Events. (i) From December 31, 2015 through the date of this Agreement, except in connection with the negotiation and execution of this Agreement, such Party and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business, and (ii) since December 31, 2015, there has not been any Change that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such Party.

(h) Litigation and Liabilities.

(i) Other than as a result of the transactions contemplated by this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of such Party, threatened in writing against such Party or any of its Subsidiaries.

(ii) Except for those liabilities that are reflected or reserved against in such Party’s consolidated statements of financial position or consolidated balance sheets (and the notes thereto) included in such Party’s Reports filed prior to the date of this Agreement and for liabilities incurred in the ordinary course of business since June 30, 2016, neither such Party nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet financings, loans, indebtedness, make whole or similar liabilities or obligations) that would be required under GAAP to be reflected in a consolidated statement of financial position or consolidated balance sheet of such Party and its Subsidiaries.

(iii) As of the date of this Agreement, neither such Party nor any of its Subsidiaries is a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any Governmental Entity.

(i) Employee Benefits.

(i) Section 4.2(i)(i) of the Company Disclosure Letter and Section 4.2(i)(i) of the Parent Disclosure Letter set forth an accurate and complete list of each material Benefit Plan of the Company and Parent, respectively, and separately identifies each material Benefit Plan that is maintained primarily for the benefit of persons outside of the United States (a “Non-U.S. Benefit Plan”).

(ii) With respect to each material Benefit Plan, each Party has made available to the other Party prior to the date of this Agreement, to the extent applicable, accurate and complete copies of (A) the Benefit Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (B) a written description of such Benefit Plan if such plan is not set forth in a written document, (C) the most recently prepared actuarial report, (D) an estimate of current unfunded liabilities under any Benefit Plan that provides pension or post-employment medical, disability, life insurance or other welfare benefits, and (E) all material correspondence to or from any Governmental Entity received in the last three years with respect to any Benefit Plan.

(iii) (A) Each Benefit Plan (including any related trusts), other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), and Non-U.S. Benefit Plan, has been established, operated and administered in compliance in all material respects with its terms and applicable Laws, including ERISA and the Code, (B) all contributions or other amounts payable by the Company or Parent or any of their respective Subsidiaries, as applicable, with respect to each Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP in all material respects and (C) there are no pending or, to the Knowledge of the applicable Party, threatened claims (other than routine claims for benefits) or proceedings threatened in writing by a Governmental Entity by, on behalf of or against any Benefit Plan or any trust related thereto that would reasonably be expected to result in any material liability to the Company or Parent or any of their respective Subsidiaries.

(iv) With respect to each material ERISA Plan, such Party has made available to the other Party prior to the date of this Agreement, to the extent applicable, accurate and complete copies of (A) the most recent summary plan description together with any summaries of all material modifications thereto, (B) the most recent Internal Revenue Service (“IRS”) determination or opinion letter and (C) the most recent annual report (Form 5500 or 990 series and all schedules and financial statements attached thereto).

(v) Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code and, to the Knowledge of such Party, nothing has occurred that would adversely affect the qualification or tax exemption of any such ERISA Plan.

(vi) With respect to each ERISA Plan that is subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code: (A) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted; (B) all premiums to the Pension Benefit Guaranty Corporation (“PBGC”) have been timely paid in full; (C) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by such Party or its Subsidiaries; and (D) no notice of intent to terminate any Benefit Plan has been filed and no amendment to treat any Benefit Plan as terminated has been adopted, and there have been no proceedings instituted (by the PBGC or otherwise) to treat any Benefit Plan as terminated. No Controlled Group Liability has been incurred by such Party or its ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a risk to such Party or its ERISA Affiliates of incurring any such liability.

(vii) Except as required by applicable Law, (A) no material Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and none of the Company or Parent or any of their respective Subsidiaries has any obligation to provide such benefits, and (B) to the extent such Party or any of its Subsidiaries sponsors, contributes or otherwise has an obligation under any such material Benefit Plan in which current Employees in the United States are eligible to participate, such Party or its applicable Subsidiary has pursuant to the written terms of the applicable Benefit Plan document reserved the right to amend, terminate or modify at any time each such Benefit Plan with respect to such current Employees. The Company shall, not later than sixty days after the date hereof, provide Parent with a list of any such material Benefit Plans (other than those described in clause (B) above) with respect to which the Company or its applicable Subsidiary has not, pursuant to the written terms of the applicable Benefit Plan document, reserved the right to amend, terminate or modify at any time such Benefit Plan.

(viii) Neither such Party nor any of its ERISA Affiliates has, at any time during the preceding six years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any Multiemployer Plan or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(ix) Neither the execution and delivery of this Agreement, stockholder or other approval of this Agreement nor the consummation of the Merger and the other transactions contemplated by this Agreement will, either alone or in combination with another event, (A) entitle any Employee to severance pay or any material increase in severance pay, (B) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such Employee, (C) cause such Party to transfer or set aside any assets to fund any material benefits under any Benefit Plan, (D) otherwise give rise to any material liability under any Benefit Plan, or (E) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Benefit Plan on or following the Effective Time.

(x) Neither the execution and delivery of this Agreement, stockholder or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, result in the payment of any amount that would reasonably be expected to, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(xi) Neither the Company nor Parent nor any of their respective Subsidiaries has any obligation to provide, and no Benefit Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(xii) Each Non-U.S. Benefit Plan has been established, administered, operated, funded, invested and maintained in compliance in all material respects with its terms and applicable Law, and all such plans that are intended or required to be funded or book-reserved are funded or book-reserved, as appropriate, based upon reasonable actuarial assumptions and applicable Law. All required contributions and premiums to be made under each Non-U.S. Benefit Plan have been made with respect thereto (whether pursuant to the terms of such

Non-U.S. Benefit Plan or by applicable Law). There are no pending or, to the Knowledge of such Party, claims (other than routine claims for benefits) or proceedings threatened in writing by a Governmental Entity by, on behalf of or against any Non-U.S. Benefit Plans or any trust related thereto that would reasonably be expected to result in any material liability to the Company or Parent or any of their respective Subsidiaries, as applicable.

(xiii) With respect to each material Non-U.S. Benefit Plan that is (or that, on registration, would be) a “registered pension plan” within the meaning of subsection 248(1) of the ITA (each, a “Canadian Pension Plan”), (A) such Party has made available to the other Party prior to the date of this Agreement, to the extent applicable, accurate and complete copies of the most recent actuarial valuation report and financial statements (audited, where required, by applicable Law); (B) no order has been made or notice given pursuant to any applicable Law requiring (or proposing to require) a Party or any of its Subsidiaries to take (or refrain from taking) any action in respect of any Canadian Pension Plan, and no event has occurred and no condition or circumstance exists that has resulted or would reasonably be expected to result in any Canadian Pension Plan (1) being ordered or required to be terminated or wound-up in whole or in part, (2) have its registration under any applicable Law refused, revoked or made revocable, (3) being placed under the administration of any trustee or any Governmental Entity, or (4) being required to pay any material taxes or penalties under any applicable Law; (C) if such Canadian Pension Plan contains a “defined benefit provision” as defined in subsection 147.1(1) of the ITA, to the Knowledge of such Party, no event has occurred, excluding changes in actuarial assumptions, discount rates and market values of assets, that is reasonably likely to have resulted in a material increase in the unfunded liability of any such plan from the unfunded liabilities contained in the most recent actuarial valuation report; and (D) if such Canadian Pension Plan is a “multi-employer pension plan” (within the meaning of subsection 2(1) of the Pension Benefits Standards Act, 1985 (Canada)) or is a similarly defined arrangement under applicable pension standards Laws of a province, neither Party nor any of its respective Subsidiaries have any actual or contingent obligation with respect to such plan other than an obligation (x) to provide information to the administrator, and (y) to make contributions at a rate fixed in the applicable collective bargaining agreement, trust agreement, participation agreement or similar agreement.

(xiv) Each Non-U.S. Benefit Plan is registered where required by applicable Law (including registration with the relevant taxation authorities) where such registration is required to qualify for Tax exemption or other beneficial Tax status.

(j) Labor Matters.

(i) Section 4.2(j)(i) of the Company Disclosure Letter and Section 4.2(j)(i) of the Parent Disclosure Letter, as applicable, sets forth any material collective bargaining agreement, employee association agreement or other material agreement with a labor union or similar organization with such Party and its Subsidiaries, as applicable. To the Knowledge of such Party, as of the date of this Agreement, there are no activities or proceedings by any individual or group of individuals, including representatives of any labor organizations, labor unions or employee associations, to organize any employees of such Party or any of its Subsidiaries.

(ii) As of the date of this Agreement and during the three years immediately preceding the date of this Agreement, there is no, and has not been any, strike, lockout, slowdown, work stoppage, unfair labor practice or other material labor dispute, or material arbitration or grievance pending or, to the Knowledge of such Party, threatened in writing. Such Party and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting labor, employment standards, human rights, pay equity, employment equity, workers’ compensation, employment and employment practices, terms and conditions of employment, wages and hours, privacy, employer health tax, classification of independent contractors and occupational safety and health. None of such Party or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law that remains unsatisfied.

(k) Title to Assets. Such Party or one of its Subsidiaries has good and valid title to all material tangible assets owned by such Party or any of its Subsidiaries as of the date of this Agreement, or good and valid leasehold interests in all material tangible assets leased or subleased by such Party or any of its Subsidiaries as of the date of this Agreement, except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business. All such assets, other than assets in which such Party or any of its Subsidiaries have a leasehold interest, are free and clear of all Liens other than Permitted Liens.

(l) Real Property.

(i) Each Contract under which such Party or any of its Subsidiaries is the landlord, sublandlord, tenant, subtenant or occupant (each, in the case of the Company or any of its Subsidiaries, a “Company Real Property Lease”, and in the case of Parent or any of its Subsidiaries, a “Parent Real Property Lease”) with respect to material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by such Party or any of its Subsidiaries (collectively, including the improvements thereon, in the case of the Company or any of its Subsidiaries, “Company Leased Real Property”, and in the case of Parent or any of its Subsidiaries, “Parent Leased Real Property”) is valid and binding on such Party or the Subsidiary thereof party thereto, and, to the Knowledge of such Party, each other party thereto. Neither such Party nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of the Company Leased Real Property (in the case of the Company) or of the Parent Leased Real Property (in the case of Parent) that would reasonably be expected to adversely affect the existing use of the Company Leased Real Property (in the case of the Company) or of the Parent Leased Real Property (in the case of Parent) by such Party or its Subsidiaries in the operation of their business thereon. There is no uncured default by such Party or any of its Subsidiaries under any Company Real Property Lease (in the case of the Company) or under any Parent Real Property Lease (in the case of Parent) or, to the Knowledge of such Party, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would reasonably be expected to constitute a default thereunder by such Party or any of its Subsidiaries or, to the Knowledge of such Party, by any other party thereto. As of the date of this Agreement, neither such Party nor any of its Subsidiaries has received any written notice of termination or cancelation, and to the Knowledge of such Party, no termination or cancelation is threatened, under any Company Real Property Lease (in the case of the Company) or under any Parent Real Property Lease (in the case of Parent).

(ii) Such Party or one of its Subsidiaries has good and valid title to all material real property currently owned by such Party or any of its Subsidiaries (collectively, in the case of the Company, “Company Owned Real Property”, and in the case of Parent, “Parent Owned Real Property”) and such Party and its Subsidiaries have good and valid leasehold interest in the Company Leased Real Property (in the case of the Company) and in the Parent Leased Real Property (in the case of Parent), in each case free and clear of all Liens (other than Permitted Liens and leases, subleases, licenses, conditions, encroachments, easements, rights-of-way, restrictions, options or rights of first refusal relating to the purchase of Company Owned Real Property (in the case of the Company) and to the purchase of Parent Owned Real Property (in the case of Parent) and other encumbrances that do not or would not reasonably be expected to adversely affect the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business).

(iii) Such Party and its Subsidiaries have such consents, easements, rights-of-way, permits and licenses from each person (collectively, “Rights-of-Way”) as are sufficient to conduct its business in substantially the same manner as currently conducted, and subject to the limitations, qualifications, reservations and encumbrances contained or described, in any of such Party’s Reports filed prior to the date hereof. Such Party and its Subsidiaries have fulfilled and performed all their respective material obligations with respect to such Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way.

(m) Investment Company Act. In the case of the Company, the Company is not, and immediately after the Closing, assuming no action has been taken by Parent as of such time with respect to the Company, will not be, an “investment company” as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”). In the case of Parent, Parent is not, and, assuming the accuracy of the Company’s representation in the immediately preceding sentence, immediately after the Closing will not be, an “investment company” as defined in the Investment Company Act.

(n) Compliance with Laws; Licenses.

(i) The businesses of such Party and its Subsidiaries have not been during the past three years, and are not being, conducted in violation of any applicable law, statute, ordinance, common law, rule, regulation, standard, judgment, determination, order, writ, injunction, decree, arbitration award, treaty, agency requirement, authorization, directive, license or permit enacted, issued, promulgated, enforced or entered by any Governmental Entity (collectively, “Laws”).

(ii) Except with respect to regulatory matters covered by Section 6.6, no investigation or review by any Governmental Entity with respect to such Party or any of its Subsidiaries is pending or, to the Knowledge of such Party, threatened in writing. Such Party has not received any notice or communication of any material noncompliance with any such Laws that has not been cured or in the process of being cured as of the date of this Agreement.

(iii) Such Party and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, tariffs, permissions, qualifications and registrations and orders of all Governmental Entities necessary for such Party and its Subsidiaries to own, lease and operate their properties and assets and to carry on their respective businesses as presently conducted (in the case of the Company and its Subsidiaries, the “Company Permits” and in the case of Parent and its Subsidiaries, the “Parent Permits”). All Company Permits and all Parent Permits, as applicable, of such Party and its Subsidiaries, are valid and in full force and effect. Such Party and each of its Subsidiaries is in compliance with the terms and requirements of such Company Permits (in the case of the Company) and such Parent Permits (in the case of Parent). No Company Permits or Parent Permits shall cease to be effective as a result of the consummation of the Merger or the other transactions contemplated by this Agreement.

(o) Takeover Statutes. Assuming the approval of the Parent Board and the Company Board (as applicable) of this Agreement, the Merger and the other transactions contemplated hereby and the accuracy of Parent’s representations set forth in Section 4.2(x), no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in such Party’s or any of its Subsidiaries certificate or articles of incorporation or bylaws or similar organizational documents is applicable to the shares of Parent Common Stock and Company Common Stock, the Merger or the other transactions contemplated by this Agreement.

(p) Environmental Matters. (i) Such Party and its Subsidiaries have complied at all times since January 1, 2011 with all applicable Environmental Laws; (ii) no property currently or formerly owned, leased or operated by such Party or any of its Subsidiaries (including soils, groundwater, surface water, buildings and surface and subsurface structures) is contaminated with any Hazardous Substance requiring remediation or other action pursuant to any Environmental Law; (iii) neither such Party nor any of its Subsidiaries has received since January 1, 2011 any notice, demand, letter, claim or request for information alleging that such Party or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; and (iv) neither such Party nor any of its Subsidiaries is subject to any order, decree, injunction, settlement or other agreement with any Governmental Entity or any indemnity or other agreement with any third party that imposes any current or future obligations under any Environmental Law.

(q) Tax Matters.

(i) Such Party and each of its Subsidiaries (A) have timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them with the appropriate Taxing authority and all such filed Tax Returns are complete and accurate; (B) have paid all Taxes that are required to be paid by any of them (including Taxes required to be withheld from payments to third parties) except, in each case of clause (A) or (B), for Taxes being contested in good faith or for which adequate reserves have been established, in accordance with GAAP, in the financial statements included in such Party’s Reports; and (C) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension will be in effect after the Closing Date.

(ii) No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against such Party or any of its Subsidiaries, except for deficiencies which have been satisfied by payment, settled or withdrawn. There are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any Taxes of such Party or any of its Subsidiaries.

(iii) In the last five years, neither such Party nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that such Party or any of its Subsidiaries was required to file any income or franchise Tax Return that was not filed.

(iv) Such Party has made available to the other Party prior to the date of this Agreement true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements that will bind such Party after the Closing Date.

(v) Neither such Party nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than any (A) agreement or arrangement exclusively between or among such Party and its Subsidiaries or (B) customary Tax indemnification provisions in commercial agreements not primarily related to Taxes).

(vi) Neither such Party nor any of its Subsidiaries has any liability for Taxes of any person (other than such Party or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor.

(vii) Neither such Party nor any of its Subsidiaries has been, within the past two years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(viii) Neither such Party nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any other transaction requiring disclosure under analogous provisions of Tax Law.

(ix) After due inquiry and consultation with its counsel, neither such Party nor any of its Subsidiaries is aware of the existence of any fact that would reasonably be expected to (A) prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (B) result in gain being recognized pursuant to Section 367(a)(1) by Persons who are stockholders of the Company immediately prior to the Effective Time (other than any such stockholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Parent following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8), or (C) cause Parent to be treated as a “domestic corporation” pursuant to Section 7874(b) of the Code as a result of the Merger.

(r) Intellectual Property. To the Knowledge of such Party, such Party and its Subsidiaries own or have sufficient valid and enforceable rights to use all Intellectual Property used or intended to be used in, or necessary for the operation of, their respective businesses. To the Knowledge of such Party, the operation of the respective businesses of such Party or any of its Subsidiaries does not infringe upon, misappropriate or violate any Intellectual Property of any other Person as of the date of this Agreement. Such Party and its Subsidiaries have taken commercially reasonable precautions to protect the secrecy and confidentiality of the trade secrets and other confidential information owned by such Party and its Subsidiaries and all confidential information of any Person to whom such Party or any of its Subsidiaries owes a confidentiality obligation.

(s) Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage, workers’ compensation and employer liability, directors, officers and fiduciaries policies and other liability insurance policies (“Insurance Policies”) maintained by such Party or any of its Subsidiaries are with reputable insurance carriers and provide coverage in such amounts and against such risks as such Party reasonably believes to be customary for companies of a comparable size in the industries in which it and its Subsidiaries operate. Each Insurance Policy maintained by such Party or any of its Subsidiaries is in full force and effect and all premiums due with respect to all such Insurance Policies have been paid, and neither such Party nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the transactions contemplated by this Agreement), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any such Insurance Policy.

(t) Material Contracts.

(i) Except for this Agreement and except for Contracts filed as exhibits to such Party’s Reports, as of the date of this Agreement, Section 4.2(t) of the Company Disclosure Letter or Section 4.2(t) of the Parent Disclosure Letter, as applicable, sets forth all of the following Contracts to which such Party or any of its Subsidiaries is a party or bound:

(A) any Contract (other than a future contract, option contract or other derivative transaction) that cannot be terminated on less than 90 days’ notice without material payment or penalty and that is reasonably likely to require, during the remaining term of such Contract, annual payments to or from such Party and its Subsidiaries of more than $60,000,000, other than Contracts of the type described in Section 4.2(t)(i)(C) and Section 4.2(t)(i)(F);

(B) any future contract, option contract or other derivative transaction relating to the supply or price of natural gas, crude oil or natural gas liquids that has a term of longer than 90 days and a notional value greater than $60,000,000 (excluding any such future contract, option contract or other derivative transaction entered into by the local distribution company businesses of such Party and its Subsidiaries for the benefit of customers);

(C) any gas, crude oil or natural gas liquids transportation contract that is reasonably expected to result in future payments by such Party or any of its Subsidiaries in excess of $60,000,000 in any one-year period (excluding any such contract entered into by the local distribution company businesses of such Party and its Subsidiaries for the benefit of customers);

(D) any Contract expressly limiting or restricting (or purporting to limit or restrict) the ability of such Party or any of its Subsidiaries to declare or pay dividends or make distributions in respect of their capital stock, partner interests, membership interests or other equity interests, other than Contracts of the type described in Section 4.2(t)(i)(F);

(E) any partnership, limited liability company, joint venture or other similar agreement relating to the formation, creation, management or control of any partnership or joint venture that is significant to such Party;

(F) any Contract (other than solely among Subsidiaries of such Party) relating to Indebtedness in excess of $230,000,000 (excluding Indebtedness incurred to fund the purchase of natural gas storage inventory in the ordinary course of business);

(G) any acquisition agreement that contains “earn-out” or other similar contingent payment obligations that would reasonably be expected to result in future payments by such Party or any of its Subsidiaries in excess of $60,000,000;

(H) any “non-compete,” or similar agreement that restricts or purports to restrict (or, after the Closing, would restrict Parent or any of its Subsidiaries), in any material respect, the geographic area in which such Party or any of its Subsidiaries may conduct any material line of business;

(I) other than agreements described in Section 4.2(t)(i)(A), Section 4.2(t)(i)(B) and Section 4.2(t)(i)(C), any Contract entered into since December 31, 2013 relating to the disposition or acquisition by such Party or any of its Subsidiaries of capital stock, business, assets or properties for an amount of cash (or value of non-cash consideration) in excess of $230,000,000; and

(J) any material Contract, other than Contracts for transportation services to be provided for Federal Energy Regulation Commission-regulated Natural Gas Act or Interstate Commerce Act transportation services pursuant to an open season, that contains a “most favored nation” or any similar term for the benefit of a third party that restricts the business of such Party (or would, after the Closing, restrict the business of Parent or its Subsidiaries) in a material manner (each Contract constituting any of the foregoing types of Contract described in clauses (A) – (I) above and this clause (J), and including all amendments, exhibits and schedules to each such Contract from time to time, is referred to in this Agreement as a “Material Contract”). Notwithstanding anything in this Agreement to the contrary, no Contract related to capital projects, including Contracts with vendors, suppliers and other similar commercial parties related thereto, shall be deemed a “Material Contract”.

(ii) Except for expirations in the ordinary course of business in accordance with the terms of such Material Contract, each Material Contract to which such Party or any of its Subsidiaries is a party, or by which any of them are bound, is valid and binding on such Party or its Subsidiaries, and, to the Knowledge of such Party, each other party thereto, and is in full force and effect. There is no default under any such Material Contracts by such Party or its Subsidiaries, or to the Knowledge of such Party, any other party thereto.

(u) Brokers and Finders. Neither such Party nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement, except that (i) the Company has engaged BMO Nesbitt Burns Inc. and Citigroup Global Markets Inc. as its financial advisors and (ii) Parent has engaged Credit Suisse Securities (Canada), Inc. and RBC Dominion Securities Inc. as its financial advisors.

(v) Affiliate Transactions. To the Knowledge of such Party, there are not, as of the date hereof, any related party transactions, agreements, arrangements or understandings between such Party or its Subsidiaries, on the one hand, and such Party’s Affiliates (other than wholly owned Subsidiaries of such Party), or other Persons on the other hand, that would be required to be disclosed by such Party under Item 404 of Regulation S-K under the Securities Act or, in the case of Parent, that would be considered a “related party transaction” pursuant to Canadian Securities Laws.

(w) Information Supplied.

(i) None of the information supplied or to be supplied by or on behalf of such Party for inclusion or incorporation by reference in Parent’s Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(ii) None of the information supplied or to be supplied by or on behalf of such Party for inclusion or incorporation by reference in the Proxy/Prospectus will, at the date the Proxy/Prospectus is mailed to stockholders of the Company or at the time of the meeting of stockholders of the Company to be held in connection with the Merger (the “Company Stockholders Meeting”), contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iii) None of the information supplied or to be supplied by or on behalf of such Party for inclusion or incorporation by reference in the Management Information Circular relating to the meeting of Parent’s shareholders to be held in connection with the Merger will, at the date the Management Information Circular is mailed to shareholders of Parent or at the time of the meeting of shareholders of Parent to be held in connection with the Merger (the “Parent Shareholders Meeting”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) No representation or warranty is made by such Party with respect to information or statements made or incorporated by reference in the Registration Statement, the Proxy/Prospectus or the Management Information Circular based on information regarding the other Party or the other Party’s Affiliates supplied by or on behalf of the other Party or the other Party’s Affiliates for inclusion or incorporation by reference therein.

(x) Ownership of Party Stock. In the case of Parent, none of Parent or any of its Subsidiaries beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Effective Time beneficially own, any shares of Company Common Stock (other than those shares acquired by Parent pursuant to the Parent Canadian Offer), or is a party, or will prior to the Effective Time become a party, to any Contract, arrangement or understanding (other than this Agreement and the Parent Canadian Offer) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock. In the case of the Company, none of the Company or any of its Subsidiaries beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Effective Time beneficially own, any shares of Parent Common Stock, or is a party, or will prior to the Effective Time become a party, to any Contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Parent Common Stock.

(y) First Nation Matters. (i) There are no First Nations Claims or other proceedings pending or, to the Knowledge of such Party, threatened orally or in writing against such Party or any of its Subsidiaries; and (ii) such Party and its Subsidiaries have not entered into any written or oral agreements with any First Nation to provide benefits, pecuniary or otherwise, offered First Nations any benefits with respect to any project at any stage of development, pipeline or any site operated by such Party of any of its Subsidiaries or engaged in discussions, negotiations or similar communications with any First Nations regarding the foregoing or otherwise in relation to any project, pipeline or any site operated by such Party or any of its Subsidiaries.

(z) No Other Representations or Warranties; Non-Reliance. Except for the representations and warranties in this Article IV and Article V, none of Parent, the Company and any other Person makes any express or implied representation or warranty with respect to the Company, Parent or their respective Subsidiaries, or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated by this Agreement, and each Party hereby expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, and except for the representations and warranties made by such Party in this Article IV and Article V, neither Party nor any other Person makes or has made any representation or warranty to the other Party or any of such other Party’s Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to such Party, any of its Affiliates or any of their respective businesses or (ii) any oral or written information made available to the other Party or any of such other Party’s Affiliates or Representatives in the course of their evaluation of such Party, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Section 4.2(z) shall limit a Party’s remedies with respect to intentional or willful misrepresentation of material facts that constitute common law fraud arising from or relating to the express representations and warranties made by the other Party in this Article IV or Article V.

ARTICLE V

Representations and Warranties of Merger Sub

5.1. Representations and Warranties of Merger Sub. Notwithstanding anything to the contrary in Section 4.2(z), Merger Sub hereby represents and warrants to the Company that:

(a) Organization, Good Standing and Qualification. Merger Sub is a corporation duly organized, validly existing and in good standing under the Law of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b) Capitalization. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which have been validly issued, are fully paid and non-assessable and are owned directly by Parent free and clear of any Lien. Prior to the Effective Time, the authorized capital stock of Merger Sub shall consist of 1,000,000,000 shares of common stock, par value $0.001 per share, and 1,000 shares of preferred stock, par value $0.001 per share. Since its date of incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(c) Corporate Authorization. Merger Sub has all requisite corporate power and authority and, other than the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub enforceable against Merger Sub in accordance with its terms.

(d) Non-contravention. The execution, delivery and performance of this Agreement by Merger Sub does not, and the consummation of the Merger and the other transactions contemplated by this Agreement will not, constitute or result in a breach or violation of, or a default under, the certificate of incorporation or bylaws of Merger Sub.

(e) No Other Representations or Warranties; Non-Reliance. Except for the representations and warranties in this Article V and Article IV, neither Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Merger Sub, or any of its respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated by this Agreement, and Merger Sub hereby expressly disclaims any such other representations or warranties. Notwithstanding the foregoing, nothing in this Section 5.1(e) shall limit the Company’s remedies with respect to intentional or willful misrepresentation of material facts that constitute common law fraud arising from or relating to the express representations and warranties made by Merger Sub in this Article V.

ARTICLE VI

Covenants

6.1. Interim Operations.

(a) The Company and Parent, each covenant and agree as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless Parent or the Company, as applicable, shall otherwise approve in writing (such approval not to be unreasonably withheld, conditioned or delayed)), its business and its Subsidiaries’ businesses shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and business associates and keep available the services of its and its Subsidiaries’ present officers, employees and agents, except as (1) otherwise expressly contemplated or required by this Agreement, (2) required by applicable Law or (3) set forth on Section 6.1(a) of the Company Disclosure Letter, as it relates to the Company and its Subsidiaries, or on Section 6.1(a) of the Parent Disclosure Letter, as it relates to Parent and its Subsidiaries. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except as (A) required or expressly contemplated by this Agreement, (B) other than (I) with respect to the restrictions set forth in Sections 6.1(a)(i), 6.1(a)(ii), 6.1(a)(iv), 6.1(a)(vii), 6.1(a)(viii), 6.1(a)(ix), 6.1(a)(x) and 6.1(a)(xi) in each case with respect to the Company and (II) with respect to Section 6.1(a)(vii) with respect to Spectra Energy Partners, LP, as contemplated by the Company CapEx Plan, or as may be necessary to execute capital projects consistent with the Company CapEx Plan, or required by the terms of any Material Contract set forth on Section 4.2(t) of the Company Disclosure Letter or any Material Contract filed as an exhibit to the Company’s Reports as of the date hereof, in each case as it relates to the Company and its Subsidiaries, (C) other than (I) with respect to the restrictions set forth in Sections 6.1(a)(i), 6.1(a)(ii), 6.1(a)(iv), 6.1(a)(vii), 6.1(a)(viii), 6.1(a)(ix), 6.1(a)(x) and 6.1(a)(xi) in each case with respect to Parent and (II) with respect to Section 6.1(a)(vii) with respect to Enbridge Income Fund, Enbridge Energy Partners, L.P. and Midcoast Energy Partners, L.P., as contemplated by the Parent CapEx Plan, or as may be necessary to execute capital projects consistent with the Parent CapEx Plan, or required by the terms of any Material Contract set forth on Section 4.2(t) of the Parent Disclosure Letter or any Material Contract filed as an exhibit to Parent’s Reports as of the date hereof, in each case as it relates to Parent and its Subsidiaries, (D) required by applicable Law, (E) required by any Benefit Plan or collective bargaining agreement, (F) as approved in writing by the Company or Parent (as applicable) (such approval not to be unreasonably withheld, conditioned or delayed) or (G) set forth on Section 6.1(a) of the Company Disclosure Letter, as it relates to the Company and its Subsidiaries, or on Section 6.1(a) of the Parent Disclosure Letter, as it relates to Parent and its Subsidiaries, each Party, on its own account, will not and will cause its Subsidiaries not to:

(i) amend its certificate or articles of incorporation or bylaws or comparable governing documents other than amendments that solely effect ministerial changes to such documents and that would not adversely affect the consummation of the Merger or the other transactions contemplated by this Agreement;

(ii) except for any transactions among or solely involving a Party’s wholly owned Subsidiaries or among wholly owned Subsidiaries of a Party’s Subsidiaries, merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its material assets, operations or businesses;

(iii) acquire assets or businesses, whether by merger, consolidation, purchase or otherwise, from any other Person with a fair market value or purchase price in excess of $150,000,000 individually or $300,000,000 in the aggregate in any transaction or series of related transactions, other than (A) acquisitions of assets in the ordinary course of business or (B) transactions solely between or among (x) (1) the Company and any of its wholly owned

Subsidiaries or (2) wholly owned Subsidiaries of a Company Subsidiary and such Company Subsidiary or (y) (1) Parent and any of its wholly owned Subsidiaries or (2) wholly owned Subsidiaries of a Parent Subsidiary and such Parent Subsidiary;

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, or otherwise enter into any Contract or understanding with respect to the voting of, any shares of its capital stock (or equity interests) or of any of its Subsidiaries (other than the issuance of shares (or equity interests) (A) by any of its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries or by any wholly owned Subsidiaries of a Party’s Subsidiary to such Subsidiary or another wholly owned Subsidiary of such Subsidiary or (B) in respect of equity-based awards outstanding as of the date of this Agreement or subsequently issued in accordance with this Agreement, in each case in accordance with their terms and the plan documents), or securities convertible or exchangeable into or exercisable for any shares of such capital stock (or equity interests), or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(v) create or incur any encumbrance on any assets of such Party or any of its Subsidiaries having a value in excess of $50,000,000 individually or $200,000,000 in the aggregate that is not incurred in the ordinary course of business on any such assets of such Party or any of its Subsidiaries;

(vi) except in the ordinary course of business, make any loans, advances, guarantees or capital contributions to or investments in any Person (other than (A) to or from the Company and any of its wholly owned Subsidiaries or to or from any wholly owned Subsidiaries of a Subsidiary of the Company and such Subsidiary or (B) to or from Parent and any of its wholly owned Subsidiaries or to or from any wholly owned Subsidiaries of a Subsidiary of Parent and such Subsidiary, as applicable) in excess of $20,000,000 individually or $80,000,000 in the aggregate;

(vii) (x) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests other than (A) dividends or distributions by a wholly owned Subsidiary or by a wholly owned Subsidiary of a Subsidiary to another wholly owned Subsidiary or to such Subsidiary, (B) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of this Agreement, (C) regular cash dividends made by Parent or any of its Subsidiaries with customary record and payment dates not in excess of the amounts for the applicable entity set forth in Section 6.1 of the Parent Disclosure Letter, and (D) regular cash dividends made by the Company or its Subsidiaries with customary record and payment dates not in excess of the amounts for the applicable entity set forth in Section 6.1 of the Company Disclosure Letter or (y) modify in any material respect its dividend policy;

(viii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock (or equity interests) or securities convertible or exchangeable into or exercisable for any shares of its capital stock (or equity interests), other than with respect to (A) the capital stock or other equity interests of a wholly owned Subsidiary of the Company or Parent, as applicable, (B) the acquisition of shares of Company Common Stock or Parent Common Stock by the Company or Parent, respectively, that are tendered by holders of equity-based awards to satisfy the obligations to pay the exercise price or Tax withholding obligations with respect to such awards, and (C) the acquisition by the Company or Parent of equity-based awards in connection with the forfeiture of such awards;

(ix) sell, “drop-down”, transfer, lease, divest or otherwise dispose of, whether by merger, consolidation, sale or otherwise, any assets, business or a division of any business with a value in excess of $150,000,000 individually or $300,000,000 in the aggregate, other than (A) transactions solely between or among (x) the Company and any of its wholly owned Subsidiaries or (y) Parent and any of its wholly owned Subsidiaries, (B) in connection with services provided in the ordinary course of business, or (C) sales of obsolete assets;

(x) incur any Indebtedness (including the issuance of any debt securities, warrants or other rights to acquire any debt security), except for (A) Indebtedness for borrowed money incurred in the ordinary course of business not to exceed $250,000,000 individually or $500,000,000 in the aggregate, (B) Indebtedness in replacement of existing Indebtedness for borrowed money on terms substantially consistent with or more favorable to Parent than the Indebtedness being replaced, (C) guarantees of Indebtedness of its wholly owned Subsidiaries otherwise incurred in compliance with this Section 6.1(a)(x) or (D) Indebtedness incurred by Parent owed to any of its wholly owned Subsidiaries or by any of Parent’s wholly owned Subsidiaries and owed to Parent or any of its wholly owned Subsidiaries, or by the Company owed to any of its wholly owned Subsidiaries or by any of the Company’s wholly owned Subsidiaries and owed to the Company or any of its wholly owned Subsidiaries;

(xi) except to the extent not exceeding the amount provided by the Company capital expenditure plan set forth in Section 6.1(a)(xi) of the Company Disclosure Letter (the “Company CapEx Plan”), as it relates to the Company, or Parent’s capital expenditures plan set forth in Section 6.1(a)(xi) of the Parent Disclosure Letter (the “Parent CapEx Plan”), as it relates to Parent, make or authorize any payment of, or accrual or commitment for, capital expenditures, except (A) any such expenditure to the extent reasonably necessary to avoid a material business interruption as a result of any act of God, war, terrorism, earthquake, fire, hurricane, storm, flood, civil disturbance, explosion, partial or entire failure of utilities or information technology systems, or any other similar cause not reasonably within the control of such Party or its Subsidiaries, or (B) expenditures that the Company or Parent reasonably determines are necessary to maintain the safety and integrity of any asset or property in response to any unanticipated and subsequently discovered events, occurrences or developments (provided that the Company or Parent, as applicable, will use its reasonable best efforts to consult with the other Party prior to making or agreeing to any such capital expenditure);

(xii) other than in the ordinary course of business, (A) enter into any Contract (other than any Contract that is expressly permitted or contemplated to be entered into by this Agreement) that would have been a Material Contract had it been entered into prior to this Agreement, (B) materially amend, modify, supplement, waive, terminate, assign, convey or otherwise transfer, in whole or in part, any Material Contract, or (C) forgive, compromise, cancel, modify or waive any debts or claims held by it or waive any rights having in each case of this clause (C) a value in excess of $100,000,000 individually or $300,000,000 in the aggregate;

(xiii) other than in the ordinary course of business, settle any action, suit, claim, hearing, arbitration, investigation or other proceedings for an amount in excess of $75,000,000 individually or $150,000,000 in the aggregate or any obligation or liability of it in excess of such amount or on a basis that would result in the imposition of any writ, judgment, decree, settlement, award, injunction or similar order of any Governmental Entity that would restrict in a material respect the future activity or conduct of such Party or any of its Subsidiaries;

(xiv) make any changes with respect to financial accounting policies or procedures, except as required by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or Law, including pursuant to SEC rule or policy;

(xv) other than in the ordinary course of business, make, change or revoke any material Tax election, adopt or change any material Tax accounting method, file any material amended Tax Return, settle any material Tax claim, audit, assessment or dispute for an amount materially in excess of the amount reserved or accrued on such Party’s most recent consolidated balance sheet included in such Party’s Reports, or surrender any right to claim a refund of a material amount of Taxes;

(xvi) other than in the ordinary course of business or in accordance with the terms and regular expiration thereof, terminate or permit any material Company Permit (in the case of the Company) or Parent Permit (in the case of Parent) to lapse or fail to apply on a timely basis (subject to any cure periods) for any renewal of any renewable material Company Permit (in the case of the Company) or Parent Permit (in the case of Parent);

(xvii) other than in the ordinary course of business or on account of changes in the insurance industry generally in the United States or Canada, make or agree to any material changes to be made to any insurance policies so as to materially affect the insurance coverage of the Party or its Subsidiaries or assets following the Effective Time;

(xviii) increase or change the compensation or benefits payable to any Employee other than in the ordinary course of business and consistent with past practice, except that, notwithstanding the foregoing, neither Party shall (A) grant any new long-term incentive or equity-based awards, or amend or modify the terms of any such outstanding awards, under any Company Benefit Plan or Parent Benefit Plan, as applicable, (B) grant any transaction or retention bonuses, (C) increase or change the compensation or benefits payable to any executive officer, (D) pay annual bonuses, other than for completed periods based on actual performance through the end of the applicable performance period, or (E) increase or change the severance terms applicable to any Employee; or

(xix) agree, authorize or commit to do any of the foregoing actions prohibited by clauses (i) through (xvi) of this Section 6.1(a).

(b) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, Parent and the Company shall not take or permit any of their respective Subsidiaries to take or agree to take any action that would reasonably be expected to prevent, materially impair or materially delay the consummation of the Merger.

(c) Notwithstanding anything to the contrary in this Agreement, a Party’s obligations under Section 6.1(a) to take an action or not to take an action, or to cause its Subsidiaries to take an action or not to take an action, shall, with respect to any entities (and their respective subsidiaries) controlled by such Party, or in which such Party otherwise has a voting interest, but that are not wholly owned Subsidiaries of such Party or have public equity holders, only apply (i) to the extent permitted by the organizational documents and governance arrangements of such entity and its subsidiaries, (ii) to the extent a Party is authorized and empowered to bind such entity and its subsidiaries and (iii) to the extent permitted by the Party’s or its Subsidiaries’ duties (fiduciary or otherwise) to such entity and its subsidiaries or any of its equity holders.

(d) Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other Party’s operations prior to the Effective Time. Prior to the Effective Time, each Party will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations. Nothing in this Agreement, including any of the actions, rights or restrictions set forth in this Agreement, will be interpreted in such a way as to require compliance by any Party if such compliance would result in the violation of any rule, regulation or policy of any federal, state, provincial, local or foreign court or Governmental Entity with jurisdiction over enforcement of any Antitrust Laws (any such Governmental Entity, a “Governmental Antitrust Entity”) or applicable Law.

6.2. Acquisition Proposals; Change of Recommendation.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, except as expressly permitted by this Section 6.2, the Company and Parent each shall not, and none of its respective Subsidiaries nor any of its respective directors and officers shall, and the Company and Parent shall each instruct its and its Subsidiaries’ investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit, propose, knowingly encourage or take any action to knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions with or negotiations relating to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this provision prohibit such discussions); or

(iii) provide any non-public information to any Person in connection with any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal.

(b) Notwithstanding anything to the contrary in Section 6.2(a) or Section 6.2(g), prior to the time, but not after, in the case of the Company, the Requisite Company Vote is obtained or, in the case of Parent, the Requisite Parent Vote is obtained, in response to an unsolicited, bona fide written Acquisition Proposal (that did not result from such Party’s breach of Section 6.2(a) in any material respect), the Company (including its Subsidiaries and their respective directors, officers and Representatives) or Parent (including its Subsidiaries and their respective directors, officers and Representatives), as applicable, may:

(i) contact such Person or group of Persons solely to clarify the terms and conditions thereof;

(ii) provide information in response to a general or specific request therefor (including non-public information regarding it or any of its Subsidiaries) to the Person who made such Acquisition Proposal, provided that such non-public information has previously been made available to, or is made available to, Parent or the Company, as applicable, prior to or concurrently with the time such non-public information is made available to such Person and that, prior to furnishing any such non-public information, the Company or Parent, as applicable, receives from the Person making such Acquisition Proposal an executed confidentiality agreement with terms not less restrictive in the aggregate to the other Party than the terms in the Confidentiality Agreement are on Parent or the Company, as applicable (it being understood that such confidentiality agreement need not prohibit the making or amending of an Acquisition Proposal); and

(iii) engage or participate in any discussions or negotiations with any such Person regarding such Acquisition Proposal;

only if, prior to taking any action described in clause (ii) or (iii) above, the Company Board or the Parent Board, as applicable, determines in good faith after consultation with outside legal counsel that (A) based on the information then available and after consultation with its financial advisor, that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal and (B) the failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable Law.

(c) The Company and Parent each shall promptly (and, in any event, within 24 hours) give notice to the other Party if (i) any inquiries, proposals or offers constituting an Acquisition Proposal are received by the Company or Parent (as applicable), (ii) any initial request for information in connection with any Acquisition Proposal received by the Company or Parent (as applicable), or (iii) any initial request for discussions or negotiations with respect to an Acquisition Proposal is received by the Company or Parent, as applicable, setting forth in such notice the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, complete copies of any written requests, proposals or offers, including proposed agreements), and thereafter shall keep the other Party reasonably informed, on a reasonably current basis of the status and material terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any material change in its intentions as previously notified.

(d) Except as permitted by Section 6.2(e) and Section 6.2(f), the Parent Board (including any committee thereof) or the Company Board (including any committee thereof), as applicable, shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Company Recommendation or the Parent Recommendation, as applicable, with respect to the Merger in a manner adverse to Parent or the Company, as applicable; or

(ii) approve, adopt or recommend, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(b) entered into in compliance with Section 6.2(b)) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”, and any of the actions set forth in the foregoing clause (i) and this clause (ii), a “Change of Recommendation”).

(e) Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, in the case of the Company, the Requisite Company Vote is obtained or, in the case of Parent, the Requisite Parent Vote is obtained, the Company Board or the Parent Board, as applicable, may effect a Change of Recommendation if the Company Board or the Parent Board, as applicable, determines in good faith, after consultation with outside counsel and its financial advisor and in compliance with this Section 6.2, that, as a result of a Superior Proposal or an Intervening Event, failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that a Change of Recommendation in response to a Superior Proposal or Intervening Event, as applicable, may not be made unless and until the Company or Parent, as applicable, has given Parent or the Company, as applicable, written notice of such action four Business Days in advance, such notice to comply in form, substance and delivery with the provisions of Section 6.2(c) and Section 9.6 of this Agreement, setting forth in writing that the Company Board or the Parent Board, as applicable, intends to consider whether to take such action and the basis therefor. After giving such notice and prior to effecting such Change of Recommendation in connection with a Superior Proposal or Intervening Event, as applicable, the Company or Parent, as applicable, shall afford the other Party the opportunity to negotiate during such four Business Day period with Parent or the Company, as applicable (to the extent Parent or the Company, as applicable, wishes to negotiate) to enable such Party to propose revisions to the terms of this Agreement as would permit the Company Board or the Parent Board, as applicable, not to effect a Change of Recommendation in connection with a Superior Proposal or Intervening Event, as applicable. At the end of such four Business Day period, prior to taking action to effect a Change of Recommendation in response to a Superior Proposal or an Intervening Event, as applicable, the Company Board or Parent Board, as applicable, shall take into account any changes to the terms of this Agreement proposed by Parent or the Company, as applicable, in writing in response to such notice, and shall have determined in good faith, after consultation with its outside legal counsel, that the Superior Proposal or Intervening Event, as applicable, would continue to constitute a Superior Proposal or Intervening Event, as applicable, if the changes to the terms of this Agreement offered in writing (if any) were to be given effect and that the failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable Law. Any material amendment to any Acquisition Proposal (including any change in the amount or form of consideration) will be deemed to be a new Acquisition Proposal for purposes of Section 6.2(c) and this Section 6.2(e), except that references to four Business Days shall be deemed to be references to three Business Days (provided that the initial notice period provided for above shall not be less than four Business Days).

(f) Nothing contained in this Section 6.2 shall prohibit the Company or Parent, or any of their respective Subsidiaries or Representatives, from complying with their respective disclosure obligations under applicable Law; provided, however, that if such disclosure has the substantive effect of withdrawing or adversely modifying the Company Recommendation or the Parent Recommendation, as applicable, such disclosure shall be deemed to be a Change of Recommendation and Parent or the Company, as applicable, shall have the option to terminate this Agreement as set forth in Section 8.1(f) or Section 8.1(g), as applicable; it being understood that a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or any statement that the Company has received a proposal and is considering such proposal shall not be deemed to be a Change of Recommendation.

(g) Further to Section 6.2(a), the Company and Parent shall each promptly end any existing discussions and negotiations conducted heretofore with any Person with respect to any Acquisition Proposal, or proposal or transaction that would reasonably be expected to lead to an Acquisition Proposal. Further, the Company and Parent shall each promptly terminate any physical and electronic data access previously granted to such Persons and request that any such Persons promptly return or destroy all confidential information concerning the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable.

(h) During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, each of the Company and Parent shall not terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its Subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof; provided that if the Company Board or Parent Board determines in good faith, after consultation with its outside legal counsel that the failure to take such action would reasonably be likely to be inconsistent with the Company Board’s or Parent Board’s, as applicable, fiduciary duties under applicable Law, the Company or Parent, as applicable, may waive any such standstill provision solely to the extent necessary to permit a third party to make, on a confidential basis to the Company Board or Parent Board, as applicable, an Acquisition Proposal; provided that the waiving Party promptly advises the other Party that it is taking such action. Each Party represents and warrants to the other Parties that it has not taken any action that (i) would be prohibited by this Section 6.2(h) or (ii) but for the ability to take actions to avoid a potential breach of the Company Board’s or Parent Board’s, as applicable, fiduciary duties would have been prohibited by this Section 6.2(h), during the 60 days prior to the date of this Agreement.

6.3. Proxy/Prospectus Filing; Management Information Circular; Information Supplied.

(a) Parent and the Company shall promptly jointly prepare and file with the SEC a proxy statement relating to the Company Stockholders Meeting and a prospectus that Parent will use in the United States to offer the shares of Parent Common Stock to be issued in connection with the Merger (such proxy statement and prospectus, together with all amendments and supplements thereto, the “Proxy/Prospectus”), and Parent shall prepare and file with the SEC a registration statement on Form F-4 pursuant to which the offer and sale of shares of Parent Common Stock to be issued in connection with the Merger will be registered pursuant to the Securities Act and which will include the Proxy/Prospectus as a part thereof (such registration statement, together with all amendments and supplements thereto, the “Registration Statement”) as promptly as practicable and in no event later than 20 Business Days after the date hereof (provided, that no Party shall be in breach of this timing obligation to the extent the delay is the result of an inability, after reasonable best efforts, to prepare required pro forma financial statements). Parent and the Company each shall use its reasonable best efforts to respond promptly to comments from the SEC and have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement, and to promptly thereafter mail the Proxy/Prospectus to the stockholders of the Company. Parent shall also use its reasonable best efforts to satisfy, prior to the effective date of the Registration Statement, all necessary state securities Law or “blue sky” notice requirements in connection with the Merger and to consummate the other transactions contemplated by this Agreement.

(b) Parent shall prepare and, concurrently with the mailing of the Proxy/Prospectus to the stockholders of the Company, Parent shall (i) file with the Canadian Securities Regulators a management information circular for the purpose of seeking the approval of its shareholders of the issuance of shares of Parent Common Stock in connection with the Merger and the Bylaw Amendment (with, subject to applicable Law, the information contained therein being consistent in all material respects with substantive information contained in the Proxy Statement/Prospectus) (the “Management Information Circular”) and (ii) mail the Management Information Circular to the shareholders of Parent.

(c) Each of the Company and Parent shall promptly notify the other of the receipt of all comments from the SEC and of any request by the SEC for any amendment or supplement to the Registration Statement or the Proxy/Prospectus or for additional information and shall promptly provide to the other copies of all correspondence between it and/or any of its Representatives and the SEC with respect to the Registration Statement or Proxy/Prospectus.

(d) The Company and Parent will cause the Proxy/Prospectus and Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. Parent will cause the Management Information Circular to comply as to form in all material respects with applicable Law (including Securities Laws).

(e) Each of Parent and the Company will provide their respective legal counsel with a reasonable opportunity to review and comment on drafts of the Proxy/Prospectus, the Management Information Circular, the Registration Statement and other documents related to the Company Stockholders Meeting, the Parent Shareholders Meeting, the issuance of the shares of Parent Common Stock in connection with the Merger and the Bylaw Amendment, prior to filing such documents with the applicable Governmental Entity and mailing such documents to the Company’s and Parent’s stockholders/shareholders, as applicable. Each Party will include in the Proxy/Prospectus, the Management Information Circular, the Registration Statement and such other documents related to the Company Stockholders Meeting, the Parent Shareholders Meeting or the issuance of the shares of Parent Common Stock in respect of the Merger all comments reasonably and promptly proposed by the other Party or its legal counsel and each agrees that all information relating to Parent and its Subsidiaries included in the Proxy/Prospectus, the Management Information Circular and the Registration Statement shall be in form and content satisfactory to Parent, acting reasonably, and all information relating to the Company and its Subsidiaries included in the Proxy/Prospectus, the Management Information Circular and the Registration Statement shall be in form and content satisfactory to the Company, acting reasonably.

6.4. Stockholders/Shareholders Meetings.

(a) The Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene the Company Stockholders Meeting as promptly as practicable after the Registration Statement is declared effective (and in any event within 35 days thereof), to consider and vote upon the adoption of this Agreement and to cause such vote to be taken; provided that the Company, in reasonable consultation with Parent, may adjourn or postpone the Company Stockholders Meeting to a later date to the extent the Company believes in good faith that such adjournment or postponement is reasonably necessary (i) to ensure that any required supplement or amendment to the Proxy/Prospectus is provided to the holders of Company Common Stock within a reasonable amount of time in advance of the Company Stockholders Meeting, (ii) to allow reasonable additional time to solicit additional proxies necessary to obtain the Requisite Company Vote, (iii) to ensure that there are sufficient shares of Company Common Stock represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or (iv) to otherwise comply with applicable Law.

(b) Parent will take, in accordance with applicable Law and its articles of incorporation and bylaws, all action necessary to convene the Parent Shareholders Meeting as promptly as practicable after the Registration Statement is declared effective and the Management Information Circular is filed with the Canadian Securities Regulators (and in any event within 35 days thereof) to consider and vote upon the approval of the issuance of shares of Parent Common Stock in connection with the Merger and the Bylaw Amendment and to cause such vote to be taken; provided that Parent, in reasonable consultation with the Company, may adjourn or postpone the Parent Shareholders Meeting to a later date to the extent Parent believes in good faith that such adjournment or postponement is reasonably necessary (i) to ensure that any required supplement or amendment to the Management Information Circular is provided to the holders of Parent Common Stock within a reasonable amount of time in advance of the Parent Shareholders Meeting, (ii) to allow reasonable additional time to solicit additional proxies necessary to obtain the Requisite Parent Vote, (iii) to ensure that there are sufficient shares of Parent Common Stock represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Parent Shareholders Meeting or (iv) to otherwise comply with applicable Law.

(c) The Company Board shall, subject to Section 6.2, include the Company Recommendation in the Proxy/Prospectus, and Parent shall, subject to Section 6.2, include the Parent Recommendation in the Management Information Circular. Each of the Company and Parent shall take all lawful action to solicit proxies to obtain the Requisite Company Vote and the Requisite Parent Vote. The Company and Parent shall cooperate to schedule and convene such meetings on the same date and time. The Company and Parent each agrees (i) to provide the other reasonably detailed periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing periodic voting reports) and (ii) to give written notice to the other Party one day prior to the Company Stockholders Meeting or the Parent Shareholders Meeting, as applicable, and on the day of, but prior to the Company Stockholders Meeting or the Parent Shareholders Meeting, as applicable, indicating whether as of such date sufficient proxies representing the Requisite Company Vote or the Requisite Parent Vote, as applicable, appear to have been obtained. Notwithstanding the foregoing, if, on a date that is one Business Day prior to the date the Company Stockholders Meeting or the Parent Shareholders Meeting, as applicable, is scheduled (in either case, the “Original Date”), (A) the Company or Parent, as applicable has not received proxies representing the Requisite Company Vote or the Requisite Parent Vote, as applicable, whether or not a quorum is present or (B) it is necessary to ensure that any supplement or amendment to the Proxy/Prospectus or the Management Information Circular is required to be delivered, Parent and the Company, as applicable, shall, postpone or adjourn, or make one or more successive postponements or adjournments of, the Company Stockholders Meeting or the Parent Shareholders Meeting, as applicable as long as the date of the Company Stockholders Meeting or the Parent Shareholders Meeting, as applicable is not postponed or adjourned more than ten days in connection with any one postponement or adjournment or more than an aggregate of twenty days from the Original Date in reliance on the preceding sentence.

(d) Without limiting the generality of the foregoing, each of the Company and Parent agrees that its obligations to hold the Company Stockholders Meeting and the Parent Shareholders Meeting, as applicable, pursuant to this Section 6.4 shall not be affected by the making of a Change of Recommendation by the Company Board or Parent Board, as applicable, and its obligations pursuant to this Section 6.4 shall not be affected by the commencement of or announcement or disclosure of or communication to the Company or Parent, as applicable, of any Acquisition Proposal or the occurrence or disclosure of an Intervening Event as to the Company or Parent, as applicable, and further, that it shall not take action to terminate this Agreement on the grounds that such Acquisition Proposal is a Superior Proposal or with regards to such Intervening Event until such time as either the Company or Parent, as applicable, may terminate this Agreement pursuant to and in accordance with Section 8.1.

6.5. Approval of Sole Stockholder of Merger Sub. Immediately after the execution of this Agreement, Parent shall execute and deliver, in accordance with applicable Law and its articles of incorporation and bylaws, in its capacity as sole stockholder of Merger Sub, a written consent adopting this Agreement. Such consent shall not be modified or rescinded and Parent shall deliver such consent to the Company promptly upon the execution thereof.

6.6. Cooperation; Efforts to Consummate.

(a) Subject to the terms and conditions of this Agreement (including this Section 6.6), the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable (and in any event no later than the Outside Date) and to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing promptly all documentation to effect all necessary notices, notifications, petitions, applications, reports and other filings (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain as promptly as reasonably practicable (and in any event no later than the Outside Date) all consents, clearances, registrations, approvals, expirations or terminations of waiting periods, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the

Merger or any of the other transactions contemplated by this Agreement, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement and (iv) if agreed to by Parent and the Company, acting jointly and in good faith, obtain all necessary consents, approvals or waivers from third parties.

(b) In furtherance and not in limitation of the foregoing, each Party (including on behalf of their respective Subsidiaries) agrees (i) to make appropriate submissions and filings of notification and report forms pursuant to the HSR Act and the Competition Act (Canada) with respect to the Merger as promptly as practicable and in any event within twenty-five (25) Business Days of the date of this Agreement, unless the Parties agree in writing otherwise, and (ii) to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Entity pursuant to the HSR Act, the Competition Act (Canada), or any other Antitrust Law and use its best efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 6.6 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and to obtain the Competition Act (Canada) Clearance as soon as reasonably practicable (and in any event no later than the Outside Date).

(c) Each Party shall use (and shall cause their respective Subsidiaries to use) its best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the Merger or the other transactions contemplated by this Agreement, including any proceeding initiated by a private party, (ii) promptly inform the other Parties of (and supply to the other Parties) any communication received by such Party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, the Canadian Competition Bureau, or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the Merger or any of the other transactions contemplated by this Agreement, (iii) permit the other Party to review in advance and give reasonable consideration to the other Party’s comments in any communication to be given by it to any Governmental Entity with respect to obtaining any clearances required under any Antitrust Law in connection with the Merger or the other transactions contemplated by this Agreement and (iv) consult with the other Party in advance of any meeting or teleconference with any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and, to the extent not prohibited by the Governmental Entity or other Person, give the other Party the opportunity to attend and participate in such meetings and teleconferences. Subject to the obligations in this Section 6.6, Parent shall have the right to devise and implement the strategy and timing for obtaining any clearances required under any Antitrust Law in connection with the Merger or the other transactions contemplated by this Agreement and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining such clearances; provided, however, that Parent shall consult in advance with the Company and in good faith take the Company’s views into account regarding the overall strategy and timing. The Parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.6 in a manner so as to preserve the applicable privilege.

(d) Parent (including on behalf of its Subsidiaries) agrees to take, or cause to be taken (including by its Subsidiaries), any and all steps and to make, or cause to be made (including by its Subsidiaries), any and all undertakings necessary to resolve such objections, if any, that a Governmental Entity may assert under any Antitrust Law with respect to the Merger or the other transactions contemplated by this Agreement, and to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Entity with respect to the Merger or the other transactions contemplated by this Agreement, in each case, so as to enable the Closing to occur as promptly as reasonably practicable and in any event no later than the Outside Date, including, without limitation, (x) proposing, negotiating, committing to and effecting, by consent decree, consent agreement, hold separate order, or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of Parent or the Company (or any of their respective Subsidiaries) or any equity interest in any joint venture held by Parent or the Company (or any of their respective Subsidiaries),

(y) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of the Company or Parent or their respective Subsidiaries and (z) otherwise taking or committing to take any action that would limit Parent’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of Parent or the Company (including any of their respective Subsidiaries) or any equity interest in any joint venture held by Parent or the Company (or any of their respective Subsidiaries), in each case as may be required in order to obtain all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations required directly or indirectly under any Antitrust Law or to avoid the commencement of any action to prohibit the Merger or the other transactions contemplated by this Agreement under any Antitrust Law, or in the alternative, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit the Merger or the other transactions contemplated by this Agreement or delay the Closing beyond the Outside Date. To assist Parent in complying with its obligations set forth in this Section 6.6, the Company shall, and shall cause its Subsidiaries to, enter into one or more agreements requested by Parent to be entered into by any of them prior to the Closing with respect to any transaction to divest, hold separate or otherwise take any action that limits the Company’s or its Subsidiaries’ freedom of action, ownership or control with respect to, or their ability to retain or hold, directly or indirectly, any of the businesses, assets, equity interests, product lines or properties of the Company or any of its Subsidiaries or any equity interest in any joint venture held by the Company or any of its Subsidiaries (each, a “Divestiture Action”); provided, however, that (i) the consummation of the transactions provided for in any such agreement for a Divestiture Action (a “Divestiture Agreement”) shall be conditioned upon the Closing or satisfaction of all of the conditions to Closing in a case where the Closing will occur immediately following such Divestiture Action (and where Parent has irrevocably committed to effect the Closing immediately following such Divestiture Action) and (ii) Parent shall indemnify for and hold the Company and its Subsidiaries harmless from all costs, expenses and liabilities incurred by the Company or its Subsidiaries arising from or relating to such Divestiture Agreement (other than any of the foregoing arising from the breach by the Company or any applicable Subsidiary of such Divestiture Agreement). Notwithstanding anything to the contrary in this Section 6.6, nothing contained in this Agreement requires the Company or Parent to take, or cause to be taken, and neither the Company nor Parent shall be required to take, or cause to be taken, any Divestiture Action with respect to all or part of the Texas Eastern Transmission pipeline, the Enbridge Canadian Mainline System or the Enbridge U.S. Mainline System.

(e) In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened or recommended to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of the Company and Parent shall use its best efforts to contest and resist any such action or proceeding (or such threat or recommendation) and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement.

(f) Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.6, each of the Company and Parent agree to use their reasonable best efforts to obtain the CFIUS Clearance. Such reasonable best efforts shall include, promptly after the date hereof, making or causing to be made any draft and final CFIUS Notices required in accordance with 31 C.F.R. Part 800 and the other requirements of the DPA, and after prompt resolution of all questions and comments received from CFIUS on such draft, shall prepare and submit the final CFIUS Notice, which shall in any event be made promptly after the date all questions and comments received from CFIUS on such draft have been resolved or after CFIUS staff shall have indicated to the Parties that it has no questions or comments. Such reasonable best efforts shall also include providing any information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the transactions contemplated by this Agreement, within the time periods specified by 31 C.F.R. §800.403(a)(3), or otherwise specified by the CFIUS staff, without the need to request an extension of time. Each of Parent and the Company shall, in connection with the efforts to obtain the CFIUS Clearance, (i) cooperate in all respects and consult with each other in connection with the CFIUS Notice, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, CFIUS, by promptly providing copies to the other Party of any such written communications, except for any exhibits to such communications providing the personal identifying information required by 31 C.F.R. §800.402(c)(6)(vi); and (iii) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, telephone call or conference with CFIUS, and to the extent not prohibited by CFIUS, give the other Party the opportunity to attend and participate in any telephonic conferences or in-person meetings with CFIUS, in each of clauses (i), (ii) and (iii) of this Section 6.6(e), subject to confidentiality considerations contemplated by the DPA or required by CFIUS. Such reasonable best efforts shall also include agreeing to any action, condition or restriction required by CFIUS in connection with the CFIUS Clearance (including entering into any mitigation agreement with CFIUS as may be required) in order to receive the CFIUS Clearance as promptly as reasonably practicable and in any event prior to the sixth Business Day prior to the Outside Date, unless the Company, Parent and Merger Sub have irrevocably waived the condition set forth in Section 7.1(e) [CFIUS Clearance] prior to such date. Neither Parent nor the Company shall take or permit any of its Subsidiaries or Affiliates to take any action that would reasonably be expected to prevent, materially delay or materially impede the receipt of the CFIUS Clearance. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, the covenants and agreements set forth in Section 6.6(a) [Efforts] and this Section 6.6(e) constitute the sole obligations of the Parties with respect to the efforts required to obtain the CFIUS Clearance.

6.7. Status. Subject to applicable Law and as otherwise required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as applicable, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement.

6.8. Indebtedness.

(a) The Company shall, and shall cause its applicable Subsidiaries to, use reasonable best efforts to commence, as soon as reasonably practical following the receipt of a written request of Parent, (a) one or more consent solicitations to the holders of outstanding loans, capital markets debt securities or other indebtedness identified in Schedule 6.8(c) to the Parent Disclosure Letter (collectively, the “Specified Indebtedness”), to waive any applicable change of control provisions, defaults or other covenants that would apply in connection with, or otherwise restrict the ability of the parties to consummate, the Merger as contemplated in this Agreement (the “Consent Solicitations”) and/or (b) an offer to purchase any such Specified Indebtedness (the “Debt Offers”) or as determined by Parent in its discretion, in lieu of conducting a Debt Offer, if permitted by the terms of such Specified Indebtedness, to issue a notice of optional redemption to redeem such Specified Indebtedness pursuant to the terms thereof or to take such other actions as may be permitted by the terms of such Specified Indebtedness to satisfy and discharge such Specified Indebtedness (the “Debt Redemptions” and with the Consent Solicitations and Debt Offers, the “Debt Transactions”), in each case on the terms and conditions specified by the Parent; provided that the Company shall not be required to commence any Debt Transaction until Parent shall have provided the Company with the necessary consent solicitation statement, offer to purchase, related letter of transmittal, supplemental indenture, redemption notice and other related documents in connection therewith; provided, further, that the Parent shall consult with the Company regarding the timing of any Debt Transaction in light of the regular financial reporting schedule of the Company and the requirements of applicable Law. Parent shall afford the Company a reasonable opportunity to review the material terms and conditions of any Debt Transaction (which shall be reasonably acceptable to the Company). Subject to the foregoing, the Company shall, and shall cause its applicable Subsidiaries to, provide such cooperation as reasonably requested by Parent in connection with any Debt Transaction. Parent shall cause its counsel to furnish any legal opinions required in connection with any Debt Transaction other than those opinions relating to corporate matters with respect to the Company and its Subsidiaries and authorization, execution and delivery of the applicable documents by the Company and its Subsidiaries, which opinions the Company shall use reasonable best efforts to cause its counsel to provide.

(b) The provisions of Section 6.8(a) or any other provision of this Agreement to the contrary notwithstanding, nothing in the foregoing Section 6.8(a) will require the Company, its Subsidiaries or any of their respective Representatives to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent, (ii) take any action or provide any information that will conflict with or violate its organizational documents or any applicable Laws, including SEC rules and regulations, or would result in a violation or breach of, or default under, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound, or would result in the waiver of any legal privilege, (iii) give indemnities that are effective prior to the Effective Time for which it is not simultaneously indemnified by Parent, (iv) pass resolutions or consents to approve or authorize the execution of any Debt Transaction or any definitive agreements with respect thereto that are effective prior to the Effective Time, (v) deliver any certificate or take any other action pursuant to this Section 6.8 or any other provision of this Agreement that would reasonably be expected to result in personal liability to a director, officer or other personnel or (vi) except as otherwise provided in the final sentence of Section 6.8(a), deliver any legal opinion. In addition, no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or relating to any Debt Transaction will be required to be effective until the Effective Time.

(c) Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable costs and expenses incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with any Debt Transaction, including the cooperation of the Company and its Subsidiaries and Representatives contemplated by Section 6.8(a). Parent indemnifies and holds harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with any Debt Transaction, any information used in connection therewith or any assistance or activities in connection therewith, except with respect to any fraud or intentional misrepresentation or willful misconduct by any such persons. The provisions of this Section 6.8(c) survive the termination of this Agreement.

6.9. Information; Access and Reports.

(a) Subject to applicable Law and the other provisions of this Section 6.9, the Company and Parent each shall (and shall cause its Subsidiaries to), upon reasonable request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders/shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy/Prospectus, the Management Information Circular, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement, and shall (and shall cause its Subsidiaries to), upon giving of reasonable notice by the other Party, afford the other’s officers and other authorized Representatives reasonable access, during normal business hours following reasonable advance notice throughout the period prior to the Effective Time, to its officers, employees, agents, contracts, books and records (including the work papers of such Party’s independent accountants upon receipt of any required consents from such accountants), as well as properties, offices and other facilities, and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested. Notwithstanding the foregoing, nothing in this Section 6.9 shall require or be construed to require either the Company or Parent to allow the other Party or its representatives to perform any on-site procedures (including an on-site study) with respect to any property of the Company or Parent (as applicable) or their respective Subsidiaries.

(b) The foregoing provisions of this Section 6.9 and 6.21(b) shall not require and shall not be construed to require either the Company or Parent to permit any access to any of its (or any of its Subsidiaries’) officers, employees, agents, contracts, books or records, or its (or any of its Subsidiaries’) properties, offices or other facilities, or to permit any inspection, review, sampling or audit, or to disclose or otherwise make available any information that in the reasonable judgment of the Company or Parent (as applicable) would (i) unreasonably disrupt the operations of such Party or any of its Subsidiaries, (ii) result in the disclosure of any trade secrets of any third parties or violate the terms of any confidentiality provisions in any agreement with a third party entered into prior to the date of this Agreement, (iii) result in a violation of applicable Laws, including any fiduciary duty, (iv) waive the protection of any attorney-client or similar privilege or (v) result in the disclosure of any personal information that would expose the Company or Parent to the risk of liability. In the event that Parent or the Company objects to any request submitted pursuant to and in accordance with this Section 6.9 and Section 6.21(b) and withholds information on the basis of the foregoing clauses (i) through (v), the Company or the Parent, as applicable, shall inform the other Party as to the general nature of what is being withheld and the Company and Parent shall use reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of reasonable best efforts to (A) obtain the required consent or waiver of any third party required to provide such information and (B) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or confidentiality restriction or jeopardizing such privilege. Each of Parent and the Company, as it deems advisable and necessary, may reasonably designate competitively sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions. Such materials and the information contained therein shall be given only to the outside counsel of the recipient or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement executed by the Company and Parent. All requests for information made pursuant to this Section 6.9 shall be directed to the executive officer or other Person designated by the Company or Parent. All information exchanged or made available shall be governed by the terms of the Confidentiality Agreement.

(c) No exchange of information or investigation by Parent or its representatives shall affect or be deemed to affect, modify or waive the representations and warranties of the Company set forth in this Agreement, and no investigation by the Company or its representatives shall affect or be deemed to affect, modify or waive the representations and warranties of Parent or Merger Sub set forth in this Agreement.

(d) To the extent that any of the information or material furnished pursuant to this Section 6.9 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement and under the joint defense doctrine.

6.10. Stock Exchange Listing and Delisting. Prior to the Closing Date, Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE and the TSX, subject to official notice of issuance. To the extent requested by Parent, prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from the NYSE and the deregistration of the shares of Company

Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Effective Time.

6.11. Publicity. Except (a) communications consistent with the final form of joint press release announcing the Merger and the investor presentation given to investors on the morning of announcement of the Merger, (b) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or (c) pursuant to the Company’s or Parent’s rights pursuant to Section 6.2, the Company and Parent shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other Party, prior to issuing any press releases or other public written communications or otherwise making planned public statements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including the NYSE or the TSX) with respect thereto.

6.12. Employee Benefits.

(a) From and after the Effective Time, the Company shall, and Parent shall cause the Company to, honor all Benefit Plans of the Company and its Subsidiaries in accordance with their terms as in effect immediately before the Effective Time. Parent agrees that each employee of the Company and its Subsidiaries at the Effective Time who continues to remain employed with the Company or its Subsidiaries (collectively, the “Continuing Employees”) shall:

(i) during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, be provided with base salary or base wage, as applicable, no less favorable than the base salary or base wage provided by the Company and its Subsidiaries to such employee immediately prior to the Effective Time,

(ii) during the period commencing at the Effective Time and ending on December 31, 2017, be provided with target annual cash bonus opportunities and pension and welfare benefits that are, in each case, no less favorable than those provided by the Company and its Subsidiaries to such employee immediately prior to the Effective Time,

(iii) during the period commencing on January 1, 2018 and ending on the first anniversary of the Effective Time, be provided with target annual cash bonus opportunities, and pension and welfare benefits that are no less favorable in the aggregate than those provided by the Company and its Subsidiaries to such employee immediately prior to the Effective Time, and

(iv) solely to the extent that the Effective Time occurs prior to the Company’s ordinary course grant of equity awards in 2017, be provided with a grant of Parent equity or equity-based awards in 2017 having a long-term incentive award target value that is substantially comparable to that of the awards granted by the Company to such employee in 2016; provided that the form or forms of equity and equity-based awards provided to each such employee shall be the same form or forms of the awards and in the same proportion provided to similarly situated employees of Parent (other than the Continuing Employees).

Notwithstanding the foregoing, the requirements of the immediately preceding sentence shall not limit any compensation or benefits required to be provided to Continuing Employees (A) by applicable Law or (B) who are covered by a collective bargaining agreement pursuant to such agreement. Without limiting the two immediately preceding sentences, Parent shall, and Parent shall cause the Company to, provide to each Continuing Employee who is on Canadian payroll and whose employment terminates during the 18-month period following the Closing Date with severance benefits at least equal to the severance benefits for which such Continuing Employee would have been eligible under the Company’s severance practices, as set forth in Section 6.12(a) of the Company Disclosure Letter, determined (1) without taking into account any reduction after the Closing in compensation paid to such Continuing Employee and (2) taking into account each Continuing Employee’s service with the Company and its Subsidiaries (and any predecessor entities) and, after the Closing, Parent and its Subsidiaries.

(b) Parent shall use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health and welfare insurance plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred during such plan year prior to the Effective Time for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and its Subsidiaries (and any predecessor entities) for purposes of (A) vesting, (B) benefit accrual, (C) pay credit level in any cash balance or similar plan, (D) level of subsidy by Parent or any Subsidiary of Parent for any health or welfare plan, and (E) eligibility to participate, in each case, under each applicable Parent Benefit Plan, as if such service had been performed with Parent, except to the extent it would result in a duplication of benefits or in the treatment of a Continuing Employee under such Parent Benefit Plan that is more favorable than the treatment of a similarly situated employee of Parent of the same age and with the same years of service.

(c) Prior to the Effective Time, if requested by Parent in writing at least ten Business Days prior to the Effective Time, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall (i) cause to be amended the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of Parent and its Subsidiaries shall commence participation therein following the Effective Time unless the Surviving Corporation or such Subsidiary explicitly authorizes such participation and (ii) subject to the last sentence of this Section 6.12(c), cause the Spectra Energy Retirement Savings Plan (the “Company 401(k) Plan”) to be terminated effective immediately prior to the Effective Time. In the event that Parent requests that the Company 401(k) Plan be terminated, (A) the Company shall provide Parent with evidence that such plan has been terminated not later than the day immediately preceding the Effective Time and (B) the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Parent or one of its Subsidiaries (a “Parent 401(k) Plan”). Parent and the Company shall use commercially reasonable efforts to take such actions as may be required, including amendments to the Company 401(k) Plan and/or Parent 401(k) Plan, to permit the Continuing Employees who are then actively employed to make rollover contributions to the Parent 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans), Parent Common Stock or a combination thereof in an amount equal to the full account balance distributed to such Continuing Employee from a Company 401(k) Plan. Notwithstanding the first sentence of this Section 6.12(c), if Parent is not able to cause the Parent 401(k) Plan to accept rollover contributions in the form of notes (in the case of loans) as described in the immediately preceding sentence, then the Company shall not be required to terminate the Company 401(k) Plan pursuant to this Section 6.12(c).

(d) Parent hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Benefit Plans of the Company and its Subsidiaries will occur at or prior to the Effective Time, as applicable.

(e) Immediately prior to the Effective Time, the Company may, with respect to each employee of the Company or any of its Subsidiaries actively employed as of immediately prior to the Effective Time and then participating in any Benefit Plan that is an annual bonus plan (an “Annual Bonus Plan”), upon notice to and in consultation with Parent, determine the amount of each employee’s pre-Closing bonus entitlement, which shall equal the product obtained by multiplying (i) the employee’s full-year bonus entitlement under all such Annual Bonus Plans for the calendar year in which the Effective Time occurs, based on the greater of (A) deemed performance at “target” levels and (B) actual performance through the latest practicable date prior to the Effective Time, extrapolated through the end of such fiscal year, and (ii) a fraction the numerator of which equals the number of days that have elapsed during such fiscal year through the Effective Time and the denominator of which equals 365 (each, a “Pre-Closing Bonus Amount”). Parent shall, or shall cause the Surviving Corporation or its Affiliates to (1) provide each Continuing Employee an annual cash bonus opportunity under a Benefit Plan that is an Annual Bonus Plan maintained by Parent or one of its Affiliates for the balance of the 2017 calendar year in accordance with Section 6.12(a)(ii) and (2) at the time annual cash bonuses for the 2017 calendar year are paid to similarly situated employees of Parent (other than the Continuing Employees), pay to each Continuing

Employee the sum of (x) his or her Pre-Closing Bonus Amount and (y) the amount of such employee’s bonus entitlement in respect of the portion of the 2017 calendar year following the Effective Time. The Parties agree that the annual bonus payment in respect of the 2017 calendar year shall, solely to the extent the bonus recipient is a participant therein, be eligible for a matching contribution under, and shall be counted towards pensionable earnings under, the applicable Benefit Plans of the Company under which such payment would have been taken into account as of the date hereof; provided that the Company provides Parent with a list of such Benefit Plans not later than 60 days after the date hereof.

(f) Prior to making any broad-based written communications to the officers or employees of the Company or any of its Subsidiaries pertaining to the Company Equity Awards or compensation or benefit entitlements to be provided following the Closing Date, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider any such comments in good faith. Not later than five Business Days after the Company’s dissemination of any written communication governed by this Section 6.12(f), the Company shall provide Parent with a final copy of such communication.

(g) Notwithstanding any other provision in this Agreement to the contrary, Parent agrees to continue or cause the Surviving Corporation to continue, through the first anniversary of the Effective Time, the Spectra Energy Retiree Medical Plan (the “Retiree Medical Plan”) on terms and conditions no less favorable in duration, scope, value, participant cost, vesting and otherwise than those in effect as of the Effective Time with respect to all individuals who as of the time immediately prior to the Effective Time are receiving benefits under the Retiree Medical Plan. Prior to the Effective Time, the Company shall take the actions set forth in Section 6.12(g) of the Company Disclosure Letter.

(h) Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Company Benefit Plan or Parent Benefit Plan, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their Benefit Plans or, after the Effective Time, any Company Benefit Plan in accordance with their terms, (iii) prevent Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee or (iv) create any third-party beneficiary rights in any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates or under any Benefit Plan that Parent, the Surviving Corporation or any of their Affiliates may maintain.

6.13. Certain Tax Matters.

(a) Notwithstanding any other provision in this Agreement, the Company Disclosure Letter or the Parent Disclosure Letter to the contrary, none of the Parties shall (and each Party shall cause its respective Subsidiaries not to) take any action that would reasonably be expected to (i) prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) result in gain being recognized pursuant to Section 367(a)(1) by Persons who are stockholders of the Company immediately prior to the Effective Time (other than any such stockholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Parent following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8), or (iii) cause Parent to be treated as a “domestic corporation” pursuant to Section 7874(b) of the Code as a result of the Merger.

(b) After the date of this Agreement and prior to the Effective Time, Parent and the Company shall cooperate in good faith with respect to Tax matters relevant to integrating their respective Subsidiaries and operations.

6.14. Expenses. Except as otherwise provided in Section 6.8, Section 8.2(b) or Section 8.2(c), whether or not the Merger is consummated, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Merger and the other transactions contemplated by this Agreement, including all fees and expenses of its Representatives, shall be paid by the Party incurring such expense, except that expenses incurred in connection with the filing fee in connection with the HSR Act, the Competition Act (Canada), the Registration Statement and the printing and mailing of the Proxy/Prospectus, the Management Information Circular and the Registration Statement shall be shared equally by Parent and the Company, and, following the Effective Time, the Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in Article III, and Parent shall reimburse the Surviving Corporation for such charges and expenses.

6.15. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless to the fullest extent the Company would be permitted to do so under applicable Law (and Parent and the Surviving Corporation shall also advance expenses as incurred, to the fullest extent that the Company would have been permitted under Delaware law and the Company’s certificate of incorporation as of the date of this Agreement, to) each present and former director and officer of the Company and its Subsidiaries (collectively, in each case, the “Indemnified Parties” and each an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or its Subsidiaries or services performed by such Persons at the request of the Company at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; provided that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification.

(b) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date hereof with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall the aggregate cost of the D&O Insurance exceed during the Tail Period 300% of the current aggregate annual premium paid by the Company for such purpose; and provided, further, that if the cost of such insurance coverage exceeds such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.15.

(d) The provisions of this Section 6.15 are intended to be for the benefit of, and from and after the Effective Time shall be enforceable by, each of the Indemnified Parties, who shall be third party beneficiaries of this Section 6.15. The rights of the Indemnified Parties under this Section 6.15 are in addition to any rights such Indemnified Parties may have under the certificate of incorporation, bylaws or comparable governing documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation, bylaws or comparable governing documents of the Company and its Subsidiaries or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries, in each case, as in effect on the date of this Agreement, shall survive the Merger and the other transactions contemplated by this Agreement unchanged and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

6.16. Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and the Parent Board and the Company Board, respectively, shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.17. Dividends. The Company and Parent shall coordinate the declaration, setting of record dates and payment dates of dividends on shares of Company Common Stock and shares of Parent Common Stock so that holders of shares of Company Common Stock do not receive dividends on both shares of Company Common Stock and Parent Common Stock received in the Merger in respect of any calendar quarter for which such dividend relates or fail to receive a dividend on either shares of Company Common Stock or Parent Common Stock received in the Merger for any calendar quarter.

6.18. Section 16 Matters. The Company and Parent, and the Company Board and the Parent Board, or duly formed committees thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act), shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent (including derivative securities) in connection with the transactions contemplated by this Agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the fullest extent permitted by applicable Laws.

6.19. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or the Company Board (or directors thereof) relating to the Merger and the other transactions contemplated by this Agreement; provided that the Company shall in any event control such defense and the disclosure of information in connection therewith shall be subject to the provisions of Section 6.9, including regarding attorney-client privilege or other applicable legal privilege; provided, further, that the Company shall not settle any such litigation without the consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

6.20. Governance and Other Matters.

(a) Prior to the Closing Date, Parent shall take all actions necessary to cause the Parent Board to consist of 13 directors at the Effective Time. Prior to the Closing Date, Parent shall take all actions necessary to secure and cause to be delivered to Parent (with evidence thereof provided to the Company) the resignations of such number of directors of the Parent Board as is necessary for the Parent Board, immediately following the Effective Time, to consist of 13 directors following the appointment of each of the Company Designees, which resignations shall be effective at or prior to the Effective Time (the “Resignations”). Prior to the Closing Date, Parent shall take all actions necessary to cause the Company Designees to be appointed to the Parent Board as of the Effective Time. Following the Effective Time, Parent shall take all actions necessary to cause the Company Designees to be elected as directors of Parent at the first annual meeting of shareholders of Parent with a record date occurring after the Effective Time.

(b) Prior to the Closing Date, Parent shall take all actions necessary to: (i) cause Gregory Ebel (or to the extent Gregory Ebel is no longer available to serve as non-executive Chairman of the Parent Board, such other Company Designee as selected by the Company and approved by Parent to serve as non-executive Chairman of the Parent Board) to become the non-executive Chairman of the Parent Board effective as of the Effective Time, to hold such position until replaced in accordance with the bylaws of Parent (giving effect to the Bylaw Amendment), and (ii) amend and restate, in accordance with the Canada Business Corporations Act, the bylaws of Parent as set forth in Exhibit A hereto (the “Bylaw Amendment”) and submit such Bylaw Amendment to the holders of shares of Parent Common Stock at the Parent Shareholders Meeting for approval in accordance with the Canada Business Corporations Act, such Bylaw Amendment to be effective as of the Effective Time. Following the Effective Time, Parent shall take all actions necessary to give effect to the provisions of this Section 6.20 and the Bylaw Amendment.

(c) Following the Effective Time, Parent shall, and shall cause its Subsidiaries to, (i) maintain a substantial business presence in Houston, Texas, which shall be the headquarters for Parent’s natural gas business, and maintain, for a period of at least five years following the Closing, comparable levels of charitable giving to that of the Company and its Subsidiaries prior to the Effective Time and (ii) provide certain post-Closing benefits as described in Section 6.20(c) of the Company Disclosure Letter.

6.21. Transition Planning.

(a) Subject to applicable Law and any guidance or requirements by Governmental Antitrust Entity, Parent and the Company shall discuss in good faith and cooperate with respect to transition and integration matters following the Merger, including the planning and preparing for the implementation thereof. Promptly following the date hereof, Parent and the Company will each designate one or more persons to a working committee (the “Transition Committee”) for the purpose of discussing, planning and implementing transition and integration matters which will have a consultative role as described in Section 6.21 of the Parent Disclosure Letter, and which will be in existence until the earlier of the termination hereof and the Effective Time.

(b) Subject to applicable Law, any guidance or requirements by Governmental Antitrust Entity and Section 6.9(b), Parent and the Company agree to use commercially reasonable efforts to provide each other with updates and developments, once during a fiscal quarter, with respect to such Party’s capital expenditure plans and material growth projects listed in the Parent CapEx Plan and the Company CapEx Plan, as applicable.

ARTICLE VII

Conditions

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Company and Merger Sub Stockholder Approval. This Agreement shall have been duly adopted by holders of shares of Company Common Stock.

(b) Parent Shareholder Approval. The issuance of shares of Parent Common Stock in connection with the Merger shall have been duly approved by the holders of shares of Parent Common Stock.

(c) Listing. The shares of Parent Common Stock issuable to the Company stockholders in accordance with this Agreement shall have been authorized for listing on the NYSE and the TSX, subject to official notice of issuance.

(d) Approvals. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and the Competition Act (Canada) Clearance and Canada Transportation Act Approval shall have been received.

(e) CFIUS Clearance. Parent shall have received the CFIUS Clearance.

(f) Laws or Orders. (i) No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any injunction (whether temporary, preliminary or permanent) that is in effect and enjoins, makes illegal or otherwise prohibits consummation of the Merger (collectively, an “Order”) and (ii) no Governmental Antitrust Entity having rate making authority over Union Gas Limited and Enbridge Gas Distribution Inc. and their respective natural gas businesses shall have commenced and not withdrawn, or have had the staff of such Governmental Antitrust Entity formally recommend in writing the commencement of (which recommendation has not been withdrawn), and pursue (which pursuit is ongoing), any proceeding before a court or Governmental Entity relating to the Merger or the other transactions contemplated by this Agreement that could subject any of Parent, the Company, their respective subsidiaries or any of their directors, officers or employees to criminal or quasi-criminal penalties or monetary sanctions, which in the case of monetary sanctions are material to the Person subject thereto.

(g) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect, and no proceedings for that purpose shall have commenced by the SEC, unless subsequently withdrawn.

7.2. Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Section 4.2, after giving effect to Section 4.1, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Certificate. Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

7.3. Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth in Section 4.2, after giving effect to Section 4.1, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and the representations and warranties of Merger Sub set forth in Section 5.1 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date).

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Certificate. The Company shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of Parent, certifying that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(e) have been satisfied.

(d) Parent Bylaw Amendment. The Bylaw Amendment shall have been duly approved by the Parent Board and the holders of Parent Common Stock and shall be in effect as of immediately prior to the Effective Time.

(e) Parent Board. Parent shall have received the Resignations and delivered a copy of such Resignations to the Company, and Parent shall have taken all necessary action such that the Company Designees shall be appointed to the Parent Board subject only to, and with effectiveness immediately upon, the occurrence of the Effective Time.

7.4. Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s (or (a) in the case of Parent, Merger Sub’s, and (b) in the case of Merger Sub, Parent’s) failure to perform any of its obligations under this Agreement.

ARTICLE VIII

Termination

8.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Company or Parent (as applicable):

(a) by mutual written consent of the Company and Parent;

(b) by either Parent or the Company, if the Merger shall not have been consummated by 5:00 p.m., Eastern Time on March 31, 2017 (as it may be extended from time to time by the mutual written consent of the Company and Parent or otherwise extended pursuant to this Section 8.1(b), the “Outside Date”); provided, however, that if all the conditions to Closing, other than the conditions set forth in Section 7.1(d), Section 7.1(e) and

Section 7.1(f), shall have been satisfied or shall be capable of being satisfied at such time, the Outside Date may be extended by Parent or the Company from time to time, in intervals of three months, by written notice to the other Party up to a date not beyond December 29, 2017 and such date, as so extended, shall be the Outside Date; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party if the failure of such Party (and in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

(c) by either Parent or the Company, if (i) the Requisite Company Vote shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof taken in accordance with this Agreement, or (ii) the Requisite Parent Vote shall not have been obtained at the Parent Shareholders Meeting or at any adjournment or postponement thereof taken in accordance with this Agreement;

(d) by either Parent or the Company, if any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any Party if such Party (or (a) in the case of Parent, Merger Sub, and (b) in the case of Merger Sub, Parent) has not complied in all material respects with its obligations under Section 6.6;

(e) (i) by Parent, if there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in each case such that the conditions in Section 7.2(a) or Section 7.2(b) would not be satisfied as a result of such breach or failure to be true and correct (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (x) sixty days after the giving of notice thereof by Parent to the Company or (y) the Outside Date), or (ii) by the Company, if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in each case such that the conditions in Section 7.3(a) or Section 7.3(b) would not be satisfied as a result of such breach or failure to be true and correct (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (x) sixty days after the giving of notice thereof by the Company to the breaching Party or (y) the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to any Party if the occurrence of the failure of a condition to the consummation of the Merger resulted from a material breach of this Agreement by such Party (or (a) in the case of Parent, Merger Sub, and (b) in the case of Merger Sub, Parent);

(f) by Parent, prior to the time the Requisite Company Vote is obtained, if the Company Board shall have:

(A) failed to include the Company Recommendation in the Proxy/Prospectus that is mailed by the Company to the stockholders of the Company;

(B) made a Change of Recommendation; or

(C) failed to recommend, within ten Business Days after the commencement of a tender or exchange offer for outstanding shares of Company Common Stock (other than by Parent or an Affiliate of Parent), against acceptance of such tender offer or exchange offer by its stockholders; or

(g) by the Company, prior to the time the Requisite Parent Vote is obtained, if the Parent Board shall have:

(A) failed to include the Parent Recommendation in the Management Information Circular that is filed and mailed by Parent to the shareholders of Parent,

(B) made a Change of Recommendation, or.

(C) failed to recommend, within ten Business Days after the commencement of a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act or applicable Canadian Securities Laws for outstanding shares of Parent Common Stock, against acceptance of such tender offer or exchange offer by its shareholders.

8.2. Effect of Termination and Abandonment.

(a) Except to the extent provided in Section 8.2(b) and Section 8.2(c), in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or any of its Representatives or Affiliates); provided, however, and notwithstanding anything to the contrary in this Agreement, (i) no such termination shall relieve any Party of any liability or damages to the other Parties resulting from any Willful Breach of this Agreement prior to such termination and (ii) the provisions set forth in this Section 8.2 and the second sentence of Section 9.1 shall survive the termination of this Agreement.

(b) In the event that this Agreement is terminated:

(i) by either the Company or Parent pursuant to Section 8.1(c)(i) [Requisite Company Vote Not Obtained], and,

(A) a bona fide Acquisition Proposal involving the Company shall have been publicly announced (and such Acquisition Proposal shall not have been publicly withdrawn) after the date of this Agreement and prior to the date of the Company Stockholders Meeting, and

(B) within 12 months after such termination, (1) the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement to consummate an Acquisition Proposal, and such Acquisition Proposal is thereafter consummated, or (2) an Acquisition Proposal is otherwise consummated with respect to the Company or any of its Subsidiaries within 12 months of such termination (with “50%” being substituted in lieu of “15%” in each instance thereof in the definition of “Acquisition Proposal” for this purpose), then prior to or concurrently with such consummation, or

(ii) by Parent pursuant to Section 8.1(f)(A) [Failure to Include Company Recommendation], Section 8.1(f)(B) [Change of Recommendation] or Section 8.1(f)(C) [Failure to Recommend Against Tender or Exchange Offer], then promptly, but in no event later than two Business Days after the date of such termination, or

(iii) by Parent or the Company pursuant to 8.1(c)(i) [Requisite Company Vote Not Obtained], then, promptly, but in no event later than two Business Days after the date of such termination, the Company shall, (x) in the case of Section 8.2(b)(i) or Section 8.2(b)(ii), pay to Parent a termination fee of $1,000,000,000 (the “Company Termination Fee”) less the amount of any reimbursements paid pursuant to the succeeding clause (y) of this paragraph in each case by wire transfer of immediately available funds to an account designated in writing by Parent and further, (y) in the case of Section 8.2(b)(iii), the Company shall pay all of the reasonable and documented out-of-pocket expenses of Parent incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement, in an amount not to exceed $100,000,000 (the “Expense Reimbursement Cap”). In no event shall the Company be required to pay the Company Termination Fee on more than one occasion. The Company shall pay the Company Termination Fee and any expense reimbursement (collectively, the “Company Payments”) to Parent free and clear and without withholding or deduction for U.S. federal income Taxes unless such withholding or deduction is required by Law. If the Company is required to withhold or deduct any amount for or on account of U.S. federal income Taxes under Section 881(a) of the Code from a Company Payment, the Company will remit the full amount so withheld and deducted to the applicable Governmental Entity and, except to the extent such Taxes are attributable to Parent’s failure to provide the Company with a duly completed and executed IRS Form W-8BEN-E or W-8ECI, the Company will be required to pay additional amounts to Parent (the “Company Additional Amounts”) as may be necessary so that the net amount received by Parent (including the Company Additional Amounts) after such withholding or deduction is not less than the amount Parent would have received if the Taxes had not been so withheld or deducted. Furthermore the Company shall indemnify and hold harmless Parent from the full amount of any Taxes imposed on Parent under Section 881(a) of the Code (together with any interest and penalties and expenses paid or payable by Parent with respect thereto) with respect to the receipt of a Company Payment other than Taxes in respect of which amounts have been fully deducted and remitted and Company Additional Amounts have been paid. Parent shall use commercially reasonable efforts to obtain a refund from the applicable U.S. Governmental Entity of any Taxes in respect of which the Company has paid a Company Additional Amount or indemnified Parent (or, if such refund cannot be obtained, to claim a credit for such Taxes). Parent shall promptly pay the amount of any such refund or credit obtained to the Company, net of any costs, Taxes and expenses borne by Parent with respect to such refund or credit. The Company agrees to pay the amount of any expenses incurred by Parent in the process of applying for and obtaining such refund or credit. The obligations described in the foregoing will survive any termination, defeasance or discharge of this Agreement.

(c) In the event that this Agreement is terminated:

(i) by either the Company or Parent pursuant to Section 8.1(c)(ii) [Requisite Parent Vote Not Obtained], and,

(A) (x) a bona fide Acquisition Proposal involving Parent shall have been publicly announced (and such Acquisition Proposal shall not have been publicly withdrawn) after the date of this Agreement and prior to the date of the Parent Shareholders Meeting, and

(B) within 12 months after such termination, (1) Parent or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement to consummate an Acquisition Proposal, and such Acquisition Proposal is thereafter consummated, or (2) an Acquisition Proposal is otherwise consummated with respect to Parent or any of its Subsidiaries within 12 months of such termination (with “50%” being substituted in lieu of “15%” in each instance thereof in the definition of “Acquisition Proposal” for this purpose), then prior to or concurrently with such consummation, or

(ii) by the Company pursuant to Section 8.1(g)(A) [Failure to Include Parent Recommendation], Section 8.1(g)(B) [Change of Recommendation], or Section 8.1(g)(C) [Failure to Recommend Against Tender or Exchange Offer], then promptly, but in no event later than two Business Days after the date of such termination, or

(iii) by Parent or the Company pursuant to Section 8.1(c)(ii) [Requisite Parent Vote Not Obtained], then promptly, but in no event later than two Business Days after the date of such termination,

Parent shall, (x) in the case of Section 8.2(c)(i) or Section 8.2(c)(ii), pay to the Company a termination fee of CAN$1,750,000,000 (the “Parent Termination Fee”) less the amount of any reimbursements paid pursuant to the succeeding clause (y) of this paragraph to the Company in each case by wire transfer of immediately available funds to account designated in writing by the Company and further, (y) in the case of Section 8.2(c)(iii), Parent shall pay all of the reasonable and documented out-of-pocket expenses of the Company incurred by the Company and any of its Subsidiaries in connection with this Agreement and the transactions contemplated by this Agreement, in an amount not to exceed the Expense Reimbursement Cap. In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. For purposes of Section 8.2(c)(i), with respect to Parent, the term “Acquisition Proposal” shall also be deemed to include the acquisition by Parent or any of its Subsidiaries, directly or indirectly, of a third party or the acquisition by a third party of Parent or any of its Subsidiaries, pursuant to a merger (including a triangular merger), consolidation, share exchange, amalgamation, scheme of arrangement, reorganization or other extraordinary transaction where, in each case, the shareholders of Parent immediately prior to the completion of such transaction own (beneficially or of record), in the aggregate, less than 65% of the common equity of Parent or the Person that is the ultimate parent company resulting from such transaction. Parent shall pay the Parent Termination Fee and any expense reimbursement (collectively, the “Parent Payments”) to the Company free and clear and without withholding or deduction for Taxes unless such withholding or deduction is required by Law. If Parent is required to withhold or deduct any amount for or on account of Taxes from a Parent Payment, Parent will remit the full amount so withheld and deducted to the applicable Governmental Entity and Parent will be required to pay additional amounts to the Company (the “Parent Additional Amounts”) as may be necessary so that the net amount received by the Company (including the Parent Additional Amounts) after such withholding or deduction is not less than the amount the Company would have received if the Taxes had not been so withheld or deducted. Furthermore Parent shall indemnify and hold harmless the Company from the full amount of any Taxes imposed on the Company under Part XIII of the ITA (together with any interest and penalties and expenses paid or payable by the Company with respect thereto) with respect to the receipt of a Parent Payment other than Taxes in respect of which amounts have been fully deducted and remitted and Parent Additional Amounts have been paid. The Company shall use commercially reasonable efforts to obtain a refund from the applicable Canadian Governmental Entity of any Taxes in respect of which Parent has paid a Parent Additional Amount or indemnified the Company (or, if such refund cannot be obtained, to claim a credit for such Taxes). The Company shall promptly pay the amount of any such refund or credit obtained to Parent, net of any costs, Taxes and expenses borne by the Company with respect to such refund or credit. Parent agrees to pay the amount of any expenses incurred by the Company in the process of applying for and obtaining such refund or credit. The obligations described in the foregoing will survive any termination, defeasance or discharge of this Agreement.

The Parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other Parties would not enter into this Agreement; accordingly, if the Company or Parent, as applicable, fails to promptly pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other Party commences a suit that results in a judgment against the Company or Parent, as applicable for the amount due pursuant to this Section 8.2 or any portion of such amount due, the paying Party shall pay to the other Party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of such fee at the prime rate as published by The Wall Street Journal (in effect on the date such payment was required to be made) from the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, the Parties hereby acknowledge that in the event that the Company Termination Fee or Parent Termination Fee becomes payable by, and is paid by, the Company, or becomes payable by, and is paid by, Parent, such fee shall be the receiving Party’s and its Subsidiaries’ and Affiliates’ sole and exclusive remedy for any loss, cost, liability or expense relating to or arising out of this Agreement and the transactions contemplated by this Agreement; provided, however, no such payment shall relieve any Party of any liability or damages to the other Parties resulting from any Willful Breach by such Party of this Agreement.

ARTICLE IX

Miscellaneous and General

9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article II, Article III, Section 6.12 [Employee Benefits], Section 6.13 [Taxation], Section 6.14 [Expenses], Section 6.15 [Indemnification; Directors’ and Officers’ Insurance], and Section 6.20 [Governance and Other Matters] shall survive the consummation of the Merger. This Article IX, the agreements of the Company, Parent and Merger Sub contained in Section 6.8(c) [Financing], Section 6.14 [Expenses], Section 8.2 [Effect of Termination and Abandonment] and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2. Amendment; Waiver. Subject to the provisions of applicable Laws and the provisions of Section 6.15 [Indemnification; Directors’ and Officers’ Insurance], at any time prior to the Effective Time, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment, modification or waiver, by Parent, Merger Sub and the Company, or in the case of a waiver, by the Party against whom the waiver is to be effective. The conditions to each of the respective parties’ obligations to consummate the Merger and the other transactions contemplated by this Agreement are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9.3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

9.4. Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

(b) Each of the Parties agrees that it shall bring any action or proceeding in respect of any claim arising under or relating to this Agreement or the transactions contemplated by this Agreement exclusively in the Court of Chancery of the State of Delaware (or if such court declines to accept jurisdiction over a particular matter, any state or Federal court located within the State of Delaware) (the “Chosen Courts”) and, solely in connection with such claims, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to the laying of venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (I) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.4(c).

9.5. Specific Performance. Each of the Parties acknowledges and agrees that the rights of each Party to consummate the Merger and the other transactions contemplated by this Agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement in the Court of Chancery of the State of Delaware without necessity of posting a bond or other form of security. In the event that any action or proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

9.6. Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by any Party to the other Parties shall be in writing and deemed given when (a) served by personal delivery upon the Party for whom it is intended, (b) sent by an internationally recognized overnight courier service upon the Party for whom it is intended, or (c) sent by email, provided that the transmission of the email is promptly confirmed by telephone:

If to Parent or Merger Sub:

Enbridge Inc.

200 Fifth Avenue Place

425 1st Street S.W.

Calgary, Alberta, Canada

Attention:     Corporate Secretary

Telephone:   403-231-5935

E-mail:         corporatesecretary@enbridge.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:     Joseph. B. Frumkin

                     George J. Sampas

Telephone:   212-558-4000

E-mail:         frumkinj@sullcrom.com

                      sampasg@sullcrom.com

And a copy (which shall not constitute notice) to:

McCarthy Tétrault LLP

Suite 4000, 421 7th Avenue S.W.

Calgary, Alberta, Canada

T2P 4K9

Attention:     John S. Osler, Q.C.

Telephone:   403-260-3554

E-mail:         josler@mccarthy.ca

If to the Company:

Spectra Energy Corp

5400 Westheimer Court

Houston, Texas 77056

Attention:         General Counsel

Telephone:       713-627-5522

E-mail:             rdhedgebeth@spectraenergy.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:       Daniel A. Neff

                       David A. Katz

                        Gregory. E. Ostling

Telephone:     212-403-1000

E-mail:           DANeff@wlrk.com

                        DAKatz@wlrk.com

                        GEOstling@wlrk.com

And a copy (which shall not constitute notice) to:

Goodmans LLP

Bay Adelaide Centre

333 Bay Street, Suite 3400

Toronto, Ontario

M5H 257 Canada

Attention:       Robert Vaux

Telephone:     416-979-1234

Email:            rvaux@goodmans.ca

or to such other Person or addressees as has been designated in writing by the party to receive such notice provided above.

9.7. Definitions.

(a) For purposes of this Agreement, the following capitalized terms (including, with correlative meaning, their singular and plural variations) shall have the following meanings:

“Acquisition Proposal” means (A) any proposal, offer, inquiry or indication of interest relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving the Company or Parent, as applicable or any of their respective Subsidiaries or (B) any acquisition by any Person or group resulting in, or any proposal, offer, inquiry or indication of interest that, in the case of (A) or (B), if consummated would result in, any Person or group becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power or of any class of equity securities of the Company or Parent, as applicable, or 15% or more of the consolidated net revenues, net income or total assets (it being understood that assets include, without limitation, equity securities of Subsidiaries) of the Company or Parent, as applicable, in each case other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Antitrust Laws” means the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Competition Act (Canada), the Canada Transportation Act (Canada), 1996, c.10, and other regulatory Laws and all other Federal, state, provincial or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition, public utility or trade regulation Laws, that are designed or intended (i) to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, price discrimination or lessening competition through merger or acquisition, or (ii) to regulate public utilities.

“Average Parent Stock Price” means the average (rounded to the nearest thousandth) of the closing trading prices of shares of Parent Common Stock on the NYSE, as reported by the NYSE for the 10 Trading Days ending on, and including, the Trading Day that is three Trading Days prior to the Closing Date.

“Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, that is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Company or Parent or any of their respective Subsidiaries. Benefit Plans include, but are not limited to, “employee benefit plans” within the meaning of ERISA (whether or not subject to ERISA), employment, non-compete and/or non-solicit, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, loan, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind. However, “Benefit Plan” shall exclude any Multiemployer Plans and any plans administered pursuant to applicable federal or provincial health, workers’ compensation or employment insurance legislation.

“Business Day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks in the City of New York or in Calgary, Alberta, Canada are required or authorized by Law to remain closed.

“Canada Transportation Act Approval” means: (i) written confirmation from the Canadian Minister of Transportation that such Minister is of the opinion that the Merger does not raise public interest issues as it relates to national transportation in Canada, or (ii) if the Canadian Minister of Transportation advises in writing that the Merger raises issues with respect to the public interest as it relates to national transportation and directs the Canada Transportation Agency and the Commissioner of Competition to examine the issues, the Merger is subsequently approved by the Governor in Council of Canada.

“Canadian Securities Laws” means all applicable securities Laws in each of the provinces and territories of Canada and the respective rules and regulations made thereunder together with applicable published national and local instruments, policy statements, notices, blanket orders and rulings thereunder of the Canadian Securities Regulators.

“Canadian Securities Regulators” means the applicable securities commission or securities regulatory authority in each of the provinces and territories of Canada.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Clearance” means that any of the following shall have occurred: (i) the 30 day review period under the DPA commencing on the date that the CFIUS Notice is accepted by CFIUS shall have expired and the Parties shall have received written notice from CFIUS that such review has been concluded and that either the transactions contemplated hereby do not constitute a “covered transaction” under the DPA or there are no unresolved national security concerns; (ii) an investigation shall have been commenced after such 30 day review period and CFIUS shall have determined to conclude all deliberative action under the DPA without sending a report to the President of the United States, and Parties shall have received written notice from CFIUS that either the transactions contemplated hereby do not constitute a “covered transaction” under the DPA or there are no unresolved national security concerns, and all action under the DPA is concluded with respect to the transactions contemplated hereby; or (iii) CFIUS shall have sent a report to the President of the United States requesting the President’s decision and either (A) the period under the DPA during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated hereby shall have expired without any such action being threatened, announced or taken or (B) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby.

“CFIUS Notice” means a joint voluntary notice with respect to the transactions contemplated by this Agreement prepared by Parent, Merger Sub and the Company and submitted to CFIUS in accordance with the requirements of the DPA.

“Change” means any change, effect, event, occurrence or development.

“Commissioner of Competition” means the Commissioner of Competition appointed pursuant to the Competition Act (Canada).

“Company Designees” means five directors of the Company immediately prior to the Effective Time as designated by the Company to Parent in writing at least five Business Days prior to the Closing; provided, that if any Company Designee is not a director of the Company as of the date of this Agreement, Parent shall have the right to consent to the designation of such director as a Company Designee (such consent not to be unreasonable withheld, conditioned or delayed).

“Competition Act (Canada) Clearance” means, with respect to the transactions contemplated by this Agreement: (i) the issuance of an advance ruling certificate by the Commissioner of Competition pursuant to section 102 of the Competition Act (Canada), (ii) Parent and the Company have given the notice required under section 114 of the Competition Act (Canada) and the applicable waiting period under section 123 of the Competition Act (Canada) has expired or has been terminated in accordance with the Competition Act (Canada), or (iii) the obligation to give the requisite notice has been waived pursuant to paragraph 113(c) of the Competition Act (Canada), and, in the case of (ii) or (iii), Parent has been advised in writing by the Commissioner of Competition that, in effect, he does not intend to make an application under section 92 of the Competition Act (Canada).

“control” (including the term “controlled by”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“DPA” means Section 721 of Title VII of the Defense Production Act of 1950, as amended, including the amendments under the Omnibus Trade and Competitiveness Act of 1988 and the Foreign Investment and National Security Act of 2007 (codified at 50 U.S.C. App. 2170) and including the regulations of CFIUS promulgated thereunder, codified at 31 C.F.R. Part 800, et seq.

“Employee” means any current or former employee, officer, director or independent contractor (who is a natural person) of the Company or Parent or any of their respective Subsidiaries, as applicable.

“Enbridge Canadian Mainline System” means the Canadian portion of the crude oil and liquid petroleum pipeline system owned by Enbridge Pipelines Inc. and comprised of six adjacent pipelines and associated pump stations and terminals that extends from western Canada to the midwest region of the United States and eastern Canada (including two crude oil pipelines and one refined products pipeline located in eastern Canada), as such pipeline system may be extended or modified from time to time.

“Enbridge U.S. Mainline System” means the crude oil and liquid petroleum pipeline system, owned by Enbridge Energy, Limited Partnership, and associated pump stations and terminals, that extends from the United States/Canada border near Neche, North Dakota extending through the upper and lower Great Lakes region of the U.S. and re-entering Canada near Marysville, Michigan with an extension across the Niagara River into the Buffalo, New York area.

“Energy Products” means, collectively, natural gas, crude oil, refined petroleum products, other hydrocarbon products, natural gas liquids and products produced from the fractionation of natural gas liquids.

“Environmental Law” means any Law relating to: (A) the protection of the environment or health and safety as it relates to any Hazardous Substance, (B) the manufacture, processing, distribution, treatment, transport, handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or Parent or any of their respective Subsidiaries, as applicable, as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Plans” means “employee benefits plans” within the meaning of ERISA that are subject to the requirements of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” means shares of Company Common Stock owned directly by Parent, Merger Sub or the Company, and in each case not held on behalf of third parties.

“First Nations” means any Indian or Indian Band (as those terms are defined in the Indian Act (Canada)), First Nation person or people, Inuit person or people, Métis person or people, Aboriginal person or people, native person or people, indigenous person or people, any person or group asserting or otherwise claiming an Aboriginal or treaty right, including Aboriginal title, or any other Aboriginal interest, and any person or group representing, or purporting to represent, any of the foregoing.

“First Nations Claims” means any actual or threatened civil, criminal, administrative, regulatory, arbitral or investigative inquiry, action, suit, investigation or proceeding and any claim, assertion (including aboriginal title) or demand resulting therefrom or any other claim or demand of whatever nature or kind, whether proven or unproven, made by any First Nations involving any Party or any of its Subsidiaries or in relation to all or any portion of any project, pipeline or site owned or operated by such Party or any of its Subsidiaries.

“Hazardous Substance” means any substance that is: (A) listed, classified or, regulated, prohibited or controlled pursuant to any Environmental Law; (B) any petroleum product, compound or by-product, asbestos-containing material, polychlorinated biphenyls, mold, radioactive material or radon; and (C) any other substance that poses a risk of harm or is regulated due to a potential for harm by any Governmental Entity in connection with any Environmental Law.

“Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person (i) for borrowed money (including deposits or advances of any kind to such Person); (ii) evidenced by bonds, debentures, notes or similar instruments; (iii) for capitalized leases or to pay the deferred and unpaid purchase price of property or equipment; (iv) pursuant to securitization or factoring programs or arrangements; (v) pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other Person (other than between or among any of Parent and its wholly owned Subsidiaries or between or among the Company and its wholly owned Subsidiaries); (vi) to maintain or cause to be maintained the financing, financial position or covenants of others or to purchase the obligations or property of others; or (vii) letters of credit, bank guarantees, and other similar Contracts or arrangements entered into by or on behalf of such Person.

“Intellectual Property” means all intellectual property (whether foreign, state or domestic, registered or unregistered), including: (i) patents and patent applications; (ii) trademarks, service marks, trade dress, logos, Internet domain names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof; (iii) copyrights, rights under copyrights and industrial designs, whether registered or unregistered, and any registrations and applications for registration thereof; (iv) trade secrets and other rights in know-how and confidential or proprietary information, including any technical data, specifications, designs, techniques, processes, methods, inventions, discoveries, software, algorithms and databases and the information contained therein, in each case, to the extent that it qualifies as a trade secret under applicable Law; and (v) all other intellectual property rights recognized by applicable Law.

“Intervening Event” means an event, fact, occurrence, development or circumstance that was not known to or reasonably foreseeable by the Company Board or the Parent Board, as applicable, as of the date of this Agreement (or if known, the consequences of which were not known to the Company Board or the Parent Board, as applicable, as of the date of this Agreement); provided, however, that in no event shall any of the following constitute or be deemed to be an Intervening Event: (i) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequences thereof, (ii) any action taken by either Party pursuant to and in compliance with the covenants and agreements set forth in this Agreement, and the consequences of any such action, (iii) changes in the industry in which the Company or Parent, as applicable, operates, (iv) the fact that, in and of itself, the Company or Parent, as applicable, exceeds internal or published projections, or (v) changes, in and of themselves, in the stock price of the Company or Parent, as applicable.

“Knowledge” means (A) with respect to the Company or any of its Subsidiaries means the actual knowledge of the Persons listed on Section 9.7(a) of the Company Disclosure Letter and (B) with respect to Parent or any of its Subsidiaries means the actual knowledge of the Persons listed on Section 9.7(a) of the Parent Disclosure Letter, in each case, following reasonable inquiry.

“Liens” means all pledges, liens, charges, mortgages, encumbrances, adverse claims and interests, or security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same), except for such transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various States of the United States or similar Law of other applicable jurisdictions.

“Material Adverse Effect” with respect to Parent or the Company means any Change that has a material adverse effect on the business, financial condition or operations of such Party and its Subsidiaries, in each case taken as a whole, but excluding any Change to the extent resulting from the following:

(A) Changes in the U.S., Canadian, foreign or worldwide economy in general, including as a result of changes in geopolitical conditions;

(B) Changes in the Energy Product gathering, drilling, processing, treating, transportation, storage and marketing industries or related products and services (including those due to actions by competitors and including any change in the prices (benchmark, realized or otherwise) of Energy Products) or other Changes in the industry in which Parent or the Company (as applicable) conduct its business;

(C) Changes in the financial, debt, capital, credit or securities markets generally in the United States, Canada or elsewhere in the world, including changes in interest rates;

(D) any Change in stock price, trading volume or credit rating or any failure to meet internal or published analyst estimates or expectations of revenue, earnings or other financial performance or results of operations for any period, or any failure to meet internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations for any period; provided, however, Changes underlying such Changes or failures may be taken into account to the extent not otherwise excluded from the definition of Material Adverse Effect;

(E) Changes or prospective Changes resulting from any adoption, implementation, promulgation, repeal, modification, reinterpretation, change of enforcement or proposal of any rule, regulation, ordinance, order, protocol or any other law, legislative or political conditions or policy or practices of any Governmental Entity;

(F) Changes or prospective Changes in applicable accounting regulations or principles or interpretations or the enforcement thereof;

(G) acts of terrorism or outbreak or escalation of hostilities or war (whether declared or not declared) (or the worsening of any such conditions) or earthquakes, any weather-related or other natural disasters or acts of God;

(H) the execution and delivery or existence of this Agreement or the public announcement or pendency of the Merger, including any impact on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, partners or employees or any lawsuit, action or proceedings with respect to the Merger or any of the other transactions contemplated by this Agreement, or any action taken or requirements imposed by any Governmental Entity in connection with the Merger or any of the other transactions contemplated by this Agreement;

(I) the performance by any Party of its obligations under this Agreement, including any action taken or omitted to be taken at the request or with the consent of the other Parties;

(J) any action taken or omitted to be taken by a Party (A) at the request of the other Parties, which action or omission is not required under the terms of this Agreement or (B) which action or omission is required to comply with the terms of this Agreement but for which the Party shall have requested the other Party’s consent to permit its non-compliance and such non-requesting Party shall not have granted such consent, or

(K) the creditworthiness or financial condition of any customer or other commercial counterparty of such Party or any of its Subsidiaries;

provided, that, with respect to clause (G), such Change will be taken into account in determining whether a Material Adverse Effect has occurred to the extent it disproportionately adversely affects such Party and its Subsidiaries compared to other companies operating in the industries in which such Party and its Subsidiaries operate.

“Permitted Liens” means (i) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like Liens, if any, that do not materially detract from the value of or materially interfere with the use of any of the assets of the Party and its Subsidiaries as presently conducted; (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iii) Rights-of-Way, covenants, conditions, restrictions and other similar matters of record affecting title and other title defects of record or Liens (other than those constituting Liens for the payment of Indebtedness), if any, that do not or would not, individually or in the aggregate, impair in any material respect the use or occupancy of the assets of the Party and its Subsidiaries, taken as a whole; (iv) Liens for Taxes that are not yet due or payable or that may thereafter be paid without penalty; (v) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the businesses of the Party and its Subsidiaries; (vi) Liens not created by the Party or its Subsidiaries that affect the underlying fee interest of a Company Leased Real Property (in the case of the Company) and Parent Leased Real Property (in the case of Parent); (vii) Liens that are disclosed on the most recent consolidated balance sheet of the Party included in the Reports or notes thereto or securing liabilities reflected on such balance sheet; (viii) Liens arising under or pursuant to the organizational documents of the Party or any of its Subsidiaries; (ix) grants to others of Rights-of-Way, surface leases or crossing rights and amendments, modifications, and releases of Rights-of-Way, surface leases or crossing rights in the ordinary course of business; (x) with respect to Rights-of-Way, restrictions on the exercise of any of the rights under a granting instrument that are set forth therein or in another executed agreement, that is of public record or to which the Party or any of its Subsidiaries otherwise has access, between the parties thereto; (xi) as to Parent or the Company, Liens resulting from any facts or circumstances relating to the other Party or any of its Affiliates; (xii) Liens that do not and would not reasonably be expected to materially impair, in the case of the Company, the continued use of a Company Owned Real Property or a Company Leased Real Property as presently operated, and in the case of Parent, the continued use of a Parent Owned Real Property or a Parent Leased Real Property as presently operated; and (xiii) with respect to the Company Leased Real Property, Liens arising from any Company Real Property Lease and with respect to the Parent Leased Real Property, Liens arising from any Parent Real Property Lease.

“Person” means an individual, corporation (including not-for-profit), Governmental Entity, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, other entity of any kind or nature or group (as defined in Section 13(d)(3) of the Exchange Act).

“Significant JV” means, (a) with respect to the Company, each of NEXUS Gas Transmission, LLC, Sabal Trail Transmission, LLC, Steckman Ridge, LP and Westcoast Connector Gas Transmission Ltd. and (b) with respect to Parent, Woodland Lateral, Wasdell Falls Power Corporation, Wasdell Falls LP, SunBridge, Texas Express Gathering LLC, Atlantis Offshore, LLC and Norlite.

“Significant Subsidiary” has the meaning ascribed to such term in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act; provided that each entity excluded from the definition of “Subsidiary” shall not be considered to be a Significant Subsidiary of the Company or Parent, as applicable.

“Stock Plan” means, with respect to the Company, the 2007 Long-Term Incentive Plan, including all sub-plans and award agreements thereunder, as amended.

“Subsidiary” means, with respect to any Person, any other Person of which (a) at least a majority of the total combined voting power of all classes of voting securities or ownership interests of such other Person is directly or indirectly owned or controlled by such Person, or (b) the power to vote or direct voting of sufficient voting securities, other voting rights or voting partner interests to elect a majority of the board of directors or other governing body or persons performing similar functions is directly or indirectly held by such Person; provided that (i) solely for purposes of Article IV, Section 6.1 and Section 6.6, each Party’s Significant JVs shall be deemed be Subsidiaries of that Party, (ii) each of Spectra Energy Partners, LP, Maritimes & Northeast Pipeline, L.L.C., Maritimes & Northeast Pipeline, Limited Partnership and Algonquin Gas Transmission, LLC shall be deemed to be a Subsidiary of the Company and (iii) each of Enbridge Income Partners LP, Enbridge Energy Management, L.L.C., Enbridge Energy Partners, L.P., Midcoast Energy Partners, L.P., Enbridge Commercial Trust and Enbridge Income Fund shall be deemed to be a Subsidiary of Parent; provided, further, that and each of each of the entities listed in Section 9.7(b) of the Company Disclosure Letter shall not be considered to be a Subsidiary of the Company, and each of entities listed in Section 9.7(b) of the Parent Disclosure Letter shall not be considered to be a Subsidiary of Parent.

“Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made after the date of this Agreement that would result in a Person or group becoming the beneficial owner of, directly or indirectly, all of the total voting power of the equity securities of the Company or Parent, as applicable, or all or substantially all of the consolidated net revenues, net income or total assets (including, without limitation, equity securities of its Subsidiaries), of the Company or Parent, as applicable, that the Company Board or the Parent Board, as applicable, has determined in good faith, after consultation with outside legal counsel and its financial advisor, taking into account all financial, financing and regulatory aspects of the proposal and such other matters as the Company Board or the Parent Board, as applicable, deems appropriate, that, if consummated, would result in a transaction more favorable to the Company’s stockholders or Parent’s shareholders, as applicable, than the transactions contemplated by this Agreement.

“Tax” means all U.S. or Canadian federal, state, provincial, local and foreign income, windfall or other profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, transfer, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, goods and services, unclaimed property, occupancy and other taxes or similar assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” means all Tax returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed with a Tax authority.

“Trading Day” means any day on which shares of Parent Common Stock are traded on the NYSE.

“Treasury Regulation” means Part 1 of Title 26, Chapter I, Subchapter A of the Code of Federal Regulations.

“Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

(b) The following capitalized terms are defined elsewhere in this Agreement, as indicated below:

Agreement	Preamble
Alternative Acquisition Agreement	6.2(d)(ii)
Annual Bonus Plan	6.12(e)
Approvals	4.2(d)(i)
Book-Entry Share	2.2
Bylaw Amendment	6.20(b)
Bylaws	1.5
Canadian Company Shareholder	1.8(a)
Canadian Pension Plan	4.2(i)(xiii)
Certificate	2.2
Certificate of Merger	1.3
Change of Recommendation	6.2(d)(ii)
Charter	1.4
Chosen Courts	9.4(b)
Closing	1.2
Closing Date	1.2
Code	Recitals
Company	Preamble
Company 401(k) Plan	6.12(c)
Company Additional Amounts	8.2(b)

Company Board	Recitals
Company CapEx Plan	6.1(a)(xi)
Company Capital Stock	4.2(b)(i)
Company Common Stock	Recitals
Company Disclosure Letter	4.1(a)
Company Equity Awards	2.5(e)
Company Leased Real Property	4.2(l)(i)
Company Option	2.5(a)
Company Other Award	2.5(d)
Company Owned Real Property	4.2(l)(ii)
Company Payments	8.2(b)
Company Permits	4.2(n)(iii)
Company Phantom Unit	2.5(b)
Company PSU	2.5(c)(i)
Company Real Property Lease	4.2(l)(i)
Company Recommendation	4.2(c)(ii)
Company Stockholders Meeting	4.2(w)
Company Termination Fee	8.2(b)
Competition Act (Canada)	4.2(d)(i)
Confidentiality Agreement	9.8
Consent Solicitations	6.8(a)
Continuing Employees	6.12(a)
Contract	4.2(d)(ii)
D&O Insurance	6.15(b)
Debt Offers	6.8(a)
Debt Redemptions	6.8(a)
Debt Transactions	6.8(a)
DGCL	Recitals
Divestiture Action	6.6(d)
Divestiture Agreement	6.6(d)
Effective Time	1.3
Eligible Shares	2.1(a)
Exchange Agent	3.1
Exchange Fund	3.1
Expense Reimbursement Cap	8.2(b)(iii)
GAAP	4.2(e)(iii)
Governmental Antitrust Entity	6.1(d)
Governmental Entity	4.2(d)(i)
HSR Act	4.2(d)(i)
Indemnified Parties	6.15(a)
Insurance Policies	4.2(s)
Investment Company Act	4.2(m)
IRS	4.2(i)(iv)
ITA	1.8(a)(i)
Laws	4.2(n)(i)
Letter of Transmittal	3.2(a)
Management Information Circular	6.3(b)
Material Contract	4.2(t)(i)(J)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	4.2(i)(iii)
Non-U.S. Benefit Plan	4.2(i)(i)

NYSE	4.2(d)(i)
Order Original Date	7.1(f) 6.4(c)
Outside Date	8.1(b)
Parent	Preamble
Parent 401(k) Plan	6.12(c)
Parent Additional Amounts	8.2(c)
Parent Board	Recitals
Parent Canadian Offer	1.8(a)
Parent CapEx Plan	6.1(a)(xi)
Parent Capital Stock	4.2(b)(ii)
Parent Common Stock	Recitals
Parent Disclosure Letter	4.1(a)
Parent Leased Real Property	4.2(l)(i)
Parent Option	2.5(a)
Parent Owned Real Property	4.2(l)(ii)
Parent Payments	8.2(c)
Parent Permits	4.2(n)(iii)
Parent Phantom Unit	2.5(b)
Parent Real Property Lease	4.2(l)(i)
Parent Recommendation	4.2(c)(iii)
Parent Shareholders Meeting	4.2(w)(iii)
Parent Stock-Based RSU	2.5(c)(i)
Parent Termination Fee	8.2(c)
Parties	Preamble
Party	Preamble
PBGC	4.2(i)(vi)
Pre-Closing Bonus Amount	6.12(e)
Preference Shares	4.2(b)(ii)
Proxy/Prospectus	6.3(a)
Registration Statement	6.3(a)
Reports	4.2(e)(i)
Representatives	6.2(a)
Requisite Company Vote	4.2(c)(i)
Requisite Parent Vote	4.2(c)(i)
Resignations	6.20(a)
Retiree Medical Plan	6.12(g)
Rights-of-Way	4.2(l)(iii)
SEC	2.5(f)
Securities Act	2.5(f)
Specified Indebtedness	6.8(a)
Surviving Corporation	1.1
Tail Period	6.15(b)
Takeover Statute	4.2(o)
Transition Committee	6.21(a)
TSX	4.2(d)(i)
Voting Company Debt	4.2(b)(iii)
Voting Parent Debt	4.2(b)(iii)

9.8. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, and the Confidentiality Agreement, dated as of June 17, 2016, between Parent and the Company (the “Confidentiality Agreement”), constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings and representations and warranties, whether oral or written, with respect to such matters

9.9. Transfer Taxes. Except as otherwise provided in Section 3.2(d), all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees imposed with respect to the transfer of Shares pursuant to the Merger shall be borne by Parent or the Surviving Corporation and expressly shall not be a liability of holders of Shares.

9.10. Third Party Beneficiaries. Parent and the Company hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than Parent, the Company, the Indemnified Parties and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, hereunder, including, without limitation, the right to rely upon the representations and warranties set forth in this Agreement, except the rights of third party beneficiaries as are expressly provided in Section 6.15 [Indemnification; Directors’ and Officers’ Insurance] and Section 6.20 [Governance and Other Matters], which shall not arise until after the Effective Time. The representations and warranties in this Agreement are the product of negotiations among the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.11. Fulfillment of Obligations. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action. Any obligation of one Party to another Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

9.12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

9.13. Interpretation; Construction.

(a) The table of contents and headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. All article, section, subsection, schedule, annex and exhibit references used in this Agreement are to articles, sections, subsections, schedules, annexes and exhibits to this Agreement unless otherwise specified. The exhibits, schedules and annexes attached to this Agreement constitute a part of this Agreement and are incorporated in this Agreement for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall only be a reference to such Law as of the date of this Agreement. Unless otherwise specified, currency amounts referenced in this Agreement, the Company Disclosure Letter and the Parent Disclosure Letter are in U.S. Dollars.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if.”

(d) All accounting terms used in this Agreement and not expressly defined in this Agreement shall have the meanings given to them under GAAP.

(e) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(f) The Company Disclosure Letter or the Parent Disclosure Letter may include items and information the disclosure of which is not required either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article IV or Article V or to one or more covenants contained in Article VI. Certain matters are or may be listed in the Company Disclosure Letter or the Parent Disclosure Letter for informational purposes only and may not be required to be listed by the terms of this Agreement. Inclusion of any items or information in the Company Disclosure Letter or the Parent Disclosure Letter shall not be deemed, in and of itself, to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or that, individually or in the aggregate, has had or would reasonably be expected to have either a Material Adverse Effect or to affect the interpretation of such term for purposes of this Agreement or is outside the ordinary course of business. No disclosure in the Company Disclosure Letter or the Parent Disclosure Letter relating to any possible breach or violation of any Contract or Law shall be construed as: (a) an admission or indication that any such breach or violation exists, has actually occurred or will actually occur; (b) an admission of any liability or obligation of any Party or any of its Subsidiaries with respect to any third Person; or (c) an admission against the interest of any Party or any of its Subsidiaries to any third Person.

9.14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Parties. Any purported assignment in violation of this Agreement is void.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

SPECTRA ENERGY CORP

By	/s/ Gregory L. Ebel
Name: Gregory L. Ebel
Title: President and Chief Executive Officer

ENBRIDGE INC.

By	/s/ Al Monaco
Name: Al Monaco
Title: President and Chief Executive Officer

By	/s/ John K. Whelen
Name: John K. Whelen
Title: Executive Vice President and Chief Financial Officer

SAND MERGER SUB, INC.

By	/s/ Vern D. Yu
Name: Vern D. Yu
Title: President and Secretary

[Signature Page to the Merger Agreement]

EXHIBIT A

ENBRIDGE INC.

(the “Corporation”)

GENERAL BY-LAW NO. 1

A BY-LAW TO REGULATE THE BUSINESS AND AFFAIRS

OF THE CORPORATION

BE IT ENACTED AND IT IS HEREBY ENACTED as a by-law of the Corporation as follows:

INTERPRETATION

1. In this by-law unless the context otherwise requires, words importing the singular number only shall include the plural, gender shall include the masculine, feminine and neuter genders; words importing persons shall include an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, and any number or aggregate of persons. Terms used in this by-law that are defined in the Canada Business Corporations Act shall have the meanings given to those terms in that Act.

REGISTERED OFFICE

2. The registered office of the Corporation shall be at such place in the City of Calgary, in the Province of Alberta, as the board of directors may from time to time by resolution determine.

CORPORATE SEAL

3. The corporate seal of the Corporation shall be in such form as the board of directors may from time to time determine.

MEETINGS OF SHAREHOLDERS

4. Annual Meeting. An annual meeting of shareholders of the Corporation shall be held at such place in Canada and at such time in each year as the board of directors may from time to time by resolution determine.

5. Special Meetings. Special meetings of shareholders of the Corporation may be called by the board of directors at any time to be held at such place in Canada as the board may by resolution determine for the transaction of such business as is specified in the notice of meeting. A special meeting of shareholders may also be called on the requisition of the shareholders as provided by the Canada Business Corporations Act.

6. Notice of Meeting. Notice of the time and place of each meeting of shareholders shall be given by sending the notice to each shareholder entitled to vote at the meeting, not less than twenty-one (21) nor more than sixty (60) days before the date of the meeting.

7. Record Date for Notice of Meeting. The board of directors may by resolution fix a record date for determining the shareholders who will be entitled to receive notice of a meeting of shareholders which date shall not be less than twenty-one (21) days nor more than sixty (60) days before the date of such meeting.

8. Chair and Secretary.

(a)	The chair of the board of directors, if any, or in his or her absence, the president, or in their absence, a director of the Corporation, shall be chair of any meeting of shareholders. If none of the said officers or directors be present within fifteen (15) minutes after the time fixed for holding the meeting, the shareholders present in person or by proxy and entitled to vote shall choose one of the shareholders present in person to be chair.

(b)	The secretary, or in his or her absence, an assistant secretary of the Corporation, shall be secretary of any meeting of shareholders. In their absence, the chair shall appoint some person who need not be a shareholder to act as secretary of the meeting.

9. Scrutineers. At any meeting of the shareholders, the chair with the consent of the meeting or the shareholders by resolution may appoint one or more scrutineers, who need not be shareholders, to report on the number of shares represented at the meeting in person and by proxy, conduct polls, distribute and count ballots, and prepare certificates as to the result of any vote. No candidate for the office of director shall be appointed a scrutineer at any meeting at which directors are to be elected.

10. Persons Entitled to be Present; Attendance.

(a)	The only persons entitled to attend a meeting of shareholders shall be those entitled to vote thereat, the directors and auditors of the Corporation, and others who, although not entitled to vote, are entitled by law to be present. Any other person may be admitted with the consent of the meeting or on the invitation of the board of directors or of the chair of the meeting.

(b)	Any person entitled to attend a meeting of shareholders shall be entitled to attend the meeting by means of a telephonic, electronic or other communication facility, provided that the chair is satisfied that all shareholders will be able to communicate adequately with each other during such meeting. For greater certainty, a meeting of shareholders may be held entirely by telephonic, electronic or other communication facility provided that foregoing requirement is met. Any person participating in a meeting by telephonic, electronic or other communication facility shall be deemed to be present at the meeting for all purposes.

11. Quorum. Three persons present and holding, or representing by proxy, at least twenty-five percent of the issued and outstanding shares having the right to vote at the meeting shall constitute a quorum for the transaction of business at any meeting of shareholders. In the absence of a quorum for the transaction of business at any such meeting or any adjournment or adjournments thereof, those present and entitled to vote may adjourn the meeting to a fixed time and place.

12. Right to Vote. At any meeting of shareholders, every shareholder who is the holder of one or more shares carrying the right to vote shall, subject to the provisions of the articles and the Canada Business Corporations Act, be entitled to vote at such meeting.

13. Personal Representatives. If a shareholder of record of the Corporation is deceased, his or her personal representative, upon filing with the secretary of the Corporation, at least forty-eight (48) hours prior to the time of holding the meeting, proof of his or her appointment satisfactory to the secretary shall be entitled to exercise the same voting rights at any meeting of shareholders as the shareholder of record would have been entitled to exercise if he or she were living and for the purpose of the meeting shall be considered a shareholder. If there is more than one personal representative, the provisions of this by-law respecting joint shareholders shall apply as if such personal representatives were joint shareholders.

14. Proxies.

(a)	A shareholder entitled to vote at a meeting of shareholders may by means of a proxy appoint a proxyholder or one or more alternate proxyholders, who are not required to be shareholders, to attend and act at the meeting in the manner and to the extent authorized by the proxy and with the authority conferred by the proxy.

(b)	The directors may specify in a notice calling a meeting of shareholders a time not exceeding forty-eight (48) hours, excluding Saturdays and holidays, preceding the meeting or an adjournment thereof before which time proxies to be used at the meeting must be deposited with the Corporation or its agent.

15. Votes to Govern. At any meeting of shareholders, all questions proposed for the consideration of the shareholders shall, unless otherwise required by the articles or by-laws or by law, be determined by the majority of the votes duly cast on the question, and the chair presiding at such meeting shall not be entitled to a second or casting vote in the case of an equality of votes, either upon a show of hands or upon a poll.

16. Show of Hands. Subject to the provisions of the Canada Business Corporations Act, any question at a meeting of shareholders shall be decided by a show of hands unless a ballot thereon is required or demanded as hereinafter provided. Upon a show of hands, every person who is present and entitled to vote shall have one vote. Unless a ballot be so required or demanded, a declaration by the chair presiding at such meeting that a matter has been carried, carried by a particular majority, or not carried, and an entry made to that effect in the minutes of the proceedings at the meeting, shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such matter.

17. Ballots.

(a)	On any question proposed for consideration at a meeting of shareholders, the chair may require, or any shareholder present in person or by proxy and entitled to vote may demand, a ballot either before or after any vote by a show of hands. A ballot so required or demanded shall be taken in such manner as the chair presiding at such meeting shall direct. A requirement or a demand for a ballot may be withdrawn at any time prior to the taking of the ballot with the consent of the meeting.

(b)	Subject to the provisions of the articles, upon a ballot each shareholder present in person or represented by proxy shall be entitled to one vote for each share in respect of which he or she is entitled to vote at the meeting, and the result of the ballot shall be the decision of the meeting. The requirement of or demand for a ballot shall not prevent the continuation of the meeting for the transaction of any business other than that on which such ballot has been required or demanded.

18. Joint Shareholders. If shares are held jointly by two or more persons, any one of them present in person or represented by proxy at a meeting of shareholders may, in the absence of the other or others, vote thereon; but in case more than one of them be present in person or represented by proxy they shall vote together on the shares jointly held.

19. Adjournment. The chair of any meeting of shareholders may, with the consent of the meeting, and subject to such conditions as the meeting may decide, adjourn the meeting from time to time and from place to place. If the meeting of the shareholders is adjourned for less than thirty (30) days it shall not be necessary to give notice of the adjourned meeting, other than by announcement at the meeting that it is adjourned. If a meeting of shareholders is adjourned by one or more adjournments for an aggregate of thirty (30) days or more, notice of the adjourned meeting shall be given as for an original meeting, in accordance with the provisions of the Canada Business Corporations Act.

DIRECTORS

20. Directors. The board of directors shall consist of such number of directors as shall be set out in the articles and clause 22. A majority of directors shall constitute a quorum for the transaction of business at any meeting of the board.

21. Chair of the Board. Gregory L. Ebel shall be and serve as non-executive chair of the board from the Effective Date of this by-law until the termination of the annual general meeting of the shareholders of the Corporation during the 2020 calendar year (the “Specified Chair Period”). During the Specified Chair Period, any removal (if such person is willing to serve) of Gregory L. Ebel from the position of non-executive chair of the board or any modification of the duties and reporting relationships set forth in clause 45 shall require the affirmative vote of at least 75% of the entire board of directors. In the event that Gregory L. Ebel shall be unable (whether by reason of death, permanent disability, resignation in accordance with the Majority Voting Policy of the Corporation, retirement or otherwise in accordance with these by-laws) or unwilling to continue in such office during the Specified Chair Period, the vacancy created thereby shall be filled only by such individual who is also a Continuing Spectra Director unless otherwise approved by the affirmative vote of at least 75% of the entire board of directors. The board of directors shall nominate Gregory L. Ebel as a director of the Corporation and the board of directors and the Corporation shall use their best efforts to obtain the election as a director of Gregory L. Ebel by the shareholders of the Corporation at each meeting of the shareholders of the Corporation called to consider the election of directors prior to the 2020 annual general meeting. The Corporation shall not call a special meeting in which the removal of the Gregory L. Ebel would be proposed (other than as required pursuant to a valid shareholder requisition under Section 143(1) of the Canada Business Corporations Act). The Corporation shall not, directly or indirectly, support any proposal, take any action, or omit to take any action that would, in any case, be inconsistent with the foregoing provisions of this clause 21. Notwithstanding the foregoing, nothing in these bylaws shall prohibit Gregory L. Ebel from continuing as the non-executive chair of the board or as a director following the Specified Chair Period.

22. Composition of the Board of Directors. During the period from the Effective Date of this by-law until the termination of the annual general meeting of the shareholders of the Corporation during the 2019 calendar year (the “Specified Board Period”), the board of directors shall be comprised of thirteen (13) directors, of which:

(a)	five (5) individuals who were directors of Spectra Energy Corp. (“Spectra”) immediately prior to the Effective Date (as determined in accordance with the Agreement and Plan of Merger dated as of September 6, 2016 among the Corporation, Spectra and Sand Merger Sub, Inc. (the “Transaction Agreement”) and their permitted replacement directors who take office after the Effective Date who are nominated in accordance with clause 23 (the “Continuing Spectra Directors”); and

(b)	eight (8) individuals who were directors of the Corporation immediately prior to the Effective Date and their permitted replacement directors who take office after the Effective Date who are nominated in accordance with clause 24 (the “Continuing Enbridge Directors”).

Subject to clause 21, for each meeting of the shareholders of the Corporation called to consider the election of directors prior to the 2019 annual general meeting, unless otherwise determined by the affirmative vote of at least 75% of the entire board of directors: (a) the Continuing Spectra Directors shall have the exclusive authority to nominate, on behalf of the board of directors, directors for election at each such annual meeting, or at any special meeting at which directors are to be elected, to fill each seat previously held by a Continuing Spectra Director; and (b) the Continuing Enbridge Directors shall have the exclusive authority to nominate, on behalf of the board of directors, directors for election at each annual meeting, or at any special meeting at which directors are to be elected, to fill each seat previously held by a Continuing Enbridge Director. The Corporation shall use its best efforts to obtain the election of the nominees and re-election of the Continuing Spectra Directors and the Continuing Enbridge Directors, as applicable, by the shareholders of the Corporation. The Corporation shall not call a special meeting in which the removal of any Continuing Spectra Director would be proposed (other than as required pursuant to a valid shareholder requisition under Section 143(1) of the Canada Business Corporations Act). The Corporation shall not, directly or indirectly, support any proposal, take any action, or omit to take any action that would, in any case, be inconsistent with the foregoing provisions of this clause 22. Notwithstanding the foregoing, nothing in these bylaws shall prohibit any of the Continuing Spectra Directors from continuing as a director following the Specified Board Period.

23. Continuing Spectra Directors. The Continuing Spectra Directors shall have all the power and may exercise all the authority of the board of directors to: (a) fill all vacancies on the board of directors created by the cessation of service of a Continuing Spectra Director; and (b) subject to clause 21, to nominate Directors for election at each annual meeting, or at any special meeting at which Directors are to be elected, to fill each seat previously held by a Continuing Spectra Director, in each case prior to the 2019 annual general meeting of the shareholders of the Corporation, provided that any nominee that was not a director of Spectra immediately prior to the Effective Time shall be subject to the approval of the Continuing Enbridge Directors, not to be unreasonably withheld, delayed or conditioned.

24. Continuing Enbridge Directors. The Continuing Enbridge Directors shall have all the power and may exercise all the authority of the board of directors to: (a) fill all vacancies on the board of directors created by the cessation of service of a Continuing Enbridge Director; and (b) to nominate Directors for election at each annual meeting, or at any special meeting at which Directors are to be elected, to fill each seat previously held by a Continuing Enbridge Director, in each case prior to the 2019 annual general meeting of the shareholders of the Corporation.

25. Pro Rata Committee Membership during Specified Board Period. All committees of the board of directors, including the Audit Committee, shall be comprised of such number of directors as the board of directors shall determine; provided that, except as otherwise approved by the affirmative vote of at least 75% of the entire board of directors, during the Specified Board Period, (i) each committee shall be comprised of the Continuing Spectra Directors and the Continuing Enbridge Directors in proportion to the number of Continuing Spectra Directors and Continuing Enbridge Directors on the board of directors, on a pro rata basis with the number of Continuing Spectra Directors rounded up or down to the nearest whole number and (ii) there shall not be less than one Continuing Spectra Director on each committee.

26. Amendments.

(a)	During the Specified Chair Period, the provisions of clause 21, this subclause 26(a), clause 30 and clause 45 may only be modified, amended or repealed, and any by-law provision or other resolution inconsistent with clause 21, this subclause 26(a), clause 30 and clause 45 may only be adopted, or any such modification, amendment, repeal or inconsistent by-law provisions or other resolutions recommended for adoption by the shareholders of the Corporation, by an affirmative vote of at least 75% of the entire board of directors and the applicable vote required by the provisions of the Canada Business Corporations Act. For purposes of these bylaws, 75% of the entire board of directors shall mean the affirmative vote of at least 10 directors.

(b)	During the Specified Board Period, the provisions of clause 20, clauses 22 through and including 25, this subclause 26(b), subclause 30(b) and clause 36 may only be modified, amended or repealed, and any by-law provision or other resolution inconsistent with clause 20, clauses 22 through 25, this subclause 26(b), subclause 30(b) and clause 36 may only be adopted, or any such modification, amendment, repeal or inconsistent by-law provisions or other resolutions recommended for adoption by the shareholders of the Corporation, by an affirmative vote of at least 75% of the entire board of directors and the applicable vote required by the provisions of the Canada Business Corporations Act.

27. Qualification. Subject to the provisions of the Canada Business Corporations Act and the articles, any person may be elected a director of the Corporation if he or she, or any other body corporate of which he or she is an officer or director, is the holder of fully paid shares in the capital stock of the Corporation. At least twenty-five percent (25%) of the directors of the Corporation shall be resident Canadians and directors shall not transact business at a meeting of directors unless at least twenty-five percent (25%) of the directors present are resident Canadians.

28. Election and Term. Subject to clause 30, directors of the Corporation shall be elected at the annual meeting of shareholders or at a special meeting of shareholders called for such purpose and shall hold office until the close of the next annual meeting of shareholders or until their successors are elected. If an election of directors is not held at the proper time, the directors shall continue in office until their successors are elected.

29. Removal from Office. The shareholders may, subject to the provisions of the Canada Business Corporations Act, with or without cause, remove any director from office at any time by a resolution passed at a special meeting of shareholders called for that purpose, and at any such meeting may elect any qualified person to fill the vacancy so caused.

30. Vacancies.

(a)	Subject to the Canada Business Corporations Act, clause 21, clause 22 and subclause 30(b), vacancies in the board of directors may be filled for the remainder of its term of office from among persons qualified for election by the remaining directors if constituting a quorum; otherwise such vacancies shall be filled at the next annual meeting of shareholders at which directors for the ensuing year are to be elected or at a special meeting of shareholders called for that purpose. If at any time the directors in office do not constitute a quorum the remaining director or directors shall forthwith call a special meeting of shareholders to fill such vacancies in the board.

(b)	Subject to clause 21 and clause 22, during the Specified Board Period, unless otherwise approved by the affirmative vote of at least 75% of the entire board of directors, all vacancies on the board of directors created by the cessation of service of a Continuing Spectra Director shall be filled by a nominee selected by the Continuing Spectra Directors and all vacancies on the board of directors created by the cessation of service of a Continuing Enbridge Director shall be filled by a nominee selected by the Continuing Enbridge Directors.

31. Calling of Meetings. Meetings of the board of directors shall be held from time to time at such place, at such time, and on such day as the chair of the board, or the president, or a vice-president who is a director, or any two directors may determine, and the secretary shall call meetings when so authorized and directed.

32. Notice of Meetings.

(a)	Notice of the time and place of each meeting of the board of directors shall be given to each director not less than two (2) days before the day on which the meeting is to be held; provided that a meeting may be held without formal notice if all the directors are present or if those absent waive formal notice. A notice of a meeting of directors need not specify the purpose of the business to be transacted at the meeting except where the Canada Business Corporations Act requires such purpose to be specified.

(b)	Provided a quorum of directors is present, each newly elected board may without notice hold its first meeting immediately following the meeting of shareholders at which such board is elected.

(c)	The board may appoint a day or days in any month or months for regular meetings at a place and hour to be named. A copy of any resolution of the board fixing the place and time of regular meetings of the board shall be sent to each director forthwith after being passed, but no other notice shall be required for any such regular meeting except where the Canada Business Corporations Act requires the purpose of the business to be transacted thereat to be specified.

33. Votes to Govern. Except where a greater vote is specified elsewhere in these by-laws, at all meetings of the board of directors every question shall be decided by a majority of the votes cast on the question, and in the case of an equality of votes, the chair presiding at such meeting shall not be entitled to a second or casting vote.

34. Remuneration of Directors. The directors of the Corporation shall be paid such remuneration as the board of directors may by resolution from time to time determine. Unless the board otherwise directs, such remuneration shall be in addition to the salary paid to any officer or employee of the Corporation who is also a member of the board of directors. The directors shall also be reimbursed for their travelling and other expenses properly incurred by them in connection with the business and affairs of the Corporation.

35. Interest of Directors or Officers in Contracts. A director or officer who is party to, or who is a director or officer of or has a material interest in any person who is a party to, a material contract or transaction or proposed material contract or transaction with the Corporation shall disclose the nature and extent of his or her interest at the time and in the manner provided by the Canada Business Corporations Act and shall not vote on any resolution to approve the same except as provided by the Act.

36. Audit Committee. Subject to clause 25, the board of directors shall elect annually from among its number an audit committee to be composed of not fewer than three (3) directors, none of whom shall be officers or employees of the Corporation or any of its affiliates. The audit committee shall have the powers and duties provided in the Canada Business Corporations Act and such further powers and duties as may be specified by the board.

37. Protection of Directors, Officers and Others. Subject to the Canada Business Corporations Act, every director and officer of the Corporation in exercising his or her powers and discharging his or her duties shall act honestly and in good faith with a view to the best interests of the Corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Subject to the foregoing, no director or officer shall be liable for the acts, receipts, neglects or defaults of any other director, officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the monies of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the monies, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error of judgment or oversight on his or her part, or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his or her office or in relation thereto.

38. Indemnity of Directors, Officers and Others. Subject to the limitations contained in the Canada Business Corporations Act but without limit to the right of the Corporation to indemnify as provided for in the Act, the Corporation shall indemnify a director or officer, a former director or officer, or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, if the individual:

(a)	acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Corporation’s request; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that the individual’s conduct was lawful.

39. Insurance. The Corporation may purchase and maintain insurance for the benefit of any individual referred to in clause 37 against such liabilities and in such amounts as the board may from time to time determine and are permitted by the Canada Business Corporations Act.

OFFICERS

40. Election of Officers. The board of directors shall elect from among themselves a president. The board may also elect one or more vice-presidents who need not be directors.

41. Chair of the Board. Following the Specified Chair Period, the chair of the board of directors, if any, or in his or her absence, the president who is a director, or in their absence, a vice-president who is a director, shall be chair of any meeting of directors, and if none of the said officers be present, the directors present shall choose one of their number to be chair.

42. Appointment of Other Officers. The board of directors shall from time to time appoint a secretary and a treasurer, and may appoint a controller, one or more assistant secretaries, one or more assistant treasurers, and such other officers, agents and servants as the board may from time to time determine.

43. Term of Office and Remuneration. The terms of employment and the remuneration of all officers elected or appointed by the board of directors shall be determined from time to time by the board of directors. All officers, in the absence of agreements to the contrary, shall be subject to removal by the board at any time, with or without cause, provided that a majority of the board shall vote in favor thereof.

44. Delegation of Duties. In case of the absence or inability to act of any officer of the Corporation, or for any reason the board of directors may deem sufficient, the board may delegate all or any of the powers or duties or both of such officer to any other officer or to any director for the time being.

45. Duties of Chair of the Board. The chair of the board, if any, shall have such powers and discharge such duties as are set forth in Section 6.20 to the Parent Disclosure Letter (as such term is defined in the Transaction Agreement) and such additional powers as are from time to time conferred on the chair by the board of directors. During the Specified Chair Period, these powers and duties may be modified only with the affirmative vote of 75% of the entire board of directors.

46. Duties of President. Unless the board of directors otherwise determines, the president shall be the chief executive officer of the Corporation and shall be charged with the general management and direction of the business and affairs of the Corporation. He or she shall have such other powers and perform such other duties as may from time to time be conferred on him or her by the board.

47. Duties of Vice-President. The vice-president, or if there be more than one vice-president, the vice-presidents, shall exercise such powers and perform such duties as may from time to time be assigned by the board of directors. In the absence or inability or refusal of the president to act, and in the absence of a direction by the board, the vice-president, or if there be more than one vice-president, the vice-president designated by the board of directors for that purpose, shall exercise all the powers and perform all the duties of the president.

48. Duties of Secretary. The secretary shall give, or cause to be given, as and when instructed, all notices required to be given to shareholders, directors, officers, auditors and members of committees; he or she shall attend and be the secretary of all meetings of the board of directors and shareholders and shall enter or cause to be entered in records kept for that purpose minutes, of all proceedings at such meetings; he or she shall be the custodian of the stamp or mechanical device generally used for affixing the corporate seal of the Corporation and of all books, papers, records, documents and other instruments belonging to the Corporation except when some other officer or agent has been appointed for that purpose; and he or she shall perform such other duties which usually pertain to his or her office or which may from time to time be prescribed by the board or be required by law.

49. Duties of Treasurer. Under the direction of the board of directors, the treasurer shall have charge of the deposit of money, the safekeeping of securities and the disbursement of the funds of the Corporation. Whenever required of him or her, he or she shall render to the board an account of all his or her transactions as treasurer and of the financial position of the Corporation, and he or she shall perform such other duties as may from time to time be prescribed by the board.

50. Duties of Controller. Under the direction of the board of directors, the controller, if any, shall have charge of the accounting operations of the Corporation and keep proper accounting records in compliance with the Canada Business Corporations Act in which shall be recorded all receipts and disbursements of the Corporation.

Whenever required of him or her, he or she shall render to the board an account of all his or her transactions as controller, and he or she shall perform such other duties as may from time to time be prescribed by the board.

51. Duties of Other Officers. The assistant secretary, if any, and the assistant treasurer, if any, shall respectively perform all the duties of the secretary and treasurer, respectively, in the absence or disability of the secretary or treasurer, as the case may be. The assistant secretary and assistant treasurer shall also have such other powers and duties as may from time to time be assigned to them by the board of directors. The duties and powers of all other officers of the Corporation shall be such as the terms of their engagement call for or the board by resolution determines.

52. Agents and Attorneys. The board of directors may from time to time by resolution appoint agents or attorneys for the Corporation in or out of Canada for such purposes and with such authority and power (including the power to subdelegate) as may be thought fit.

SHARES

53. Issuance. Subject to the provisions of the Canada Business Corporations Act, the board of directors may issue shares of the Corporation at such times and to such persons and for such considerations as the board shall determine.

54. Share Certificates. Every shareholder of the Corporation shall be entitled to a share certificate, stating the number and class of shares held in such form as the board of directors shall from time to time approve. Unless otherwise ordered by the board, share certificates shall be signed by the proper signing officers of the Corporation and need not be under the corporate seal. A share certificate executed as aforesaid shall be valid notwithstanding that any one or more of the officers whose facsimile signatures appear thereon no longer hold office at the date of issue of the certificate.

55. Replacement of Share Certificate. Subject to the provisions of the Canada Business Corporations Act:

(a)	If any share certificate be worn out or defaced, upon surrender thereof the board of directors may order the same to be cancelled, and upon the fulfillment of such conditions as the board may determine, issue a new certificate in lieu thereof.

(b)	In case of the loss, theft, or destruction of a certificate for shares held by a shareholder, the fact of such loss, theft, or destruction shall be reported by such shareholder or his agent or personal representative to the Corporation or the transfer agent, if any, with a statement verified by oath or statutory declaration as to the loss, theft, or destruction and the circumstances concerning the same and with a request for the issuance of a new certificate to replace the one so lost, stolen, or destroyed. Upon the giving to the Corporation (or if there be a transfer agent and registrar then to the Corporation and such transfer agent and registrar) of a bond of a surety company licensed to do business in the jurisdiction in which the bond is to be written, or other security approved by the Corporation and in such form as is approved by the Corporation, indemnifying the Corporation (and its transfer agent and registrar, if any) against all loss, damage or expense to which the Corporation and/or the transfer agent and registrar may be put or be liable by reason of the issuance of a new certificate to such shareholder, a new certificate may be issued in replacement of the one lost, stolen, or destroyed if such issuance is ordered by the secretary and the treasurer or by any officer of the Corporation duly authorized to do so by the board.

56. Transfer and Registration.

(a)	The board of directors may from time to time appoint such transfer agent or transfer agents and registrar or registrars as may be required to maintain, in respect of the securities of the Corporation issued by it in registered form, a central securities register and one or more branch securities registers. The board may provide for and establish the duties, responsibilities and compensation of any such transfer agent or registrar and/or may delegate to the officers of the Corporation which it shall designate the power to make on behalf of the Corporation any necessary agreements with any such transfer agent or registrar with regard to the foregoing matters.

(b)	Subject to the provisions of the Canada Business Corporations Act, no transfer of securities shall be registered in a securities register except upon presentation of the certificate representing such securities with an endorsement, which complies with such Act, made thereon or delivered therewith duly executed by an appropriate person as provided by such Act, together with such reasonable assurance that the endorsement is genuine and effective as the board may from time to time prescribe, upon payment of all applicable taxes and any fees prescribed by the board, and upon compliance with such restrictions on transfer or as are authorized by the articles. The transfer may, however, be made in case of a lost, stolen, or destroyed certificate, as provided in these by-laws. No director shall be liable to the Corporation for any loss which may be sustained in the case where a transfer shall have been procured by forgery or mistake.

EXECUTION OF INSTRUMENTS

57. All cheques, bills, notes, acceptances and orders for the payment of money to be signed, drawn, accepted or endorsed by or on behalf of the Corporation shall be signed, drawn, accepted or endorsed by such person or persons and in such manner as the board of directors may from time to time designate, appoint or authorize by resolution.

58. All contracts, deeds and other documents and instruments required to be executed by the Corporation, whether under the corporate seal or not, may be signed by and on behalf of the Corporation by the chair of the board, or the president, or a vice-president, or a director, together with the secretary, or an assistant secretary, or another director, or by any other person or persons that the board of directors may from time to time by resolution designate.

59. Copies of by-laws, resolutions and other proceedings of the board or shareholders of the Corporation may be certified under the corporate seal of the Corporation by the secretary or an assistant secretary or by any other officer of the Corporation so appointed by resolution of the board.

FINANCIAL

60. Financial Year. The financial year of the Corporation shall end on the 31st day of December in each year or on such other day in each year as the board of directors may by resolution determine.

61. Borrowing of Money.

(a)	Without limiting the borrowing powers of the Corporation as set forth in the Canada Business Corporations Act, the board of directors may from time to time:

(i)	borrow money upon the credit of the Corporation;

(ii)	issue, reissue, sell or pledge debt obligations of the Corporation, whether secured or unsecured;

(iii)	give a guarantee on behalf of the Corporation to secure performance of any obligation of any person; and

(iv)	mortgage, hypothecate, pledge or otherwise create a security interest in all or any currently owned or subsequently acquired real or personal, movable or immovable property of the Corporation to secure any obligation of the Corporation.

(b)	The board may from time to time by resolution delegate all or any of the above mentioned powers to one or more officers or directors of the Corporation to the extent and in such manner as the board shall determine at the time of each such delegation.

62. Banking Arrangements. The banking business of the Corporation, or any part thereof, shall be transacted with such banks, trust companies or other firms or corporations carrying on a banking business as the board of directors may from time to time designate, appoint or authorize by resolution. All such banking business, or any part thereof, shall be transacted on the Corporation’s behalf by such one or more officers and/or other persons as the board may from time to time designate, direct or authorize by resolution and to the extent therein provided, including the operation of the Corporation’s accounts; the making, signing, drawing, accepting, endorsing, negotiating, lodging, depositing, or transferring of cheques, promissory notes, drafts, acceptances, bills of exchange or orders for the payment of money; the giving of receipts for and orders relating to any property of the Corporation; the execution of any agreement relating to any such banking business and defining the rights and powers of the parties thereto, and the authorizing of any officer of such banker to do any act or thing on the Corporation’s behalf to facilitate such banking business.

63. Dividends. Subject to the provisions of the Canada Business Corporations Act, the board of directors may from time to time declare dividends payable to the shareholders according to their respective rights and interests in the Corporation. Dividends may be paid in money or property or by issuing fully paid shares of the Corporation.

64. Method of Giving Notices.

(a)	Any notice, communication or document to be given by the Corporation pursuant to the Canada Business Corporations Act, the articles, the by-laws or otherwise, to a shareholder, director, officer, auditor or member of a committee of the board of directors, shall be sufficiently given if delivered personally to the person to whom it is to be given, or if delivered to his recorded address, or if mailed by prepaid mail addressed to him at his recorded address, or if sent to him at such address by any other means of written communication, or, in the case of a director, officer, auditor or member of a committee of the board of the Corporation, by delivering the same to his or her place of business.

(b)	In addition to the foregoing, any such notice, communication or document required to be given may be delivered by the Corporation in an electronic or other technologically enhanced format, provided that the requirements of the applicable law in respect of such delivery have been complied with in all respects, including, where required, receipt by the Corporation of the prior consent of the recipient to the delivery of such notice, communication or document in electronic or other technologically enhanced format and specifying the designation by the recipient of the information system for receipt of such notice, communication or document is permitted to be delivered by the Corporation.

The secretary may change the address of any shareholder as recorded in the securities register of the Corporation in accordance with any information believed by him or her to be reliable.

(c)	In the event that it is impossible or impractical for any reason whatsoever to give notice as aforesaid, notice may be given by an advertisement published once in a newspaper or posted on publicly available websites or other electronic means in such cities or places as the board of directors shall from time to time determine.

(d)	If any notice given to a shareholder pursuant to subclause 64(a) is returned on three consecutive occasions because he or she cannot be found and notice cannot be given in compliance with subclause 64(b), the Corporation shall not be required to give any further notices to such shareholder until he informs the Corporation, in writing or by electronic or other technologically enhanced format of his or her new address.

given to such joint shareholders at the first address so recorded or by electronic or other technologically enhanced format to the shareholder first named in the register and notice so given shall be sufficient notice to all the holders of any such shares.

66. Computation of Time. Except as otherwise provided by the Canada Business Corporations Act, in computing the date when notice must be given under any provision of the articles or by-laws requiring a specified number of days notice of any meeting or other event, the date of giving the notice shall be excluded and the date of the meeting or other event shall be included.

67. Omissions and Errors. The accidental omission to give due notice to any shareholder, director, officer, auditor or member of a committee of the board of directors, or the non-receipt of any notice by such person, or any error in any notice not materially affecting the substance thereof, shall not invalidate any action taken pursuant to such notice or otherwise founded thereon.

68. Persons Entitled by Death or Operation of Law. Every person who by operation of law, transfer, death or by any other means whatsoever shall become entitled to any share of the Corporation, shall be bound by every notice in respect of such share which shall have been duly given to the person from whom he or she derives his or her title to such share prior to his or her name and address being entered on the securities register of the Corporation, whether it be before or after the happening of the event upon which he or she became so entitled, and prior to his or her furnishing to the Corporation the proof of authority or evidence of his or her entitlement prescribed by the Canada Business Corporations Act.

69. Waiver of Notice. Any shareholder (or their duly appointed proxyholder), director, officer, auditor or member of a committee of the board of directors may at any time waive any notice, or waive and abridge the time for any notice, required to be given to him or her under any provision of the Canada Business Corporations Act, the articles, the by-laws or otherwise, and such waiver or abridgment, whether given before or after the meeting or other event of which notice is required to be given, shall cure any default in the giving or in the time of such notice, as the case may be.

GENERAL

70. Subject to the provisions of the Canada Business Corporations Act, no individual, entity, person or shareholder shall have any right to inspect any account or book or document of the Corporation except as conferred by statute or authorized by the board or by a resolution of the shareholders.

71. No shareholder shall be entitled to any information respecting any details or conduct of the Corporation’s business which in the opinion of the board of directors would be inexpedient in the interests of the shareholders of the Corporation to communicate to the public.

72. The “General By-Law No. 1” heretofore enacted are repealed from and after the coming into force of this by-law designated “General By-Law No. 1”, provided, however, that such repeal shall not affect the validity of any act done or approval given under, or the validity and continuance of, any resolution, appointment, contract, plan or payment made pursuant to any by-law so repealed.

73. Effective Date. This “General By-Law No. 1” shall come into force on •, 2017.

Annex B

Opinion of BMO Capital Markets Corp.

September 5, 2016

Board of Directors

Spectra Energy Corp

5400 Westheimer Court

Houston, Texas 77056

Ladies and Gentlemen:

You have requested that BMO Capital Markets Corp. (“BMOCM” or “we”) render an opinion, as investment bankers, to the Board of Directors of Spectra Energy Corp, a Delaware corporation (“Spectra”), as to the fairness, from a financial point of view, to the holders of the common stock, par value $0.001 per share, of Spectra (“Spectra Common Stock”) of the Exchange Ratio (as defined below) provided for pursuant to the terms and conditions of the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among Spectra, Enbridge Inc., a Canadian corporation (“Enbridge”), and Sand Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Enbridge (“Merger Sub”).

For purposes of this opinion, we have reviewed an execution version of the Merger Agreement and we have assumed that the final form of the Merger Agreement will not differ in any material respects from the execution version provided to us.

The Merger Agreement provides, among other things, that Merger Sub will be merged with and into Spectra (the “Merger”), with Spectra surviving the Merger as a direct wholly owned subsidiary of Enbridge, pursuant to which, upon the effectiveness of the Merger, each outstanding share of Spectra Common Stock will be converted into the right to receive 0.984 (the “Exchange Ratio”) of a common share, no par value per share, of Enbridge (“Enbridge Common Shares”) with shares of Spectra Common Stock held by certain Canadian holders to be acquired through an offer in Canada. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

We have assumed that all of the conditions to the Merger will be satisfied, that the Merger will be consummated on the terms reflected in the Merger Agreement and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that there will not be any delays, limitations, restrictions, conditions or other actions, including any divestitures, amendments or modifications, in the course of obtaining the necessary governmental, regulatory and third party approvals, consents, releases, waivers and agreements for the Merger or otherwise that would be meaningful in any respect to our analyses or opinion. We also have assumed that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, as amended.

In arriving at our opinion set forth below, we have reviewed, among other things:

1)	an execution version of the Merger Agreement;

2)

publicly available information concerning Spectra and Enbridge, including Spectra’s and its publicly traded subsidiaries’ Annual Reports on Form 10-K for the fiscal year ended December 31, 2015 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016 and

June 30, 2016, and Enbridge’s and its publicly traded subsidiaries’ Annual Reports for the fiscal year ended December 31, 2015 and Quarterly Reports for the fiscal quarters ended March 31, 2016 and June 30, 2016;

3)	financial and operating information with respect to the businesses, operations and prospects of Spectra furnished to us by Spectra, including financial projections of Spectra prepared by the management of Spectra;

4)	financial and operating information with respect to the businesses, operations and prospects of Enbridge furnished to us by Spectra and Enbridge, including financial projections of Enbridge prepared by the management of Enbridge as reviewed and approved by the management of Spectra;

5)	the strategic rationale for, and the potential cost savings and other strategic benefits (including the amount, timing and achievability thereof) anticipated by the management of Spectra to result from, the Merger (collectively, the “Expected Benefits”);

6)	a trading history of Spectra Common Stock and Enbridge Common Shares for the 52-week period ended September 2, 2016, and a comparison of that trading history with those of other companies that we deemed relevant;

7)	published estimates of research analysts with respect to the future financial performance and stock price targets of Spectra, Enbridge and other companies that we deemed relevant;

8)	a comparison of the historical financial results and present financial condition of Spectra and Enbridge with each other and with those of other companies that we deemed relevant;

9)	discounted cash flow analyses for Spectra and Enbridge, both on a standalone basis (after taking into account net operating loss carryforwards and other tax attributes of Spectra and Enbridge expected by the respective managements of Spectra and Enbridge to be utilized by Spectra and Enbridge (collectively, the “Tax Attributes”)) and pro forma for the Merger (both before and after giving effect to the Expected Benefits), based on the financial projections and other information relating to Spectra and Enbridge referred to above;

10)	the relative contributions of Spectra and Enbridge to certain financial metrics of the pro forma combined company, based on the financial projections and other information relating to Spectra and Enbridge referred to above; and

11)	selected macroeconomic and other commercial factors that we deemed relevant to Spectra’s and Enbridge’s industry and prospects.

In addition, we have had discussions with the senior management of Spectra and Enbridge concerning their respective and combined businesses, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In rendering our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us by Spectra or its representatives or advisors, Enbridge or its representatives or advisors, or obtained by us from other sources. We have not independently verified (nor assumed any obligation to verify) any such information, undertaken an independent valuation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of Spectra, Enbridge or any other entity, nor have we been furnished with any such valuation or appraisal. We have not evaluated the solvency or fair value of Spectra, Enbridge or any other entity under any state, provincial or federal laws relating to bankruptcy, insolvency or similar matters. With respect to financial projections relating to Spectra and Enbridge (including with respect to the Tax Attributes) that we have been directed to utilize in our analyses, we have been advised by Spectra and Enbridge, and we have assumed, without independent investigation, that they have been reasonably prepared and reflect the best currently available estimates and good faith judgments of the managements of Spectra and Enbridge, as applicable, as to the future financial performance of Spectra and Enbridge, the Expected Benefits (including the amount, timing and achievability thereof) to result from or to be utilized as a result of, and the other pro forma financial impacts of, the Merger and the other matters covered thereby. We have assumed that the financial results, including the Tax Attributes and the Expected Benefits, reflected in such financial projections will be realized in the amounts and at the times projected. We express no opinion with respect to such projections, including the assumptions on which they are based. Furthermore, we have not assumed any obligation to conduct, and have not conducted, any physical inspection of the properties or facilities of Spectra or Enbridge. With respect to certain financial projections and other information that have been prepared or are publicly available in Canadian Dollars, we have utilized publicly available, or at your direction specified, Canadian Dollar to United States Dollar exchange rates and we have assumed, with your consent, that such exchange rates are reasonable to utilize for purposes of our analyses and that any currency or exchange rate fluctuations will not be meaningful in any respect to our analyses or opinion. We have relied upon the assessments of the managements of Spectra and Enbridge as to, among other things, (i) growth, expansion and other projects of Spectra and Enbridge, including with respect to the likelihood and timing thereof and assets, capital expenditures and other financial aspects involved, (ii) the potential impact on Spectra and Enbridge of market, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the oil and gas and energy infrastructure industries, including commodity pricing and supply and demand for oil and gas, which are subject to significant volatility and which, if different than as assumed, could have a material impact on our analyses or opinion, (iii) existing and future contracts and relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key customers, producers and other commercial relationships of Spectra and Enbridge and (iv) the ability to integrate the operations of Spectra and Enbridge. We have assumed, with your consent, that there will be no developments with respect to any such matters that would have an adverse effect on Spectra, Enbridge or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.

Our opinion is necessarily based upon financial, economic, market and other conditions and circumstances as they exist and can be evaluated, and the information made available to us, as of the date hereof. We disclaim any undertakings or obligations to advise any person of any change in any fact or matter affecting the opinion which may come or be brought to our attention after the date of the opinion or to otherwise update, revise or reaffirm our opinion. As you are aware, the credit, financial and stock markets, and the industries in which Spectra and Enbridge operate, have experienced and continue to experience volatility and we express no opinion or view as to any potential effects of such volatility on Spectra, Enbridge or the Merger (including the contemplated benefits thereof).

Our opinion does not constitute a recommendation as to any action the Board of Directors of Spectra should take on any aspect of the Merger or the other transactions contemplated by the Merger Agreement or otherwise and is not a recommendation as to how any director should vote or act with respect to the Merger or any other matter. Our opinion also does not constitute a recommendation to any security holder as to how such holder should vote or act with respect to the Merger or any other matter. Our opinion relates to the fairness, from a financial point of view, to holders of Spectra Common Stock of the Exchange Ratio provided for pursuant to the Merger Agreement without regard to individual circumstances of specific holders of, or any rights, preferences, restrictions or limitations that may be attributable to, shares of Spectra Common Stock or other securities of Spectra and does not address proportionate allocation or relative fairness among holders of Spectra Common Stock. In connection with our engagement, we were not requested to, and we did not, undertake a third-party solicitation process on Spectra’s behalf with respect to the acquisition of all or a part of Spectra. We express no opinion herein as to the relative merits of the Merger and any other transactions or business strategies discussed by the Board of Directors of Spectra as alternatives to the Merger or the decision of the Board of Directors of Spectra to proceed with the Merger, nor do we express any opinion on any terms (other than the Exchange Ratio to the extent specified herein), aspects or implications of the Merger, including, without limitation, the form or structure of the Merger or any agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. Our opinion, as set forth herein, relates to the relative values of Spectra and Enbridge. Our opinion does not in any manner address the actual value of Enbridge Common Shares when issued in the Merger or the prices at which Spectra Common Stock or Enbridge Common Shares or any other securities will trade or otherwise be transferable at any time, including following the announcement or consummation of the Merger. We are not experts in, and this opinion does not address, any of the legal, regulatory, tax or accounting aspects of the Merger, including, without limitation, whether or not the Merger or the other transactions contemplated by the Merger Agreement constitute a change of control under any contract or agreement to which Spectra, Enbridge or any of their respective affiliates is a party or may be subject or the tax consequences of the Merger to holders of shares of Spectra Common Stock. We have relied solely on Spectra’s legal, regulatory, tax and accounting advisors for such matters. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation of any officers, directors or employees of any parties to the Merger, or class of such persons, relative to the Exchange Ratio or otherwise.

BMOCM and certain of its affiliates have acted as financial advisor to Spectra with respect to the Merger and will receive a fee for such services, the principal portion of which is contingent upon successful completion of the Merger. BMOCM and/or certain of its affiliates also will receive a fee upon delivery of this opinion and a fee upon execution of the Merger Agreement, which will not be contingent on the completion of the Merger. In addition, Spectra has agreed to reimburse BMOCM and its affiliates for reasonable expenses incurred in connection with our engagement and to indemnify BMOCM and such affiliates against certain liabilities arising out of our engagement. As the Board of Directors of Spectra is aware, at Spectra’s request in connection with the Merger, BMOCM and/or certain of its affiliates also expect to act as joint lead arranger and joint bookrunner for, and a lender under, a new senior unsecured credit facility of Spectra, proceeds of which are expected to fund ordinary course capital expenditures and general corporate purposes, for which services BMOCM and such affiliates expect to receive compensation.

BMOCM and/or certain of its affiliates, as part of their investment banking businesses, are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, corporate and other purposes. BMOCM and/or certain of its affiliates provide a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including, without limitation, derivative securities, of Spectra, Enbridge or their respective affiliates for their own account and for the accounts of customers.

As the Board of Directors of Spectra also is aware, we and/or certain of our affiliates in the past have provided, currently are providing and in the future may provide certain financial advisory, investment banking, commercial banking, corporate finance and other services unrelated to the Merger to Spectra, Enbridge and/or certain of their respective affiliates for which we and such affiliates have received and may receive compensation.

Specifically, from January 1, 2014 to the date hereof, we and/or certain of our affiliates have provided financial advisory, investment banking and commercial banking services to Spectra and certain of its affiliates in connection with the following transactions, for which services we and such affiliates have received and expect to receive compensation: (i) financial advisor to Spectra in connection with potential acquisition transactions, (ii) various capital markets transactions, including (a) co-manager for a preferred share financing for Westcoast Energy Inc. (“Westcoast Energy”), in the amount of C$300 million, which was completed in August 2016, (b) joint bookrunner for a preferred share financing for Westcoast Energy, in the amount of C$115 million, which was completed in December 2015, (c) co-manager for three medium term note financings for Westcoast Energy, in the amounts of C$300 million and C$50 million, which were completed in December 2015, and C$350 million, which was completed in September 2014, (d) joint bookrunner for four medium term note financings for Union Gas Limited (“Union Gas”), in the amounts of C$250 million and C$250 million, which were completed in May 2016, and C$200 million and C$250 million, which were completed in June 2014, and (e) co-manager for two medium term note financings for Union Gas, in the amounts of C$200 million and C$250 million, which were completed in September 2015, and (iii) various commercial banking transactions, including (a) a lender under certain credit facilities of Spectra and Spectra Energy Partners, LP, (b) co-documentation agent for, and a lender under, a revolving credit facility of Westcoast Energy and (c) joint bookrunner, co-lead arranger and administrative agent for, and a lender under, a revolving credit facility of Union Gas.

Further, from January 1, 2014 to the date hereof, we and/or certain of our affiliates have provided financial advisory, investment banking and commercial banking services to Enbridge and certain of its affiliates in connection with the following transactions, for which services we and such affiliates have received and expect to receive compensation: (i) financial advisor to Enbridge and certain of its affiliates, including related joint committees, in connection with certain potential or completed acquisition or disposition transactions, (ii) various capital markets transactions, including (a) co-manager for two medium term note financings for Enbridge, in the amounts of C$400 million and C$500 million, which were completed in March 2014, (b) co-manager for a floating rate note financing for Enbridge, in the amount of C$500 million, which was completed in March 2014, (c) co-manager for four preferred share financings for Enbridge, in the amounts of C$275 million, C$350 million, C$500 million and C$275 million, which were completed in September 2014, July 2014, May 2014 and March 2014, respectively, (d) co-manager for two common share financings for Enbridge, in the amounts of C$2.3 billion and C$400 million, which were completed in March 2016 and June 2014, respectively, (e) joint bookrunner for two medium term note financings for Enbridge Income Fund (“Enbridge Income Fund”), in the amounts of C$250 million and C$500 million, which were completed in November 2014, (f) joint bookrunner for a floating rate note financing for Enbridge Income Fund, in the amount of C$330 million, which was completed in November 2014, (g) co-manager for a subscription receipt financing for Enbridge Income Fund Holdings Inc. (“Enbridge Income Fund Holdings”), in the amount of C$337 million, which was completed in October 2014, (h) joint bookrunner for two common share financings for Enbridge Income Fund Holdings, in the amounts of C$575 million and C$700 million, which were completed in April 2016 and November 2015, respectively, (i) co-manager for six medium term note financings for Enbridge Gas Distribution Inc., in the amounts of C$300 million, which was completed in August 2016, and C$170 million and C$400 million, which were completed in September 2015, and C$215 million and C$215 million, which were completed in August 2014, and C$300 million, which was completed in April 2014, and (j) joint bookrunner for four medium term note financings for Enbridge Pipelines Inc. (“Enbridge Pipelines”), in the amounts of C$400 million and C$400 million, which were completed in August 2016, and C$400 million and C$600 million, which were completed in September 2015, and (iii) various commercial banking transactions, including (a) co-lead arranger, co-bookrunner and co-documentation agent for, and a lender under, a revolving credit facility of Enbridge and joint bookrunner and co-lead arranger for, and a lender under, term loan facility of Enbridge, (b) joint lead arranger, joint bookrunner and administrative agent for, and a lender under, a revolving credit facility of Enbridge Income Fund, (c) co-lead arranger and joint bookrunner for, and a lender under, a revolving credit facility of Enbridge (US) Inc., (d) co-lead arranger and co-documentation agent for, and a lender under, a commercial paper facility of Enbridge Pipelines and (e) a lender under various other credit facilities of Enbridge and certain of its affiliates. In addition, we or one or more of our affiliates provide hedging, cash management and trade finance services to Enbridge and certain of its affiliates.

Our opinion has been approved by a fairness opinion committee of BMOCM. Our opinion has been prepared at the request and for the benefit and use of the Board of Directors of Spectra (in its capacity as such) in evaluating the fairness, from a financial point of view, of the Exchange Ratio provided for pursuant to the Merger Agreement.

Based upon and subject to the foregoing, it is our opinion, as investment bankers, that as of the date hereof, the Exchange Ratio provided for pursuant to the Merger Agreement is fair, from a financial point of view, to holders of Spectra Common Stock.

Very truly yours,

/s/ BMO Capital Markets Corp.

BMO Capital Markets Corp.

Annex C

Opinion of Citigroup Capital Markets Inc.

September 5, 2016

The Board of Directors

Spectra Energy Corp

5400 Westheimer Court

Houston, Texas 77056

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Spectra Energy Corp (“Spectra”) of the Exchange Ratio (defined below) provided for pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Agreement”) to be entered into among Spectra, Enbridge Inc. (“Enbridge”) and Sand Merger Sub, Inc., a wholly owned subsidiary of Enbridge (“Merger Sub”). As more fully described in the Agreement, (i) Merger Sub will be merged with and into Spectra (the “Merger”), with Spectra as the surviving corporation and a direct wholly owned subsidiary of Enbridge, and (ii) each outstanding share of the common stock, par value $0.001 per share, of Spectra (“Spectra Common Stock”) will be converted into the right to receive 0.984 (the “Exchange Ratio”) of a common share, no par value per share, of Enbridge (“Enbridge Common Shares”) with shares of Spectra Common Stock held by certain Canadian holders to be acquired through an offer in Canada. The terms and conditions of the Merger are more fully set forth in the Agreement.

In arriving at our opinion, we reviewed an execution version of the Agreement and held discussions with certain senior officers, directors and other representatives of Spectra and certain senior officers and other representatives of Enbridge concerning the businesses, operations and prospects of Spectra and Enbridge. We reviewed certain publicly available and other business and financial information relating to Spectra and Enbridge provided to or discussed with us by the respective managements of Spectra and Enbridge, including certain internal financial forecasts and other information and data relating to Spectra prepared by the management of Spectra and certain financial forecasts and other information and data relating to Enbridge prepared by the management of Enbridge as reviewed and approved by the management of Spectra. We also were provided with certain information and data relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Spectra to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Agreement in relation to, among other things: current and historical market prices of Spectra Common Stock and Enbridge Common Shares; the financial condition and historical and projected cash flows and other operating data of Spectra and Enbridge; and the capitalization of Spectra and Enbridge. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Spectra and Enbridge. We also evaluated certain potential pro forma financial effects of the Merger on the future financial performance of Spectra relative to Spectra on a standalone basis and of Enbridge utilizing the financial forecasts and other information and data relating to Spectra and Enbridge and the potential strategic implications and operational benefits referred to above. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed

C- 1

The Board of Directors

Spectra Energy Corp

September 5, 2016

appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements and other representatives of Spectra and Enbridge that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to the financial forecasts and other information and data that we have been directed to utilize in our analyses (including estimates as to the tax attributes of Spectra and Enbridge as expected by the respective managements of Spectra and Enbridge to be utilized by Spectra and Enbridge), we have been advised by the respective managements of Spectra and Enbridge and we have assumed, with your consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements, as applicable, as to the future financial performance of Spectra and Enbridge, the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the respective managements of Spectra and Enbridge, as applicable, to result from or to be utilized as a result of, and the potential pro forma financial effects of, the Merger and the other matters covered thereby. We have assumed, with your consent, that the financial results, including with respect to the potential strategic implications and operational benefits anticipated to result from or to be utilized as a result of the Merger, reflected in such financial forecasts and other information and data will be realized in the amounts and at the times projected. With respect to certain financial forecasts and other information and data that have been prepared or are publicly available in Canadian Dollars, we have utilized publicly available, or at your direction specified, Canadian Dollar to United States Dollar exchange rates and we have assumed, with your consent, that such exchange rates are reasonable to utilize for purposes of our analyses and that any currency or exchange rate fluctuations will not be meaningful in any respect to our analyses or opinion. We have relied, at your direction, upon the assessments of the managements of Spectra and Enbridge as to, among other things, (i) growth, expansion and other projects of Spectra and Enbridge, including with respect to the likelihood and timing thereof and assets, capital expenditures and other financial aspects involved, (ii) the potential impact on Spectra and Enbridge of market, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the oil and gas and energy infrastructure industries, including commodity pricing and supply and demand for oil and gas, which are subject to significant volatility and which, if different than as assumed, could have a material impact on our analyses or opinion, (iii) existing and future contracts and relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key customers, producers and other commercial relationships of Spectra and Enbridge and (iv) the ability to integrate the operations of Spectra and Enbridge. We have assumed, with your consent, that there will be no developments with respect to any such matters that would have an adverse effect on Spectra, Enbridge or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.

We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of Spectra, Enbridge or any other entity nor have we made any physical inspection of the properties or assets of Spectra, Enbridge or any other entity. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or

C- 2

The Board of Directors

Spectra Energy Corp

September 5, 2016

agreement, and that there will not be any delays, limitations, restrictions, conditions or other actions, including any divestitures, amendments or modifications, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Merger or otherwise that would be meaningful in any respect to our analyses or opinion. We also have assumed that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, as amended. Our opinion, as set forth herein, relates to the relative values of Spectra and Enbridge. We are not expressing any view or opinion as to the actual value of Enbridge Common Shares when issued in the Merger or the prices at which Spectra Common Stock, Enbridge Common Shares or any other securities will trade or otherwise be transferable at any time, including following the announcement or consummation of the Merger. Representatives of Spectra have advised us, and we further have assumed, that the final terms of the Agreement will not vary materially from those set forth in the execution version reviewed by us. We are not expressing any view or opinion with respect to accounting, tax, regulatory, legal or similar matters, including the tax consequences of the Merger to holders of shares of Spectra Common Stock, and we have relied, with your consent, upon the assessments of representatives of Spectra as to such matters.

Our opinion addresses the fairness, from a financial point of view and as of the date hereof, of the Exchange Ratio (to the extent expressly specified herein) without regard to individual circumstances of specific holders of, or any rights, preferences, restrictions or limitations that may be attributable to, shares of Spectra Common Stock or other securities of Spectra and does not address proportionate allocation or relative fairness among holders of Spectra Common Stock. Our opinion does not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger or any agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. In connection with our engagement, we were not requested to, and we did not, undertake a third-party solicitation process on behalf of Spectra with respect to the acquisition of all or a part of Spectra. We express no view as to, and our opinion does not address, the underlying business decision of Spectra to effect or enter into the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Spectra or the effect of any other transaction in which Spectra might engage or consider. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other payments to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio or otherwise. Our opinion is necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to us as of the date hereof. Although subsequent developments may affect our opinion, we have no obligation to update, revise or reaffirm our opinion. As you are aware, the credit, financial and stock markets, and the industries in which Spectra and Enbridge operate, have experienced and continue to experience volatility and we express no opinion or view as to any potential effects of such volatility on Spectra, Enbridge or the Merger (including the contemplated benefits thereof).

Citigroup Global Markets Inc. has acted as financial advisor to Spectra in connection with the proposed Merger and will receive a fee for such services, the principal portion of which is contingent upon consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. In addition, Spectra has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. As you are aware, at Spectra’s request in connection with the Merger, we and certain of our affiliates also expect to act as joint lead arranger and joint bookrunner for, and a lender under, a new senior unsecured credit facility of Spectra, proceeds of which are expected to fund ordinary course capital expenditures and

C- 3

The Board of Directors

Spectra Energy Corp

September 5, 2016

general corporate purposes, for which services we and such affiliates expect to receive compensation. As you also are aware, we and our affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Spectra and certain of its affiliates unrelated to the proposed Merger, for which services we and our affiliates have received and expect to receive compensation, including, during the past two years, having acted or acting as (i) a sales agent for equity offerings of Spectra and certain of its affiliates and (ii) joint lead arranger, joint bookrunner, syndication agent, administrative agent and/or documentation agent for, and as a lender under, credit facilities of certain affiliates of Spectra. As you further are aware, we and our affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Enbridge and certain of its affiliates, for which services we and our affiliates have received and expect to receive compensation, including, during the past two years, having acted or acting as (i) financial advisor to an affiliate of Enbridge in connection with the exploration of strategic alternatives for certain affiliates of such affiliate, (ii) co-manager, bookrunner or joint bookrunning manager for equity and debt offerings of Enbridge and certain of its affiliates and (iii) mandated arranger, lead arranger, bookrunner, bookmanager, joint bookrunning manager, syndication agent and/or co-documentation agent for, and as a lender under, credit facilities of Enbridge and certain of its affiliates. In the ordinary course of business, we and our affiliates may actively trade or hold the securities of Spectra, Enbridge and their respective affiliates for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Spectra, Enbridge and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Spectra (in its capacity as such) in its evaluation of the proposed Merger. Our opinion is not intended to be and does not constitute a recommendation to any securityholder as to how such securityholder should vote or act on any matters relating to the proposed Merger or otherwise.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for pursuant to the Agreement is fair, from a financial point of view, to holders of Spectra Common Stock.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

C- 4

SPECTRA ENERGY CORP

C/O BROADRIDGE FINANCIAL SOLUTIONS, INC.

P.O. BOX 1342

BRENTWOOD, NY 11717

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	E14623-S51799	KEEP THIS PORTION FOR YOUR RECORDS
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    SPECTRA ENERGY CORP

The Board of Directors of Spectra Energy Corp (which we refer to as “Spectra Energy”) recommends you vote FOR the following proposals:	For	Against	Abstain

1.

To consider and vote on a proposal (which we refer to as the “merger proposal”) to adopt the Agreement and Plan of Merger, dated as of September 5, 2016 (which, as may be amended, we refer to as the “merger agreement”), among Spectra Energy, Enbridge Inc., a Canadian corporation (which we refer to as “Enbridge”), and Sand Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Enbridge (which we refer to as “Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into Spectra Energy, with Spectra Energy surviving the merger as a wholly owned subsidiary of Enbridge (which we refer to as the “merger”).

	☐	☐	☐

2.

To consider and vote on a proposal (which we refer to as the “advisory compensation proposal”) to approve, on an advisory (non-binding) basis, certain specified compensation that will or may be paid by Spectra Energy to its named executive officers that is based on or otherwise relates to the merger.

	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com.

E14624-S51799

SPECTRA ENERGY CORP

Special Meeting of Stockholders

December 15, 2016 at 2:00 p.m., Central Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Reginald D. Hedgebeth, J. Patrick Reddy and Annachiara Jones, or any of them, as proxies, with full power of substitution, to vote as designated on the reverse side all shares of common stock held by the undersigned at the Special Meeting of Stockholders of Spectra Energy Corp to be held on December 15, 2016 at 2:00 p.m., Central Time, at the Company’s headquarters at 5400 Westheimer Court, Houston, Texas 77056, or any postponement or adjournment thereof, and with discretionary authority to vote on all other matters that may properly come before the meeting.

If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date on the reverse side and mail in the postage-paid envelope provided, or direct your vote by Internet or telephone as described on the reverse side. Specific choices may be made on the reverse side. In absence of instructions to the contrary, the shares represented will be voted in accordance with the Board’s recommendations.

Your vote is very important, regardless of the number of shares you own. Accordingly, please submit your proxy by telephone, the Internet or mail, whether or not you plan to attend the special meeting in person.

If your Spectra Energy common stock is held in an account at a bank, broker or other nominee, you must instruct the bank, broker or other nominee on how to vote them by following the instructions that the bank, broker or other nominee provides to you with these proxy materials. Most banks, brokers and other nominees offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone, and by the Internet.

Continued and to be signed on reverse side

V.1.1

YOUR VOTE MAKES A DIFFERENCE PLEASE EXERCISE YOUR STOCKHOLDER RIGHT TO VOTE